Filed Pursuant to Rule 424(b)(2)
File No. 333-186882

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Maximum aggregate offering price	Amount of registration fee(2)(3)

Shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A	2,777,625	$2,777,625,000	$279,706.84
Shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B	2,072,525	$2,072,525,000	$208,703.27
Shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C	1,094,100	$1,094,100,000	$110,175.87

(1)	Shares, each with a liquidation preference of $1,000.

(2)	Calculated in accordance with Rules 457(f) and 457(r) of the Securities Act of 1933, as amended.

(3)	A total aggregate filing fee of $598,585.98 is being paid in connection with this offering.

PROSPECTUS SUPPLEMENT AND COMBINED NOTICE OF MERGER AND APPRAISAL RIGHTS (“PROSPECTUS SUPPLEMENT”)
(To Prospectus dated February 26, 2013)

General Electric Company
2,777,625 Shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A
2,072,525 Shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B
1,094,100 Shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C

Dear Preferred Stockholder:

In connection with the plan (the “GE Capital Exit Plan”) previously announced by General Electric Company (“GE” or the “Issuer”) to sell most of the assets of General Electric Capital Corporation (“GECC”) and the related internal realignment and reorganization of GECC’s businesses (the “Reorganization”), we are notifying you that each series of preferred stock initially issued by GECC (collectively, together with the mirror preferred stock newly issued by GECC MergeCo (defined below), the “Old Preferred Stock”) will be converted, through a series of transactions in connection with the Reorganization, into the right to receive shares of a corresponding series of preferred stock to be newly issued by GE (collectively, the “New Preferred Stock”), as set forth below. As a result, effective as of December 3, 2015 (the “Effective Date”), Old Preferred Holders (as defined below) will automatically receive:

•

Series A: 123.45 shares of 4.00% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, $1.00 par value, with a liquidation preference of $1,000 per share, to be newly issued by GE (the “New Series A”) for each share of 7.125% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, $0.01 par value, with a liquidation preference of $100,000 per share (the “Old Series A”) held;

•

Series B: 118.43 shares of 4.10% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B, $1.00 par value, with a liquidation preference of $1,000 per share, to be newly issued by GE (the “New Series B”) for each share of 6.250% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B, $0.01 par value, with a liquidation preference of $100,000 per share (the “Old Series B”) held; and

•

Series C: 109.41 shares of 4.20% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C, $1.00 par value, with a liquidation preference of $1,000 per share, to be newly issued by GE (the “New Series C”) for each share of 5.250% Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C, $0.01 par value, with a liquidation preference of $100,000 per share (the “Old Series C”) held.

Under the terms of the Old Preferred Stock and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), holders of the Old Preferred Stock issued and outstanding immediately prior to the Effective Date (such holders, the “Old Preferred Holders”) are not entitled to vote on or consent to the conversion of the Old Preferred Stock into the New Preferred Stock, and we are not asking you for a proxy and you are requested not to send us a proxy. However, Old Preferred Holders are eligible to exercise appraisal rights, as described herein. See “Appraisal Rights.”

No Listing: The New Preferred Stock, like the Old Preferred Stock, will not be listed for trading on any stock exchange or available for quotation on any national quotation system.

No Voting Rights: The New Preferred Stock, like the Old Preferred Stock, will not have any voting rights, except as set forth under “Description of the New Preferred Stock—Voting Rights” on page S-25.

For a discussion of certain risks relating to an investment in the New Preferred Stock, see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014 and all subsequent filings under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as the additional risk factors contained in this Prospectus Supplement beginning on page S-12.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the New Preferred Stock or passed upon the adequacy or accuracy of this Prospectus Supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 1, 2015.

Mergers. The conversion of Old Preferred Stock into New Preferred Stock will occur as a result of two successive mergers, which are occurring as steps in the Reorganization:

•

First, the merger (the “Holdco Merger”), effective as of December 1, 2015, pursuant to Section 251(g) of the DGCL, of a wholly owned subsidiary of GE Capital Sub 3, Inc. (“GECC MergeCo”) with and into GECC, with GECC surviving, pursuant to which (i) GECC became a subsidiary of GECC MergeCo and (ii) each share of Old Preferred Stock issued by GECC was automatically converted into a newly issued mirror preferred share of Old Preferred Stock of GECC MergeCo having identical terms to the corresponding series of Old Preferred Stock issued by GECC, and

•

Second, the merger (the “Merger” and, together with the Holdco Merger, the “Mergers”), effective as of December 3, 2015, pursuant to Section 251 of the DGCL, of a wholly owned subsidiary of GE (“Merger Sub”), with and into GECC MergeCo, with GECC MergeCo surviving, pursuant to which each share of each series of the Old Preferred Stock of GECC MergeCo will be automatically converted into, and represent the right to receive, shares of a corresponding series of the New Preferred Stock on the terms described above and herein. See “Description of the Mergers.”

NOTICE IS HEREBY GIVEN, pursuant to Section 262(d)(2) of the DGCL, that the Merger will become effective on the Effective Date and that each Old Preferred Holder is eligible for appraisal rights as set forth in Section 262 of the DGCL. See “Appraisal Rights.”

NOTICE IS HEREBY GIVEN, pursuant to Section 228(e) of the DGCL, that the agreement of merger providing for the Merger was adopted by the written consent, in lieu of a meeting, of the sole holder of the common stock of GECC MergeCo in accordance with Section 228(a) of the DGCL. This Prospectus Supplement also constitutes notice by GECC MergeCo under Section 262(d)(2) and Section 228(e) of the DGCL.

Interim Dividend. The Old Preferred Holders as of the close of business of December 2, 2015 will receive cash representing an interim cash dividend through and including December 2, 2015 (the calendar day immediately prior to the Effective Date) on the Old Preferred Stock, in an amount equal to $3,325.00 per share of Old Preferred Stock (Series A), $2,916.67 per share of Old Preferred Stock (Series B) and $2,450.00 per share of Old Preferred Stock (Series C).

Cancellation of Old Preferred Stock. As of the Effective Date, all shares of Old Preferred Stock issued by GECC MergeCo shall no longer be outstanding, shall be automatically canceled and shall cease to exist, and each Old Preferred Holder that holds a certificate (or a book-entry interest therein through The Depository Trust Company (“DTC”)) shall cease to have any rights with respect to such shares of Old Preferred Stock, except the right to receive the New Preferred Stock (without interest).

Fractional Shares. No fractional shares or fractional share certificates will be distributed in connection with the Merger. Instead, you will receive cash (without interest) in lieu of fractional shares.

Dividends. We will pay, to the extent of lawfully available funds, dividends on each series of the New Preferred Stock, when, as and if declared by our board of directors (the “Board”) (or a duly authorized committee thereof) as set forth below:

•

New Series A. With respect to the New Series A, dividends from and including the Effective Date to, but excluding, June 15, 2022 at a rate of 4.00% per annum, payable semi-annually, in arrears, on June 15 and December 15 of each year, beginning on December 15, 2015; and, from and including June 15, 2022, at a floating rate equal to three-month LIBOR plus a spread of 2.28% per annum, payable quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2022.

•

New Series B. With respect to the New Series B, dividends from and including the Effective Date to, but excluding, December 15, 2022 at a rate of 4.10% per annum, payable semi-annually, in arrears, on June 15 and December 15 of each year, beginning on December 15, 2015; and, from and including December 15, 2022, dividends at a floating rate equal to three-month LIBOR plus a spread of 2.32% per annum, payable quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year beginning on March 15, 2023.

•

New Series C. With respect to the New Series C, dividends from and including the Effective Date to, but excluding, June 15, 2023 at a rate of 4.20% per annum, payable semi-annually, in arrears, on June 15 and December 15 of each year, beginning on December 15, 2015; and, from and including June 15, 2023, dividends at a floating rate equal to three-month LIBOR plus a spread of 2.37% per annum, payable quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year beginning on September 15, 2023.

Dividend Payments
	Fixed					Floating
	Dates		Rate	Payment Dates	Beginning	Dates	Rate (3- month LIBOR plus a spread of)	Payment Dates	Beginning
Series	From	To (but excluding)				From (and including)
New Series A	December 3, 2015	June 15, 2022	4.00%	June 15 and December 15	December 15, 2015	June 15, 2022	2.28%	March 15, June 15, September 15 and December 15	September 15, 2022
New Series B		December 15, 2022	4.10%			December 15, 2022	2.32%		March 15, 2023.
New Series C		June 15, 2023	4.20%			June 15, 2023	2.37%		September 15, 2023

The dividend payment dates for the New Preferred Stock are the same as the dividend payment dates for the Old Preferred Stock. Dividends on each series of the New Preferred Stock will not be cumulative and will not be mandatory. If our Board (or a duly authorized committee thereof) does not declare a dividend on any series of New Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date (as defined herein) or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our Board (or a duly authorized committee thereof) declares a dividend for any future dividend period on such series of New Preferred Stock, on any other series of New Preferred Stock or on any other series of our preferred stock or common stock, or upon a redemption in whole or in part of any series of the New Preferred Stock.

Redemption. We may redeem any of the New Preferred Stock, at our option, to the extent of lawfully available funds, in whole or in part, from time to time, on any dividend payment date on or after June 15, 2022 (in respect of the New Series A), December 15, 2022 (in respect of the New Series B) or June 15, 2023 (with respect to the New Series C), in each case, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends to, but not including, the redemption date of the relevant series of the New Preferred Stock.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this Prospectus Supplement, which describes the terms of the issuance of the New Preferred Stock and the appraisal rights of the Old Preferred Holders that arise in connection with the Merger. The second part is the accompanying prospectus dated February 26, 2013, which we refer to as the “accompanying prospectus.” The accompanying prospectus gives additional information, some of which may not apply to the New Preferred Stock or the appraisal rights. If the information set forth in this Prospectus Supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this Prospectus Supplement.

We are responsible for the information contained in or incorporated by reference in this Prospectus Supplement and in the accompanying prospectus. We have not authorized anyone to give you any other information, and we do not take responsibility for any other information that others may give you.

You should not consider any information in this Prospectus Supplement to be legal, business or tax advice. You should consult your own counsel, accountant and other advisors as to legal, tax, business, financial and related aspects of the New Preferred Stock and whether to exercise your appraisal rights.

You should not assume that the information provided by this Prospectus Supplement, the accompanying prospectus or the documents incorporated by reference in this Prospectus Supplement and in the accompanying prospectus is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

This Prospectus Supplement contains summaries of certain documents, and it incorporates certain documents and information by reference. We refer you to the actual documents and information for a more complete understanding of what is discussed in this Prospectus Supplement, and we qualify all summaries by such reference. We will make copies of such documents and information available to you upon request. See “Where You Can Find More Information.”

You should carefully read the registration statement described in the accompanying prospectus (including the exhibits thereto) of which this Prospectus Supplement and the accompanying prospectus form a part, this Prospectus Supplement, the accompanying prospectus and the documents incorporated by reference into this Prospectus Supplement and the accompanying prospectus. The incorporated documents are described in this Prospectus Supplement under “Where You Can Find More Information.”

Except as otherwise indicated, references in this Prospectus Supplement to “GE,” “we,” “us” and “our” refer to General Electric Company and its subsidiaries.

Currency amounts in this Prospectus Supplement and the accompanying prospectus are stated in U.S. dollars.

S-ii

FORWARD-LOOKING INFORMATION

This document contains “forward-looking statements”—that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” or “target.”

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about our announced plan to reduce the size of our financial services businesses, including expected cash and non-cash charges associated with this plan; expected income; earnings per share; revenues; organic growth; margins; cost structure; restructuring charges; cash flows; return on capital; capital expenditures, capital allocation or capital structure; dividends; and the split between GE’s industrial business and GE Capital earnings.

For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include:

•

obtaining (or the timing of obtaining) any required regulatory reviews or approvals or any other consents or approvals associated with our announced plan to reduce the size of our financial services businesses;

•	our ability to complete incremental asset sales as part of that plan in a timely manner (or at all) and at the prices we have assumed;

•

changes in law, economic and financial conditions, including interest and exchange rate volatility, commodity and equity prices and the value of financial assets, including the impact of these conditions on our ability to sell or the value of incremental assets to be sold as part of our announced plan to reduce the size of our financial services businesses as well as other aspects of that plan;

•	the impact of conditions in the financial and credit markets on the availability and cost of GE Capital’s funding, and its exposure to counterparties;

•	the impact of conditions in the housing market and unemployment rates on the level of commercial and consumer credit defaults;

•

pending and future mortgage loan repurchase claims and other litigation claims in connection with WMC Mortgage Corporation, which may affect our estimates of liability, including possible loss estimates;

•	our ability to maintain our current credit rating and the impact on our funding costs and competitive position if we do not do so;

•	the adequacy of our cash flows and earnings and other conditions, which may affect our ability to pay our quarterly dividend at the planned level or to repurchase shares at planned levels;

•	GE Capital’s ability to pay dividends to GE at the planned level, which may be affected by GE Capital’s cash flows and earnings, financial services regulation and oversight, and other factors;

•	our ability to convert pre-order commitments/wins into orders;

•	the price we realize on orders since commitments/wins are stated at list prices;

•

customer actions or developments such as early aircraft retirements or reduced energy demand and other factors that may affect the level of demand and financial performance of the major industries and customers we serve;

•	the effectiveness of our risk management framework;

•	the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of financial services regulation and litigation;

•	our capital allocation plans, as such plans may change including with respect to the timing and size of share repurchases, acquisitions, joint ventures, dispositions and other strategic actions;

S-iii

•

our success in completing, including obtaining regulatory approvals for, announced transactions, such as the Appliances disposition and our announced plan and transactions to reduce the size of our financial services businesses;

•	our success in integrating acquired businesses and operating joint ventures;

•	our ability to realize anticipated earnings and savings from announced transactions, acquired businesses and joint ventures;

•	the impact of potential information technology or data security breaches; and

•

the other factors that are described in “Risk Factors” in each of GE’s and GECC’s Annual Reports filed on Form 10-K for the year ended December 31, 2014, as such descriptions may be updated or amended in any future report GE files with the SEC.

These or other uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements. This document includes certain forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

S-iv

WHERE YOU CAN FIND MORE INFORMATION

GE and GECC are subject to the informational requirements of the Exchange Act and file with the SEC the required proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. You may read and copy any document GE or GECC files at the SEC’s public reference room in Washington, D.C. at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. GE’s and GECC’s SEC filings are also available to the public from the SEC’s website at www.sec.gov.

GE’s common stock is listed on the New York Stock Exchange (“NYSE”) and trades under the symbol “GE.”

GE incorporates by reference into this Prospectus Supplement certain documents GE filed with the SEC, which means that GE can disclose important information to you by referring you to those documents.

In addition, later information that GE files with the SEC will automatically update and supersede that information as well as the information contained in this Prospectus Supplement. The information incorporated by reference is an important part of this Prospectus Supplement.

GE incorporates by reference the documents listed below and any filings made by GE with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus Supplement (except for information in these documents or filings that is deemed “furnished” to the SEC).

•	Annual Report on Form 10-K of GE for the year ended December 31, 2014, as updated by Current Reports on Form 8-K of GE filed May 8, 2015 and August 7, 2015.

•	Quarterly Reports on Form 10-Q of GE for the quarters ended March 31, 2015 (as amended on Form 10-Q/A of GE filed May 15, 2015), June 30, 2015 and September 30, 2015.

•

Current Reports on Form 8-K of GE filed February 11, 2015, April 10, 2015, April 27, 2015, May 27, 2015, May 28, 2015, June 10, 2015, July 6, 2015, September 21, 2015 (both), October 5, 2015 (both) and October 16, 2015 (both), October 19, 2015, October 20, 2015, October 23, 2015, October 26, 2015, November 23, 2015 and November 30, 2015.

In connection with the notice of appraisal rights provided herein, further information regarding GECC can be found in the documents of GECC filed with the SEC listed below.

•	Annual Report on Form 10-K of GECC for the year ended December 31, 2014, as updated by a Current Report on Form 8-K of GECC filed May 11, 2015.

•	Quarterly Reports on Form 10-Q of GECC for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015.

•

Current Reports on Form 8-K of GECC filed January 23, 2015, April 10, 2015, April 17, 2015, July 6, 2015, July 17, 2015, September 21, 2015, October 5, 2015 (both), October 16, 2015, October 19, 2015, October 20, 2015, October 26, 2015 and November 23, 2015.

The Current Report on Form 8-K of GE filed August 7, 2015 revised certain financial information in GE’s Annual Report for the year ended December 31, 2014 to reflect the required reclassification of most of GECC’s Commercial Lending and Leasing business to discontinued operations, as well as the reclassification of our Real Estate business to discontinued operations that was previously described in the Current Report on Form 8-K of GE filed May 8, 2015 (and the Current Report on Form 8-K of GECC filed May 11, 2015). GECC’s Annual Report on Form 10-K for the year ended December 31, 2014 has not been revised to reflect the reclassification of most of our Commercial Lending and Leasing business to discontinued operations.

You should read this entire Prospectus Supplement (including the information incorporated by reference) and any amendments or supplements carefully before making your decision regarding appraisal rights.

S-v

You may request a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this Prospectus Supplement (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

General Electric Company
3135 Easton Turnpike
Fairfield, Connecticut 06828
Attn: Investor Communications
(203) 373-2211

S-vi

QUESTIONS AND ANSWERS

The following are some questions that you, as an Old Preferred Holder, may have about the Merger, the issuance of the New Preferred Stock and your appraisal rights. We urge you to read carefully the remainder of this Prospectus Supplement because the information in this section does not provide all the information that may be important to you with respect to the Merger, the issuance of the New Preferred Stock and your appraisal rights. Additional important information is also contained in the appendices to this Prospectus Supplement.

Q:	Why am I receiving this Prospectus Supplement?

A:

This Prospectus Supplement is being delivered to all Old Preferred Holders. It is intended to notify you of the terms of the New Preferred Stock you are entitled to receive. It is also intended to notify you of your statutory appraisal rights and to notify you that the agreement of merger with respect to the Merger was adopted by the written consent of the sole holder of the common stock of GECC MergeCo.

Q:	What will I receive in the Merger?

A:

In the Merger, the Old Preferred Holders will be entitled to receive, for each share of their Old Preferred Stock, the number of shares of New Preferred Stock set forth on the front cover of this Prospectus Supplement, plus the amount of any cash received in lieu of any fractional shares.

Q:	How were the amounts and terms of the New Preferred Stock to be issued determined?

A:

The amounts of New Preferred Stock to be received for each share of Old Preferred Stock and the terms of the New Preferred Stock have been determined in order to provide holders of Old Preferred Stock at least equivalent value. The terms have also been designed so that the New Preferred Stock continues to be eligible for the dividends received deduction and to avoid treatment of the New Preferred Stock as “fast pay stock” for U.S. federal income tax purposes. Instruments characterized as “fast pay stock” are subject to onerous information reporting obligations, and many market participants are either unable or unwilling to own instruments so characterized. See “Material U.S. Federal Income Tax Consequences—Dividends on the New Preferred Stock.”

Q:	What are the U.S. federal income tax consequences of the Merger?

A:

The Merger will generally be a taxable transaction for U.S. federal income tax purposes to the beneficial owners of the Old Preferred Stock of GECC MergeCo, who will recognize gain or loss in an amount equal to the difference, if any, between the fair market value of the New Preferred Stock received in the Merger (including a fractional share for which cash is received) and their adjusted basis in the Old Preferred Stock of GECC MergeCo (which will be the same as the beneficial owners’ adjusted basis in the Old Preferred Stock of GECC) exchanged therefor. In addition, a beneficial owner will recognize gain or loss in connection with the receipt of cash in lieu of a fractional share in an amount equal to the difference between the amount of cash received and the value of the fractional share of New Preferred Stock on the date of the Merger.

The material U.S. federal income tax consequences of the Merger are described in more detail under the heading “Material U.S. Federal Income Tax Consequences.” The tax consequences to you will depend upon your particular facts and circumstances. You should consult your tax advisor for a full understanding of the federal, state, local and non-U.S. income and other tax consequences of the Merger.

Q:	Will I be able to vote on or have consent rights with respect to the Merger?

A:

No, the Old Preferred Holders are not entitled to vote on or consent to the Merger under the terms of the Old Preferred Stock, and the DGCL does not otherwise require a vote by the Old Preferred Holders in this context. In addition, we are not asking you for a proxy and you are requested not to send us a proxy.

Q:	Will I have appraisal rights with respect to the Merger?

A:	Yes, please see “Appraisal Rights.”

S-vii

Q:	Will I receive any fractional shares in connection with the Merger?

A:

No, fractional shares or fractional share certificates will not be distributed in connection with the Merger. Instead, you will receive cash (without interest) in lieu of fractional shares. Computershare, acting as transfer agent for the Old Preferred Holders, who may have otherwise been entitled to receive fractional shares of New Preferred Stock, will aggregate any fractional shares, by series, that would have otherwise been required to be distributed, and cause them to be sold in the open market, by series, for the accounts of those Old Preferred Holders. The distribution of such fractional share proceeds will take longer than the distribution of shares of New Preferred Stock. As a result, the Old Preferred Holders will not receive fractional share proceeds at the same time they receive shares of New Preferred Stock.

Q:	When will the interim dividend be paid?

A:	Holders of record of the Old Preferred Stock on December 2, 2015 will be entitled to receive the interim dividend.

Q:	What do I need to do now?

A:

To receive the New Preferred Stock, no further action is required. The New Preferred Stock is expected to be delivered through the facilities of DTC on or around December 3, 2015. However, if you desire to seek appraisal rights, you must take the steps described in “Appraisal Rights.”

S-viii

SUMMARY

The following summary highlights selected information from this Prospectus Supplement and does not contain all of the information that is important to you. You should read this entire Prospectus Supplement, including the appendices attached hereto, as well as the information incorporated by reference herein. For further information about us, see “Where You Can Find More Information.”

Information about the Companies

General Electric Company

GE, a New York corporation, is a global digital industrial company, transforming industry with software-defined machines and solutions that are connected, responsive and predictive. With products and services ranging from aircraft engines, power generation and oil and gas production equipment to medical imaging, financing and industrial products, GE serves customers in approximately 175 countries and employs approximately 305,000 people worldwide. Since its incorporation in 1892, GE has developed or acquired new technologies and services that have considerably broadened and changed the scope of its activities.

GE’s address is 1 River Road, Schenectady, NY, 12345-6999 and our telephone number is (518) 385-2211; we also maintain executive offices at 3135 Easton Turnpike, Fairfield, CT 06828-0001 and our telephone number there is (203) 373-2211.

General Electric Capital Corporation

In connection with the GE Capital Exit Plan and the Reorganization, GECC is being merged with and into GE, with GE surviving, effective as of December 2, 2015 (the “GECC/GE Merger”), and as such, GECC will cease to exist. GECC’s businesses have historically offered a broad range of financial services and products worldwide for businesses of all sizes. Services have included commercial loans and leases, fleet management, financial programs, credit cards, personal loans and other financial services. GECC has also developed strategic partnerships and joint ventures that utilize GE’s industry-specific expertise in aviation, energy, infrastructure and healthcare to capitalize on market-specific opportunities.

GECC MergeCo

GECC MergeCo was formed solely for the purpose of consummating the Reorganization. GECC MergeCo’s historic activities are incidental to the Reorganization.

We estimate that the operations to be held by GECC MergeCo at the time of the Merger, which consist of GECC’s international operations, would have had at September 30, 2015, on a combined and adjusted basis, assets of approximately $164.0 billion and liabilities of approximately $118.0 billion, as adjusted to give effect to third-party debt issued in the previously announced private exchange offers and other transactions carried out as part of the Reorganization. Of those assets and liabilities, assets of approximately $83.0 billion and liabilities of approximately $19.0 billion related to operations are expected to be sold as part of the GE Capital Exit Plan. The financial information in this paragraph consists of preliminary estimates based on work done to date and is subject to change.

The Mergers

Background to the Mergers. On April 10, 2015, GE announced the GE Capital Exit Plan to reduce the size of its financial services businesses through the sale of most of the assets of GECC and to focus on continued investment and growth in GE’s industrial businesses. Under the GE Capital Exit Plan, GE will retain certain GECC businesses, principally its vertical financing businesses—GE Capital Aviation Services, Energy Financial Services and Healthcare Equipment Finance—that directly relate to GE’s core industrial domains and other operations, including Working Capital Solutions and GECC’s run-off insurance activities. The assets planned for disposition include Real Estate, most of the Commercial Lending and Leasing and all Consumer platforms (including all U.S. banking assets). GE expects to execute this strategy using an efficient approach for exiting non-vertical assets that works for GE’s and GECC’s debt holders and GE’s shareowners.

As part of the GE Capital Exit Plan, GE will realign and reorganize GECC’s businesses in the Reorganization, pursuant to which:

•	GE will separate GECC’s international and U.S. operations;

•

GECC’s international operations will be consolidated under a new international holding company (“GE Capital International Holdings Limited”), which will have a separate capital structure and be separately supervised;

•	GECC’s U.S. operations will be consolidated under a new U.S. holding company (“GE Capital US Holdings, Inc.”);

•

on December 2, 2015, the GECC/GE Merger will be effected to assure compliance with debt covenants as GECC exits the assets planned for disposition. Upon the GECC/GE Merger, the obligations of GECC under its existing debt then outstanding will be assumed by GE; and

•

a new U.S. intermediate holding company owned by GE will replace GECC as the holding company of GECC’s operations, and this new U.S. intermediate holding company will own GE Capital International Holdings Limited and GE Capital US Holdings, Inc.

GE has discussed the GE Capital Exit Plan, aspects of which are subject to regulatory review and approval, with its regulators and the staff of the U.S. Financial Stability Oversight Council (“FSOC”) and will work closely with these bodies to take the actions necessary over time to terminate the FSOC’s designation of GECC (and the new U.S. intermediate holding company formed to replace GECC, as applicable) as a nonbank systemically important financial institution (“nonbank SIFI”) under the Dodd-Frank Wall Street Reform and Consumer Protection Act. GE plans on applying for nonbank SIFI de-designation in the first quarter of 2016.

At the time of termination of the nonbank SIFI designation, we anticipate that GECC’s international operations will become our principal supervised financial services operations, with GE Capital International Holdings Limited as the international holding company of such operations. Upon completion of the Reorganization, GE Capital International Holdings Limited will be supervised by the UK Prudential Regulation Authority.

The Mergers are part of the GE Capital Exit Plan and the related Reorganization. In connection with the Holdco Merger, effective as of December 1, 2015, each share of each series of Old Preferred Stock issued by GECC was automatically converted into a newly issued mirror preferred share of Old Preferred Stock issued by GECC MergeCo having identical terms to the corresponding series of Old Preferred Stock issued by GECC. Upon consummation of the Merger, effective as of December 3, 2015, each share of each series of Old Preferred Stock issued by GECC MergeCo will automatically be converted into the right to receive newly issued shares of a corresponding series of New Preferred Stock on the terms described herein. The terms of the Merger are set forth in the agreement and plan of merger (the “Merger Agreement”) among GECC MergeCo, Merger Sub and GE. A copy of the Form of Merger Agreement is set forth in Appendix B, attached hereto.

No Vote or Consent Required

Old Preferred Holders are not entitled to vote on or consent to the Merger and we are not seeking your proxy or consent in connection with the Merger.

Appraisal Rights

The Old Preferred Holders are eligible for appraisal rights in connection with the Merger. See “Appraisal Rights.”

Fractional Shares

There will not be any fractional shares or fractional share certificates distributed in connection with the Merger. Instead, you will receive cash (without interest) in lieu of fractional shares. Computershare, acting as agent for the Old Preferred Holders who may have otherwise been entitled to receive fractional shares of New Preferred Stock, will aggregate any fractional shares, by series, that would have otherwise been required to be distributed, and cause them to be sold in the open market, by series, for the accounts of those Old Preferred Holders. See “Description of Merger—Fractional Shares.”

Material U.S. Federal Income Tax Consequences

The Merger will generally be a taxable transaction for U.S. federal income tax purposes to the beneficial owners of the Old Preferred Stock of GECC MergeCo, who will recognize gain or loss in an amount equal to the difference, if any, between the fair market value of the New Preferred Stock received in the Merger (including a fractional share for which cash is received) and their adjusted basis in the Old Preferred Stock of GECC MergeCo (which will be the same as the beneficial owners’ adjusted basis in the Old Preferred Stock of GECC) exchanged therefor. In addition, a beneficial owner will recognize gain or loss in connection with the receipt of cash in lieu of a fractional share in an amount equal to the difference between the amount of cash received and the value of the fractional share of New Preferred Stock on the date of the Merger.

The material U.S. federal income tax consequences of the Merger and ownership and disposition of the New Preferred Stock are described in more detail under the heading “Material U.S. Federal Income Tax Consequences.” The tax consequences to you will depend upon your particular facts and circumstances. You should consult your tax advisor for a full understanding of the federal, state, local and non-U.S. income and other tax consequences of the Merger and ownership and disposition of the New Preferred Stock.

Comparison of Stockholder Rights

Certain of the economic terms of the New Preferred Stock will differ as compared to the Old Preferred Stock, as set forth in the table below.

Terms			Old Preferred Stock	New Preferred Stock
Par Value:			$0.01 per share	$1.00 per share
Liquidation Preference:			$100,000 per share	$1,000 per share
Optional Redemption Price, per share (plus any declared and unpaid dividends to, but not including, the redemption date):			$100,000	$1,000
Aggregate Liquidation Preference:		Series A	$2,250,000,000	$2,777,625,000
		Series B	$1,750,000,000	$2,072,525,000
		Series C	$1,000,000,000	$1,094,100,000
Number of Shares:		Series A	22,500 shares	2,777,625 shares
		Series B	17,500 shares	2,072,525 shares
		Series C	10,000 shares	1,094,100 shares
Dividend Rates (Non- Cumulative)	Fixed Rate Periods	Series A	7.125%	4.00%
		Series B	6.250%	4.10%
		Series C	5.250%	4.20%
	Floating Rate Periods (3-month LIBOR plus a spread of)	Series A	5.296%	2.28%
		Series B	4.704%	2.32%
		Series C	2.967%	2.37%
Regulatory Capital Redemption

Old Preferred Stock could be redeemed in the event of certain regulatory capital events, and any redemption of the Old Preferred Stock was subject to prior approval by the Federal Reserve Board (“FRB”) and to the satisfaction of certain conditions set forth in the capital guidelines or regulations of the FRB.

				New Preferred Stock does not contain similar provisions.

For a further discussion of the comparison of the rights of the stockholders with respect to GE as compared to GECC and GECC MergeCo, see “Comparison of Stockholder Rights.”

THE NEW PREFERRED STOCK

The following description contains basic information about each series of the New Preferred Stock. This description is not complete. For a more complete understanding of the New Preferred Stock, you should read “Description of the Preferred Stock.”

Issuer	General Electric Company
Securities Issued	We are issuing the securities set forth below as aggregate consideration in connection with the Merger:
New Series A	2,777,625 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, $1.00 par value, with a liquidation preference of $1,000 per share.
New Series B	2,072,525 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B, $1.00 par value, with a liquidation preference of $1,000 per share.
New Series C	1,094,100 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C, $1.00 par value, with a liquidation preference of $1,000 per share.
Re-openings

We reserve the right to re-open any of these series of New Preferred Stock and issue additional shares of any of these series of New Preferred Stock, either through public or private sales at any time and from time to time.

New Preferred Stock to be Received for each Share of Old Preferred Stock	Old Preferred Holders will receive:
New Series A	123.45 shares of New Series A (aggregate liquidation preference of $123,450) for each share of Old Series A ($100,000 liquidation preference).
New Series B	118.43 shares of New Series B (aggregate liquidation preference of $118,430) for each share of Old Series B ($100,000 liquidation preference).
New Series C	109.41 shares of New Series C (aggregate liquidation preference of $109,410) for each share of Old Series C ($100,000 liquidation preference).
Fractional Shares	No fractional shares or fractional share certificates will be distributed in connection with the Merger. Instead, you will receive cash (without interest) in lieu of fractional shares.
Dividends

We will pay, to the extent of lawfully available funds, dividends based on the liquidation preference of each series of the New Preferred Stock, when, as and if declared by our Board (or a duly authorized committee thereof), as set forth below. See also “Dividend Payment Dates.”

New Series A

With respect to the New Series A, dividends from and including the Effective Date to, but excluding June 15, 2022 (the “New Series A Fixed Rate Period”) at a rate of 4.00% per annum, payable semi-annually, in arrears;

and, from and including June 15, 2022 to, but not including, the redemption date of the New Series A, if any (the “New Series A Floating Rate Period”), dividends based on the liquidation preference of the New Preferred Stock, at a floating rate equal to three-month LIBOR plus a spread of 2.28% per annum, payable quarterly, in arrears (each such rate, a “New Series A Dividend Rate”).

New Series B

With respect to the New Series B, dividends from and including the Effective Date to, but excluding December 15, 2022 (the “New Series B Fixed Rate Period”) at a rate of 4.10% per annum, payable semi-annually, in arrears; and, from and including December 15, 2022 to, but not including, the redemption date of the New Series B, if any (the “New Series B Floating Rate Period”), dividends based on the liquidation preference of the New Preferred Stock, at a floating rate equal to three-month LIBOR plus a spread of 2.32% per annum, payable quarterly, in arrears (each such rate, a “New Series B Dividend Rate”).

New Series C

With respect to the New Series C, dividends from and including the Effective Date to, but excluding June 15, 2023 (the “New Series C Fixed Rate Period,” and together with the New Series A Fixed Rate Period and the New Series B Fixed Rate Period, the “Fixed Rate Periods”) at a rate of 4.20% per annum, payable semi-annually, in arrears; and, from and including June 15, 2023 to, but not including, the redemption date of the New Series C, if any (the “New Series C Floating Rate Period,” and together with the New Series A Floating Rate Period and the New Series B Floating Rate Period, the “Floating Rate Periods”), dividends based on the liquidation preference of the New Preferred Stock, at a floating rate equal to three-month LIBOR plus a spread of 2.37% per annum, payable quarterly, in arrears (each such rate, a “New Series C Dividend Rate,” and together with the New Series A Dividend Rate and the New Series B Dividend Rate, the “Dividend Rates”).

Other Dividend Terms

Dividends on each series of the New Preferred Stock will not be cumulative and will not be mandatory. If our Board (or a duly authorized committee thereof) does not declare a dividend on any series of New Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date (as defined herein) or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our Board (or a duly authorized committee thereof) declares a dividend for any future dividend period on such series of New Preferred Stock, on any other series of New Preferred

Stock or on any other series of our preferred stock or common stock, or upon a redemption in whole or in part of any series of the New Preferred Stock.

References to the “accrual” (or similar terms) of dividends in this Prospectus Supplement refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

While any series of the New Preferred Stock remains outstanding, unless, in each case, the full dividends for the preceding dividend period on all outstanding shares of the New Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:

•	no dividend will be declared or paid or set aside for payment and no distribution will be declared or made or set aside for payment on any junior stock, other than:
	•	a dividend payable solely in junior stock, or
	•	any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption, repurchase or exchange of any rights under any such plan;
•

no shares of junior stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us) other than:

	•	as a result of a reclassification of junior stock for or into other junior stock,
	•	the exchange or conversion of one share of junior stock for or into another share of junior stock,
	•	through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock,
•

purchases, redemptions or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants,

•

purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan, or

		•	the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; and
	•	no shares of parity stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, other than:
		•	pursuant to offers to purchase all, or a pro rata portion, of any series of the New Preferred Stock and such parity stock,
		•	by conversion into or exchange for junior stock,
		•	as a result of a reclassification of parity stock for or into other parity stock,
		•	through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock,
•

purchases, redemptions or other acquisitions of shares of the parity stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, or

		•	the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged.

When dividends are not paid in full upon the shares of any series of the New Preferred Stock and any parity stock, all dividends declared upon shares of the New Preferred Stock and any parity stock will be declared on a proportional basis so that the ratio of dividends to be declared on the New Preferred Stock for the then-current dividend period to dividends to be declared on any parity stock is the same as the ratio of accrued but undeclared dividends on such series of the New Preferred Stock for the then- current dividend period to accrued but undeclared dividends, including any accumulations in the case of parity stock that accrue cumulative dividends, on any parity stock.

Dividend Payment Dates

The dividend payment dates for the New Preferred Stock are the same as the dividend payment dates for the Old Preferred Stock. When, as and if declared by our Board (or a duly authorized committee thereof), dividends will be payable, to the extent of lawfully available funds, on each series of the New Preferred Stock on the following dates (each such date, a “dividend payment date”), as set forth below:

New Series A	•	during the New Series A Fixed Rate Period, dividends will be payable semi-annually, in arrears,

on June 15 and December 15 of each year, beginning on December 15, 2015 and ending on June 15, 2022;
	•	during the New Series A Floating Rate Period, dividends will be payable quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2022;
New Series B	•	during the New Series B Fixed Rate Period, dividends will be payable semi-annually, in arrears, on June 15 and December 15 of each year, beginning on December 15, 2015 and ending on December 15, 2022;
	•	during the New Series B Floating Rate Period, dividends will be payable quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on March 15, 2023;
New Series C	•	during the New Series C Fixed Rate Period, dividends will be payable semi-annually, in arrears, on June 15 and December 15 of each year, beginning on December 15, 2015 and ending on June 15, 2023; and
	•	during the New Series C Floating Rate Period, dividends will be payable quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2023.
Record Dates

The record date shall be the 15th calendar day before the applicable dividend payment date, or such other record date, no earlier than 30 calendar days before the applicable dividend payment date, as shall be fixed by our Board (or a duly authorized committee thereof).

Non-Business Day Dividend Payment Dates

In the event that any dividend payment date during a Fixed Rate Period on which dividends would otherwise be payable is not a Business Day (as defined herein), the dividend payment date will be postponed to the next day that is a Business Day without any adjustment to the dividend amount. In the event that any dividend payment date during a Floating Rate Period on which dividends would otherwise be payable is not a Business Day, the dividend payment date will be postponed to the next day that is a Business Day and dividends will accrue to, but exclude, the date dividends are paid. However, if the postponement would cause the dividend payment date to fall in the next calendar month during a Floating Rate Period, the dividend payment date will instead be brought forward to the immediately preceding Business Day. Dividends payable on any series of the New Preferred Stock for a Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on any series of the New Preferred

Stock for a Floating Rate Period will be computed based on the actual number of days in a dividend period and a 360-day year.
Redemption

Each series of the New Preferred Stock is perpetual and has no maturity date. We may redeem any of the New Preferred Stock, at our option, to the extent of lawfully available funds, in whole or in part, from time to time, on any dividend payment date on or after June 15, 2022 (in respect of the New Series A), December 15, 2022 (in respect of the New Series B) or June 15, 2023 (in respect of the New Series C), in each case, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends to, but not including, the redemption date.

In no event will any holders of any of the series of the New Preferred Stock have the right to require the redemption or purchase by GE of any share of any series of such New Preferred Stock.
Liquidation Rights

In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of each series of the New Preferred Stock are entitled to receive a liquidating distribution of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, out of assets of GE available for distribution to stockholders before we make any distribution of assets to the holders of our junior stock. Distributions will be made only to the extent of our assets that are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the New Preferred Stock and pro rata as to each series of the New Preferred Stock and any other shares of our stock ranking equally as to such distribution. Holders of the New Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution.

Voting Rights

None, except as required by law or expressly set forth in our Certificate of Incorporation. Our Certificate of Incorporation shall provide a vote to holders of each series of the New Preferred Stock with respect to the right to elect certain directors in the case of certain dividend non-payments. See “Description of the New Preferred Stock—Voting Rights” below.

Ranking

Shares of each series of the New Preferred Stock will rank senior to our common stock and pari passu with each of the other series of our New Preferred Stock and any other class or series of our capital stock we may issue which by its terms does not expressly provide that it ranks junior to the New Preferred Stock with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up of GE. The terms of each series of the New Preferred Stock provide that we may not issue any class or series of capital stock that, by its terms, expressly provides that it ranks senior to the New Preferred Stock with respect to the payment of dividends or distributions of assets upon liquidation, dissolution or winding up of GE. As a result, absent an amendment to our Certificate of Incorporation which, under the New York Business Corporation Law, would require the consent of the holders of a majority of the common stock voting separately as a class and the holders of a majority of the New Preferred Stock voting together as a class with any other series of preferred stock entitled to vote thereon, we are not permitted to issue preferred stock or any other class or series of our capital stock ranking senior to the New Preferred Stock with respect to the payment of dividends or distributions of assets upon liquidation, dissolution or winding up of GE. See “Description of the New Preferred Stock—General.” We will generally be able to pay dividends and distributions only to the extent of lawfully available funds for such payment and to pay distributions upon liquidation, dissolution and winding up only after satisfaction of all claims for indebtedness and other non- equity claims. As of the Effective Date, except for the New Preferred Stock, we will have no other outstanding series of preferred stock.

No Maturity

The New Preferred Stock is perpetual and does not have a maturity date, and we are not required to redeem the New Preferred Stock. Accordingly, the New Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem it.

Preemptive and Conversion Rights	None.
Tax Consequences

For a discussion of the tax consequences relating to the Merger and ownership and disposition of the New Preferred Stock, see “Material U.S. Federal Income Tax Consequences” in this Prospectus Supplement.

Risk Factors	Please refer to “Risk Factors” and other information included or incorporated by reference in this Prospectus Supplement for a discussion of factors you should consider carefully.
Transfer Agent, Registrar & Dividend Disbursing Agent	Computershare Inc. and its wholly owned subsidiary Computershare Trust Company N.A. (together, “Computershare”)
Calculation Agent	The Bank of New York Mellon

RISK FACTORS

You should consider carefully the following risks relating to the New Preferred Stock, together with the risks and uncertainties discussed under “Forward-Looking Information” and the risk factors incorporated by reference in this Prospectus Supplement (including, those risk factors set out in GE’s Annual Report on Form 10-K for the year ended December 31, 2014 and in GECC’s Annual Report on Form 10-K for the year ended December 31, 2014).

The New Preferred Stock is equity and is subordinate to our existing and future indebtedness and may be junior in rights and preferences to future preferred stock.

The shares of New Preferred Stock are equity interests in GE and do not constitute indebtedness. The shares of New Preferred Stock will rank junior to all indebtedness and other non-equity claims on GE with respect to assets available to satisfy claims on GE, including in a liquidation of GE. Our existing and future indebtedness may restrict payment of dividends on the New Preferred Stock.

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of preferred stock like the New Preferred Stock, (1) dividends are payable only when, as and if declared by our Board (or a duly authorized committee of the board), (2) dividends do not cumulate if they are not declared and (3) as a corporation, we are subject to restrictions on payments of dividends and redemption price to the extent of lawfully available funds. Further, the New Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “Description of the New Preferred Stock—Voting Rights.”

The terms of the New Preferred Stock provide that we may not issue any class or series of capital stock that, by its terms, expressly provides that it ranks senior to the New Preferred Stock with respect to the payment of dividends or distributions of assets upon liquidation, dissolution or winding up of GE. As a result, absent an amendment to our Certificate of Incorporation which, under the New York Business Corporation Law, would require the consent of the holders of a majority of the common stock voting separately as a class and the holders of a majority of the New Preferred Stock voting together as a class with any other series of preferred stock entitled to vote thereon, we are not permitted to issue preferred stock or any other class or series of our capital stock ranking senior to the New Preferred Stock with respect to the payment of dividends or distributions of assets upon liquidation, dissolution or winding up of GE. If such an amendment is approved, we may issue preferred stock ranking senior to the New Preferred Stock with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up of GE. The New Preferred Stock would be junior to such senior preferred stock. The terms of any future preferred stock expressly senior to the New Preferred Stock may restrict dividend payments on the New Preferred Stock. In this case, unless full dividends for all outstanding preferred stock senior to the New Preferred Stock had been declared and paid or set aside for payment, no dividends could be declared or paid and no distribution could be made on any shares of the New Preferred Stock, and no shares of the New Preferred Stock would be permitted to be purchased, redeemed or otherwise acquired by GE, directly or indirectly, for consideration. This could result in dividends on the New Preferred Stock not being paid to you.

Further, except as described above, we are not restricted from issuing additional shares of our preferred stock, including in each case additional shares of any series of the New Preferred Stock, during the time the New Preferred Stock is outstanding. If we issue such additional securities, it may materially and adversely affect the price of the New Preferred Stock.

Investors should not expect GE to redeem the New Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable.

The New Preferred Stock is a perpetual equity security. This means that the New Preferred Stock has no maturity or mandatory redemption date and is not redeemable at the option of investors. The New Preferred Stock may be redeemed by us, to the extent of legally available funds, at our option, either in whole or in part, on any dividend payment date on or after June 15, 2022 (in respect of the New Series A), December 15, 2022 (in respect of the New Series B) or June 15, 2023 (in respect of the New Series C).

Dividends on the New Preferred Stock are discretionary and non-cumulative.

Dividends on the New Preferred Stock are discretionary and will not be cumulative. If our Board (or a duly authorized committee of the board) does not declare a dividend on any series of New Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our Board (or a duly authorized committee thereof) declares a dividend for any future dividend period on such series of New Preferred Stock, on any other series of New Preferred Stock or on any other series of our preferred stock or common stock.

The terms of certain outstanding junior subordinated debt securities of GECC that we will assume in connection with the GECC/GE Merger may prohibit us from making distributions on or redeeming the New Preferred Stock.

In connection with the GECC/GE Merger, we will assume the obligations of GECC with respect to certain of its outstanding junior subordinated debt securities. The terms of the junior subordinated debt securities, when so assumed, will prohibit us from declaring or paying any dividends or distributions on the New Preferred Stock, or redeeming, purchasing, acquiring or making a liquidation payment with respect to the New Preferred Stock, if an event of default under the indenture governing the junior subordinated debt securities has occurred and is continuing or at any time when we have deferred interest as permitted thereunder.

Without notice to, or consent from, the holders of the New Preferred Stock, we may also issue additional series of junior subordinated debt securities or other securities in the future with terms similar to the junior subordinated debt securities or that otherwise restrict our making of distributions on or redeeming of the New Preferred Stock. The terms of these and any similar future securities could result in dividends on the New Preferred Stock not being paid to you.

Additionally, when dividends are not paid in full upon the shares of each series of the New Preferred Stock and any parity stock, all dividends declared upon shares of the New Preferred Stock and any parity stock will be declared on a proportional basis so that the ratio of dividends to be declared on the New Preferred Stock for the then-current dividend period to dividends to be declared on any parity stock is the same as the ratio of accrued but undeclared dividends on the New Preferred Stock for the then-current dividend period to accrued but undeclared dividends, including any accumulations in the case of parity stock that accrue cumulative dividends, on any parity stock. Therefore, if we are not paying full dividends on any outstanding parity stock, we will not be able to pay full dividends on the New Preferred Stock.

Holders of the New Preferred Stock will have limited voting rights.

Holders of the New Preferred Stock have no voting rights with respect to matters that generally require the approval of voting stockholders. Holders will have limited voting rights in the event of non-payments of dividends under certain circumstances and as otherwise required by law, as described under “Description of the New Preferred Stock—Voting Rights.”

General market conditions and unpredictable factors could adversely affect market prices for the New Preferred Stock.

There can be no assurance about the market prices for the New Preferred Stock. Several factors, many of which are beyond our control, will influence the market prices of the New Preferred Stock. Factors that might influence the market prices of the New Preferred Stock include:

•	whether we declare or fail to declare dividends on the New Preferred Stock from time to time;

•	our creditworthiness;

•	operating results that vary from the expectations of securities analysts and investors;

•	the financial performance of the major industries which we serve;

•	the operating and securities price performance of companies that investors consider to be comparable to us;

•	announcements of strategic developments, acquisitions and other material events by us or our competitors;

•	a downgrade, suspension or withdrawal of any rating assigned to us by a rating agency;

•	interest rates;

•	developments in the credit, mortgage and housing markets, the markets for securities relating to mortgages or housing and developments with respect to financial institutions generally;

•	the market for similar securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.

We cannot assure you that a liquid trading market for the New Preferred Stock will develop.

The shares of the New Preferred Stock are a new issue of securities with no established trading market. We do not intend to list the shares of the New Preferred Stock on any stock exchange or otherwise make them available for trading on any national quotation system. Therefore, we cannot assure you that a liquid trading market for the New Preferred Stock will develop, that you will be able to sell the New Preferred Stock at a particular time or that the price you receive when you sell will be favorable. Because the New Preferred Stock does not have a stated maturity date, investors seeking liquidity in the New Preferred Stock will be limited to selling their Preferred Stock in the secondary market.

The benefit of the dividends received deduction to a corporate U.S. holder may be effectively reduced or eliminated if the New Preferred Stock is treated as issued at a premium.

If the “issue price” of a series of New Preferred Stock exceeded its liquidation preference or its stated redemption price (i.e., if the New Preferred Stock is treated as issued at a premium), then all dividends on such stock would be treated as “extraordinary dividends” for U.S. federal income tax purposes, which could effectively reduce or eliminate the benefit to you of the dividends received deduction. The terms of each series of New Preferred Stock have been set with a view towards minimizing the likelihood that the New Preferred Stock is treated as issued at a premium. However, because the manner in which the issue price should be determined for this purpose is not entirely clear and may depend on the value of the New Preferred Stock at the time of the Merger, if you are a corporate U.S. holder, you are urged to consult your tax advisor regarding the application of the extraordinary dividend rules to the New Preferred Stock. See “Material U.S. Federal Income Tax Consequences–Dividends on the New Preferred Stock.

You may be deemed to receive constructive distributions for U.S. federal income tax purposes even though you have not received any cash as a result of such constructive distributions if the New Preferred Stock is treated as issued at a discount and certain other conditions are present.

If (1) the price at which a series of New Preferred Stock may be redeemed exceeds its “issue price” (i.e., if the New Preferred Stock is treated as issued at a discount) by more than a de minimis amount, and (2) our right to redeem the New Preferred Stock is considered as of the issue date to be more likely than not to be exercised, as determined for this purpose, then you will be required to amortize the discount (on a constant-yield basis) over the period from the issue date to the anticipated redemption date, and will be deemed to receive constructive distributions on such New Preferred Stock equal to the amount amortized in each taxable year, even though you have not received any cash as a result of such constructive distributions.

Our redemption right will not be treated as more likely than not to be exercised if the requirements of a safe harbor test are met. We anticipate that these requirements will be met, but there can be no assurance that they will be. If the test is not met, then whether our redemption right is considered more likely than not to be exercised will be based on all facts and circumstances as of the issue date. We will determine in our view whether the preferred OID rules are applicable to each series of the New Preferred Stock, and if so, the amount and timing of such constructive distributions, and we will publish our determination on our website within 60 days of the Merger. Our determination will be binding on you unless you explicitly disclose your contrary determination on a timely filed tax return for your taxable year that includes your acquisition of the New Preferred Stock. Our determination will not be binding on the Internal Revenue Service (“IRS”). Because a constructive distribution received by you would not give rise to any cash from which any applicable withholding tax could be satisfied, if you are a Non-U.S. holder (defined below), such tax may be withheld from subsequent payments of cash on the New Preferred Stock. See “Material U.S. Federal Income Tax Consequences—U.S. Holders—Preferred OID,” and “Material U.S. Federal Income Tax Consequences—Non-U.S. Holders—Dividends on the New Preferred Stock.”

If you wish to exercise appraisal rights, you should be aware that the fair value of your Old Preferred Stock as determined by the court in an appraisal proceeding could be less than, or the same as, the value of the New Preferred Stock.

Old Preferred Holders considering seeking appraisal of their shares should be aware that if you exercise appraisal rights, the fair value of your shares of Old Preferred Stock as determined by the Delaware Court of Chancery in the appraisal proceeding pursuant to Section 262 of the DGCL could be less than, or the same as, the value of the New Preferred Stock you otherwise would receive in connection with the Reorganization. Unless otherwise determined by the Delaware Court of Chancery, you will be required to bear any and all legal costs you incur in connection with your exercise of appraisal rights.

CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The table below sets forth GE’s consolidated ratio of earnings to combined fixed charges and preferred stock dividends for the periods presented.

	Nine Months Ended September 30, 2015	Year Ended
		2014	2013	2012	2011	2010
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends(1)	1.90x	1.98x	1.85x	1.66x	1.69x	1.95x

(1)

In the above calculations, earnings for all periods consist of earnings before income taxes, noncontrolling interests, discontinued operations and undistributed earnings of equity investees. Earnings are also adjusted to add amounts charged to consolidated expenses of GE and its consolidated affiliates during the period for all interest and other financial charges (including interest on tax deficiencies and interest on discontinued operations) and an amount representative of the interest factor in rentals (for this purpose, the interest factor is assumed to be one-third of rental expense). Fixed charges consist of all interest and other financial charges (including interest on tax deficiencies and interest on discontinued operations), including capitalized interest, and one-third of rental expense for companies included in the consolidated group.

DESCRIPTION OF THE MERGERS

Background to the Mergers

On April 10, 2015, GE announced the GE Capital Exit Plan to reduce the size of its financial services businesses through the sale of most of the assets of GECC and to focus on continued investment and growth in GE’s industrial businesses. Under the GE Capital Exit Plan, GE will retain certain GECC businesses, principally its vertical financing businesses—GE Capital Aviation Services, Energy Financial Services and Healthcare Equipment Finance—that directly relate to GE’s core industrial domains and other operations, including Working Capital Solutions and GECC’s run-off insurance activities. The assets planned for disposition include Real Estate, most of the Commercial Lending and Leasing and all Consumer platforms (including all U.S. banking assets). GE expects to execute this strategy using an efficient approach for exiting non-vertical assets that works for GE’s and GECC’s debt holders and GE’s shareowners.

As part of the GE Capital Exit Plan, GE will realign and reorganize GECC’s businesses in the Reorganization, pursuant to which:

•	GE will separate GECC’s international and U.S. operations;

•	GECC’s international operations will be consolidated under GE Capital International Holdings Limited, which will have a separate capital structure and be separately supervised;

•	GECC’s U.S. operations will be consolidated under GE Capital US Holdings, Inc.;

•

on December 2, 2015, the GECC/GE Merger will be effected to assure compliance with debt covenants as GECC exits the assets planned for disposition. Upon the GECC/GE Merger, the obligations of GECC under its existing debt then outstanding will be assumed by GE; and

•

a new U.S. intermediate holding company owned by GE will replace GECC as the holding company of GECC’s operations, and this new U.S. intermediate holding company will own GE Capital International Holdings Limited and GE Capital US Holdings, Inc.

GE has discussed the GE Capital Exit Plan, aspects of which are subject to regulatory review and approval, with its regulators and the staff of the FSOC and will work closely with these bodies to take the actions necessary over time to terminate the FSOC’s designation of GECC (and the new U.S. intermediate holding company formed to replace GECC, as applicable) as a nonbank SIFI under the Dodd-Frank Wall Street Reform and Consumer Protection Act. GE plans on applying for nonbank SIFI de-designation in the first quarter of 2016.

At the time of termination of nonbank SIFI designation, we anticipate that GECC’s international operations will become our principal supervised financial services operations, with GE Capital International Holdings Limited as the international holding company of such operations. Upon completion of the Reorganization, GE Capital International Holdings Limited will be supervised by the UK Prudential Regulation Authority.

Terms of the Mergers

The Mergers are part of the GE Capital Exit Plan and the related Reorganization. In connection with the Holdco Merger, effective as of December 1, 2015, each share of each series of Old Preferred Stock issued by GECC was automatically converted into a mirror preferred share of a corresponding series of Old Preferred Stock newly issued by GECC MergeCo having identical terms to the corresponding series of Old Preferred Stock issued by GECC.

In connection with the Merger, effective as of December 3, 2015, each share of each series of Old Preferred Stock issued by GECC MergeCo will automatically be converted into the right to receive newly issued shares of a corresponding series of New Preferred Stock of GE having the terms described herein.

GE, as the sole stockholder of Merger Sub, has adopted the Merger Agreement, which provides for the merger of Merger Sub with and into GECC MergeCo, with GECC MergeCo as the surviving corporation.

The Merger Agreement was also approved by the Boards of Directors of each of Merger Sub and GECC MergeCo. The members of the Boards of Directors of Merger Sub and GECC MergeCo are affiliates of GE.

The terms of the Merger are set forth in the Merger Agreement. A copy of the Form of Merger Agreement is set forth in Appendix B, attached hereto, and incorporated by reference into this description.

Fractional Shares

There will not be any fractional shares or fractional share certificates distributed in connection with the Merger. Instead, you will receive cash (without interest) in lieu of fractional shares. Computershare, acting as agent for the Old Preferred Holders, who may have otherwise been entitled to receive fractional shares of New Preferred Stock, will aggregate any fractional shares, by series, that would have otherwise been required to be distributed and cause them to be sold in the open market, by series, for the accounts of those Old Preferred Holders. Any proceeds that Computershare realizes from such sale of fractional shares in the open market will be distributed by series, less any brokerage commissions or other fees, to each Old Preferred Holder entitled thereto in accordance with such Old Preferred Holder’s fractional interest in the aggregate number of such fractional shares sold in the open market. The distribution of such fractional share proceeds will take longer than the distribution of shares of New Preferred Stock. As a result, Old Preferred Holders will not receive fractional share proceeds at the same time they receive shares of New Preferred Stock.

None of GE, GECC MergeCo, GECC, Computershare or any other person will guarantee any minimum proceeds from the sale of such fractional shares. You will not receive any interest on any cash paid to you, even if there is a delay in making the payment.

DESCRIPTION OF THE NEW PREFERRED STOCK

General

Our Certificate of Incorporation, as amended, authorizes our Board to create and provide for the issuance of one or more series of preferred stock, par value $1.00 per share, without the approval of our shareholders. The Board can also determine the terms, including the designations, powers, rights and preferences (including conversion, voting and other rights) and the qualifications, limitations or restrictions, of any preferred stock. Currently, our authorized share capital includes 50,000,000 shares classified as preferred stock under our Certificate of Incorporation. Such authorized share capital of preferred stock and the number of shares of each series of the New Preferred Stock may, in each case, be increased or decreased by resolution of the Board (or a duly authorized committee thereof), without the vote or consent of the holders of the New Preferred Stock.

As of the Effective Date, except for the New Preferred Stock, we will have no other outstanding series of preferred stock.

The New Preferred Stock will be composed of three series of our authorized preferred stock. Subject to the terms described herein, we are issuing, in the aggregate, 2,777,625 shares of our New Series A, 2,072,525 shares of our New Series B and 1,094,100 shares of our New Series C. Shares of the New Preferred Stock, upon issuance, will be fully paid and non-assessable.

Transfers of the New Preferred Stock must be of at least one whole share or any greater number of whole shares ($1,000 aggregate liquidation preference per share increments). We will not issue fractional shares of New Preferred Stock.

Shares of each series of the New Preferred Stock will rank senior to our common stock and pari passu with any other series of our preferred stock and any other class or series of our capital stock we may issue which by its terms does not expressly provide that it ranks junior to the New Preferred Stock with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up of GE. The terms of the New Preferred Stock provide that we may not issue any class or series of capital stock that, by its terms, expressly provides that it ranks senior to the New Preferred Stock with respect to the payment of dividends or distributions of assets upon liquidation, dissolution or winding up of GE. As a result, absent an amendment to our Certificate of Incorporation which, under the New York Business Corporation Law, would require the consent of the holders of a majority of the common stock voting separately as a class and the holders of a majority of each series of the New Preferred Stock voting together as a class with any other series of preferred stock entitled to vote thereon, we are not permitted to issue preferred stock or any other class or series of our capital stock ranking senior to the New Preferred Stock with respect to the payment of dividends or distributions of assets upon liquidation, dissolution or winding up of GE. In addition, we will generally be able to pay dividends only to the extent of lawfully available funds for such payment and distributions upon liquidation, dissolution or winding up only after satisfaction of all claims for indebtedness and other non-equity claims.

The New Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of stock or other securities of GE. The New Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of GE to redeem or purchase the New Preferred Stock. The holders of shares of the New Preferred Stock will have no preemptive rights with respect to any shares of our capital stock or any of our other securities convertible into or carrying rights or options to purchase any such capital stock.

We reserve the right to re-open each series of the New Preferred Stock and issue additional shares of each series of the New Preferred Stock, either through public or private sales at any time and from time to time. In the event that we issue additional shares of any series of the New Preferred Stock after the Effective Date, any dividends on such additional shares will accrue from the issue date of such additional shares.

Dividends

Dividends on each series of the New Preferred Stock will not be cumulative and will not be mandatory. If our Board (or a duly authorized committee thereof) does not declare a dividend on any series of New Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date or be cumulative, and we will have no obligation to pay any dividend for that dividend period, whether or not our Board (or a duly authorized committee thereof) declares a dividend for any future dividend period on such series of New Preferred Stock, on any other series of New Preferred Stock or on any other series of our preferred stock or common stock. Holders of the New Preferred Stock will be entitled to receive, when, as and if declared by our Board (or a duly authorized committee thereof), out of assets legally available for the payment of dividends, non-cumulative cash dividends based on the liquidation preference of each series of the New Preferred Stock at a rate equal to:

(a)	with respect to New Series A:

(1)	4.00% per annum for each semi-annual dividend period from and including the Effective Date to, but excluding, June 15, 2022 (the “New Series A Fixed Rate Period”);

(2)

three-month LIBOR plus a spread of 2.28% per annum, for each quarterly dividend period from and including June 15, 2022 to, but not including, the redemption date of the New Series A, if any (the “New Series A Floating Rate Period”);

(b)	with respect to New Series B:

(1)	4.10% per annum for each semi-annual dividend period from and including the Effective Date to, but excluding, December 15, 2022 (the “New Series B Fixed Rate Period”);

(2)

three-month LIBOR plus a spread of 2.32% per annum, for each quarterly dividend period from and including December 15, 2022 to, but not including, the redemption date of the New Series B, if any (the “New Series B Floating Rate Period”); and

(c)	with respect to New Series C:

(1)	4.20% per annum for each semi-annual dividend period from and including the Effective Date to, but excluding, June 15, 2023 (the “New Series C Fixed Rate Period”);

(2)

three-month LIBOR plus a spread of 2.37% per annum, for each quarterly dividend period from and including June 15, 2023 to, but not including, the redemption date of the New Series C, if any (the “New Series C Floating Rate Period”).

References to the “accrual” (or similar terms) of dividends in this Prospectus Supplement refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

When, as and if declared by our Board (or a duly authorized committee thereof), out of assets legally available therefor, dividends will be payable on each series of the New Preferred Stock on the following dates (each such date, referred to as a dividend payment date):

(a)	with respect to New Series A:

(1)	during the New Series A Fixed Rate Period, dividends will be payable semi-annually, in arrears, on June 15 and December 15 of each year, beginning on December 15, 2015 and ending on June 15, 2022;

(2)	during the New Series A Floating Rate Period, dividends will be payable quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2022;

(b)	with respect to New Series B:

(1)	during the New Series B Fixed Rate Period, dividends will be payable semi-annually, in arrears, on June 15 and December 15 of each year, beginning on December 15, 2015 and ending on December 15, 2022;

(2)	during the New Series B Floating Rate Period, dividends will be payable quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on March 15, 2023; and

(c)	with respect to New Series C:

(1)	during the New Series C Fixed Rate Period, dividends will be payable semi-annually, in arrears, on June 15 and December 15 of each year, beginning on December 15, 2015 and ending on June 15, 2023;

(2)	during the New Series C Floating Rate Period, dividends will be payable quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2023.

In the event that any dividend payment date during a Fixed Rate Period on which dividends would otherwise be payable is not a Business Day, the dividend payment date will be postponed to the next day that is a Business Day, without any adjustment to the dividend amount. In the event that any dividend payment date during a Floating Rate Period on which dividends would otherwise be payable is not a Business Day, the dividend payment date will be postponed to the next day that is a Business Day and dividends will accrue to, but exclude, the date dividends are paid. However, if the postponement would cause the dividend payment date to fall in the next calendar month during a Floating Rate Period, the dividend payment date will instead be brought forward to the immediately preceding Business Day. A “Business Day” means any weekday that is not a legal holiday in New York, New York and that is not a day on which banking institutions in New York, New York are authorized or required by law or regulation to be closed.

Dividends will be payable to holders of record of the New Preferred Stock as they appear on our stock register on the applicable record date, which shall be the 15th calendar day before the applicable dividend payment date, or such other record date, no earlier than 30 calendar days before the applicable dividend payment date, as shall be fixed by our Board (or a duly authorized committee thereof). The record date for the first dividend payment date will be the Effective Date.

A dividend period is the period from and including a dividend payment date to, but excluding, the next dividend payment date (without giving effect during a Fixed Rate Period to any adjustment of the dividend payment date because any such date is not a Business Day), except that the initial dividend period during a Fixed Rate Period will commence on and include the Effective Date. Dividends payable on the New Preferred Stock for a Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on any series of the New Preferred Stock for a Floating Rate Period will be computed based on the actual number of days in a dividend period and a 360-day year. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the New Preferred Stock will cease to accrue on the redemption date, if any, as described below under “—Redemption,” unless we default in the redemption (which would include a default in the payment of the redemption price) of the shares of the New Preferred Stock called for redemption.

The Dividend Rate for each dividend period in a Floating Rate Period will be determined by the calculation agent using three-month LIBOR as in effect on the second London banking day prior to the beginning of the dividend period, which date is the “dividend determination date” for the dividend period. The calculation agent then will add a spread of (a) 2.28% (in respect of the New Series A), (b) 2.32% (in respect of the New Series B) and (c) 2.37% (in respect of the New Series C), in each case, per annum, to the three-month LIBOR as determined on the dividend determination date. Absent manifest error, the calculation agent’s determination of a Dividend Rate for a dividend period for any series of the New Preferred Stock will be binding and conclusive on you, the transfer agent and us. The calculation agent will notify us of each determination of a Dividend Rate and will make the relevant Dividend Rate available to any stockholder of the relevant series of the New Preferred Stock upon request.

A “London banking day” is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The “calculation agent” means, at any time, the person or entity appointed by us and serving as such agent at such time. We may terminate any such appointment and may appoint a successor agent at any time and from time to time, provided that we will use our best efforts to ensure that there is, at all relevant times when any series of New Preferred Stock is outstanding, a person or entity appointed and serving as such agent. The calculation agent may be a person or entity affiliated with us.

The term “three-month LIBOR” means the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000, as that rate appears on Reuters screen page “LIBOR01” (or its equivalent on Bloomberg) at approximately 11:00 a.m., London time, on the relevant dividend determination date. If no offered rate appears on Reuters screen page “LIBOR01” on the relevant dividend determination date at approximately 11:00 a.m., London time, then we will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. We will then notify the calculation agent of the quotations. If at least two quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward, if necessary, to the nearest .00001 of 1%) of the quotations provided. Otherwise, we will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the dividend determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable dividend period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided by us to the calculation agent, then the three-month LIBOR will be the arithmetic average (rounded upward, if necessary, to the nearest .00001 of 1%) of the quotations provided. Otherwise, three- month LIBOR for the next dividend period will be equal to three-month LIBOR in effect for the then-current dividend period.

While any series of the New Preferred Stock remains outstanding, unless, in each case, the full dividends for the preceding dividend period on all outstanding shares of such series of the New Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside, (1) no dividend will be declared or paid or set aside for payment and no distribution will be declared or made or set aside for payment on any junior stock (other than (i) a dividend payable solely in junior stock or (ii) any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption, repurchase or exchange of any rights under any such plan), (2) no shares of junior stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us) (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of one share of junior stock for or into another share of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged) and (3) no shares of parity stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (i) pursuant to offers to purchase all, or a pro rata portion, of the New Preferred Stock and such parity stock, (ii) by conversion into or exchange for junior stock, (iii) as a result of a reclassification of parity stock for or into other parity stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock, (v) purchases, redemptions or other acquisitions of shares of the parity stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, or (vi) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged).

For the avoidance of doubt, nothing in the foregoing paragraph shall limit us from taking any of the actions set forth in that paragraph after the Effective Date and prior to the first dividend payment date on any series of the New Preferred Stock.

When dividends are not paid in full upon the shares of any series of New Preferred Stock and any parity stock, all dividends declared upon shares of any series of the New Preferred Stock and any parity stock will be declared on a proportional basis so that the ratio of dividends to be declared on any such series of New Preferred Stock for the then-current dividend period to dividends to be declared on any parity stock is the same as the ratio of accrued but undeclared dividends on such series of the New Preferred Stock for the then-current dividend period to accrued but undeclared dividends, including any accumulations in the case of parity stock that accrue cumulative dividends, on any parity stock.

As used in this Prospectus Supplement, “junior stock” means our common stock and any other class or series of stock of GE now or hereafter authorized over which the New Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of GE.

As used in this Prospectus Supplement, “parity stock” means any other class or series of stock of GE that ranks on a parity with the New Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of GE, including, for the avoidance of doubt, each series of the New Preferred Stock with respect to the other series of the New Preferred Stock.

Subject to the considerations described above, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by our Board (or a duly authorized committee thereof), may be declared and paid on our junior stock and our parity stock from time to time out of any assets legally available for such payment, and the holders of the New Preferred Stock shall not be entitled to participate in any such dividend.

Redemption

Each series of the New Preferred Stock is perpetual and has no maturity date. None of the series of the New Preferred Stock are subject to any mandatory redemption, sinking fund or other similar provisions.

Optional Redemption. We may redeem any of the New Preferred Stock, at our option, to the extent of lawfully available funds, in whole or in part, from time to time, on any dividend payment date on or after June 15, 2022 (in respect of the New Series A), December 15, 2022 (in respect of the New Series B) or June 15, 2023 (in respect of the New Series C), in each case, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. In no event will any holders of any of the series of the New Preferred Stock have the right to require the redemption or purchase by GE of any share of any series of such New Preferred Stock.

Redemption Procedures. If any shares of any series of the New Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the relevant shares of the New Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if such shares of the New Preferred Stock are held in book-entry form through DTC we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

•	the redemption date;

•

the number of shares, and the series, of the New Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of such shares of such series of the New Preferred Stock to be redeemed from the holder;

•	the redemption price;

•	the place or places where the certificates evidencing shares of the New Preferred Stock are to be surrendered for payment of the redemption price; and

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date.

If notice of redemption of any shares of the New Preferred Stock has been duly given and if the funds necessary for such redemption have been irrevocably set aside by us for the benefit of the holders of any shares of the New Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of New Preferred Stock, such shares of New Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any declared and unpaid dividends without accumulation of any undeclared dividends.

In case of any redemption of only part of the shares of a series of the New Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata, by lot or in such other manner as we may determine to be equitable. Subject to the provisions hereof, our Board (or a duly authorized committee thereof) shall have full power and authority to prescribe the terms and conditions upon which shares of the New Preferred Stock shall be redeemed from time to time.

The holders of the New Preferred Stock do not have the right to require the redemption or purchase by GE of any of the shares of any of the series of the New Preferred Stock.

We may purchase and sell any of the New Preferred Stock, from time to time, to such extent, in such manner, and upon such terms as our Board (or a duly authorized committee thereof) may determine.

Liquidation Rights

Upon any liquidation, dissolution or winding up of the business and affairs of GE, either voluntarily or involuntarily, holders of each series of the New Preferred Stock are entitled to receive a liquidating distribution of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, out of assets of GE available for distribution to stockholders before we make any distribution of assets to the holders of our junior stock. Distributions will be made only to the extent of our assets that are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the New Preferred Stock and pro rata as to each series of the New Preferred Stock and any other shares of our stock ranking equally as to such distribution. Holders of the New Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution.

In any such distribution, if our assets are not sufficient to pay the liquidation preferences plus declared and unpaid dividends, without accumulation of any undeclared dividends, in full to all holders of each series of the New Preferred Stock and all holders of parity stock (including applicable accumulation of undeclared dividends), the amounts paid to the holders of the New Preferred Stock and any parity stock will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of each series of the New Preferred Stock and any parity stock (including applicable accumulation of undeclared dividends), the holders of our junior stock shall be entitled to receive all remaining assets of GE according to their respective rights and preferences.

The merger or consolidation by us with any other entity, including a merger or consolidation in which holders of the New Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of our assets for cash, securities or other property will not constitute a liquidation, dissolution or winding up of our business and affairs.

Our rights and the rights of our creditors and our stockholders, including the holders of the New Preferred Stock, to participate in the assets of any of our subsidiaries upon that subsidiary’s liquidation or recapitalization may be subject to the prior claims of that subsidiary’s creditors, except to the extent that we are a creditor with recognized claims against the subsidiary.

Voting Rights

Except as provided below or as expressly required by law, the holders of shares of New Preferred Stock will have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and will not be entitled to call a meeting of such holders for any purpose, nor will they be entitled to participate in any meeting of the holders of our common stock.

Right to Elect Two Directors upon Non-payment. If we fail to pay, or declare and set apart for payment, dividends on outstanding shares of any series of the New Preferred Stock or any other parity series of preferred stock upon which equivalent voting rights have been conferred for three semi- annual or six quarterly dividend periods, whether or not consecutive, the number of directors shall automatically be increased by two at our first annual meeting of the stockholders held thereafter, and shall remain increased until continuous noncumulative dividends for at least one year on all outstanding shares of each series of the New Preferred Stock and any other parity series of preferred stock upon which equivalent voting rights have been conferred shall have been paid, or declared and set apart for payment, in full. At such annual meeting, the holders of the shares of New Preferred Stock and all series of any other parity preferred stock upon which equivalent voting rights have been conferred, shall have the right, voting as a class, to elect such two additional members of the Board to hold office for a term of one year. Upon the payments, or the declarations and setting apart for payments, in full, of continuous noncumulative dividends for at least one year on all outstanding shares of each series of the New Preferred Stock and any other series parity of preferred stock upon which equivalent voting rights have been conferred, the terms of the two additional directors so elected shall forthwith terminate, and the number of directors shall automatically be reduced by two, and such voting right of the holders of shares of each series of the New Preferred Stock and such other parity series of preferred stock upon which equivalent voting rights have been conferred shall cease, subject to increase in the number of directors as described above and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for three semi-annual or six quarterly dividend periods, whether or not consecutive, as described above.

Holders of each series of the New Preferred Stock, together with holders of shares of any other parity preferred stock entitled to elect directors, voting together as a class, may remove and replace (without cause) either of the directors they elected. If the office of either such director becomes vacant for any reason other than removal, the remaining director may choose a successor who will hold office for the unexpired term of the vacant office.

Under applicable FRB guidance, if the holders of preferred stock of any series become entitled to vote for the election of directors because dividends on such series are in arrears as described above, under certain circumstances that series would then be deemed a “class of voting securities” and a holder of 25% or more of such series (or any holder if it is determined by the FRB that such holder otherwise exercises a “controlling influence” over GE) would then be subject to regulation as a savings and loan holding company in accordance with the Home Owners’ Loan Act. In addition, when the series is deemed a class of voting securities, any other savings and loan holding company and any bank holding company would be required to obtain the prior approval of the FRB to acquire more than 5% of that series, and any person or entity other than a savings and loan holding company or a bank holding company would be required to file a prior notice with the FRB to acquire 10% or more of that series.

Voting rights under applicable law. Under current provisions of the New York Business Corporation Law, the holders of issued and outstanding Preferred Stock are entitled to vote as a class, with the consent of the majority of the class being required to approve an amendment to our Certificate of Incorporation if the amendment would increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely; provided, however, the terms of the New Preferred Stock provide that the granting of additional voting rights to holders of the New Preferred Stock shall be deemed to not adversely affect the powers, preferences or special rights of the holders of shares of the New Preferred Stock and shall be permitted without the consent or vote of any such holders. If any proposed amendment to the Certificate of Incorporation would alter or change the powers, preferences or special rights of one or more series of preferred stock so as to affect them adversely, but shall not so affect the entire class of preferred stock, then only the shares of the series of preferred stock so affected by the amendment shall have a right to vote as a separate class.

Each share of each series of the New Preferred Stock will have one vote whenever it is entitled to voting rights.

If we redeem, or call for redemption of, some or all of the outstanding shares of any series of the New Preferred Stock and irrevocably deposit in trust sufficient funds to effect such redemption, the shares of the New Preferred Stock so redeemed will not be deemed outstanding for the purpose of voting and the above voting provisions will not apply.

Transfer Agent, Registrar & Dividend Disbursing Agent

Computershare Shareowner Services will be the transfer agent, registrar and dividend disbursing agent for each series of the New Preferred Stock.

Calculation Agent

The Bank of New York Mellon will be the calculation agent for each series of the New Preferred Stock.

COMPARISON OF STOCKHOLDERS’ RIGHTS

Comparison of Economic Terms

Certain of the economic terms of the New Preferred Stock will differ as compared to the Old Preferred Stock, as set forth in the table below.

Terms			Old Preferred Stock	New Preferred Stock
Par Value:			$0.01 per share	$1.00 per share
Liquidation Preference:			$100,000 per share	$1,000 per share
Optional Redemption Price, per share (plus any declared and unpaid dividends to, but not including, the redemption date):			$100,000	$1,000
Aggregate Liquidation Preference:		Series A	$2,250,000,000	$2,777,625,000
		Series B	$1,750,000,000	$2,072,525,000
		Series C	$1,000,000,000	$1,094,100,000
Number of Shares:		Series A	22,500 shares	2,777,625 shares
		Series B	17,500 shares	2,072,525 shares
		Series C	10,000 shares	1,094,100 shares
Dividend Rates (Non- Cumulative)	Fixed Rate Periods	Series A	7.125%	4.00%
		Series B	6.250%	4.10%
		Series C	5.250%	4.20%
	Floating Rate Periods (3-month LIBOR plus a spread of)	Series A	5.296%	2.28%
		Series B	4.704%	2.32%
		Series C	2.967%	2.37%
Regulatory Capital Redemption

Old Preferred Stock could be redeemed in the event of certain regulatory capital events, and any redemption of the Old Preferred Stock was subject to prior approval by the FRB and to the satisfaction of certain conditions set forth in the capital guidelines or regulations of the FRB.

				New Preferred Stock does not contain similar provisions.

Comparison of Legal Rights and Preferences

Holdco Merger. Pursuant to the Holdco Merger, the legal rights and preferences of the shares held by the holders of the Old Preferred Stock issued by GECC MergeCo were substantially identical to the legal rights and preferences of the shares held by the holders of the Old Preferred Stock issued by GECC, except that those legal rights and preferences were with respect to GECC MergeCo rather than with respect to GECC.

Merger. In connection with the Merger, all of the provisions contained in the Certificates of Designation that governed the Old Preferred Stock issued by GECC and GECC MergeCo will be incorporated into a Certificate of Amendment to GE’s Certificate of Incorporation, such that the terms of the New Preferred Stock will be substantially identical to the terms of the Old Preferred Stock, except as set forth in the table above. GE is incorporated under the laws of the State of New York and GECC was, and GECC MergeCo is, incorporated under the laws of the State of Delaware. Therefore, upon completion of the Merger, rights of the Old Preferred Holders who will receive the New Preferred Stock as a result of the Merger will be governed by the laws of the State of New York and by GE’s By-laws and Certificate of Incorporation, instead of by the laws of the State of Delaware and by GECC and GECC MergeCo’s By-laws and Certificates of Incorporation.

Thus, subject to the foregoing, upon consummation of the Merger, the Old Preferred Holders will hold shares of a series of the newly issued New Preferred Stock of GE having substantially identical rights and preferences with respect to GE as the applicable series of the Old Preferred Stock had with respect to GECC and GECC MergeCo.

APPRAISAL RIGHTS

Old Preferred Holders are eligible for appraisal rights in connection with the Merger under Section 262 (“Section 262”) of the DGCL. In order to assist Old Preferred Holders in determining whether to exercise appraisal rights, a copy of the most recent financial statements of GE (which also contains financial information in respect of GECC, both in certain columns of the financial statements themselves and in the notes thereto) is included herein in Appendix D, attached hereto.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this Prospectus Supplement as Appendix A. Unless otherwise noted, all references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of the Old Preferred Stock issued by GECC MergeCo immediately prior to the Effective Date as to which appraisal rights may be asserted. As of the date hereof, the record holder is Cede & Co., as the nominee of DTC. Therefore, any person having a beneficial interest in such shares of the Old Preferred Stock of GECC MergeCo must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under the DGCL, persons who hold shares of the Old Preferred Stock of GECC MergeCo immediately prior to the Effective Date and who (i) follow the procedures set forth in Section 262 and (ii) do not thereafter withdraw their demand for appraisal of such shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to have their shares of Old Preferred Stock appraised by the Delaware Court of Chancery and to receive payment of the “fair value” of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be “fair value.” In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment.

Under Section 262, where a merger is approved by written consent of stockholders pursuant to Section 228 of the DGCL, then, either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are eligible for appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262. This Prospectus Supplement shall constitute such notice to the holders of shares of Old Preferred Stock and the applicable statutory provisions are attached to this Prospectus Supplement as Appendix A. Any holder of Old Preferred Stock who wishes to exercise such appraisal rights or who wishes to preserve the right to do so, should review the following discussion and Appendix A carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.

The Effective Date of the Merger will be December 3, 2015.

A holder of record of shares of Old Preferred Stock wishing to exercise appraisal rights must, within 20 days after mailing of this Prospectus Supplement to the record holder of the Old Preferred Stock, which is expected to occur on December 1, 2015, make a written demand for the appraisal of their shares to GECC MergeCo at: 201 High Ridge Road, Stamford, CT 06905—Attn: Senior Vice President, Corporate Treasury and Global Funding Operation. The demand must reasonably inform GECC MergeCo of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares of Old Preferred Stock held by such holder.

Only a holder of record of shares of Old Preferred Stock issued and outstanding immediately prior to the Effective Date will be entitled to demand appraisal of the shares of Old Preferred Stock registered in that holder’s name. As indicated above, all shares of Old Preferred Stock issued by GECC MergeCo immediately prior to the Effective Date as to which appraisal rights may be asserted are held of record in the name of Cede & Co., the nominee of DTC. A demand for appraisal in respect of shares of Old Preferred Stock issued and outstanding immediately prior to the Effective Date should be executed by or on behalf of the holder of record, fully and correctly, as its name appears on its stock certificates, and must state that such person intends thereby to demand appraisal of its shares of Old Preferred Stock issued and outstanding immediately prior to the Effective Date in connection with the Merger.

Cede & Co., as the nominee of DTC, may exercise appraisal rights with respect to the shares of Old Preferred Stock issued and outstanding immediately prior to the Effective Date held for one or more beneficial owners while not exercising such rights with respect to the shares of Old Preferred Stock held for other beneficial owners; in such case, however, the written demand should set forth the number of shares of Old Preferred Stock issued and outstanding immediately prior to the Effective Date as to which appraisal is sought and where no number of shares of Old Preferred Stock is expressly mentioned, the demand will be presumed to cover all shares of Old Preferred Stock which are held in the name of the record owner.

Any beneficial owner desiring appraisal who holds shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by the record holder. The beneficial owner of such shares should instruct such firm, bank or institution that the demand for appraisal be made by the record holder of the shares, which is Cede & Co. As required by Section 262, a demand for appraisal must reasonably inform GECC MergeCo of the identity of the holder(s) of record (which may be a nominee as described above) and of such holder’s intention to seek appraisal of such shares.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to GECC MergeCo at 201 High Ridge Road, Stamford, CT 06905—Attn: Senior Vice President, Corporate Treasury and Global Funding Operation.

Within 120 days after the Effective Date, but not thereafter, GECC MergeCo or any holder of Old Preferred Stock who is eligible for appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Old Preferred Stock. GECC MergeCo is under no obligation to and has no present intention to file such a petition. Accordingly, it is the obligation of the Old Preferred Holders to initiate all necessary action to perfect their appraisal rights in respect of such shares of Old Preferred Stock within the time prescribed in Section 262.

Within 120 days after the Effective Date, any holder of Old Preferred Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from GECC MergeCo a statement setting forth the aggregate number of shares and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after a written request therefor has been received by GECC MergeCo or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of such stock may, in such person’s own name, file a petition for appraisal or request the statement of shares described in this paragraph.

If a petition for an appraisal is timely filed by an Old Preferred Holder and a copy thereof is served upon GECC MergeCo, GECC MergeCo will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all Old Preferred Holders who have demanded an appraisal of their preferred shares and with whom agreements as to the value of their preferred shares have not been reached. After notice to such Old Preferred Holders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on such petition to determine those Old Preferred Holders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require Old Preferred Holders who demanded appraisal of their preferred shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any Old Preferred Holder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such Old Preferred Holder.

After determining the Old Preferred Holders entitled to appraisal, the “fair value” of their shares of Old Preferred Stock will be determined by the Delaware Court of Chancery in an appraisal proceeding, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Old Preferred Holders considering seeking appraisal should be aware that the fair value of their shares of Old Preferred Stock as determined under Section 262 could be more or less than or the same as the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of Old Preferred Stock. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. The Delaware Supreme Court has also stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” The Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. The Delaware Supreme Court has construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy.

Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. The costs of the appraisal proceeding (which do not include attorneys’ or experts’ fees) may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Any holder of shares of Old Preferred Stock who has duly demanded an appraisal in compliance with Section 262 is not entitled to vote the shares of Old Preferred Stock subject to such demand for any purpose or entitled to the payment of dividends or other distributions on those shares of Old Preferred Stock (except dividends or other distributions payable to holders of record of Old Preferred Stocks of a date prior to the Effective Date).

If any stockholder who demands appraisal of its shares of Old Preferred Stock under Section 262 fails to perfect, or effectively withdraws or loses, its right to appraisal, as provided in the DGCL, the shares of Old Preferred Stock of such stockholder will be deemed to have been automatically converted into the right to receive the New Preferred Stock, but without interest. A stockholder will fail to perfect, or effectively lose or withdraw, its right to appraisal if no petition for appraisal is filed within 120 days after the Effective Date, or if the stockholder delivers to GECC MergeCo a written withdrawal of its demand for appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Date will require the written approval of GECC MergeCo. Once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval, provided, however that the foregoing shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the Effective Date.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights (in which event a holder of Old Preferred Stock will be entitled to retain the New Preferred Stock).

BOOK-ENTRY ISSUANCE

DTC will act as securities depositary for the New Preferred Stock. We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of shares of New Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the shares of New Preferred Stock that you receive, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the New Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in the New Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the New Preferred Stock.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a banking organization under the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” under the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating in this manner the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority, Inc. Others, like securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly, are indirect participants (“Indirect Participants”) and also have access to the DTC system. The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you receive the New Preferred Stock within the DTC system, the transfer must be made by or through a Direct Participant. The Direct Participant will receive a credit for the New Preferred Stock on DTC’s records. You, as the actual owner of the New Preferred Stock, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts shares of New Preferred Stock are credited.

You will not receive written confirmation from DTC of your receipt of the New Preferred Stock. The Direct or Indirect Participants through whom you received the New Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our Certificate of Incorporation, as amended and supplemented, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Any redemption notices with respect to the New Preferred Stock will be sent to Cede & Co. If less than all of the shares of New Preferred Stock are being redeemed, DTC’s current practice is to determine by lot the amount of interest of each Direct Participant to be redeemed.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the New Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the New Preferred Stock are credited on the record date, which are identified in a listing attached to the omnibus proxy.

Distributions on the New Preferred Stock will be made directly to DTC’s nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” Subject to any statutory or regulatory requirements, these payments will be the responsibility of the participant and not of DTC, us or any agent of ours. We and any paying agent will be responsible for payment of distributions to DTC. Direct and Indirect Participants are responsible for the disbursement of payments to the beneficial owners.

DTC may discontinue providing its services as securities depositary with respect to the New Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the New Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the New Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the New Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

We have obtained the information in this section about DTC and DTC’s book-entry system from sources that we believe to be accurate, but we assume no responsibility for the accuracy of the information. We have no responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described in this Prospectus Supplement or under the rules and procedures governing their respective operations.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summarizes the material U.S. federal income tax consequences of the Merger to beneficial owners of Old Preferred Stock of GECC MergeCo whose shares are converted into the right to receive shares of New Preferred Stock in the Merger and of the ownership and disposition of the New Preferred Stock. For purposes of this discussion, references to Old Preferred Stock are references to Old Preferred Stock of GECC MergeCo unless otherwise noted. This summary deals only with such Old Preferred Stock and New Preferred Stock held as capital assets by a beneficial owner who receives New Preferred Stock for Old Preferred Stock in the Merger. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•	dealers and certain traders in securities,

•	banks, regulated investment companies, real estate investment trusts, and financial institutions,

•	insurance companies,

•	tax-exempt organizations,

•	beneficial owners that exercise appraisal rights in connection with the Merger,

•	persons holding Old Preferred Stock or New Preferred Stock as part of a “straddle,” “conversion” or other risk reduction transaction,

•	entities treated as partnerships for U.S. federal income tax purposes,

•	U.S. expatriates or former long-term residents of the United States, or

•	U.S. holders (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

In addition, this summary does not address alternative minimum taxes, state, local or non-U.S. taxes or the 3.8% Medicare tax on investment income. This discussion does not address any U.S. federal taxes other than income taxes (such as gift and estate taxes).

The United States federal income tax consequences to a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Old Preferred Stock or New Preferred Stock, as the case may be, generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Old Preferred Stock or New Preferred Stock, as the case may be, should consult their tax advisors.

This section is based upon the Internal Revenue Code of 1986, as amended (the “Code”), judicial decisions, final, temporary and proposed Treasury regulations, published rulings and other administrative pronouncements, all as in effect as of the date hereof, changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein, possibly with retroactive effect.

You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

U.S. Holders

This subsection describes the U.S. federal income tax consequences to a U.S. holder. You are a “U.S. holder” if you are a beneficial owner of Old Preferred Stock or New Preferred Stock that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate that is subject to U.S. federal income tax on its income regardless of its source; or

•

a trust if (x) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more persons are authorized to control all substantial decisions of the trust or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The Merger

If you are a U.S. holder of Old Preferred Stock, your receipt of New Preferred Stock in exchange for Old Preferred Stock in the Merger will generally be a taxable transaction. In general, you will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the fair market value of the New Preferred Stock received in the Merger (including a fractional share for which cash is received) and your adjusted tax basis in the Old Preferred Stock exchanged in the Merger. Your tax basis in the Old Preferred Stock is the same as your tax basis in the Old Preferred Stock of GECC. Such gain or loss will be long-term capital gain or loss if your holding period for such shares (which includes the period during which you held the Old Preferred Stock of GECC) is more than one year at the time of the Merger. If you are a non-corporate U.S. holder, long-term capital gain recognized by you is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

You will have an initial tax basis in the New Preferred Stock equal to the value of such shares received in the Merger. Your holding period for such shares will start on the day after the Merger.

In addition, a U.S. holder will recognize short-term capital gain or loss in connection with the receipt of cash in lieu of a fractional share in an amount equal to the difference between the amount of cash received and the value of the fractional share of the New Preferred Stock on the date of the Merger.

Dividends on the New Preferred Stock

Distributions received by you on the New Preferred Stock that are paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, will generally constitute dividends taxable as ordinary income. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits, the excess will not constitute dividends but will instead be treated first as a tax-free return of capital, to the extent of your adjusted basis in the New Preferred Stock (with a corresponding reduction in basis), and thereafter will be treated as gain from the disposition of the New Preferred Stock as described below, under “–Redemption or Disposition of the New Preferred Stock.” If you are a non-corporate U.S. holder, dividends received on the New Preferred Stock are eligible for reduced rates of taxation (provided that certain holding period and other requirements are met).

If you are a corporate U.S. holder, dividends received on the New Preferred Stock generally will be eligible for the dividends received deduction provided by Section 243(a)(1) of the Code. Generally, the dividends received deduction is currently equal to 70% of the amount of any such dividend. However, the deduction is generally available to you only with respect to stock held for more than 45 days during the 91-day period beginning 45 days before the relevant ex-dividend date, including the date of disposition but excluding the date of acquisition. The length of time that you are deemed to have held stock for these purposes is reduced for periods during which your risk of loss with respect to the stock is diminished by the existence of certain options, contracts to sell, short sales or other similar transactions. The benefit of the dividends received deduction to you may be effectively reduced or eliminated by operation of the “extraordinary dividend” provisions of Section 1059 of the Code, which would require you to reduce your adjusted tax basis in the New Preferred Stock by the amount excluded from income as a result of the dividends received deduction. The excess of the excluded amount over basis would be treated as gain. A dividend would be treated as “extraordinary” if (1) it equals or exceeds 5% of your adjusted tax basis in the stock (reduced by the non-taxed portion of any prior extraordinary dividend), treating all dividends having ex-dividend dates within an 85-day period as one dividend, or (2) it exceeds 20% of your adjusted tax basis in the stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend. Additionally, if the “issue price” of a series of New Preferred Stock exceeded its liquidation preference or its stated redemption price (i.e., if the New Preferred Stock is treated as issued at a premium), then all dividends on such stock would be treated as “extraordinary dividends” for this purpose. The terms of each series of New Preferred Stock have been set with a view towards minimizing the likelihood that the New Preferred Stock is treated as issued at a premium. However, because the manner in which the issue price should be determined for this purpose is not entirely clear and may depend on the value of the New Preferred Stock at the time of the Merger, if you are a corporate U.S. holder, you are urged to consult your tax advisor regarding the application of the extraordinary dividend rules to the New Preferred Stock.

In addition, the dividends received deduction generally will be reduced or eliminated if you have indebtedness “directly attributable” to your investment in the New Preferred Stock.

Preferred OID

Under the so-called “preferred OID” rules of Section 305 of the Code, you may be required to include the discount, if any, at which the New Preferred Stock is treated as having been issued in income over time as a constructive distribution if certain conditions are met. It is not anticipated that the preferred OID rules will apply to the New Preferred Stock, although there can be no assurance that they will not apply.

More specifically, if (1) the price at which a series of New Preferred Stock may be redeemed exceeds its “issue price” (i.e., if the New Preferred Stock is treated as issued at a discount) by more than a de minimis amount, and (2) our right to redeem the New Preferred Stock is considered as of the issue date to be more likely than not to be exercised, as determined for this purpose, then you will be required to amortize the discount (on a constant-yield basis) over the period from the issue date to the anticipated redemption date, and will be deemed to receive constructive distributions on such New Preferred Stock equal to the amount amortized in each taxable year, even though you have not received any cash as a result of such constructive distributions. Any constructive distributions will generally be taxed in the same manner as actual distributions described above in “—Dividends on the New Preferred Stock.” In addition, you should increase your tax basis in the New Preferred Stock for any constructive distributions deemed received.

Our redemption right will not be treated as more likely than not to be exercised if the requirements of a safe harbor test are met. We anticipate that these requirements will be met, but there can be no assurance that they will be. If the test is not met, then whether our redemption right is considered more likely than not to be exercised will be based on all facts and circumstances as of the issue date. We will determine in our view whether the preferred OID rules are applicable to each series of the New Preferred Stock, and if so, the amount and timing of such constructive distributions, and we will publish our determination on our website within 60 days of the Merger.

Our determination will be binding on you unless you explicitly disclose your contrary determination on a timely filed tax return for your taxable year that includes your acquisition of the New Preferred Stock. Our determination will not be binding on the IRS. Because a constructive distribution received by you would not give rise to any cash from which any applicable withholding tax could be satisfied, if backup withholding is required on your behalf because you fail to establish an exemption from backup withholding as discussed in “—Information Reporting and Backup Withholding,” any such backup withholding may be withheld from subsequent payments of cash on the New Preferred Stock.

Redemption or Disposition of the New Preferred Stock

Redemption of the New Preferred Stock will be a taxable event to you. Proceeds from the redemption will be taxed to you in the same manner as dividends as described under “—Dividends on the New Preferred Stock” unless the redemption (i) results in a “complete termination” of your stock interest (under Section 302(b)(3) of the Code), (ii) results in a “substantially disproportionate” redemption of your stock interest (under Section 302(b)(2) of the Code) or (iii) is “not essentially equivalent to a dividend” with respect to you (under Section 302(b)(1) of the Code). In determining whether the redemption is subject to tax as a dividend, you must take into account not only the stock you actually own but the stock you constructively own within the meaning of Section 318 of the Code. For this purpose, you are deemed to own any shares of stock that are owned, or deemed owned, by certain related persons and entities, as well as any shares that you (or a related person or entity) have the right to acquire by exercise of an option. If you own none or only an insubstantial amount of our voting stock (actually or constructively), it is likely that redemption of the New Preferred Stock would be considered “not essentially equivalent to a dividend.”

If redemption of the New Preferred Stock is not subject to tax as a dividend, the redemption will result in capital gain or loss to you, in an amount equal to the difference between the amount realized and your adjusted tax basis in the stock redeemed. Your amount realized will be the amount of cash received by you in the redemption (other than cash received with respect to declared dividends).

If you otherwise dispose of your shares of the New Preferred Stock in a taxable disposition, you will generally recognize capital gain or loss equal to the difference between the amount of cash and the fair market value of property received on such disposition and your adjusted tax basis in the shares disposed of.

If you are a non-corporate U.S. holder, long-term capital gain recognized by you is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to the receipt of cash in lieu of fractional shares pursuant to the Merger and payments of dividends on the New Preferred Stock and proceeds of a sale or other taxable disposition of the New Preferred Stock, unless you are an exempt recipient. Backup withholding may apply to such payments if you fail to provide a taxpayer identification number or a certification of exempt status, or have been notified by the IRS that you are subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.

Non-U.S. Holders

This subsection describes the U.S. federal income tax consequences to a Non-U.S. holder. A “Non-U.S. holder” is an individual, corporation, trust or estate that is a beneficial owner of Old Preferred Stock or New Preferred Stock and is not a U.S. holder.

U.S. Effectively Connected Income

For purposes of the discussion below, if you are a Non-U.S. holder, gain, if any, from your receipt of New Preferred Stock in exchange for Old Preferred Stock in the Merger, gain from receipt of cash in lieu of a fractional share, dividends received by you on the New Preferred Stock (including any constructive dividend as a result of the preferred OID rules, as described above under “U.S. Holders–Preferred OID”) and your gain on the sale, exchange or other taxable disposition of the New Preferred Stock will be considered “U.S. effectively connected income” to you if such income is:

•	effectively connected with your conduct of a U.S. trade or business; and

•	if you are a treaty resident, attributable to a U.S. permanent establishment (or, if you are individual, a fixed base) maintained by you in the United States.

Generally, U.S. effectively connected income is subject to U.S. federal income tax on a net-income basis at regular graduated U.S. federal income tax rates and will be taxed to you as if you were a U.S. person as described above under “U.S. holders.” Moreover, if you are a corporate Non-U.S. holder, U.S. effectively connected income received by you may, under specific circumstances, be subject to an additional tax—the “branch profits tax”—at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

The Merger

Except as described below, gain realized by you on the receipt of New Preferred Stock (including a fractional share for which cash is received) in exchange for Old Preferred Stock in the Merger generally will not be subject to U.S. federal income or withholding tax, unless:

•	the gain is U.S. effectively connected income;

•	subject to certain exceptions, you are an individual who is present in the United States for 183 days or more in the taxable year in which the Merger occurs and meet certain other requirements; or

•

GECC MergeCo is a “United States real property holding corporation” for U.S. federal income tax purposes or GECC has been a “United States real property holding corporation” at any time during the shorter of the five-year period ending on the date of the Merger and your holding period for the Old Preferred Stock of GECC, or GECC MergeCo fails to comply with applicable certification procedures certifying that the foregoing is not the case.

We believe GECC has not been, and GECC MergeCo is not currently, a “United States real property holding corporation,” and GECC MergeCo will comply with applicable certification procedures to this effect. In addition, you are generally required to request and obtain a copy of the applicable certification to avoid creating a presumption to the contrary. We will publish a copy of this certification on our website, and you can also request and obtain a copy of this certification by writing or telephoning us at the address or telephone number provided above under “Where You Can Find More Information.”

Gain realized by you on the receipt of cash in lieu of a fractional share will be treated as described below in “–Redemption or Disposition of the New Preferred Stock.”

Dividends on the New Preferred Stock

If you are a Non-U.S. holder of New Preferred Stock, dividends paid to you (including any constructive dividends as a result of the preferred OID rules, as described above under “U.S. Holders—Preferred OID”) out of our current or accumulated earnings and profits generally will be subject to withholding of U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty provided that you provide the certification described below). However, if such dividends are U.S. effectively connected income, they are not subject to withholding, provided that you provide the certification described below. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits, the excess will not constitute dividends but will instead be treated first as a tax-free return of capital, to the extent of your adjusted basis in the New Preferred Stock (with a corresponding reduction in basis), and thereafter will be treated as gain from the disposition of the New Preferred Stock as described below, under “—Redemption or Disposition of the New Preferred Stock.” Because a constructive distribution received by you would not give rise to any cash from which any applicable withholding tax could be satisfied, such tax may be withheld from subsequent payments of cash on the New Preferred Stock.

If you are entitled to an exemption from withholding or a reduction in the rate of withholding, you must provide to the payment agent, prior to payment of the affected dividends, a properly executed IRS form and must periodically update the information supplied on such form. In the case of a claimed exemption by reason of U.S. effectively connected income, the required form is IRS Form W-8ECI (or any successor form specified by the IRS). In the case of a claimed exemption from or reduction in the rate of withholding on the grounds of an applicable income tax treaty, the required form is IRS Form W-8BEN or IRS Form W-8BEN-E, as the case may be (or any successor form specified by the IRS). If you claim benefits under an applicable income tax treaty, you may also be required, in certain circumstances, to obtain and to provide to the payment agent a U.S. taxpayer identifying number or a tax identifying number issued to you by your jurisdiction of tax residence. Also, applicable Treasury regulations require special procedures for payments through qualified intermediaries.

Redemption or Disposition of the New Preferred Stock

Except as described below, gain realized by you on the redemption or disposition of the New Preferred Stock generally will not be subject to U.S. federal income or withholding tax, unless:

•	the gain is U.S. effectively connected income;

•	subject to certain exceptions, you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meet certain other requirements; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition of the New Preferred Stock and your holding period for the New Preferred Stock unless any class of our stock is regularly traded on an established securities market and you hold New Preferred Stock that has a value on the date of your acquisition of the New Preferred Stock of no more than 5% of the value of our outstanding class of regularly traded stock with the lowest value on that date.

We believe that we have not been and are not currently a United States real property holding corporation, and we do not anticipate becoming such an entity in the future. However, we can give no assurances that we will not become a United States real property holding corporation. Accordingly, you are urged to consult your tax advisor to determine the application of these rules to your disposition of the New Preferred Stock.

Additionally, any proceeds from the redemption of New Preferred Stock that are treated as dividends, as described under “U.S. Holders—Redemption or Disposition of the New Preferred Stock,” will be taxed to you as described under “—Dividends on the New Preferred Stock.”

Information Reporting Requirements and Backup Withholding

Information returns will be filed annually, on IRS Form 1042-S (“Foreign Person’s U.S. Source Income Subject to Withholding”), with the IRS and provided to you, stating the amount of dividends paid to you and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

Unless you comply with certification procedures to establish that you are not a United States person as defined under the Code, information returns may also be filed with the IRS in connection with the receipt of cash in lieu of fractional shares pursuant to the Merger and the proceeds from a sale or other disposition of the New Preferred Stock.

You may be subject to backup withholding on the receipt of cash in lieu of fractional shares pursuant to the Merger and payments of dividends on the New Preferred Stock or on the proceeds from a sale or other disposition of New Preferred Stock unless you comply with certification procedures to establish that you are not a United States person or otherwise establish an exemption. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certifications requirements to avoid backup withholding as well.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your U.S. federal income tax liability, provided you timely furnish the required information to the IRS.

FATCA

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on the New Preferred Stock and, beginning in 2019, on the payment of proceeds of sales or redemptions of the New Preferred Stock paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies, which is typically evidenced by delivery of a properly executed IRS Form W-8BEN-E. An intergovernmental agreement between the United States and the entity’s jurisdiction may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). You should consult your tax advisor regarding the effects of FATCA on your investment in New Preferred Stock.

This summary of material U.S. federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

VALIDITY OF THE NEW PREFERRED STOCK

The validity of the New Preferred Stock will be passed upon by Weil, Gotshal & Manges LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of GE as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, incorporated by reference in this Prospectus Supplement, and the effectiveness of internal control over financial reporting as of December 31, 2014, have been audited by KPMG LLP, independent registered public accounting firm, as stated in their report dated February 27, 2015, except for the effects of the dispositions described in Note 30, which is as of August 7, 2015, incorporated by reference herein.

Appendix List

Appendix A—Section 262 of the DGCL	S-A-1
Appendix B—Form of Merger Agreement	S-B-1
Appendix C—Form of Certificate of Amendment to the Certificate of Incorporation of the Company	S-C-1
Appendix D—Financial Statements of GE	S-D-1

APPENDIX A

SECTION 262 OF THE DGCL

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment”

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substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such

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second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any

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rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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APPENDIX B

FORM OF AGREEMENT AND PLAN OF MERGER

AMONG

GE CAPITAL SUB 2, INC.

(a Delaware corporation)

AND

GE CAPITAL SUB 3, INC.

(a Delaware corporation)

AND

GENERAL ELECTRIC COMPANY
(a New York corporation)

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of ____:____ ___.m. (New York time) on December ___, 2015, by and among GE Capital Sub 2, Inc., a Delaware corporation (“Merger Sub”), GE Capital Sub 3, Inc., a Delaware corporation (“Sub 3”), and General Electric Company, a New York corporation (“GE”).

WHEREAS, on April 2, 2015, the Board of Directors of GE approved a new plan (“Project Hubble”) to reduce the size of the GE Capital business;

WHEREAS, in connection with, and in furtherance of Project Hubble, (i) General Electric Capital Corporation, a Delaware corporation (“GECC”), and its subsidiaries were reorganized, (ii) Sub 3 distributed all of the issued and outstanding common stock of GECC (the “First Distribution”) to GE Capital Global Holdings, LLC, a Delaware limited liability company (“Global Holdings”) and, immediately after the First Distribution, Global Holdings distributed all of the issued and outstanding common stock of GECC to GE (the “Second Distribution”), and (iii) after the Second Distribution, GECC merged with and into GE and GE was the surviving corporation of such merger (the “GECC Merger”);

WHEREAS, Merger Sub is a corporation duly organized and existing under the laws of the State of Delaware, and a wholly-owned subsidiary of GE;

WHEREAS, Sub 3 is a corporation duly organized and existing under the laws of the State of Delaware; and

WHEREAS, the Board of Directors of Merger Sub and the Board of Directors of Sub 3 deem it advisable to merge Merger Sub with and into Sub 3 so that Sub 3 is the surviving corporation on the terms provided herein (the “Merger”).

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. The Merger. After satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, and subject to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will merge with and into Sub 3 and Sub 3 shall file a

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Certificate of Merger with the Secretary of State of the State of Delaware (the “Secretary of State”) in accordance with the provisions of the DGCL and shall make all other filings or recordings required by Delaware law in connection with the Merger. The Merger shall become effective upon the filing of such Certificate of Merger with the Secretary of State or at such later time as may be provided for in such Certificate of Merger (the “Effective Time”). Upon the Effective Time, the separate corporate existence of Merger Sub shall cease and Sub 3 shall be the surviving corporation (the “Surviving Corporation”). The parties hereby agree that the Effective Time shall occur on the calendar day immediately following the day on which the Second Distribution and the GECC Merger are consummated.

2. Conditions to the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver (except as provided in this Agreement) of the following conditions:

a. This Agreement shall have been adopted by the sole stockholder of Merger Sub, in accordance with the requirements of the DGCL and the Certificate of Incorporation and Bylaws of Merger Sub;

b. This Agreement shall have been adopted by the sole common stockholder of Sub 3 in accordance with the requirements of the DGCL and the Certificate of Incorporation and Bylaws of Sub 3;

c. GE shall have amended its Certificate of Incorporation as set forth in the Certificate of Amendment attached hereto as Exhibit A; and

d. The Second Distribution and the GECC Merger shall have occurred on the day immediately preceding the Effective Time.

3. Transfer, Conveyance and Assumption. At the Effective Time, Sub 3 shall continue in existence as the Surviving Corporation and, without further transfer, succeed to and possess all rights, privileges, powers and franchises of Merger Sub, and all of the assets and property of whatever kind and character of Merger Sub shall vest in Sub 3, as the Surviving Corporation, without further deed; thereafter, Sub 3, as the Surviving Corporation, shall be liable for all of the liabilities and obligations of Merger Sub, and any claim or judgment against Merger Sub may be enforced against Sub 3, as the Surviving Corporation, in accordance with Section 259 of the DGCL.

4. Certificate of Incorporation; Bylaws.

a. From and after the Effective Time, the Certificate of Incorporation of Sub 3 shall be the Certificate of Incorporation of the Surviving Corporation; and

b. From and after the Effective Time, the Bylaws of Sub 3 shall be the Bylaws of the Surviving Corporation.

5. Directors and Officers of the Surviving Corporation. From and after the Effective Time, the directors and officers of Sub 3 serving as directors or officers of Sub 3 immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

6. Cancellation and Conversion of Stock.

a. Upon the Effective Time, by virtue of the Merger and without any action on the part of the holder of any outstanding share of common stock, par value $14.00 per share, of Sub 3 (the “Sub 3 Common Stock”), each share of Sub 3 Common Stock issued and outstanding immediately prior

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to the Effective Time shall remain unchanged and continue to remain outstanding as one share (or equal fraction of a share) of Sub 3 Common Stock.

b. Upon the Effective Time, by virtue of the Merger and without any action on the part of the holder of any outstanding share of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share and having a liquidation preference of $100,000 per share, of Sub 3 (the “Sub 3 Series A”), subject to Section 8 hereof, each share of Sub 3 Series A issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive [_______] shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share and having a liquidation preference of $1,000 per share, of GE (the “GE Series A”), and cash (without interest) in lieu of fractional shares of GE Series A, in an amount determined pursuant to Section 7.

c. Upon the Effective Time, by virtue of the Merger and without any action on the part of the holder of any outstanding share of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B, par value $0.01 per share and having a liquidation preference of $100,000 per share, of Sub 3 (the “Sub 3 Series B”), subject to Section 8 hereof, each share of Sub 3 Series B issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive [_______] shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B, par value $1.00 per share and having a liquidation preference of $1,000 per share, of GE (the “GE Series B”), and cash (without interest) in lieu of fractional shares of GE Series B, in an amount determined pursuant to Section 7.

d. Upon the Effective Time, by virtue of the Merger and without any action on the part of the holder of any outstanding share of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C, par value $0.01 per share and having a liquidation preference of $100,000 per share, of Sub 3 (the “Sub 3 Series C”, and, together with the Sub 3 Series A and Sub 3 Series B, the “Sub 3 Preferred Stock”), subject to Section 8 hereof, each share of Sub 3 Series C issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive [_______] shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C, par value $1.00 per share and having a liquidation preference of $1,000 per share, of GE (the “GE Series C”, and, together with the GE Series A and the GE Series B, the “GE Preferred Stock”), and cash (without interest) in lieu of fractional shares of GE Series C, in an amount determined pursuant to Section 7.

e. Upon the Effective Time, by virtue of the Merger and without any action on the part of the holder of any outstanding share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”), all of the shares of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time, collectively, shall be converted into (i) 22,500 shares of Sub 3 Series A, (ii) 17,500 shares of Sub 3 Series B, and (iii) 10,000 shares of Sub 3 Series C.

f. From and after the Effective Time, holders of certificates formerly evidencing Sub 3 Preferred Stock (which shall include stock certificates of General Electric Capital Corporation, a Delaware corporation (“GECC”), outstanding immediately prior to the merger of GE Capital Sub 1, Inc., a Delaware corporation, into GECC) shall cease to have any rights as stockholders of Sub 3, except as provided by law; except, however, that such holders shall have the rights set forth in Section 6(g), below.

g. To the fullest extent permitted by law and subject to Section 8 hereof, each outstanding stock certificate that, immediately prior to the Effective Time, evidenced Sub 3 Preferred Stock (which shall include stock certificates of GECC outstanding immediately prior to the merger of GE Capital Sub 1, Inc. into GECC) shall be deemed and treated for all corporate purposes to evidence the

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ownership of the number of shares of GE Preferred Stock issuable in respect thereof pursuant to the provisions of this Section 6, unless otherwise determined by the Board of Directors of GE.

7. Fractional Shares. Holders of Sub 3 Preferred Stock shall not receive fractional shares of GE Preferred Stock in connection with the Merger and shall not have any rights (including voting) with respect to any such fractional shares. Cede & Co., as the nominee of The Depository Trust Company, is the sole record holder of the Sub 3 Preferred Stock. In the initial conversion of the shares of each series of Sub 3 Preferred Stock held of record by Cede & Co. into shares of the applicable series of GE Preferred Stock, the fractional share (if any) for each such series of GE Preferred Stock that would otherwise be issued to Cede & Co. as record holder shall be rounded up to one whole share of such series of GE Preferred Stock. With respect to the beneficial holders of Sub 3 Preferred Stock, it is understood and expected that Computershare Inc. and its wholly-owned subsidiary, Computershare Trust Company, N.A., acting as agent for the holders of Sub 3 Preferred Stock otherwise entitled to receive fractional shares of GE Preferred Stock (the “Transfer Agent”), will, as soon as practicable:

a. aggregate any fractional shares of GE Series A that would have otherwise been required to be distributed (“Fractional A Shares”) to such beneficial holders of shares of Sub 3 Series A otherwise entitled to receive such fractional shares (the “Fractional A Holders”) and cause such aggregated Fractional A Shares to be sold in the open market for the accounts of such Fractional A Holders, and any proceeds that the Transfer Agent realizes from such sale will be distributed, less any brokerage commissions or other fees, to each Fractional A Holder in accordance with such Fractional A Holder’s fractional interest in the aggregate number of Fractional A Shares sold;

b. aggregate any fractional shares of GE Series B that would have otherwise been required to be distributed (“Fractional B Shares”) to such beneficial holders of shares of Sub 3 Series B otherwise entitled to receive such fractional shares (the “Fractional B Holders”) and cause such aggregated Fractional B Shares to be sold in the open market for the accounts of such Fractional B Holders, and any proceeds that the Transfer Agent realizes from such sale will be distributed, less any brokerage commissions or other fees, to each Fractional B Holder in accordance with such Fractional B Holder’s fractional interest in the aggregate number of Fractional B Shares sold; and

c. aggregate any fractional shares of GE Series C that would have otherwise been required to be distributed (“Fractional C Shares”) to such beneficial holders of shares of Sub 3 Series C otherwise entitled to receive such fractional shares (the “Fractional C Holders” together with the Fractional A Holders and the Fractional B Holders, the “Fractional Holders”) and cause such aggregated Fractional C Shares to be sold in the open market for the accounts of such Fractional C Holders, and any proceeds that the Transfer Agent realizes from such sale will be distributed, less any brokerage commissions or other fees, to each Fractional C Holder in accordance with such Fractional C Holder’s fractional interest in the aggregate number of Fractional C Shares sold.

8. Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Sub 3 Preferred Stock held by a person (a “Dissenting Stockholder”) who properly demands appraisal of such shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall be deemed not to have been converted as described in Section 6, but shall, instead, be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to Section 262 of the DGCL. If, after the Effective Time, such Dissenting Stockholder fails to perfect or validly withdraws or otherwise loses such Dissenting Stockholder’s right to appraisal, such Dissenting Stockholder’s shares of Sub 3 Preferred Stock shall no longer be considered Dissenting Shares for the purposes of this Agreement and such Dissenting Stockholder’s shares of Sub 3 Preferred Stock shall thereupon be deemed to have been converted, at the Effective Time, as set forth in Section 6 hereof.

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9. Representations and Warranties of Merger Sub. Merger Sub hereby represents and warrants that it:

a. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted;

b. is duly qualified to do business as a foreign person, and is in good standing, in each jurisdiction where the character of its properties or the nature of its activities make such qualification necessary;

c. is not in violation of any provisions of its Certificate of Incorporation or Bylaws; and

d. has full corporate power and authority to execute and deliver this Agreement and, assuming the adoption of this Agreement by its sole stockholder in accordance with the DGCL and its Certificate of Incorporation and Bylaws, consummate the Merger and the other transactions contemplated by this Agreement.

10. Representations and Warranties of Sub 3. Sub 3 hereby represents and warrants that it:

a. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted;

b. is duly qualified to do business as a foreign person, and is in good standing, in each jurisdiction where the character of its properties or the nature of its activities make such qualification necessary;

c. is not in violation of any provisions of its Certificate of Incorporation or Bylaws; and

d. has full corporate power and authority to execute and deliver this Agreement and, assuming the adoption of this Agreement by its sole common stockholder in accordance with the DGCL and its Certificate of Incorporation and Bylaws, consummate the Merger and the other transactions contemplated by this Agreement.

11. Representations and Warranties of GE. GE hereby represents and warrants that it:

a. is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has all the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted;

b. is duly qualified to do business as a foreign person, and is in good standing, in each jurisdiction where the character of its properties or the nature of its activities make such qualification necessary;

c. is not in violation of any provisions of its Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws; and

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d. has full corporate power and authority to execute and deliver this Agreement and consummate the Merger and the other transactions contemplated by this Agreement, including the issuance of the GE Preferred Stock.

12. Miscellaneous.

a. Termination. At any time prior to the Effective Time, this Agreement may be terminated and the Merger abandoned for any reason whatsoever as authorized by the Board of Directors of Merger Sub, the Board of Directors of Sub 3, and the Board of Directors of GE, notwithstanding the adoption of this Agreement by the sole stockholder of Merger Sub or the sole common stockholder of Sub 3.

b. Further Assurances as to Merger Sub. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignment, conveyance or assurance in law or any other acts are necessary or desirable to (i) vest, perfect or confirm in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, Merger Sub and its officers shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of Merger Sub or otherwise to take any and all such action.

c. Amendment. At any time prior to the Effective Time, this Agreement may be amended, modified or supplemented as authorized by the Board of Directors of Merger Sub, the Board of Directors of Sub 3, and the Board of Directors of GE, whether before or after the adoption of this Agreement by the sole stockholder of Merger Sub and sole common stockholder of Sub 3; provided, however, that after any such adoption, there shall not be made any amendment that by law requires the further approval by such stockholders of Merger Sub or Sub 3 without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Merger Sub, Sub 3 and GE.

d. No Waivers. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

e. Assignment; Third Party Beneficiaries. This Agreement and the rights and obligations hereunder shall not be assigned, delegated, or otherwise transferred (whether by operation of law, by contract, or otherwise) without the prior written consent of the other parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing express or implied in this Agreement is intended or shall be construed to confer upon or give any person other than the parties hereto and their respective permitted assigns, any rights or remedies under this Agreement.

f. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Delivery of an executed signature

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page of this Agreement by facsimile (or other electronic) transmission (including in “.pdf” or “.tif” format) shall be effective as delivery of a manually executed counterpart hereof.

g. Governing Law. This Agreement shall be enforced, governed, and construed in all respects in accordance with the laws of the State of Delaware applicable to contracts executed and performable solely in such state.

h. Headings. The article and section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

i. Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any action, suit, or proceeding seeking to enforce any provision of, or based on any matter arising out of or relating to, this Agreement or the transactions contemplated hereby can only be brought in the Delaware Court of Chancery, or, if such court does not have jurisdiction, in the Delaware Superior Court (Complex Commercial Division), or, if the federal courts have exclusive jurisdiction over the subject matter of the action, suit, or proceeding, in the U.S. District Court for the District of Delaware, and each of the parties hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action, suit, or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit, or proceeding in any such court or that any such action, suit, or proceeding that is brought in any such court has been brought in an inconvenient forum.

j. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or by electronic mail or (iii) one business day following the day sent by overnight courier (with written confirmation of receipt).

k. Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held (by a court of jurisdiction) to be invalid, illegal, or unenforceable under the applicable law of any jurisdiction, (i) the remainder of this Agreement or the application of such provision to other persons or circumstances or in other jurisdictions shall not be affected thereby, and (ii) such invalid, illegal, or unenforceable provision shall not affect the validity or enforceability of any other provision of this Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date and time first set forth above.

GE CAPITAL SUB 2, INC.

By:
Name:
Title:

GE CAPITAL SUB 3, INC.

By:
Name:
Title:

GENERAL ELECTRIC COMPANY

By:
Name:
Title:

[AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

Certificate of Amendment

[See Appendix C to the Prospectus Supplement]

APPENDIX C

FORM OF

CERTIFICATE OF AMENDMENT

OF

THE CERTIFICATE OF INCORPORATION

OF

GENERAL ELECTRIC COMPANY

UNDER SECTION 805

OF

THE BUSINESS CORPORATION LAW OF THE STATE OF NEW YORK

First: The name of the corporation is General Electric Company;

Second: The corporation was incorporated by special act of the New York Legislature, Chapter 323, Laws of 1892, effective April 15, 1892;

Third: The Certificate of Incorporation of the corporation is amended to add a new Section 3.B.(3) thereof as authorized by subparagraph 12 of Section 801 of the Business Corporation Law of the State of New York stating the number, designation, relative rights, preferences, and limitations of the shares of a series of the Preferred Stock of the corporation as fixed by the corporation’s Board of Directors, which new Section 3.B.(3) shall read in its entirety as follows:

(3) Series A, Series B and Series C of Preferred Stock

(a)          Designation. Three series of preferred stock designated the “Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A” (hereinafter called “Series A”), “Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series B” (hereinafter called “Series B”) and “Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series C” (hereinafter called “Series C,” and together with the Series A and the Series B, the “Preferred Stock”) are established and the authorized number of shares that shall constitute each such series of Preferred Stock is as follows:

(i)        _____ shares of Series A, $1.00 par value per share and having a liquidation preference of $1,000 per share;

(ii)       _____ shares of Series B, $1.00 par value per share and having a liquidation preference of $1,000 per share; and

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(iii)      _____ shares of Series C, $1.00 par value per share and having a liquidation preference of $1,000 per share.

Such number of shares of each series of Preferred Stock may be increased or decreased by resolution of the Board of Directors (or a duly authorized committee thereof); provided, however, that no decrease shall reduce the number of shares of any series of Preferred Stock to less than the number of shares of such series of Preferred Stock then issued and outstanding plus the number of shares of such series of Preferred Stock issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the corporation. The “original issue date” of the shares of each series of the Preferred Stock shall be December 3, 2015. Shares of any outstanding series of Preferred Stock that are redeemed, purchased or otherwise acquired by the corporation shall be cancelled and shall revert to authorized but unissued shares of preferred stock undesignated as to series.

(b)          Ranking. The shares of the Preferred Stock shall rank:

(i)        senior, with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up, to the common stock and to any other class or series of capital stock of the corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks junior to each series of the Preferred Stock with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up of the corporation, as the case may be (collectively, such common and such other capital stock, “Junior Securities”); and

(ii)       on a parity, with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up, with any other class or series of capital stock of the corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks junior to each series of the Preferred Stock with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up of the corporation, as the case may be (collectively, such other capital stock, “Parity Securities”).

Each series of Preferred Stock shall rank on a parity, with respect to the payment of dividends and distributions of assets upon liquidation, dissolution or winding up, with each of the other series of Preferred Stock.

The corporation may authorize and issue additional shares of Junior Securities and Parity Securities without the consent of the holders of the Preferred Stock. The corporation may not issue any class or series of capital stock of the corporation that, by its terms, expressly provides that it ranks senior to the Preferred Stock with respect to the payment of dividends or distributions of assets upon liquidation, dissolution or winding up of the corporation, as the case may be.

(c)          Dividends.  (i)  Holders of the Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors (or a duly authorized committee thereof), out of assets legally available for the payment of dividends, non-cumulative cash dividends based on the liquidation preference of each series of the Preferred Stock at a rate equal to:

(1)          with respect to Series A:

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(i)        _____% per annum for each semi-annual dividend period from and including the original issue date to, but excluding, June 15, 2022 (the “Series A Fixed Rate Period”),

(ii)       three-month LIBOR plus a spread of _____% per annum, for each quarterly dividend period from and including June 15, 2022 to, but not including, the redemption date of the Series A, if any (the “Series A Floating Rate Period”);

(2)          with respect to Series B:

(i)        _____% per annum for each semi-annual dividend period from and including the original issue date to, but excluding, December 15, 2022 (the “Series B Fixed Rate Period”);

(ii)       three-month LIBOR plus a spread of _____% per annum, for each quarterly dividend period from and including December 15, 2022 to, but not including, the redemption date of the Series B, if any (the “Series B Floating Rate Period”);

(3)          with respect to Series C:

(i)        _____% per annum for each semi-annual dividend period from and including the original issue date to, but excluding, June 15, 2023 (the “Series C Fixed Rate Period,” and together with the Series A Fixed Rate Period and the Series B Fixed Rate Period, the “Fixed Rate Periods”); and

(ii)       three-month LIBOR plus a spread of _____% per annum, for each quarterly dividend period from and including June 15, 2023 to, but not including, the redemption date of the Series C, if any (the “Series C Floating Rate Period,” and together with the Series A Floating Rate Period and the Series B Floating Rate Period, the “Floating Rate Periods”).

In the event the corporation issues additional shares of any series of Preferred Stock after the original issue date for such series, any dividends on such additional shares shall accrue from the issue date of such additional shares.

References to the “accrual” (or similar terms) of dividends on each series of the Preferred Stock refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

(ii)          When, as and if declared by the Board of Directors (or a duly authorized committee thereof), dividends will be payable on each series of the Preferred Stock on the following dates (each such date, a “dividend payment date”):

(1)        with respect to Series A:

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(i)        during the Series A Fixed Rate Period, dividends will be payable semi-annually, in arrears, on June 15 and December 15 of each year, beginning on December 15, 2015 and ending on June 15, 2022;

(ii)        during the Series A Floating Rate Period, dividends will be payable quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2022;

(2)          with respect to Series B:

(i)        during the Series B Fixed Rate Period, dividends will be payable semi-annually, in arrears, on June 15 and December 15 of each year, beginning on December 15, 2015 and ending on December 15, 2022;

(ii)        during the Series B Floating Rate Period, dividends will be payable quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on March 15, 2023;

(3)          with respect to Series C:

(i)        during the Series C Fixed Rate Period, dividends will be payable semi-annually, in arrears, on June 15 and December 15 of each year, beginning on December 15, 2015 and ending on June 15, 2023; and

(ii)       during the Series C Floating Rate Period, dividends will be payable quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on September 15, 2023.

In the event that any dividend payment date during a Fixed Rate Period on which dividends would otherwise be payable is not a Business Day, the dividend payment date will be postponed to the next day that is a Business Day, without any adjustment to the dividend amount. In the event that any dividend payment date during a Floating Rate Period on which dividends would otherwise be payable is not a Business Day, the dividend payment date will be postponed to the next day that is a Business Day and dividends will accrue to, but exclude, the date dividends are paid. However, if the postponement would cause the dividend payment date to fall in the next calendar month during a Floating Rate Period, the dividend payment date will instead be brought forward to the immediately preceding Business Day. A “Business Day” means any weekday that is not a legal holiday in New York, New York and that is not a day on which banking institutions in New York, New York are authorized or required by law or regulation to be closed.

(iii)          Dividends will be payable to holders of record of the Preferred Stock as they appear on the corporation’s stock register on the applicable record date, which shall be the 15th calendar day before the applicable dividend payment date, or such other record date, no earlier than 30 calendar days before the applicable dividend payment date, as shall be fixed by the Board of Directors (or a duly authorized committee thereof).

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(iv)         A “dividend period” is the period from and including a dividend payment date to, but excluding, the next dividend payment date (without giving effect during a Fixed Rate Period to any adjustment of the dividend payment date because any such date is not a Business Day), except that the initial dividend period during a Fixed Rate Period will commence on and include the original issue date of the relevant series of the Preferred Stock. Dividends payable on the Preferred Stock for a Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Preferred Stock for a Floating Rate Period will be computed based on the actual number of days in a dividend period and a 360-day year. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Preferred Stock will cease to accrue on the redemption date, if any, unless the corporation defaults in the redemption (which would include a default in the payment of the redemption price) of the shares of the Preferred Stock called for redemption.

(v)          The dividend rate for each dividend period in a Floating Rate Period will be determined by the calculation agent using three-month LIBOR as in effect on the second London banking day prior to the beginning of the dividend period, which date is the “dividend determination date” for the dividend period. The calculation agent then will add the spread of (a) _____% (in respect of the Series A), (b) _____% (in respect of the Series B) and (c) _____% (in respect of the Series C), in each case, per annum, to the three-month LIBOR as determined on the dividend determination date. Absent manifest error, the calculation agent’s determination of the dividend rate for a dividend period for any series of Preferred Stock will be binding and conclusive on the holders of any such series of Preferred Stock, the transfer agent and the corporation. The calculation agent will notify the corporation of each determination of the dividend rate and will make the dividend rate available to any stockholder upon request.

A “London banking day” is any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

The “calculation agent” means, at any time, the person or entity appointed by the corporation and serving as such agent at such time. The corporation may terminate any such appointment and may appoint a successor agent at any time and from time to time, provided that the corporation shall use its best efforts to ensure that there is, at all relevant times when any series of Preferred Stock is outstanding, a person or entity appointed and serving as such agent. The calculation agent may be a person or entity affiliated with the corporation.

The term “three-month LIBOR” means the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000, as that rate appears on Reuters screen page “LIBOR01” (or its equivalent on Bloomberg) at approximately 11:00 a.m., London time, on the relevant dividend determination date. If no offered rate appears on Reuters screen page “LIBOR01” on the relevant dividend determination date at approximately 11:00 a.m., London time, the corporation will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. The corporation shall notify the calculation agent of the quotations. If at least two quotations are provided, three-month LIBOR

S-C-5

will be the arithmetic average (rounded upward, if necessary, to the nearest .00001 of 1%) of the quotations provided. Otherwise, the corporation will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the dividend determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable dividend period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided to the calculation agent by the corporation, three-month LIBOR will be the arithmetic average (rounded upward, if necessary, to the nearest .00001 of 1%) of the quotations provided. Otherwise, three-month LIBOR for the next dividend period will be equal to three-month LIBOR in effect for the then-current dividend period.

(vi)        Dividends on each series of the Preferred Stock will not be cumulative and will not be mandatory. If the Board of Directors (or a duly authorized committee thereof) does not declare a dividend on any series of Preferred Stock in respect of a dividend period, then no dividend shall be deemed to have accrued for such dividend period, be payable on the applicable dividend payment date or be cumulative, and the corporation will have no obligation to pay any dividend for that dividend period, whether or not the Board of Directors (or a duly authorized committee thereof) declares a dividend for any future dividend period on such series of Preferred Stock, any other series of Preferred Stock or on any other series of the corporation’s preferred stock or common stock.

(vii)        While any series of the Preferred Stock remains outstanding, unless, in each case, the full dividends for the preceding dividend period on all outstanding shares of such series of Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:

(1)        no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Securities (other than (i) a dividend payable solely in Junior Securities or (ii) any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption, repurchase or exchange of any rights under any such plan);

(2)        no shares of Junior Securities shall be purchased, redeemed or otherwise acquired for consideration by the corporation, directly or indirectly (nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the corporation) (other than (i) as a result of a reclassification of Junior Securities for or into other Junior Securities, (ii) the exchange or conversion of one share of Junior Securities for or into another share of Junior Securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Securities, (iv) purchases, redemptions or other acquisitions of shares of Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of Junior Securities pursuant to a contractually binding requirement to buy Junior Securities existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan, or (vi) the purchase of fractional interests in shares of Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged); and

S-C-6

(3)        no shares of Parity Securities shall be purchased, redeemed or otherwise acquired for consideration by the corporation, directly or indirectly (other than (i) pursuant to offers to purchase all, or a pro rata portion, of the Preferred Stock and such Parity Securities; (ii) by conversion into or exchange for Junior Securities; (iii) as a result of a reclassification of Parity Securities for or into other Parity Securities; (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Securities; (v) purchases, redemptions or other acquisitions of shares of the Parity Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants; or (vi) the purchase of fractional interests in shares of Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged).

For the avoidance of doubt, nothing in this paragraph (vii) shall limit the corporation from taking any of the actions set forth in this paragraph (vii) after the original issue date of the Preferred Stock and prior to the first dividend payment date.

(viii)       When dividends are not paid in full upon the shares of any series of Preferred Stock and any Parity Securities, all dividends declared upon shares of any series of Preferred Stock and any Parity Securities will be declared on a proportional basis so that the ratio of dividends to be declared on any such series of Preferred Stock for the then-current dividend period to dividends to be declared on any Parity Securities is the same as the ratio of accrued but undeclared dividends on such series of Preferred Stock for the then-current dividend period to accrued but undeclared dividends, including any accumulations in the case of Parity Securities that accrue cumulative dividends, on any Parity Securities.

(ix)         Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Board of Directors (or a duly authorized committee thereof), may be declared and paid on the corporation’s Junior Securities and the corporation’s Parity Securities from time to time out of any assets legally available for such payment, and the holders of the Preferred Stock shall not be entitled to participate in any such dividend.

(d)        Liquidation.  (i)  Upon any liquidation, dissolution or winding up of the business and affairs of the corporation, either voluntarily or involuntarily, holders of each series of the Preferred Stock are entitled to receive a liquidating distribution of $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, out of assets of the corporation available for distribution to stockholders before the corporation makes any distribution of assets to the holders of the corporation’s Junior Securities. Distributions will be made only to the extent of the corporation’s assets that are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Preferred Stock and pro rata as to each series of the Preferred Stock and any other shares of the corporation’s stock ranking equally as to such distribution. Holders of Preferred Stock will not be entitled to any other amounts from the corporation after they have received their full liquidating distribution.

(ii)        In any such distribution, if the assets of the corporation are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of

S-C-7

each series of the Preferred Stock and all holders of any Parity Securities, the amounts paid to the holders of the Preferred Stock and any Parity Securities will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of each series of the Preferred Stock and any Parity Securities, the holders of the corporation’s Junior Securities shall be entitled to receive all remaining assets of the corporation according to their respective rights and preferences.

(iii)        For purposes of this section, the merger or consolidation of the corporation with any other entity, including a merger or consolidation in which the holders of the Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the corporation for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the business and affairs of the corporation.

(e)          Redemption.  (i)  Each series of the Preferred Stock is perpetual and has no maturity date. None of the series of the Preferred Stock is subject to any mandatory redemption, sinking fund or other similar provisions. The corporation may redeem, to the extent of lawfully available funds, any of the Preferred Stock at the option of the corporation, in whole or in part, from time to time, on any dividend payment date on or after June 15, 2022 (in respect of the Series A), December 15, 2022 (in respect of the Series B) or June 15, 2023 (in respect of the Series C), in each case, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

(ii)         If shares of any series of the Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if such shares of the Preferred Stock are held in book-entry form through The Depository Trust Company, or “DTC”, the corporation may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of such shares of Preferred Stock to be redeemed from the holder; (iii) the redemption price; (iv) the place or places where the certificates evidencing shares of the Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of the Preferred Stock has been duly given and if the funds necessary for such redemption have been irrevocably set aside by the corporation for the benefit of the holders of any shares of the Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Preferred Stock, such shares of Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any declared and unpaid dividends without accumulation of any undeclared dividends.

(iii)        In case of any redemption of only part of the shares of a series of the Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata, by lot or in such other manner as the corporation may determine to be equitable. Subject to the provisions hereof, the Board of Directors (or a duly authorized committee thereof) shall have

S-C-8

full power and authority to prescribe the terms and conditions upon which shares of the Preferred Stock shall be redeemed from time to time.

(iv)        The holders of the Preferred Stock do not have the right to require the redemption or purchase by the corporation of any of the shares of any of the series of the Preferred Stock.

(f)          Voting Rights.  (i)  Except as provided below or as expressly required by law, the holders of shares of Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock, and shall not be entitled to call a meeting of such holders for any purpose, nor shall they be entitled to participate in any meeting of the holders of the corporation’s common stock.

(ii)         Each share of each series of the Preferred Stock will have one vote whenever it is entitled to voting rights. If the corporation redeems or calls for redemption all outstanding shares of each series of the Preferred Stock and irrevocably deposits in trust sufficient funds to effect such redemption, the shares of each series of the Preferred Stock will not be deemed outstanding for the purpose of voting and the voting provisions with respect to the Preferred Stock shall not apply.

(iii)        If the corporation fails to pay, or declare and set apart for payment, dividends on outstanding shares of any series of the Preferred Stock or any other series of preferred stock upon which equivalent voting rights have been conferred for three semi-annual or six quarterly dividend periods, whether or not consecutive, the number of directors of the corporation shall automatically be increased by two at the corporation’s first annual meeting of shareholders held thereafter, and shall remain increased until continuous noncumulative dividends for at least one year on all outstanding shares of each series of the Preferred Stock and any other series of preferred stock upon which equivalent voting rights have been conferred shall have been paid, or declared and set apart for payment, in full. At such annual meeting, the holders of the shares of Preferred Stock and all series of other preferred stock upon which equivalent voting rights have been conferred, shall have the right, voting as a class, to elect such two additional members of the Board of Directors to hold office for a term of one year. Upon the payments, or the declarations and setting apart for payments, in full, of continuous noncumulative dividends for at least one year on all outstanding shares of each series of the Preferred Stock and any other series of preferred stock upon which equivalent voting rights have been conferred, the terms of the two additional directors so elected shall forthwith terminate, and the number of directors shall automatically be reduced by two, and such voting right of the holders of shares of each series of the Preferred Stock and such other series of preferred stock upon which equivalent voting rights have been conferred shall cease, subject to increase in the number of directors as described above and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for three semi-annual or six quarterly dividend periods, whether or not consecutive, as described above.

The holders of each series of the Preferred Stock, together with holders of shares of other preferred stock entitled to elect members of the Board of Directors, voting together as a class, may remove and replace (without cause) either of the members of the Board of Directors they

S-C-9

elected. If the office of either such member of the Board of Directors becomes vacant for any reason other than removal, the remaining member of the Board of Directors elected in accordance with this paragraph (iii) may choose a successor who will hold office for the unexpired term of the vacant office.

(iv)        For purposes of the voting rights provided under Section 804 or any other provision of Article 8 (or any successor provision) of the New York Business Corporation Law, the granting of additional voting rights to holders of the Preferred Stock shall be deemed to not adversely affect the rights of the holders of shares of the Preferred Stock and shall be permitted without the consent or vote of any such holders.

(g)         Conversion Rights. The Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the corporation.

(h)         Preemptive Rights. The holders of shares of Preferred Stock will have no preemptive rights with respect to any shares of the corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

(i)          Purchase. The corporation may purchase and sell the Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors (or any duly authorized committee thereof) may determine.

(j)          Certificates. Except as otherwise expressly provided below, each series of the Preferred Stock shall be issued solely in the form of one or more permanent global stock certificates (each a “Global Certificate”) registered in the name of the Depositary or a nominee thereof and delivered to such Depositary or nominee thereof or custodian therefor. No Global Certificate may be exchanged in whole or in part for certificates registered, and no transfer of a Global Certificate in whole or in part may be registered, in the name of any person other than the Depositary for such Global Certificate or a nominee thereof unless (A) such Depositary (i) has notified the corporation that it is unwilling or unable to continue its services as Depositary for such Global Certificate and no successor Depositary has been appointed within 90 days after such notice or (ii) ceases to be a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) when the Depositary is required to be so registered to act as the depositary and so notifies the corporation, and no successor Depositary has been appointed within 90 days after such notice or the corporation becoming aware that the Depositary is no longer so registered or (B) the corporation determines at any time that any series of the Preferred Stock shall no longer be represented by Global Certificates and shall inform such Depositary of such determination. In the event of the occurrence of any of the events specified in the preceding sentence, the corporation will promptly make available to the transfer agent a reasonable supply of certificates for such affected series of the Preferred Stock in definitive, fully registered form.

For purposes of the foregoing, “Depositary” means a “clearing agency” registered under Section 17A of the Exchange Act that is designated by the corporation to act as depositary for each series of the Preferred Stock.

S-C-10

Global Certificates may include legends in substantially the following form and/or such other notations, legends or endorsements required by law, stock exchange rules, the Depositary or agreements to which the corporation is subject:

“THIS STOCK CERTIFICATE IS A PERMANENT GLOBAL STOCK CERTIFICATE WITHIN THE MEANING OF THE CERTIFICATE OF INCORPORATION AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY (A NEW YORK CORPORATION) OR A NOMINEE OF THE DEPOSITORY TRUST COMPANY. THIS CERTIFICATE IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY TRUST COMPANY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE CERTIFICATE OF INCORPORATION AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY TO A NOMINEE OF THE DEPOSITORY TRUST COMPANY OR BY A NOMINEE OF THE DEPOSITORY TRUST COMPANY TO THE DEPOSITORY TRUST COMPANY OR ANOTHER NOMINEE OF THE DEPOSITORY TRUST COMPANY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

Fourth: The amendment of the Certificate of Incorporation as set forth herein was authorized by the Board of Directors of the corporation in accordance with Section 502(d) of the Business Corporation Law of the State of New York.

[Signature Page Follows]

S-C-11

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment of the Certificate of Incorporation to be executed by a duly authorized officer as of the 2nd day of December, 2015.

GENERAL ELECTRIC COMPANY

By:
Name:
Title:

[Signature Page to GE’s Certificate of Amendment of the Certificate of Incorporation]

S-C-12

CERTIFICATE OF AMENDMENT

OF

THE CERTIFICATE OF INCORPORATION

OF

GENERAL ELECTRIC COMPANY

UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

Filed by:

(Name)

(Mailing address)

(City, State and ZIP code)
S-C-13

APPENDIX D

FINANCIAL STATEMENTS OF GE

FINANCIAL STATEMENTS

GE Financial Statements and notes

2015 3Q FORM 10-Q 1

S-D-1

FINANCIAL STATEMENTS

Financial Statements

STATEMENT OF EARNINGS (LOSS)

(UNAUDITED)
	Three months ended September 30
	General Electric Company
	and consolidated affiliates
(In millions; per-share amounts in dollars)	2015	2014

Revenues and other income
Sales of goods	$17,860	$18,723
Sales of services	7,667	7,167
Other income	169	258
GECC earnings from continuing operations	-	-
GECC revenues from services (Note 12)	5,984	5,959
Total revenues and other income	31,680	32,107

Costs and expenses
Cost of goods sold	14,199	15,232
Cost of services sold	5,050	4,508
Interest and other financial charges	1,462	1,325
Investment contracts, insurance losses and insurance annuity benefits	676	662
Provision for losses on financing receivables (Note 5)	738	858
Other costs and expenses	6,298	6,318
Total costs and expenses	28,423	28,903

Earnings (loss) from continuing operations before income taxes	3,257	3,204
Benefit (provision) for income taxes	(365)	(401)
Earnings (loss) from continuing operations	2,892	2,803
Earnings (loss) from discontinued operations, net of taxes (Note 2)	(347)	706
Net earnings (loss)	2,545	3,509
Less net earnings (loss) attributable to noncontrolling interests	39	(28)
Net earnings (loss) attributable to the Company	2,506	3,537
Preferred stock dividends declared	-	-
Net earnings (loss) attributable to GE common shareowners	$2,506	$3,537

Amounts attributable to GE common shareowners
Earnings (loss) from continuing operations	$2,892	$2,803
Less net earnings (loss) attributable to noncontrolling interests	39	(28)
Earnings (loss) from continuing operations attributable to the Company	2,853	2,831
GECC preferred stock dividends declared	-	-
Earnings (loss) from continuing operations attributable to GE common shareowners	2,853	2,831
Earnings (loss) from discontinued operations, net of taxes	(347)	706
Net earnings (loss) attributable to GE common shareowners	$2,506	$3,537

Per-share amounts
Earnings (loss) from continuing operations
Diluted earnings (loss) per share	$0.28	$0.28
Basic earnings (loss) per share	$0.28	$0.28

Net earnings (loss)
Diluted earnings (loss) per share	$0.25	$0.35
Basic earnings (loss) per share	$0.25	$0.35

Dividends declared per common share	$0.23	$0.22

Amounts may not add due to rounding.

See Note 3 for other-than-temporary impairment amounts on investment securities.

See accompanying notes.

2 2015 3Q FORM 10-Q

S-D-2

FINANCIAL STATEMENTS

STATEMENT OF EARNINGS (LOSS) (CONTINUED)
(UNAUDITED)

	Three months ended September 30
	GE(a)		Financial Services (GECC)
(In millions; per-share amounts in dollars)	2015	2014	2015	2014

Revenues and other income
Sales of goods	$17,874	$18,764	$21	$28
Sales of services	7,738	7,261	-	-
Other income	201	236	-	-
GECC earnings (loss) from continuing operations	734	843	-	-
GECC revenues from services (Note 12)	-	-	6,290	6,356
Total revenues and other income	26,547	27,104	6,312	6,384

Costs and expenses
Cost of goods sold	14,215	15,274	18	25
Cost of services sold	5,121	4,603	-	-
Interest and other financial charges	440	377	1,151	1,061
Investment contracts, insurance losses and insurance annuity benefits	-	-	717	700
Provision for losses on financing receivables (Note 5)	-	-	738	858
Other costs and expenses	3,549	3,686	2,918	2,857
Total costs and expenses	23,325	23,940	5,542	5,501

Earnings (loss) from continuing operations before income taxes	3,222	3,164	769	883
Benefit (provision) for income taxes	(413)	(416)	48	15
Earnings (loss) from continuing operations	2,809	2,748	817	898
Earnings (loss) from discontinued operations, net of taxes (Note 2)	(347)	706	(347)	706
Net earnings (loss)	2,462	3,454	470	1,604
Less net earnings (loss) attributable to noncontrolling interests	(43)	(83)	83	55
Net earnings (loss) attributable to the Company	2,506	3,537	387	1,549
Preferred stock dividends declared	-	-	-	-
Net earnings (loss) attributable to GE common shareowners	$2,506	$3,537	$387	$1,549

Amounts attributable to GE common shareowners:
Earnings (loss) from continuing operations	$2,809	$2,748	$817	$898
Less net earnings (loss) attributable to noncontrolling interests	(43)	(83)	83	55
Earnings (loss) from continuing operations attributable to the Company	2,853	2,831	734	843
GECC preferred stock dividends declared	-	-	-	-
Earnings (loss) from continuing operations attributable to GE common shareowners	2,853	2,831	734	843
Earnings (loss) from discontinued operations, net of taxes	(347)	706	(347)	706
Net earnings (loss) attributable to GE common shareowners	$2,506	$3,537	$387	$1,549

(a)	Represents the adding together of all affiliated companies except General Electric Capital Corporation (GECC or Financial Services), which is presented on a one-line basis. See Note 1.

Amounts may not add due to rounding.

In the consolidating data on this page, “GE” means the basis of consolidation as described in Note 1 to the consolidated financial statements; “GECC” means General Electric Capital Corporation and all of its affiliates and associated companies. Separate information is shown for “GE” and “GECC.” Transactions between GE and GECC have been eliminated from the “General Electric Company and consolidated affiliates” columns on the prior page.

2015 3Q FORM 10-Q 3

S-D-3

FINANCIAL STATEMENTS

STATEMENT OF EARNINGS (LOSS)
(UNAUDITED)
	Nine months ended September 30
	General Electric Company
	and consolidated affiliates
(In millions; per-share amounts in dollars)	2015	2014

Revenues and other income
Sales of goods	$53,003	$53,894
Sales of services	22,263	21,945
Other income	1,092	792
GECC earnings from continuing operations	-	-
GECC revenues from services (Note 12)	16,373	17,964
Total revenues and other income	92,731	94,595

Costs and expenses
Cost of goods sold(a)	42,748	43,600
Cost of services sold(a)	14,690	14,668
Interest and other financial charges	3,976	3,975
Investment contracts, insurance losses and insurance annuity benefits	1,952	1,940
Provision for losses on financing receivables (Note 5)	4,636	2,693
Other costs and expenses	19,125	18,744
Total costs and expenses	87,127	85,620

Earnings (loss) from continuing operations before income taxes	5,604	8,975
Benefit (provision) for income taxes	(7,466)	(1,034)
Earnings (loss) from continuing operations	(1,862)	7,941
Earnings (loss) from discontinued operations, net of taxes (Note 2)	(10,336)	2,065
Net earnings (loss)	(12,198)	10,006
Less net earnings (loss) attributable to noncontrolling interests	229	(75)
Net earnings (loss) attributable to the Company	(12,427)	10,081
Preferred stock dividends declared	-	-
Net earnings (loss) attributable to GE common shareowners	$(12,427)	$10,081

Amounts attributable to GE common shareowners
Earnings (loss) from continuing operations	$(1,862)	$7,941
Less net earnings (loss) attributable to noncontrolling interests	229	(75)
Earnings (loss) from continuing operations attributable to the Company	(2,091)	8,016
GECC preferred stock dividends declared	-	-
Earnings (loss) from continuing operations attributable to GE common shareowners	(2,091)	8,016
Earnings (loss) from discontinued operations, net of taxes	(10,336)	2,065
Net earnings (loss) attributable to GE common shareowners	$(12,427)	$10,081

Per-share amounts
Earnings (loss) from continuing operations
Diluted earnings (loss) per share	$(0.21)	$0.79
Basic earnings (loss) per share	$(0.21)	$0.80

Net earnings (loss)
Diluted earnings (loss) per share	$(1.23)	$0.99
Basic earnings (loss) per share	$(1.23)	$1.00

Dividends declared per common share	$0.69	$0.66

(a)	Includes revisions to previously reported amounts which increased cost of goods sold and decreased cost of services sold by $401million and $728 million for the three months ended March 31, 2015 and June 30, 2015, respectively.

Amounts may not add due to rounding.

See Note 3 for other-than-temporary impairment amounts on investment securities.

See accompanying notes.

4 2015 3Q FORM 10-Q

S-D-4

FINANCIAL STATEMENTS

STATEMENT OF EARNINGS (LOSS) (CONTINUED)
(UNAUDITED)

	Nine months ended September 30
	GE(a)		Financial Services (GECC)
(In millions; per-share amounts in dollars)	2015	2014	2015	2014

Revenues and other income
Sales of goods	$53,071	$54,017	$64	$89
Sales of services	22,521	22,245	-	-
Other income	1,023	689	-	-
GECC earnings (loss) from continuing operations	(7,394)	3,252	-	-
GECC revenues from services (Note 12)	-	-	17,388	19,134
Total revenues and other income	69,221	80,203	17,452	19,223

Costs and expenses
Cost of goods sold(b)	42,821	43,729	58	81
Cost of services sold(b)	14,948	14,969	-	-
Interest and other financial charges	1,243	1,142	3,096	3,184
Investment contracts, insurance losses and insurance annuity benefits	-	-	2,070	2,041
Provision for losses on financing receivables (Note 5)	-	-	4,636	2,693
Other costs and expenses	11,035	11,355	8,555	8,005
Total costs and expenses	70,048	71,195	18,415	16,004

Earnings (loss) from continuing operations before income taxes	(827)	9,008	(963)	3,219
Benefit (provision) for income taxes	(1,302)	(1,143)	(6,164)	109
Earnings (loss) from continuing operations	(2,129)	7,865	(7,127)	3,328
Earnings (loss) from discontinued operations, net of taxes (Note 2)	(10,336)	2,065	(10,332)	2,070
Net earnings (loss)	(12,465)	9,930	(17,459)	5,398
Less net earnings (loss) attributable to noncontrolling interests	(38)	(151)	267	76
Net earnings (loss) attributable to the Company	(12,427)	10,081	(17,726)	5,322
Preferred stock dividends declared	-	-	(161)	(161)
Net earnings (loss) attributable to GE common shareowners	$(12,427)	$10,081	$(17,887)	$5,161

Amounts attributable to GE common shareowners:
Earnings (loss) from continuing operations	$(2,129)	$7,865	$(7,127)	$3,328
Less net earnings (loss) attributable to noncontrolling interests	(38)	(151)	267	76
Earnings (loss) from continuing operations attributable to the Company	(2,091)	8,016	(7,394)	3,252
GECC preferred stock dividends declared	-	-	(161)	(161)
Earnings (loss) from continuing operations attributable to GE common shareowners	(2,091)	8,016	(7,555)	3,091
Earnings (loss) from discontinued operations, net of taxes	(10,336)	2,065	(10,332)	2,070
Net earnings (loss) attributable to GE common shareowners	$(12,427)	$10,081	$(17,887)	$5,161

(a)	Represents the adding together of all affiliated companies except General Electric Capital Corporation (GECC or Financial Services), which is presented on a one-line basis. See Note 1.

(b)	Includes revisions to previously reported amounts which increased cost of goods sold and decreased cost of services sold by $401million and $728 million for the three months ended March 31, 2015 and June 30, 2015, respectively.

Amounts may not add due to rounding.

In the consolidating data on this page, “GE” means the basis of consolidation as described in Note 1 to the consolidated financial statements; “GECC” means General Electric Capital Corporation and all of its affiliates and associated companies. Separate information is shown for “GE” and “GECC.” Transactions between GE and GECC have been eliminated from the “General Electric Company and consolidated affiliates” columns on the prior page.

2015 3Q FORM 10-Q 5

S-D-5

FINANCIAL STATEMENTS

GENERAL ELECTRIC COMPANY AND CONSOLIDATED AFFILIATES
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)

	Three months ended September 30		Nine months ended September 30
(In millions)	2015	2014	2015	2014

Net earnings (loss)	$2,545	$3,509	$(12,198)	$10,006
Less net earnings (loss) attributable to noncontrolling interests	39	(28)	229	(75)
Net earnings (loss) attributable to the Company	$2,506	$3,537	$(12,427)	$10,081

Other comprehensive income (loss)
Investment securities	$(3)	$(284)	$(452)	$450
Currency translation adjustments	624	(1,590)	(2,896)	(1,649)
Cash flow hedges	(35)	55	6	136
Benefit plans	627	859	4,486	2,072
Other comprehensive income (loss)	1,214	(960)	1,144	1,009
Less other comprehensive income (loss) attributable to noncontrolling interests	(8)	(8)	(45)	(1)
Other comprehensive income (loss) attributable to the Company	$1,221	$(952)	$1,189	$1,010

Comprehensive income (loss)	$3,759	$2,549	$(11,054)	$11,015
Less comprehensive income (loss) attributable to noncontrolling interests	31	(36)	184	(76)
Comprehensive income (loss) attributable to the Company	$3,727	$2,585	$(11,238)	$11,091

Amounts may not add due to rounding.

Amounts presented net of taxes. See Note 11 for further information about other comprehensive income (loss) and noncontrolling interests.

See accompanying notes.

6 2015 3Q FORM 10-Q

S-D-6

FINANCIAL STATEMENTS

GENERAL ELECTRIC COMPANY AND CONSOLIDATED AFFILIATES
CONSOLIDATED STATEMENT OF CHANGES IN SHAREOWNERS’ EQUITY
(UNAUDITED)

	Nine months ended September 30
(In millions)	2015	2014

Shareowners’ equity balance at January 1	$128,159	$130,566
Increases (decreases) from net earnings (loss) attributable to the Company	(12,427)	10,081
Dividends and other transactions with shareowners	(6,973)	(6,635)
Other comprehensive income (loss) attributable to the Company	1,189	1,010
Net sales (purchases) of shares for treasury	1,386	(444)
Changes in other capital	(129)	420
Ending balance at September 30	111,204	134,998
Noncontrolling interests	8,788	8,513
Total equity balance at September 30	$119,993	$143,511

Amounts may not add due to rounding.

See Note 11 for further information about changes in shareowners’ equity.

See accompanying notes.

2015 3Q FORM 10-Q 7

S-D-7

FINANCIAL STATEMENTS

STATEMENT OF FINANCIAL POSITION

	General Electric Company and consolidated affiliates
(In millions, except share amounts)	September 30, 2015	December 31, 2014
	(Unaudited)
Assets
Cash and equivalents	$99,086	$84,927
Investment securities (Note 3)	36,933	38,400
Current receivables	22,332	23,237
Inventories (Note 4)	19,285	17,689
Financing receivables – net (Note 5 and 18)	72,353	110,255
Other GECC receivables	6,280	6,920
Property, plant and equipment – net (Note 6)	50,704	48,336
Investment in GECC	-	-
Goodwill (Note 7)	61,660	62,983
Other intangible assets – net (Note 7)	13,618	13,855
All other assets	45,793	47,905
Financing receivables held for sale (Note 2)	22,832	421
Deferred income taxes	176	5,352
Assets of businesses held for sale (Note 2)	8,309	6,300
Assets of discontinued operations (Note 2)	121,949	186,934
Total assets(a)	$581,310	653,514

Liabilities and equity
Short-term borrowings (Note 8)	$46,495	$70,714
Accounts payable, principally trade accounts	11,762	12,572
Progress collections and price adjustments accrued	11,247	12,537
Dividends payable	2,324	2,317
Other GE current liabilities	12,624	12,682
Non-recourse borrowings of consolidated securitization entities (Note 8)	16,225	19,369
Bank deposits (Note 8)	48,656	43,841
Long-term borrowings (Note 8)	180,011	199,182
Investment contracts, insurance liabilities and insurance annuity benefits	26,135	27,578
All other liabilities	60,685	63,720
Liabilities of businesses held for sale (Note 2)	1,384	3,375
Liabilities of discontinued operations (Note 2)	43,768	48,794
Total liabilities(a)	461,317	516,681

GECC preferred stock (50,000 shares outstanding at both September 30, 2015 and December 31, 2014)	-	-
Common stock (10,109,239,000 and 10,057,380,000 shares outstanding at both September 30, 2015 and December 31, 2014, respectively)	702	702
Accumulated other comprehensive income (loss) – net attributable to GE(b)
Investment securities	561	1,013
Currency translation adjustments	(5,281)	(2,427)
Cash flow hedges	(174)	(180)
Benefit plans	(12,089)	(16,578)
Other capital	32,760	32,889
Retained earnings	135,932	155,333
Less common stock held in treasury	(41,207)	(42,593)
Total GE shareowners’ equity	111,204	128,159
Noncontrolling interests(c) (Note 11)	8,788	8,674
Total equity	119,993	136,833
Total liabilities and equity	$581,310	$653,514

(a)	Our consolidated assets at September 30, 2015 included total assets of $41,589 million of certain variable interest entities (VIEs) that can only be used to settle the liabilities of those VIEs. These assets included current receivables and net financing receivables of $28,190 million and investment securities of $1,412 million within continuing operations and assets of discontinued operations of $11,427 million. Our consolidated liabilities at September 30, 2015 included liabilities of certain VIEs for which the VIE creditors do not have recourse to GE. These liabilities included non-recourse borrowings of consolidated securitization entities (CSEs) of $16,225 million within continuing operations and non-recourse borrowings of CSEs within discontinued operations of $8,072 million. See Note 16.

(b)	The sum of accumulated other comprehensive income (loss) (AOCI) attributable to the Company was $(16,983) million and $(18,172) million at September 30, 2015 and December 31, 2014, respectively.

(c)	Included AOCI attributable to noncontrolling interests of $(239) million and $(194) million at September 30, 2015 and December 31, 2014, respectively.

Amounts may not add due to rounding.

See accompanying notes.

8 2015 3Q FORM 10-Q

S-D-8

FINANCIAL STATEMENTS

STATEMENT OF FINANCIAL POSITION (CONTINUED)

	GE(a)		Financial Services (GECC)
(In millions, except share amounts)	September 30, 2015	December 31, 2014	September 30, 2015	December 31, 2014
	(Unaudited)		(Unaudited)
Assets
Cash and equivalents	$16,810	$15,916	$82,276	$69,011
Investment securities (Note 3)	68	84	36,868	38,320
Current receivables	10,786	11,513	-	-
Inventories (Note 4)	19,225	17,639	59	50
Financing receivables - net (Note 5 and 18)	-	-	83,748	122,457
Other GECC receivables	-	-	14,039	14,508
Property, plant and equipment – net (Note 6)	16,659	17,207	34,516	31,519
Investment in GECC	63,217	82,549	-	-
Goodwill (Note 7)	50,200	51,527	11,460	11,456
Other intangible assets – net (Note 7)	12,445	12,984	1,177	875
All other assets	26,669	24,680	19,155	23,198
Financing receivables held for sale (Note 2)	-	-	23,665	778
Deferred income taxes	6,634	8,772	(6,458)	(3,420)
Assets of businesses held for sale (Note 2)	3,382	2,805	4,917	3,474
Assets of discontinued operations (Note 2)	9	10	121,940	186,924
Total assets	$226,104	$245,686	$427,361	$499,150

Liabilities and equity
Short-term borrowings (Note 8)	$4,761	$3,872	$42,880	$67,705
Accounts payable, principally trade accounts	15,537	16,511	2,213	2,411
Progress collections and price adjustments accrued	11,247	12,550	-	-
Dividends payable	2,324	2,317	-	-
Other GE current liabilities	12,622	12,681	-	-
Non-recourse borrowings of consolidated securitization entities (Note 8)	-	-	16,225	19,369
Bank deposits (Note 8)	-	-	48,656	43,841
Long-term borrowings (Note 8)	15,895	12,468	164,183	186,759
Investment contracts, insurance liabilities and insurance annuity benefits	-	-	26,646	28,027
All other liabilities	49,956	54,662	11,330	9,549
Liabilities of businesses held for sale (Note 2)	1,752	1,504	260	2,434
Liabilities of discontinued operations (Note 2)	126	137	43,642	48,657
Total liabilities	114,220	116,702	356,035	408,752

GECC preferred stock (50,000 shares outstanding at both September 30, 2015 and December 31, 2014)	-	-	-	-
Common stock (10,109,239,000 and 10,057,380,000 shares outstanding at both September 30, 2015 and December 31, 2014, respectively)	702	702	-	-
Accumulated other comprehensive income (loss) - net attributable to GE
Investment securities	561	1,013	580	1,010
Currency translation adjustments	(5,281)	(2,427)	(1,412)	(838)
Cash flow hedges	(174)	(180)	(192)	(172)
Benefit plans	(12,089)	(16,578)	(569)	(577)
Other capital	32,760	32,889	33,019	32,999
Retained earnings	135,932	155,333	36,740	55,077
Less common stock held in treasury	(41,207)	(42,593)	-	-
Total GE shareowners’ equity	111,204	128,159	68,166	87,499
Noncontrolling interests (Note 11)	679	825	3,160	2,899
Total equity	111,883	128,984	71,326	90,398
Total liabilities and equity	$226,104	$245,686	$427,361	$499,150

(a)	Represents the adding together of all affiliated companies except General Electric Capital Corporation (GECC or Financial Services), which is presented on a one-line basis. See Note 1.

Amounts may not add due to rounding.

In the consolidating data on this page, “GE” means the basis of consolidation as described in Note 1 to the consolidated financial statements; “GECC” means General Electric Capital Corporation and all of its affiliates and associated companies. Separate information is shown for “GE” and “GECC.” Transactions between GE and GECC have been eliminated from the “General Electric Company and consolidated affiliates” columns on the prior page.

2015 3Q FORM 10-Q 9

S-D-9

FINANCIAL STATEMENTS

STATEMENT OF CASH FLOWS
(UNAUDITED)

	Nine months ended September 30
	General Electric Company and consolidated affiliates
(In millions)	2015	2014

Cash flows – operating activities
Net earnings (loss)	$(12,198)	$10,006
Less net earnings (loss) attributable to noncontrolling interests	229	(75)
Net earnings (loss) attributable to the Company	(12,427)	10,081
(Earnings) loss from discontinued operations	10,336	(2,065)
Adjustments to reconcile net earnings (loss) attributable to the Company to cash provided from operating activities
Depreciation and amortization of property, plant and equipment	3,603	3,820
(Earnings) loss from continuing operations retained by GECC	-	-
Deferred income taxes	2,365	(1,307)
Decrease (increase) in GE current receivables	909	(691)
Decrease (increase) in inventories	(1,766)	(2,768)
Increase (decrease) in accounts payable	245	1,331
Increase (decrease) in GE progress collections	(1,265)	(735)
Provision for losses on GECC financing receivables	4,636	2,693
All other operating activities	3,429	809
Cash from (used for) operating activities – continuing operations	10,065	11,168
Cash from (used for) operating activities – discontinued operations	3,082	5,077
Cash from (used for) operating activities	13,147	16,245

Cash flows – investing activities
Additions to property, plant and equipment	(4,893)	(4,977)
Dispositions of property, plant and equipment	2,375	2,430
Net decrease (increase) in GECC financing receivables	4,248	(1,699)
Proceeds from sale of discontinued operations	42,486	232
Proceeds from principal business dispositions	1,496	607
Net cash from (payments for) principal businesses purchased	(1,738)	(2,090)
All other investing activities	8,567	7,165
Cash from (used for) investing activities – continuing operations	52,541	1,668
Cash from (used for) investing activities – discontinued operations	7,230	(3,587)
Cash from (used for) investing activities	59,771	(1,919)

Cash flows – financing activities
Net increase (decrease) in borrowings (maturities of 90 days or less)	(16,791)	(6,069)
Net increase (decrease) in bank deposits	5,329	6,933
Newly issued debt (maturities longer than 90 days)	17,873	29,605
Repayments and other debt reductions (maturities longer than 90 days)	(44,003)	(37,654)
Net dispositions (purchases) of GE shares for treasury	635	(1,359)
Dividends paid to shareowners	(6,960)	(6,643)
Proceeds from initial public offering of Synchrony Financial	-	2,842
All other financing activities	(1,394)	(274)
Cash from (used for) financing activities – continuing operations	(45,312)	(12,619)
Cash from (used for) financing activities – discontinued operations	(4,495)	1,540
Cash from (used for) financing activities	(49,807)	(11,079)
Effect of currency exchange rate changes on cash and equivalents	(3,517)	(1,360)
Increase (decrease) in cash and equivalents	19,594	1,887
Cash and equivalents at beginning of year	91,017	88,787
Cash and equivalents at September 30	110,611	90,674
Less cash and equivalents of discontinued operations at September 30	11,226	5,070
Cash and equivalents of continuing operations at September 30	$99,385	$85,604

Amounts may not add due to rounding.

See accompanying notes.

10 2015 3Q FORM 10-Q

S-D-10

FINANCIAL STATEMENTS

STATEMENT OF CASH FLOWS (CONTINUED)
(UNAUDITED)

	Nine months ended September 30
	GE(a)		Financial Services (GECC)
(In millions)	2015	2014	2015	2014

Cash flows – operating activities
Net earnings (loss)	$(12,465)	$9,930	$(17,459)	$5,398
Less net earnings (loss) attributable to noncontrolling interests	(38)	(151)	267	76
Net earnings (loss) attributable to the Company	(12,427)	10,081	(17,726)	5,322
(Earnings) loss from discontinued operations	10,336	(2,065)	10,332	(2,070)
Adjustments to reconcile net earnings (loss) attributable to the Company to cash provided from operating activities
Depreciation and amortization of property, plant and equipment	1,777	1,891	1,841	1,929
(Earnings) loss from continuing operations retained by GECC(b)	7,844	(1,031)	-	-
Deferred income taxes	(407)	(618)	2,772	(689)
Decrease (increase) in GE current receivables	588	(535)	-	-
Decrease (increase) in inventories	(1,739)	(2,771)	(9)	20
Increase (decrease) in accounts payable	34	1,054	165	764
Increase (decrease) in GE progress collections	(1,278)	(748)	-	-
Provision for losses on GECC financing receivables	-	-	4,636	2,693
All other operating activities	1,798	1,917	1,943	(1,194)
Cash from (used for) operating activities – continuing operations	6,526	7,175	3,954	6,775
Cash from (used for) operating activities – discontinued operations	(10)	(1)	3,090	5,078
Cash from (used for) operating activities	6,516	7,174	7,044	11,853

Cash flows – investing activities
Additions to property, plant and equipment	(2,708)	(2,806)	(2,643)	(2,627)
Dispositions of property, plant and equipment	525	393	2,074	2,059
Net decrease (increase) in GECC financing receivables	-	-	4,535	(1,585)
Proceeds from sale of discontinued operations	-	-	42,486	232
Proceeds from principal business dispositions	222	579	1,274	-
Net cash from (payments for) principal businesses purchased	(61)	(2,090)	(1,677)	-
All other investing activities	(1,037)	(647)	9,608	8,957
Cash from (used for) investing activities – continuing operations	(3,058)	(4,571)	55,657	7,036
Cash from (used for) investing activities – discontinued operations	10	1	7,218	(3,588)
Cash from (used for) investing activities	(3,048)	(4,570)	62,875	3,448

Cash flows – financing activities
Net increase (decrease) in borrowings (maturities of 90 days or less)	716	(704)	(17,526)	(6,723)
Net increase (decrease) in bank deposits	-	-	5,329	6,933
Newly issued debt (maturities longer than 90 days)	3,537	3,058	14,336	26,547
Repayments and other debt reductions (maturities longer than 90 days)	(153)	(215)	(43,850)	(37,439)
Net dispositions (purchases) of GE shares for treasury	635	(1,359)	-	-
Dividends paid to shareowners	(6,960)	(6,643)	(611)	(2,382)
Proceeds from initial public offering of Synchrony Financial	-	-	-	2,842
All other financing activities	132	246	(1,363)	(359)
Cash from (used for) financing activities – continuing operations	(2,095)	(5,617)	(43,685)	(10,581)
Cash from (used for) financing activities – discontinued operations	-	-	(4,496)	1,540
Cash from (used for) financing activities	(2,095)	(5,617)	(48,181)	(9,041)
Effect of currency exchange rate changes on cash and equivalents	(479)	(93)	(3,038)	(1,267)
Increase (decrease) in cash and equivalents	894	(3,106)	18,700	4,993
Cash and equivalents at beginning of year	15,916	13,682	75,101	75,105
Cash and equivalents at September 30	16,810	10,576	93,801	80,098
Less cash and equivalents of discontinued operations at September 30	-	-	11,226	5,070
Cash and equivalents of continuing operations at September 30	$16,810	$10,576	$82,575	$75,028

(a)	Represents the adding together of all affiliated companies except General Electric Capital Corporation (GECC or Financial Services), which is presented on a one-line basis.

(b)	Represents GECC earnings/loss from continuing operations attributable to the Company, net of GECC dividends paid to GE.

Amounts may not add due to rounding.

See accompanying notes. Separate information is shown for “GE” and “Financial Services (GECC).” Transactions between GE and GECC have been eliminated from the “Consolidated” columns and are discussed in Note 17.

2015 3Q FORM 10-Q 11

S-D-11

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Notes to Consolidated Financial Statements

Note 1. Basis of Presentation and Summary of Significant Accounting Policies

basis of presentation

The accompanying consolidated financial statements represent the consolidation of General Electric Company (the Company) and all companies that we directly or indirectly control, either through majority ownership or otherwise. See Note 1 to the consolidated financial statements of our Form 8-K filed on August 7, 2015 which discusses our consolidation and financial statement presentation. As used in this report on Form 10-Q (Report), “GE” represents the adding together of all affiliated companies except General Electric Capital Corporation (GECC or Financial Services), whose continuing operations are presented on a one-line basis; GECC consists of General Electric Capital Corporation and all of its affiliates; and “Consolidated” represents the adding together of GE and GECC with the effects of transactions between the two eliminated. Unless otherwise indicated, we refer to the caption revenues and other income simply as “revenues” throughout this Form 10-Q.

We have reclassified certain prior-period amounts to conform to the current-period presentation. Effective September 30, 2015, certain columns and rows may not add due to the use of rounded numbers. Percentages presented are calculated from the underlying numbers in millions. Unless otherwise indicated, information in these notes to the consolidated financial statements relates to continuing operations.

THE GE Capital Exit Plan

On April 10, 2015, the Company announced its plan (the GE Capital Exit Plan) to reduce the size of its financial services businesses through the sale of most of the assets of GECC over the following 24 months, and to focus on continued investment and growth in the Company’s industrial businesses. Under the GE Capital Exit Plan, which was approved on April 2, 2015 and aspects of which were approved on March 31, 2015, the Company will retain certain GECC businesses, principally its vertical financing businesses—GE Capital Aviation Services (GECAS), Energy Financial Services (EFS) and Healthcare Equipment Finance—that directly relate to the Company’s core industrial domain and other operations, including Working Capital Solutions and our run-off insurance activities (together referred to as GE Capital Verticals or Verticals). The assets planned for disposition include Real Estate, most of Commercial Lending and Leasing (CLL) and all Consumer platforms (including all U.S. banking assets).

In the nine months ended September 30, 2015, GE recorded $21,061 million of after-tax charges related to the GE Capital Exit Plan, including $362 million of after-tax charges recorded in the third quarter of 2015, primarily exit-related charges in our CLL business, partially offset by income associated with operations in CLL and Real Estate. A description of after-tax charges for the nine months ended September 30, 2015 is provided below.

•	$9,756 million of net loss primarily related to the planned disposition of the Real Estate business and most of the CLL business, which is recorded in discontinued operations under the caption “Earnings (loss) from discontinued operations, net of taxes” in the Statement of Earnings.

•	$6,209 million of tax expense related to expected repatriation of foreign earnings and write-off of deferred tax assets, of which $6,057 million is reported in GECC’s Corporate component and $152 million is reported in our Consumer business all recorded in continuing operations under the caption “Benefit (provision) for income taxes” in the Statement of Earnings.

•	$4,666 million of net asset impairments due to shortened hold periods, of which $3,151 million is recorded in continuing operations in our Consumer business primarily under the captions “Provisions for losses on financing receivables” and “Revenues from services” in the Statement of Earnings and $1,515 million is recorded in discontinued operations in our CLL business under the caption “Earnings (loss) from discontinued operations, net of taxes” in the Statement of Earnings.

•	$430 million of restructuring and other charges, of which $337 million is recorded in continuing operations in GECC’s Corporate component under the caption “Other costs and expenses” in the Statement of Earnings and $93 million is recorded in discontinued operations in our CLL business under the caption “Earnings (loss) from discontinued operations, net of taxes” in the Statement of Earnings.

12 2015 3Q FORM 10-Q

S-D-12

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As part of the GE Capital Exit Plan, the Company and GECC entered into an amendment to their existing financial support agreement. Under this amendment (the Amendment), the Company has provided a full and unconditional guarantee (the Guarantee) of the payment of principal and interest on all tradable senior and subordinated outstanding long-term debt securities and all commercial paper issued or guaranteed by GECC identified in the Amendment. In the aggregate, the Guarantee applied to $183,670 million of GECC debt as of September 30, 2015. See Note 8. The Guarantee replaced the requirement that the Company make certain income maintenance payments to GECC in certain circumstances. GECC’s U.S. public indentures were concurrently amended to provide the full and unconditional guarantee by the Company set forth in the Guarantee.

See Notes 2 and 7 to the consolidated financial statements for additional information.

interim period presentation

The consolidated financial statements and notes thereto are unaudited. These statements include all adjustments (consisting of normal recurring accruals) that we considered necessary to present a fair statement of our results of operations, financial position and cash flows. The results reported in these consolidated financial statements should not be regarded as necessarily indicative of results that may be expected for the entire year. It is suggested that these consolidated financial statements be read in conjunction with the financial statements and notes thereto included in our 2014 consolidated financial statements. Effective for the first quarter of 2015, the Company is following a calendar quarter. Previously, we established interim quarterly closing dates using a fiscal calendar, which required our businesses to close their books on either a Saturday or Sunday, depending on the business.

summary of significant accounting policies

In addition to the policies referenced in our 2014 Form 10-K Report and Form 8-K filed on August 7, 2015, we have supplemented the discussion of our significant accounting policies and critical accounting estimates to describe the estimates used to determine the fair value of businesses and assets held for sale as follows.

BUSINESSES AND ASSETS HELD FOR SALE

Businesses held for sale represent components that meet accounting requirements to be classified as held for sale and are presented as single asset and liability amounts in our financial statements with a valuation allowance, if necessary, to recognize the net carrying amount at the lower of cost or fair value, less cost to sell. Financing receivables that no longer qualify to be presented as held for investment must be classified as held for sale and recognized in our financial statements at the lower of cost or fair value, less cost to sell, with that amount representing a new cost basis at the date of transfer.

As previously discussed, as a result of the GE Capital Exit Plan, management has committed to reduce the size of its financial services businesses through the sale of most of the assets of GECC over the following 24 months. As a result, certain GECC businesses met the criteria to be classified as businesses held for sale and certain financing receivables were required to be recognized as held for sale at September 30, 2015.

The determination of fair value for businesses and portfolios of financing receivables involves significant judgments and assumptions. Development of estimates of fair values in this circumstance is complex and is dependent upon, among other factors, the nature of the potential sales transaction (for example, asset sale versus sale of legal entity), composition of assets and/or businesses in the disposal group, the comparability of the disposal group to market transactions, negotiations with third party purchasers etc. Such factors bear directly on the range of potential fair values and the selection of the best estimates. Key assumptions were developed based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction as of September 30, 2015.

We review all businesses and assets held for sale each reporting period to determine whether the existing carrying amounts are fully recoverable in comparison to estimated fair values.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. BUSINESSES HELD FOR SALE, FINANCING RECEIVABLES HELD FOR SALE AND DISCONTINUED OPERATIONS

NBCU

As previously disclosed, Comcast Corporation was obligated to share with us potential tax savings associated with its purchase of our interest in NBCU LLC. During the second quarter of 2015, we recognized $450 million of pre-tax income related to the settlement of this obligation.

Assets and Liabilities of Businesses Held for Sale

In the third quarter of 2015, we signed an agreement to sell our Intelligent Platforms Embedded Systems Products business within our Energy Management segment, with assets of $285 million and liabilities of $39 million to Veritas Capital for approximately $515 million. The transaction remains subject to customary closing conditions and regulatory approvals, and is targeted to close in 2015.

In the first quarter of 2015, we signed an agreement to sell our consumer finance business in Australia and New Zealand (ANZ Consumer Lending) for approximately 6,800 million Australian dollars and 1,400 million New Zealand dollars, respectively. On May 29, 2015, we sold a portion of the Australian business for gross proceeds of $671 million. As of September 30, 2015, ANZ Consumer Lending had assets and liabilities of $4,917 million and $260 million, respectively. The sale is targeted to close in 2015 with expected proceeds of approximately 6,000 million Australian dollars and 1,400 million New Zealand dollars. The transactions remain subject to customary closing conditions and regulatory approvals.

In the fourth quarter of 2014, we signed an agreement to sell our Signaling business within our Transportation segment, with assets of $296 million and liabilities of $138 million to Alstom for approximately $800 million, and our consumer finance business Budapest Bank, to Hungary’s government. On June 29, 2015 we completed the sale of Budapest Bank for proceeds of $700 million. The Signaling business transaction is targeted to close in November 2015 in conjunction with the Alstom transaction.

In the third quarter of 2014, we signed an agreement to sell our Appliances business with assets of $2,801 million and liabilities of $1,576 million to Electrolux for approximately $3,300 million. On July 1, 2015, we were notified that the Department of Justice had initiated court proceedings seeking to enjoin the sale of Appliances to Electrolux. Electrolux and GE intend to defend the proposed transaction.

FINANCIAL INFORMATION FOR ASSETS AND LIABILITIES OF BUSINESSES HELD FOR SALE

(In millions)	September 30, 2015	December 31, 2014

Assets
Cash and equivalents	$299	$676
Investment securities	-	448
Current receivables(a)	144	180
Inventories	760	588
Financing receivables – net	4,141	2,144
Property, plant, and equipment – net	1,187	1,015
Goodwill	976	539
Other intangible assets – net	273	170
Other	529	540
Assets of businesses held for sale	$8,309	$6,300

Liabilities
Short-term borrowings	$27	441
Accounts payable(a)	636	510
Other current liabilities	388	348
Bank deposits	-	1,931
Deferred income taxes	(115)	(33)
Other	448	178
Liabilities of businesses held for sale	$1,384	$3,375

(a)	Certain transactions at our Appliances and Signaling businesses are made on an arms-length basis with GECC, consisting primarily of GE customer receivables sold to GECC and GECC services for material procurement. These intercompany balances included within our held for sale businesses are reported in the GE and GECC columns of our financial statements, but are eliminated in deriving our consolidated financial statements.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

GECC FINANCING RECEIVABLES HELD FOR SALE

In the first quarter of 2015, in connection with the GE Capital Exit Plan, we committed to sell all of our non-U.S. Consumer financing receivables. As a result, we transferred these financing receivables to held for sale and recognized a pre-tax provision for losses on financing receivables of $2,405 million ($2,197 million after tax) and wrote-off the associated balance of the allowance for loan losses of $2,859 million to reduce the carrying value of the financing receivables to the lower of cost or fair value, less cost to sell.

FINANCING RECEIVABLES HELD FOR SALE

(in millions)	September 30, 2015		December 31, 2014

Commercial
CLL	$833		$357
Energy Financial Services	-		35
GE Capital Aviation Services (GECAS)	14		27
Other	105		-
Total Commercial	952		419
Consumer	22,713	(a)	359
Total financing receivables held for sale	$23,665		$778

(a)	Over 30 days past due and nonaccrual financing receivables related to consumer financing receivables held for sale were $1,060 million and $634 million, respectively.

Discontinued Operations

Discontinued operations primarily included most of our CLL business, our Real Estate business and our U.S. mortgage business (WMC). Results of operations, financial position and cash flows for these businesses are separately reported as discontinued operations for all periods presented.

FINANCIAL INFORMATION FOR DISCONTINUED OPERATIONS

	Three months ended September 30		Nine months ended September 30
(In millions)	2015	2014	2015	2014

Operations
Total revenues and other income (loss)	$2,756	$4,033	$9,536	$11,946

Earnings (loss) from discontinued operations before income taxes	$1,060	$666	$202	$2,061
Benefit (provision) for income taxes	(420)	40	30	(11)
Earnings (loss) from discontinued operations, net of taxes	$640	$706	$232	$2,050

Disposal
Gain (loss) on disposal before income taxes	$(2,616)	$-	$(9,652)	$14
Benefit (provision) for income taxes	1,629	-	(916)	1
Gain (loss) on disposal, net of taxes	$(987)	$-	$(10,568)	$15

Earnings (loss) from discontinued operations, net of taxes(a)	$(347)	$706	$(10,336)	$2,065

(a)	The sum of GE industrial earnings (loss) from discontinued operations, net of taxes, and GECC earnings (loss) from discontinued operations, net of taxes, is reported as GE industrial earnings (loss) from discontinued operations, net of taxes, on the Consolidated Statement of Earnings (Loss).

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In millions)	September 30, 2015	December 31, 2014

Assets
Cash and equivalents	$11,226	$5,414
Investment securities	8,179	10,006
Financing receivables – net	11,622	114,561
Other receivables	1,479	2,192
Property, plant and equipment – net	12,084	18,051
Goodwill	9,867	13,569
Other intangible assets - net	44	301
Deferred income taxes	2,389	2,920
Financing receivables held for sale	65,390	3,116
Valuation allowance on disposal group classified as discontinued operations	(7,650)	-
Other	7,320	16,804
Assets of discontinued operations	$121,949	$186,934

Liabilities
Short-term borrowings	$820	$1,125
Accounts payable	3,884	3,770
Other GE current liabilities	27	28
Non-recourse borrowings	8,072	10,569
Bank deposits	18,348	18,998
Long-term borrowings	316	1,182
All other liabilities	9,695	7,720
Deferred income taxes	2,607	5,402
Liabilities of discontinued operations	$43,768	$48,794

Commercial lending and leasing

In connection with the GE Capital Exit Plan, we announced the planned disposition of most of our CLL business and classified this portion of the business as discontinued operations. We closed certain of our CLL business dispositions for proceeds of $21,215 million for the three and nine months ended September 30, 2015. We expect to dispose of substantially all of the remaining CLL business in 2015 and 2016.

FINANCIAL INFORMATION FOR COMMERCIAL LENDING AND LEASING

	Three months ended September 30		Nine months ended September 30
(In millions)	2015	2014	2015	2014

Operations
Total revenues and other income (loss)	$2,691	$3,370	$8,664	$9,998

Interest	$(576)	$(762)	$(1,919)	$(2,324)
Operating and administrative	(900)	(942)	(2,905)	(2,732)
Depreciation and amortization	-	(988)	(1,768)	(2,923)
Provision for losses on financing receivables	13	(87)	(1,744)	(294)
Earnings (loss) from discontinued operations, before income taxes	1,228	591	328	1,725
Benefit (provision) for income taxes	(484)	(108)	(169)	(326)
Earnings (loss) from discontinued operations, net of taxes	$744	$483	$159	$1,399

Disposal
Gain (loss) on disposal before income taxes	$(2,834)	$-	$(8,059)	$-
Benefit (provision) for income taxes	1,629	-	(298)	-
Gain (loss) on disposal, net of taxes	$(1,205)	$-	$(8,357)	$-

Earnings (loss) from discontinued operations, net of taxes(a)	$(461)	$483	$(8,198)	$1,399

(a)	Earnings (loss) from discontinued operations attributable to the Company, before income taxes, was $(1,608) million and $589 million for the three months ended September 30, 2015 and 2014, respectively, and $(7,736) million and $1,710 million for the nine months ended September 30, 2015 and 2014, respectively.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

REAL ESTATE

In connection with the GE Capital Exit Plan, we announced the planned disposition of our Real Estate business and classified the business as discontinued operations. We closed certain of our Real Estate business dispositions for proceeds of $12,991 million and $30,508 million for the three and nine months ended September 30, 2015, respectively. We expect to dispose of substantially all of the remaining Real Estate business by the end of 2015.

FINANCIAL INFORMATION FOR REAL ESTATE

	Three months ended September 30		Nine months ended September 30
(In millions)	2015	2014	2015	2014

Operations
Total revenues and other income (loss)	$81	$698	$893	$1,992

Interest	$(64)	$(270)	$(437)	$(817)
Operating and administrative	(156)	(213)	(464)	(563)
Depreciation and amortization	-	(82)	(62)	(252)
Provision for losses on financing receivables	-	(12)	4	92
Earnings (loss) from discontinued operations, before income taxes	(139)	121	(65)	452
Benefit (provision) for income taxes	53	55	95	251
Earnings (loss) from discontinued operations, net of taxes	$(86)	$176	$30	$703

Disposal
Gain (loss) on disposal before income taxes	$218	$-	$(1,593)	$-
Benefit (provision) for income taxes	-	-	(618)	-
Gain (loss) on disposal, net of taxes	$218	$-	$(2,211)	$-

Earnings (loss) from discontinued operations, net of taxes(a)	$132	$176	$(2,181)	$703

(a)	Earnings (loss) from discontinued operations attributable to the Company, before income taxes, was $81 million and $120 million for the three months ended September 30, 2015 and 2014, respectively, and $(1,658) million and $452 million for the nine months ended September 30, 2015 and 2014, respectively.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WMC

During the fourth quarter of 2007, we completed the sale of WMC, our U.S. mortgage business. WMC substantially discontinued all new loan originations by the second quarter of 2007, and is not a loan servicer. In connection with the sale, WMC retained certain representation and warranty obligations related to loans sold to third parties prior to the disposal of the business and contractual obligations to repurchase previously sold loans that had an early payment default. All claims received by WMC for early payment default have either been resolved or are no longer being pursued.

The remaining active claims have been brought by securitization trustees or administrators seeking recovery from WMC for alleged breaches of representations and warranties on mortgage loans that serve as collateral for residential mortgage-backed securities (RMBS). At September 30, 2015, such claims consisted of $3,468 million of individual claims generally submitted before the filing of a lawsuit (compared to $3,694 million at December 31, 2014) and $8,411 million of additional claims asserted against WMC in litigation without making a prior claim (Litigation Claims) (compared to $9,225 million at December 31, 2014). The total amount of these claims, $11,879 million, reflects the purchase price or unpaid principal balances of the loans at the time of purchase and does not give effect to pay downs or potential recoveries based upon the underlying collateral, which in many cases are substantial, nor to accrued interest or fees. As of September 30, 2015, these amounts do not include approximately $426 million of repurchase claims relating to alleged breaches of representations that are not in litigation and that are beyond the applicable statute of limitations. WMC believes that repurchase claims brought based upon representations and warranties made more than six years before WMC was notified of the claim would be disallowed in legal proceedings under applicable law and the June 11, 2015 decision of the New York Court of Appeals in ACE Securities Corp. v. DB Structured Products, Inc., on the statute of limitations period governing such claims.

Reserves related to repurchase claims made against WMC were $832 million at September 30, 2015, reflecting a net increase to reserves in the three months ended September 30, 2015 of $7 million due to incremental provisions net of settlements. The reserve estimate takes into account recent settlement activity and is based upon WMC’s evaluation of the remaining exposures as a percentage of estimated lifetime mortgage loan losses within the pool of loans supporting each securitization for which timely claims have been asserted in litigation against WMC. Settlements in prior periods reduced WMC’s exposure on claims asserted in certain securitizations and the claim amounts reported above give effect to these settlements.

ROLLFORWARD OF THE RESERVE

	Three months ended September 30		Nine months ended September 30
(In millions)	2015	2014	2015	2014

Balance, beginning of period	$825	$549	$809	$800
Provision	28	40	46	142
Claim resolutions / rescissions	(21)	(1)	(23)	(354)
Balance, end of period	$832	$588	$832	$588

Given the significant litigation activity and WMC’s continuing efforts to resolve the lawsuits involving claims made against WMC, it is difficult to assess whether future losses will be consistent with WMC’s past experience. Adverse changes to WMC’s assumptions supporting the reserve may result in an increase to these reserves. WMC estimates a range of reasonably possible loss from $0 to approximately $500 million over its recorded reserve at September 30, 2015. This estimate involves significant judgment and may not reflect the range of uncertainties and unpredictable outcomes inherent in litigation, including WMC litigation discussed in Legal Proceedings and potential changes in WMC’s legal strategy. This estimate excludes any possible loss associated with an adverse court decision on the applicable statute of limitations, as WMC is unable at this time to develop such a meaningful estimate.

At September 30, 2015, there were 15 lawsuits involving claims made against WMC arising from alleged breaches of representations and warranties on mortgage loans included in 14 securitizations. WMC reached a settlement in principle on one of these lawsuits in the third quarter, and the settlement became effective October 20, 2015. The adverse parties in these cases are securitization trustees or parties claiming to act on their behalf. Although the alleged claims for relief vary from case to case, the complaints and counterclaims in these actions generally assert claims for breach of contract, indemnification, and/or declaratory judgment, and seek specific performance (repurchase of defective mortgage loan) and/or money damages. Adverse court decisions, including in cases not involving WMC, could result in new claims and lawsuits on additional loans. However, WMC continues to believe that it has defenses to the claims asserted in litigation, including, for example, based on causation and materiality requirements and applicable statutes of limitations. It is not possible to predict the outcome or impact of these defenses and other factors, any of which could materially affect the amount of any loss ultimately incurred by WMC on these claims.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

WMC has also received indemnification demands, nearly all of which are unspecified, from depositors/underwriters/sponsors of RMBS in connection with lawsuits brought by RMBS investors concerning alleged misrepresentations in the securitization offering documents to which WMC is not a party or, in two cases, involving mortgage loan repurchase claims made against RMBS sponsors. WMC believes that it has defenses to these demands.

To the extent WMC is required to repurchase loans, WMC’s loss also would be affected by several factors, including pay downs, accrued interest and fees, and the value of the underlying collateral. The reserve and estimate of possible loss reflect judgment, based on currently available information, and a number of assumptions, including economic conditions, claim and settlement activity, pending and threatened litigation, court decisions regarding WMC’s legal defenses, indemnification demands, government activity, and other variables in the mortgage industry. Actual losses arising from claims against WMC could exceed these amounts and additional claims and lawsuits could result if actual claim rates, governmental actions, litigation and indemnification activity, adverse court decisions, actual settlement rates or losses WMC incurs on repurchased loans differ from its assumptions.

FINANCIAL INFORMATION FOR WMC

	Three months ended September 30		Nine months ended September 30
(In millions)	2015	2014	2015	2014

Total revenues and other income (loss)	$(22)	$(34)	$(26)	$(70)

Earnings (loss) from discontinued operations, net of taxes	$(21)	$(25)	$(37)	$(57)

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. INVESTMENT SECURITIES

Substantially all of our investment securities are classified as available-for-sale. These comprise mainly investment-grade debt securities supporting obligations to annuitants and policyholders in our run-off insurance operations. We do not have any securities classified as held-to-maturity.

	September 30, 2015				December 31, 2014
		Gross	Gross			Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Amortized	unrealized	unrealized	Estimated
(In millions)	cost	gains	losses	fair value	cost	gains	losses	fair value

GE
Debt
U.S. corporate	$3	$-	$-	$3	$12	$-	$-	$12
Corporate – non-U.S.	1	-	-	1	1	-	-	1
Equity
Available-for-sale	95	14	(46)	64	69	4	(2)	71
Trading	-	-	-	-	-	-	-	-
	99	14	(46)	68	82	4	(2)	84

GECC
Debt
U.S. corporate	19,975	3,102	(178)	22,899	19,810	3,962	(69)	23,703
State and municipal	3,972	439	(71)	4,340	4,173	555	(53)	4,675
Residential mortgage-backed(a)	905	84	(5)	984	1,544	153	(5)	1,692
Commercial mortgage-backed	2,295	121	(12)	2,405	2,903	170	(10)	3,063
Asset-backed	107	1	(10)	97	304	8	(17)	295
Corporate – non-U.S.	769	101	(3)	867	908	109	(1)	1,016
Government – non-U.S.	1,094	158	(1)	1,252	1,560	152	(2)	1,710
U.S. government and federal agency	3,783	99	-	3,882	1,957	56	-	2,013
Equity
Available-for-sale	113	16	(4)	125	109	24	(1)	132
Trading	19	-	-	19	21	-	-	21
	33,032	4,121	(285)	36,868	33,289	5,189	(158)	38,320

Eliminations	(4)	-	-	(4)	(4)	-	-	(4)
Total	$33,128	$4,136	$(331)	$36,933	$33,367	$5,193	$(160)	$38,400

(a)	Substantially collateralized by U.S. mortgages. At September 30, 2015, $961 million related to securities issued by government-sponsored entities and $23 million related to securities of private-label issuers. Securities issued by private-label issuers are collateralized primarily by pools of individual direct mortgage loans of financial institutions.

The fair value of investment securities decreased to $36,933 million at September 30, 2015, from $38,400 million at December 31, 2014, primarily due to a decline in unrealized gains resulting from higher interest rates, and net sales at Trinity, primarily related to mortgage-backed securities, partially offset by net purchases of U.S. government and federal agency securities at Synchrony Financial.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ESTIMATED FAIR VALUE AND GROSS UNREALIZED LOSSES OF AVAILABLE-FOR-SALE INVESTMENT SECURITIES

	In loss position for
	Less than 12 months		12 months or more
		Gross		Gross
	Estimated	unrealized	Estimated	unrealized
(In millions)	fair value(a)	losses(a)(b)	fair value	losses(b)

September 30, 2015
Debt
U.S. corporate	$2,161	$(130)	$335	$(48)
State and municipal	544	(16)	155	(55)
Residential mortgage-backed	175	(2)	77	(3)
Commercial mortgage-backed	351	(8)	26	(4)
Asset-backed	-	-	48	(10)
Corporate – non-U.S.	41	(3)	3	-
Government – non-U.S.	292	(1)	-	-
U.S. government and federal agency	450	-	1	-
Equity	75	(50)	-	-
Total	$4,089	$(210)	$645	$(121	) (c)

December 31, 2014
Debt
U.S. corporate	$554	$(16)	$836	$(53)
State and municipal	67	(1)	308	(52)
Residential mortgage-backed	30	-	146	(5)
Commercial mortgage-backed	165	(1)	204	(9)
Asset-backed	9	-	42	(17)
Corporate – non-U.S.	42	(1)	3	-
Government – non-U.S.	677	(2)	14	-
U.S. government and federal agency	705	-	1	-
Equity	10	(3)	-	-
Total	$2,259	$(24)	$1,554	$(136)

(a)	Includes the estimated fair value of and gross unrealized losses on equity securities held by GE. At September 30, 2015, the estimated fair value of and gross unrealized losses on equity securities were $37 million and $(46) million, respectively. At December 31, 2014, the estimated fair value of and gross unrealized losses on equity securities were $4 million and $(2) million, respectively.

(b)	Included gross unrealized losses of $27 million related to securities that had other-than-temporary impairments previously recognized at September 30, 2015.

(c)	Includes debt securities held to support obligations to holders of GICs all of which are considered to be investment-grade by the major rating agencies at September 30, 2015.

We regularly review investment securities for other-than-temporary impairment (OTTI) using both qualitative and quantitative criteria. For debt securities, our qualitative review considers our ability and intent to hold the security and the financial condition of and near-term prospects for the issuer, including whether the issuer is in compliance with the terms and covenants of the security. Our quantitative review considers whether there has been an adverse change in expected future cash flows. Unrealized losses are not indicative of the amount of credit loss that would be recognized and at September 30, 2015 are primarily due to increases in market yields subsequent to our purchase of the securities. We presently do not intend to sell the vast majority of our debt securities that are in an unrealized loss position and believe that it is not more likely than not that we will be required to sell the vast majority of these securities before anticipated recovery of our amortized cost. The methodologies and significant inputs used to measure the amount of credit loss for our investment securities during 2015 have not changed. For equity securities, we consider the duration and the severity of the unrealized loss. We believe that the unrealized loss associated with our equity securities will be recovered within the foreseeable future.

Our corporate debt portfolio comprises securities issued by public and private corporations in various industries, primarily in the U.S. Substantially all of our corporate debt securities are rated investment grade by the major rating agencies.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Our RMBS portfolio is collateralized primarily by pools of individual, direct mortgage loans, of which substantially all are in a senior position in the capital structure of the deals, not other structured products such as collateralized debt obligations. Of the total RMBS held at September 30, 2015, $961 million and $23 million related to agency and non-agency securities, respectively. Additionally, $58 million was related to residential subprime credit securities, primarily supporting obligations to annuitants and policyholders in our run-off insurance operations. Substantially all of the subprime exposure is related to securities backed by mortgage loans originated in 2005 and prior and are investment grade.

Our commercial mortgage-backed securities (CMBS) portfolio is collateralized by both diversified pools of mortgages that were originated for securitization (conduit CMBS) and pools of large loans backed by high-quality properties (large loan CMBS), about half of which were originated in 2008 and prior. The vast majority of the securities in our CMBS portfolio have investment-grade credit ratings.

PRE-TAX, OTHER-THAN-TEMPORARY IMPAIRMENTS ON INVESTMENT SECURITIES

	Three months ended September 30		Nine months ended September 30
(In millions)	2015	2014	2015	2014

Total pre-tax, OTTI recognized	$2	$2	$34	$18
Pre-tax, OTTI recognized in AOCI	-	-	-	(4)
Pre-tax, OTTI recognized in earnings(a)	$2	$2	$34	$14

(a)	Included pre-tax, other-than-temporary impairments recorded in earnings related to equity securities of $1 million and none in the three months ended September 30, 2015 and 2014, respectively and $1 million and $2 million in the nine months ended September 30, 2015 and 2014, respectively.

CHANGES IN CUMULATIVE CREDIT LOSS IMPAIRMENTS RECOGNIZED ON DEBT SECURITIES STILL HELD

	Three months ended September 30		Nine months ended September 30
(In millions)	2015	2014	2015	2014

Cumulative credit loss impairments recognized, beginning of period	$187	$423	$176	$474
Credit loss impairments recognized on securities not previously impaired	-	-	14	-
Incremental credit loss impairments recognized on securities previously impaired	-	2	-	4
Less credit loss impairments previously recognized on securities sold during the period or that we intend to sell	-	-	2	53
Cumulative credit loss impairments recognized, end of period	$187	$425	$188	$425

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONTRACTUAL MATURITIES OF INVESTMENT IN AVAILABLE-FOR-SALE DEBT SECURITIES

(EXCLUDING MORTGAGE-BACKED AND ASSET-BACKED SECURITIES)

	Amortized	Estimated
(In millions)	cost	fair value

Due
Within one year	$2,166	$2,175
After one year through five years	4,656	4,868
After five years through ten years	4,854	5,217
After ten years	17,921	20,983

We expect actual maturities to differ from contractual maturities because borrowers have the right to call or prepay certain obligations.

GROSS REALIZED GAINS AND LOSSES ON AVAILABLE-FOR-SALE INVESTMENT SECURITIES

	Three months ended September 30		Nine months ended September 30
(In millions)	2015	2014	2015	2014

GE
Gains	$3	$-	$4	$2
Losses, including impairments	-	-	(14)	-
Net	3	-	(10)	2

GECC
Gains	21	1	122	37
Losses, including impairments	(6)	(5)	(41)	(18)
Net	15	(4)	81	19
Total	$18	$(4)	$71	$21

Although we generally do not have the intent to sell any specific securities at the end of the period, in the ordinary course of managing our investment securities portfolio, we may sell securities prior to their maturities for a variety of reasons, including diversification, credit quality, yield and liquidity requirements and the funding of claims and obligations to policyholders. In some of our bank subsidiaries, we maintain a certain level of purchases and sales volume principally of non-U.S. government debt securities. In these situations, fair value approximates carrying value for these securities.

Proceeds from investment securities sales and early redemptions by issuers totaled $6,030 million and $624 million in the three months ended September 30, 2015 and 2014, respectively, principally from sales of U.S. government and federal agency securities in Trinity and Synchrony Financial and short-term government securities in our bank subsidiaries.

Proceeds from investment securities sales and early redemptions by issuers totaled $9,330 million and $2,000 million in the nine months ended September 30, 2015 and 2014, respectively, principally from sales of short-term government securities in our bank subsidiaries and sales of U.S. corporate and CMBS securities in our run-off insurance operations. In addition, proceeds from investment securities sales in the nine months ended September 30, 2015 included $6,486 million principally from sales of U.S. government and federal agency securities, CMBS and RMBS at Trinity and Synchrony Financial.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. INVENTORIES

(In millions)	September 30, 2015	December 31, 2014

GE
Raw materials and work in process	$10,625	$9,820
Finished goods	7,862	7,126
Unbilled shipments	708	755
	19,195	17,701
Revaluation to LIFO	30	(62)
Total GE	19,225	17,639

GECC
Finished goods	59	50
Total consolidated	$19,285	$17,689

NOTE 5. GECC FINANCING RECEIVABLES AND ALLOWANCE FOR LOSSES

The implementation of the GE Capital Exit Plan has caused significant reductions in our Consumer portfolio, as all of our non-U.S. consumer financing receivables have been reclassified to either financing receivables held for sale or assets of businesses held for sale. The transfer of financing receivables to financing receivables held for sale and assets of businesses held for sale totaled $29,016 million and $5,508 million in the nine months ended September 30, 2015, respectively. In addition, our Real Estate business and most of our CLL business have been classified as discontinued operations.

FINANCING RECEIVABLES, NET

(In millions)	September 30, 2015	December 31, 2014

Loans, net of deferred income	$82,196	$120,007
Investment in financing leases, net of deferred income	5,008	6,554
	87,204	126,561
Allowance for losses	(3,457)	(4,104)
Financing receivables – net	$83,748	$122,457

Financing Receivables by Portfolio and Allowance for Losses

FINANCING RECEIVABLES

(In millions)	September 30, 2015		December 31, 2014

Commercial
CLL	$13,341	(a)	$14,418
Energy Financial Services	2,443		2,580
GE Capital Aviation Services (GECAS)	7,394		8,263
Other	506		480
Total Commercial	23,684		25,741
Consumer	63,520	(b)	100,820
Total financing receivables	87,204		126,561
Allowance for losses	(3,457	)(b)	(4,104)
Total financing receivables – net	$83,748		$122,457

(a)	Includes Healthcare Equipment Finance and Working Capital Solutions, which purchases GE customer receivables.

(b)	Includes Synchrony Financial, our U.S. consumer business.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ALLOWANCE FOR LOSSES

		Provision
	Balance at	charged to		Gross		Balance at
(In millions)	January 1	operations(a)	Other(b)	write-offs(a)(c)	Recoveries(c)	September 30

2015
Commercial
CLL	$21	$20	$-	$(15)	$6	$32
Energy Financial Services	26	16	-	(29)	1	14
GECAS	46	(11)	-	(1)	3	37
Other	-	15	-	(13)	-	2
Total Commercial	93	40	-	(58)	10	85
Consumer	4,011	4,596	(252)	(5,622)	639	3,372
Total	$4,104	$4,636	$(252)	$(5,680)	$649	$3,457

2014
Commercial
CLL	$17	$8	$(1)	$(11)	$7	$20
Energy Financial Services	8	13	-	(17)	2	6
GECAS	17	9	-	(11)	-	15
Other	2	-	(2)	-	-	-
Total Commercial	44	30	(3)	(39)	9	41
Consumer	3,981	2,663	(120)	(3,203)	869	4,190
Total	$4,025	$2,693	$(123)	$(3,242)	$878	$4,231

(a)	Provision charged to operations included $2,405 million and gross write-offs included $2,859 million related to the effects of the 2015 reclassification of non-U.S. consumer financing receivables to financing receivables held for sale recorded at the lower of cost or fair value, less cost to sell.

(b)	Other primarily includes the reclassification of financing receivables to assets of businesses held for sale and the effects of currency exchange.

(c)	Net write-offs (gross write-offs less recoveries) in certain portfolios may exceed the beginning allowance for losses as a result of losses that are incurred subsequent to the beginning of the fiscal year due to information becoming available during the current year, which may identify further deterioration on existing financing receivables.

NOTE 6. PROPERTY, PLANT AND EQUIPMENT

(In millions)	September 30, 2015	December 31, 2014

Original cost	$87,332	$84,070
Less accumulated depreciation and amortization	(36,628)	(35,734)
Property, plant and equipment – net	$50,704	$48,336

Consolidated depreciation and amortization on property, plant and equipment was $1,278 million and $1,424 million in the three months ended September 30, 2015 and 2014, respectively, and $3,603 million and $3,820 million in the nine months ended September 30, 2015 and 2014, respectively.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. ACQUISITIONS, GOODWILL AND OTHER INTANGIBLE ASSETS

Acquisitions

Upon closing an acquisition, we estimate the fair values of assets and liabilities acquired and consolidate the acquisition as quickly as possible. Given the time it takes to obtain pertinent information to finalize the acquired company’s balance sheet, then to adjust the acquired company’s accounting policies, procedures, and books and records to our standards, it is often several quarters before we are able to finalize those initial fair value estimates. Accordingly, it is not uncommon for our initial estimates to be subsequently revised.

On January 30, 2015, we acquired Milestone Aviation Group (Milestone Aviation), a helicopter leasing business, for approximately $1,750 million, which is included in our GE Capital segment. The preliminary purchase price allocation resulted in goodwill of approximately $730 million and amortizable intangible assets of approximately $345 million. The allocation of the purchase price will be finalized upon completion of post-closing procedures.

During the second quarter of 2014, GE’s offer to acquire the Thermal, Renewables and Grid businesses of Alstom for approximately €12,350 million (to be adjusted for the assumed net cash or liability at closing) was positively recommended by Alstom’s board of directors. As part of the transaction, Alstom and the French Government signed a memorandum of understanding for the formation of three joint ventures in grid technology, renewable energy, and global nuclear and French steam power. Alstom will invest approximately €2,400 million in these joint ventures at the closing of the proposed transaction.

In the fourth quarter of 2014, Alstom completed its review of the proposed transaction with the works council and obtained approval from its shareholders. Also in the fourth quarter of 2014, GE and Alstom entered into an amendment to the original agreement where GE has agreed to pay Alstom a net amount of approximately €260 million of additional consideration at closing. In exchange for this funding, Alstom has agreed to extend the trademark licensing of the Alstom name from 5 years to 25 years as well as other contractual amendments.

In the second quarter of 2015, the European Commission indicated that it had competition concerns with the proposed transaction. In response, GE proposed remedies to address the concerns of the Commission and the U.S. Department of Justice while preserving the strategic and economic rationale of the proposed transaction. On September 8, 2015, the European Commission and the Department of Justice accepted GE’s proposal and approved the transaction. In order to obtain approval, GE has pledged to sell certain of Alstom’s gas-turbine assets and its Power Systems Mfg. subsidiary to Ansaldo Energia SpA after the close of the transaction for approximately €120 million. As a result of final negotiations, Alstom has agreed to contribute financially to the remedies through a €300 million reduction in the purchase price of the transaction. Further, GE and Alstom agreed to other purchase price amendments that resulted in a net increase of consideration of approximately €45 million and a reduction in the trademark licensing period of the Alstom name to five years. The transaction is targeted to close in November 2015.

The acquisition and alliances with Alstom will impact our Power & Water and Energy Management segments. The impact of acquired businesses on individual segments will be affected by a number of variables, including operating performance, purchase accounting impacts and expected synergies. In addition, due to the amount of time between signing and closing, the operations of the businesses may fluctuate and impact the overall valuation of the acquired businesses at the time of close and, accordingly, may affect the amounts assigned to the assets and liabilities recorded in accordance with purchase accounting.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

goodwill

CHANGES IN GOODWILL BALANCES

			Dispositions,
			currency
	Balance at		exchange	Balance at
(In millions)	January 1, 2015	Acquisitions	and other	September 30, 2015

Power & Water	$8,754	$31	$(136)	$8,649
Oil & Gas	10,572	-	(322)	10,250
Energy Management	4,570	-	(477)	4,093
Aviation	8,952	-	(297)	8,655
Healthcare	17,532	8	(86)	17,454
Transportation	887	-	(39)	848
Appliances & Lighting	226	-	(9)	217
GE Capital	11,456	729	(725)	11,460
Corporate	34	-	1	35
Total	$62,983	$768	$(2,090)	$61,660

Goodwill balances decreased by $1,323 million in the nine months ended September 30, 2015, primarily as a result of the currency exchange effects of the stronger U.S dollar, the reclassification of goodwill associated with ANZ Consumer Lending to assets of businesses held for sale and business dispositions, partially offset by the acquisition of Milestone Aviation.

We test goodwill for impairment annually in the third quarter of each year using data as of July 1 of that year. The impairment test consists of two steps: in step one, the carrying value of the reporting unit is compared with its fair value; in step two, which is applied when the carrying value is more than its fair value, the amount of goodwill impairment, if any, is derived by deducting the fair value of the reporting unit’s assets and liabilities from the fair value of its equity, and comparing that amount with the carrying amount of goodwill. We determined fair values for each of the reporting units using the market approach, when available and appropriate, or the income approach, or a combination of both. We assess the valuation methodology based upon the relevance and availability of the data at the time we perform the valuation. If multiple valuation methodologies are used, the results are weighted appropriately.

Valuations using the market approach are derived from metrics of publicly traded companies or historically completed transactions of comparable businesses. The selection of comparable businesses is based on the markets in which the reporting units operate giving consideration to risk profiles, size, geography, and diversity of products and services. A market approach is limited to reporting units for which there are publicly traded companies that have the characteristics similar to our businesses.

Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. We use our internal forecasts to estimate future cash flows and include an estimate of long-term future growth rates based on our most recent views of the long-term outlook for each business. Actual results may differ from those assumed in our forecasts. We derive our discount rates using a capital asset pricing model and analyzing published rates for industries relevant to our reporting units to estimate the cost of equity financing. We use discount rates that are commensurate with the risks and uncertainty inherent in the respective businesses and in our internally developed forecasts. Discount rates used in our reporting unit valuations ranged from 10.0% to 15.5%.

During the third quarter of 2015, we performed our annual impairment test of goodwill for all of our reporting units. Based on the results of our step one testing, the fair values of each of the GE reporting units exceeded their carrying values; therefore, the second step of the impairment test was not required to be performed for any of our reporting units and no goodwill impairment was recognized.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

While all of our reporting units passed step one of our annual impairment testing in 2015, we identified one reporting unit for which the fair value was not substantially in excess of its carrying value. Primarily due to the sharp decline experienced in oil and gas prices and the prospect of a continuation of prevailing oil and gas prices, the fair value of our Energy Financial Services reporting unit, within our GE Capital operating segment, has been impacted and is in excess of its carrying value by approximately 13%. The goodwill associated with our Energy Financial Services reporting unit was $1,386 million at September 30, 2015, representing approximately 2% of our total goodwill. Our Oil & Gas business has also experienced declines in orders, project commencement delays and pricing pressures, which affect the fair value of our Oil & Gas reporting units. While the goodwill of these reporting units is not currently impaired, we will continue to monitor the oil and gas industry and the impact it may have on these businesses. As of September 30, 2015, we believe that the goodwill is recoverable for all of the reporting units; however, there can be no assurances that the goodwill will not be impaired in future periods.

In 2014, we identified one reporting unit for which the fair value was not substantially in excess of its carrying value. Within our Energy Management operating segment, the Power Conversion reporting unit was determined to have a fair value in excess of its carrying value by approximately 10%. In the current year, the fair value of the Power Conversion reporting unit significantly exceeded its carry value. The increase in fair value over its carry value was driven primarily by a stabilization of the business and cost cutting measures. In addition, our carry value has decreased due to currency effects of a stronger U.S. dollar.

Estimating the fair value of reporting units requires the use of estimates and significant judgments that are based on a number of factors including actual operating results. It is reasonably possible that the judgments and estimates described above could change in future periods.

oTHER INTANGIBLE ASSETS

OTHER INTANGIBLE ASSETS - NET

(In millions)	September 30, 2015	December 31, 2014

Intangible assets subject to amortization	$13,513	$13,725
Indefinite-lived intangible assets(a)	105	130
Total	$13,618	$13,855

(a)	Indefinite-lived intangible assets principally comprise trademarks and in-process research and development.

INTANGIBLE ASSETS SUBJECT TO AMORTIZATION

	September 30, 2015			December 31, 2014
	Gross			Gross
	carrying	Accumulated		carrying	Accumulated
(In millions)	amount	amortization	Net	amount	amortization	Net

Customer-related	$8,217	$(2,426)	$5,791	$8,064	$(2,261)	$5,803
Patents and technology	6,434	(3,056)	3,378	6,694	(2,900)	3,794
Capitalized software	7,635	(4,404)	3,231	7,349	(4,178)	3,171
Trademarks	1,126	(272)	854	1,151	(263)	888
Lease valuations	107	(16)	92	-	-	-
Present value of future profits(a)	643	(643)	-	614	(614)	-
All other	351	(181)	170	203	(134)	69
Total	$24,513	$(10,998)	$13,513	$24,075	$(10,350)	$13,725

(a)	Balances at September 30, 2015 and December 31, 2014 reflect adjustments of $272 million and $293 million, respectively, to the present value of future profits in our run-off insurance operation to reflect the effects that would have been recognized had the related unrealized investment securities holding gains and losses actually been realized.

Intangible assets subject to amortization decreased by $212 million in the nine months ended September 30, 2015, primarily as a result of amortization and the currency exchange effects of the stronger U.S. dollar, partially offset by the acquisition of Milestone Aviation and the capitalization of new software across several business platforms.

Consolidated amortization expense was $437 million and $424 million in the three months ended September 30, 2015 and 2014, respectively, and $1,295 million and $1,205 million the nine months ended September 30, 2015 and 2014, respectively.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. BORROWINGS AND BANK DEPOSITS

(In millions)	September 30, 2015	December 31, 2014

Short-term borrowings
GE
Commercial paper	$1,000	$500
Payable to banks	472	343
Current portion of long-term borrowings	2,092	2,068
Other	1,197	961
Total GE short-term borrowings	4,761	3,872

GECC
Commercial paper(a)
U.S.	9,811	22,019
Non-U.S.	3,103	2,993
Current portion of long-term borrowings(a)(b)(c)	29,679	36,995
GE Interest Plus notes(d)	-	5,467
Other(c)	287	231
Total GECC short-term borrowings	42,880	67,705

Eliminations	(1,146)	(863)
Total short-term borrowings	$46,495	$70,714

Long-term borrowings
GE
Senior notes	$15,510	$11,945
Payable to banks	27	5
Other	358	518
Total GE long-term borrowings	15,895	12,468

GECC
Senior unsecured notes(a)(b)(e)	144,935	162,194
Subordinated notes(a)	4,715	4,804
Subordinated debentures(a)(f)	6,782	7,085
Other(a)(c)(g)	7,751	12,676
Total GECC long-term borrowings	164,183	186,759

Eliminations	(67)	(45)
Total long-term borrowings	$180,011	$199,182
Non-recourse borrowings of consolidated securitization entities(h)	$16,225	$19,369
Bank deposits(i)	$48,656	$43,841
Total borrowings and bank deposits	$291,387	$333,106

(a)	On April 10, 2015, GE announced it would provide a full and unconditional guarantee on the payment of the principal and interest on all tradable senior and subordinated outstanding long-term debt securities and all commercial paper issued or guaranteed by GECC. Short-term borrowings included $12,914 million of commercial paper and $28,373 million of the current portion of long-term borrowings. Long-term borrowings included $131,230 million of senior unsecured notes, $3,971 million of subordinated notes, $6,782 million of subordinated debentures, and $400 million of other.

(b)	Included $431 million and $439 million of obligations to holders of GICs at September 30, 2015 and December 31, 2014, respectively. These obligations included conditions under which certain GIC holders could require immediate repayment of their investment should the long-term credit ratings of GECC fall below AA-/Aa3. The remaining outstanding GICs will continue to be subject to their scheduled maturities and individual terms, which may include provisions permitting redemption upon a downgrade of one or more of GECC’s ratings, among other things.

(c)	Included $4,969 million and $4,835 million of funding secured by real estate, aircraft and other collateral at September 30, 2015 and December 31, 2014, respectively, of which $1,216 million and $1,183 million is non-recourse to GECC at September 30, 2015 and December 31, 2014, respectively.

(d)	Entirely variable denomination floating-rate demand notes. The GE Interest Plus program was closed effective August 31, 2015.

(e)	Included $5,589 million and $3,594 million related to Synchrony Financial at September 30, 2015 and December 31, 2014, respectively.

(f)	Subordinated debentures receive rating agency equity credit.

(g)	Included $4,651 million and $8,245 million related to Synchrony Financial at September 30, 2015 and December 31, 2014, respectively.

(h)	Included $1,934 million and $3,377 million of current portion of long-term borrowings at September 30, 2015 and December 31, 2014, respectively. See Note 16.

(i)	Included $8,108 million and $8,905 million of deposits in non-U.S. banks at September 30, 2015 and December 31, 2014, respectively, and $15,990 million and $14,500 million of certificates of deposits with maturities greater than one year at September 30, 2015 and December 31, 2014, respectively.

On May 28, 2015, GE issued €3,150 million senior unsecured debt, composed of €650 million of Floating Rate Notes due 2020, €1,250 million of 1.250% Notes due 2023 and €1,250 million of 1.875% Notes due 2027. On October 9, 2015, $2.0 billion of long-term debt issued by GE matured.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. POSTRETIREMENT BENEFIT PLANS

We sponsor a number of pension and retiree health and life insurance benefit plans. Principal pension plans are the GE Pension Plan and the GE Supplementary Pension Plan. Principal retiree benefit plans provide health and life insurance benefits to certain eligible participants and these participants share in the cost of the healthcare benefits. Other pension plans include the U.S. and non-U.S. pension plans with pension assets or obligations greater than $50 million. Smaller pension plans and other retiree benefit plans are not material individually or in the aggregate.

EFFECT ON OPERATIONS OF PENSION PLANS

	Principal pension plans
	Three months ended September 30		Nine months ended September 30
(In millions)	2015	2014	2015	2014

Service cost for benefits earned	$348	$304	$1,076	$921
Prior service cost amortization	51	54	154	162
Expected return on plan assets	(826)	(792)	(2,478)	(2,393)
Interest cost on benefit obligations	696	687	2,087	2,060
Net actuarial loss amortization	823	642	2,468	1,925
Curtailment loss	-	65 (a)	71 (b)	65	(a)
Pension plans cost	$1,092	$960	$3,378	$2,740

(a)	Curtailment loss resulting from our agreement with Electrolux to sell the GE Appliances business.

(b)	Curtailment loss resulting from GE Capital Exit Plan.

	Other pension plans
	Three months ended September 30		Nine months ended September 30
(In millions)	2015	2014	2015	2014

Service cost for benefits earned	$99	$91	$299	$310
Prior service cost amortization	1	1	1	4
Expected return on plan assets	(211)	(200)	(625)	(596)
Interest cost on benefit obligations	133	149	396	443
Net actuarial loss amortization	72	50	217	149
Pension plans cost	$94	$91	$288	$310

EFFECT ON OPERATIONS OF PRINCIPAL RETIREE HEALTH AND LIFE INSURANCE PLANS

	Principal retiree health
	and life insurance plans
	Three months ended September 30		Nine months ended September 30
(In millions)	2015	2014	2015		2014

Service cost for benefits earned	$27	$41	$119		$125
Prior service cost (gain) amortization	(38)	88	29		285
Expected return on plan assets	(12)	(12)	(36)		(37)
Interest cost on benefit obligations	67	106	268		326
Net actuarial gain amortization	(14)	(38)	(11)		(124)
Curtailment loss (gain), net	-	48 (a)	(192	)(b)(c)	48 (a)
Retiree benefit plans cost	$30	$233	$177		$623

(a)	Curtailment loss resulting from our agreement with Electrolux to sell the GE Appliances business.

(b)	Curtailment loss resulting from the GE Capital Exit Plan.

(c)	Curtailment gain resulting from a life insurance plan amendment.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. INCOME TAXES

THE GE CAPITAL EXIT PLAN

In conjunction with the GE Capital Exit Plan, GECC will significantly reduce its non-U.S. assets while continuing to operate appropriately capitalized non-U.S. businesses with substantial assets related to GECC’s vertical financing businesses, Energy Financial Services, GECAS and Healthcare Equipment Finance. As a result of the GE Capital Exit Plan, GECC recognized tax expense of $6,209 million in the nine months ended September 30, 2015. This consisted of tax expense of $3,548 million in the nine months ended September 30, 2015, related to expected repatriation of excess foreign cash in the amount of approximately $36 billion including approximately $10 billion of foreign earnings and the write-off of deferred tax assets of $2,661 million in the nine months ended September 30, 2015, that will no longer be supported under this plan.

The expected repatriation of cash includes approximately $10 billion of foreign earnings that, prior to the approval of the GE Capital Exit Plan, were considered indefinitely reinvested in GECC’s international operations. GECC’s indefinitely reinvested earnings will also be reduced by charges recognized in connection with the disposition of international assets. The remainder of the indefinitely reinvested earnings will continue to be reinvested in the significant international base of assets that will remain after the GE Capital Exit Plan is fully executed. The write-off of deferred tax assets largely relate to our Treasury operations in Ireland where the tax benefits will no longer be apparent to be realized upon implementation of the GE Capital Exit Plan.

UNRECOGNIZED TAX BENEFITS

UNRECOGNIZED TAX BENEFITS

(In millions)	September 30, 2015	December 31, 2014

Unrecognized tax benefits	$5,447	$5,619
Portion that, if recognized, would reduce tax expense and effective tax rate(a)	3,961	4,059
Accrued interest on unrecognized tax benefits	782	807
Accrued penalties on unrecognized tax benefits	97	103
Reasonably possible reduction to the balance of unrecognized tax benefits in succeeding 12 months	0-900	0-900
Portion that, if recognized, would reduce tax expense and effective tax rate(a)	0-350	0-300

(a)	Some portion of such reduction may be reported as discontinued operations.

The Internal Revenue Service (IRS) is currently auditing our consolidated U.S. income tax returns for 2010-2011. In addition, certain other U.S. tax deficiency issues and refund claims for previous years are still unresolved. The IRS has disallowed the tax loss on our 2003 disposition of ERC Life Reinsurance Corporation. We have contested the disallowance of this loss. It is reasonably possible that the unresolved items could be resolved during the next 12 months, which could result in a decrease in our balance of unrecognized tax benefits – that is, the aggregate tax effect of differences between tax return positions and the benefits recognized in our financial statements. We believe that there are no other jurisdictions in which the outcome of unresolved issues or claims is likely to be material to our results of operations, financial position or cash flows. We further believe that we have made adequate provision for all income tax uncertainties.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. SHAREOWNERS’ EQUITY

ACCUMULATED OTHER COMPREHENSIVE INCOME

	Three months ended September 30		Nine months ended September 30
(In millions)	2015	2014	2015	2014

Investment securities
Beginning balance	$564	$1,040	$1,013	$307
Other comprehensive income (loss) (OCI) before reclassifications – net of deferred taxes of $14, $(146), $(196) and $310	22	(265)	(382)	484
Reclassifications from OCI – net of deferred taxes of $(20), $(15), $(45) and $(19)	(26)	(19)	(70)	(34)
Other comprehensive income (loss)(a)	(3)	(284)	(452)	450
Less OCI attributable to noncontrolling interests	-	1	-	2
Ending balance	$561	$755	$561	$755

Currency translation adjustments (CTA)
Beginning balance	$(5,914)	$61	$(2,427)	$126
OCI before reclassifications – net of deferred taxes of $(185), $198, $1,158 and $314	(108)	(1,575)	(3,936)	(1,674)
Reclassifications from OCI – net of deferred taxes of $(628), $1, $(779) and $124	733	(15)	1,039	25
Other comprehensive income (loss)(a)	624	(1,590)	(2,896)	(1,649)
Less OCI attributable to noncontrolling interests	(8)	(11)	(43)	(5)
Ending balance	$(5,281)	$(1,518)	$(5,281)	$(1,518)

Cash flow hedges
Beginning balance	$(140)	$(176)	$(180)	$(257)
OCI before reclassifications – net of deferred taxes of $(28), $(44), $(24) and $(5)	(133)	(329)	(626)	(421)
Reclassifications from OCI – net of deferred taxes of $11, $30, $59 and $39	98	384	632	557
Other comprehensive income (loss)(a)	(35)	55	6	136
Less OCI attributable to noncontrolling interests	-	-	-	-
Ending balance	$(174)	$(121)	$(174)	$(121)

Benefit plans
Beginning balance	$(12,716)	$(8,083)	$(16,578)	$(9,296)
Prior service credit (costs) - net of deferred taxes of $0, $212, $1,194 and $212	-	374	2,090	374
Net actuarial gain (loss) – net of deferred taxes of $0, $(58), $269 and $(26)	43	(107)	602	59
Net curtailment/settlement - net of deferred taxes of $0, $41, $(44) and $41	-	72	(77)	72
Prior service cost amortization – net of deferred taxes of $17, $62, $92 and $192	-	85	101	273
Net actuarial loss amortization – net of deferred taxes of $297, $213, $902 and $637	584	435	1,771	1,294
Other comprehensive income (loss)(a)	627	859	4,486	2,072
Less OCI attributable to noncontrolling interests	-	2	(2)	2
Ending balance	$(12,089)	$(7,226)	$(12,089)	$(7,226)

Accumulated other comprehensive income (loss) at September 30	$(16,983)	$(8,110)	$(16,983)	$(8,110)

(a)	Total other comprehensive income (loss) was $1,214 million and $(960) million in the three months ended September 30, 2015 and 2014, respectively and $1,144 million and $1,009 million in the nine months ended September 30, 2015 and 2014, respectively.

32 2015 3Q FORM 10-Q

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

RECLASSIFICATION OUT OF AOCI

	Three months ended		Nine months ended
	September 30		September 30
(In millions)	2015	2014	2015	2014	Statement of Earnings Caption

Available-for-sale securities
Realized gains (losses) on sale/impairment of securities	$45	$34	$116	$53	Other income(a)
	(20)	(15)	(45)	(19)	Benefit (provision) for income taxes(b)
	$26	$19	$70	$34	Net of tax
Currency translation adjustments
Gains (losses) on dispositions	$(104)	$14	$(260)	$(149)	Costs and expenses(c)
	(628)	1	(779)	124	Benefit (provision) for income taxes(d)
	$(733)	$15	$(1,039)	$(25)	Net of tax
Cash flow hedges
Gains (losses) on interest rate derivatives	$(39)	$(53)	$(100)	$(182)	Interest and other financial charges
Foreign exchange contracts	(72)	(381)	(600)	(400)	(e)
Other	2	20	9	(14)	(f)
	(109)	(414)	(691)	(596)	Total before tax
	11	30	59	39	Benefit (provision) for income taxes
	$(98)	$(384)	$(632)	$(557)	Net of tax
Benefit plan items
Curtailment gain (loss)	$-	$(113)	$121	$(113)	(g)
Amortization of prior service costs	(17)	(147)	(193)	(465)	(g)
Amortization of actuarial gains (losses)	(881)	(648)	(2,673)	(1,931)	(g)
	(898)	(908)	(2,745)	(2,509)	Total before tax
	314	316	950	870	Benefit (provision) for income taxes
	$(584)	$(592)	$(1,795)	$(1,639)	Net of tax

Total reclassification adjustments	$(1,389)	$(942)	$(3,396)	$(2,187)	Net of tax

(a)	Included $28 million and $40 million for the three months ended September 30, 2015 and 2014, and $45 million and $34 million for the nine months ended September 30, 2015 and 2014, respectively in earnings (loss) from discontinued operations, net of taxes.

(b)	Included $(15) million and $(15) million for the three months ended September 30, 2015 and 2014, and $(21) million and $(13) million for the nine months ended September 30, 2015 and 2014, respectively in earnings (loss) from discontinued operations, net of taxes.

(c)	Included $(104) million and $1 million for the three months ended September 30, 2015 and 2014, and $(102) million and $(128) million for the nine months ended September 30, 2015 and 2014, respectively in earnings (loss) from discontinued operations, net of taxes.

(d)	Included $(628) million and an insignificant amount for the three months ended September 30, 2015 and 2014, and $(764) million and $123 million for the nine months ended September 30, 2015 and 2014, respectively in earnings (loss) from discontinued operations, net of taxes.

(e)	Included $(47) million and $(357) million in GECC revenues from services and $(25) million and $(24) million in interest and other financial charges in the three months ended September 30, 2015 and 2014, respectively and $(587) million and $(368) million in GECC revenues from services and $(13) million and $(32) million in interest and other financial charges in the nine months ended September 30, 2015 and 2014, respectively.

(f)	Primarily recorded in costs and expenses.

(g)	Curtailment gain (loss), amortization of prior service costs and actuarial gains and losses out of AOCI are included in the computation of net periodic pension costs. See Note 9 for further information.

Noncontrolling Interests

Noncontrolling interests in equity of consolidated affiliates includes common shares in consolidated affiliates and preferred stock issued by our affiliates.

2015 3Q FORM 10-Q 33

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

GECC preferred stock is presented as noncontrolling interests in the GE consolidated Statement of Financial Position. GECC preferred stock dividends are presented as noncontrolling interests in the GE consolidated Statement of Earnings. The balance is summarized as follows.

(In millions)	September 30, 2015	December 31, 2014

GECC preferred stock	$4,950	$4,950
Synchrony Financial	2,790	2,531
Other noncontrolling interests in consolidated affiliates(a)	1,048	1,193
Total	$8,788	$8,674

(a)	Consisted of a number of individually insignificant noncontrolling interests in partnerships and consolidated affiliates.

CHANGES TO NONCONTROLLING INTERESTS

	Three months ended September 30		Nine months ended September 30
(In millions)	2015	2014	2015	2014

Beginning balance	$8,776	$6,054	$8,674	$6,217
Net earnings (loss)	39	(21)	232	(2)
GECC preferred stock dividend	-	-	(161)	(161)
Dividends	(18)	(20)	(36)	(55)
Dispositions	(3)	(6)	(9)	(98)
Synchrony Financial IPO	-	2,393	-	2,393
Other (including AOCI)(a)	(6)	113	88	219
Ending balance	$8,788	$8,513	$8,788	$8,513

(a)	Includes research & development partner funding arrangements, acquisitions and eliminations.

Other

GE’s authorized common stock consists of 13,200,000,000 shares having a par value of $0.06 each.

GECC did not pay any quarterly dividends or special dividends to GE in the three months ended September 30, 2015. GECC paid quarterly dividends of $472 million and special dividends of $333 million to GE in the three months ended September 30, 2014. GECC paid quarterly dividends of $450 million and did not pay any special dividends to GE in the nine months ended, September 30, 2015. GECC paid quarterly dividends of $1,555 million and special dividends of $666 million to GE in the nine months ended September 30, 2014.

NOTE 12. GECC REVENUES FROM SERVICES

	Three months ended September 30		Nine months ended September 30
(In millions)	2015	2014	2015	2014

Interest on loans	$3,010	$3,128	$8,902	$9,194
Equipment leased to others	1,179	1,111	3,519	3,400
Fees	839	852	2,426	2,466
Investment income(a)	470	495	1,445	1,506
Associated companies	158	189	893	796
Premiums earned by insurance activities	353	397	1,062	1,130
Financing leases	84	100	275	331
Other items(b)	198	84	(1,133)	311
	6,290	6,356	17,388	19,134
Eliminations	(306)	(397)	(1,015)	(1,170)
Total	$5,984	$5,959	$16,373	$17,964

(a)	Included net other-than-temporary impairments on investment securities of $2 million and $2 million in the three months ended September 30, 2015 and 2014, respectively, and $21 million and $14 million in the nine months ended September 30, 2015 and 2014, respectively.

(b)	During the nine months ended September 30, 2015, other items primarily included impairments related to equity method investments ($1,392 million) in connection with the GE Capital Exit Plan.

34 2015 3Q FORM 10-Q

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. EARNINGS PER SHARE INFORMATION

	Three months ended September 30
	2015		2014
(In millions; per-share amounts in dollars)	Diluted	Basic	Diluted	Basic

Amounts attributable to the Company:
Consolidated
Earnings (loss) from continuing operations attributable to common shareowners for per-share calculation(a)(b)	$2,849	$2,849	$2,826	$2,826
Earnings (loss) from discontinued operations for per-share calculation(a)(b)	(346)	(346)	706	706
Net earnings (loss) attributable to GE common shareowners for per-share calculation(a)(b)	$2,503	$2,502	$3,532	$3,532

Average equivalent shares
Shares of GE common stock outstanding	10,103	10,103	10,039	10,039
Employee compensation-related shares (including stock options)	70	-	80	-
Total average equivalent shares	10,173	10,103	10,119	10,039

Per-share amounts
Earnings (loss) from continuing operations	$0.28	$0.28	$0.28	$0.28
Earnings (loss) from discontinued operations	(0.03)	(0.03)	0.07	0.07
Net earnings (loss)	0.25	0.25	0.35	0.35

	Nine months ended September 30
	2015		2014
(In millions; per-share amounts in dollars)	Diluted	Basic	Diluted	Basic

Amounts attributable to the Company:
Consolidated
Earnings (loss) from continuing operations attributable to common shareowners for per-share calculation(a)(b)	$(2,100)	$(2,100)	$8,005	$8,004
Earnings (loss) from discontinued operations for per-share calculation(a)(b)	(10,345)	(10,345)	2,064	2,064
Net earnings (loss) attributable to GE common shareowners for per-share calculation(a)(b)	$(12,436)	$(12,436)	$10,068	$10,067

Average equivalent shares
Shares of GE common stock outstanding	10,085	10,085	10,042	10,042
Employee compensation-related shares (including stock options)	-	-	79	-
Total average equivalent shares	10,085	10,085	10,121	10,042

Per-share amounts
Earnings (loss) from continuing operations	$(0.21)	$(0.21)	$0.79	$0.80
Earnings (loss) from discontinued operations	(1.03)	(1.03)	0.20	0.21
Net earnings (loss)	(1.23)	(1.23)	0.99	1.00

(a)	Our unvested restricted stock unit awards that contain non-forfeitable rights to dividends or dividend equivalents are considered participating securities. For the nine months period ended September 30, 2015, pursuant to the two-class method, as a result of the net loss from continuing operations, losses were not allocated to the participating securities. For the three months ended September 30, 2015 and 2014; and the nine months period ended September 30, 2014, participating securities are included in the computation of earnings (loss) per share pursuant to the two-class method and the application of this treatment had an insignificant effect.

(b)	Included an insignificant amount of dividend equivalents in each of the periods presented.

For the three months ended September 30, 2015 and 2014, approximately 89 million and 88 million, respectively, of outstanding stock awards were not included in the computation of diluted earnings (loss) per share because their effect was antidilutive. As a result of the loss from continuing operations for the nine months ended September 30, 2015, outstanding stock awards of approximately 398 million, were not included in the computation of diluted earnings (loss) per share because their effect was antidilutive. For the nine months ended September 30, 2014, approximately 104 million of outstanding stock awards were not included in the computation of diluted earnings (loss) per share because their effect was antidilutive.

Earnings (loss) per share amounts are computed independently, as a result, the sum of per-share amounts from continuing operations and discontinued operations may not equal the total per share amounts for net earnings (loss).

2015 3Q FORM 10-Q 35

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. FAIR VALUE MEASUREMENTS

Recurring Fair Value Measurements

Our assets and liabilities measured at fair value on a recurring basis include investment securities primarily supporting obligations to annuitants and policyholders in our run-off insurance operations.

ASSETS AND LIABILITIES MEASURED AT FAIR VALUE ON A RECURRING BASIS

				Netting
(In millions)	Level 1(a)	Level 2(a)	Level 3	adjustment	(b)	Net balance
September 30, 2015
Assets
Investment securities
Debt
U.S. corporate	$-	$19,853	$3,050	$-		$22,902
State and municipal	-	4,259	81	-		4,340
Residential mortgage-backed	-	981	2	-		984
Commercial mortgage-backed	-	2,403	1	-		2,405
Asset-backed	-	59	38	-		97
Corporate – non-U.S.	6	579	283	-		868
Government – non-U.S.	14	1,238	-	-		1,252
U.S. government and federal agency	-	3,573	309	-		3,882
Equity
Available-for-sale	159	15	10	-		185
Trading	19	-	-	-		19
Derivatives(c)	-	8,545	79	(6,620)		2,003
Other (d)	-	-	233	-		233
Total	$197	$41,505	$4,086	$(6,620)		$39,168

Liabilities
Derivatives	$-	$5,156	$5	$(4,658)		$503
Other(e)	-	1,070	-	-		1,070
Total	$-	$6,227	$5	$(4,658)		$1,573
December 31, 2014
Assets
Investment securities
Debt
U.S. corporate	$-	$20,659	$3,056	$-		$23,715
State and municipal	-	4,560	115	-		4,675
Residential mortgage-backed	-	1,676	16	-		1,692
Commercial mortgage-backed	-	3,054	9	-		3,063
Asset-backed	-	172	123	-		295
Corporate – non-U.S.	-	680	337	-		1,017
Government – non-U.S.	-	1,708	2	-		1,710
U.S. government and federal agency	-	1,747	266	-		2,013
Equity				-
Available-for-sale	171	19	9	-		199
Trading	21	-	-	-		21
Derivatives(c)	-	9,957	40	(7,584)		2,413
Other (d)	-	-	277	-		277
Total	$192	$44,232	$4,250	$(7,584)		$41,090
Liabilities
Derivatives	$-	$4,890	$13	$(4,363)		$540
Other(e)	-	1,178	-	-		1,178
Total	$-	$6,068	$13	$(4,363)		$1,718

(a)	There were no securities transferred between Level 1 and Level 2 in the nine months ended September 30, 2015. There were $487 million of Government – non-U.S. and $13 million of Corporate – non-U.S. available-for-sale debt securities transferred from Level 1 to Level 2 in the twelve months ended December 31, 2014 primarily attributable to changes in market observable data.

(b)	The netting of derivative receivables and payables (including the effects of any collateral posted or received) is permitted when a legally enforceable master netting agreement exists.

(c)	The fair value of derivatives includes an adjustment for non-performance risk. The cumulative adjustment was a gain (loss) of $1 million and $16 million at September 30, 2015 and December 31, 2014, respectively. See Note 15 for additional information on the composition of our derivative portfolio.

(d)	Includes private equity investments.

(e)	Primarily represented the liability associated with certain of our deferred incentive compensation plans.

36 2015 3Q FORM 10-Q

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Level 3 Instruments

The majority of our Level 3 balances consist of investment securities classified as available-for-sale with changes in fair value recorded in shareowners’ equity.

CHANGES IN LEVEL 3 INSTRUMENTS FOR THE THREE MONTHS ENDED

										Net
										change in
		Net	Net							unrealized
		realized/	realized/							gains
		unrealized	unrealized							(losses)
		gains	gains							relating to
		(losses)	(losses)				Transfers	Transfers		instruments
	Balance at	included in	included				into	out of	Balance at	still held at
(In millions)	July 1	earnings(a)	in AOCI	Purchases	Sales	Settlements	Level 3(b)	Level 3(b)	September 30	September 30(c)
2015
Investment securities
Debt
U.S. corporate	$3,024	$5	$(7)	$74	$(29)	$(37)	$35	$(15)	$3,050	$-
State and municipal	101	-	1	-	-	(5)	-	(17)	81	-
RMBS	2	-	-	-	-	(1)	-	-	2	-
CMBS	2	-	-	-	-	-	-	-	1	-
ABS	76	(2)	-	-	-	-	-	(36)	38	-
Corporate – non-U.S.	283	-	-	1	-	(1)	-	-	283	-
Government – non-U.S.	2	-	-	-	-	-	-	(2)	-	-
U.S. government and federal agency	293	-	16	-	-	-	-	-	309	-
Equity
Available-for-sale	6	-	(1)	-	-	-	6	-	10	-
Derivatives(d)(e)	72	16	1	(1)	-	(1)	-	-	86	14
Other	222	10	-	-	-	-	-	-	233	-
Total	$4,083	$29	$10	$74	$(29)	$(45)	$41	$(70)	$4,094	$14
2014
Investment securities
Debt
U.S. corporate	$3,060	$4	$(4)	$102	$(57)	$(90)	$32	$(16)	$3,031	$-
State and municipal	110	-	2	2	-	(1)	-	-	113	-
RMBS	66	-	-	-	-	(3)	-	(47)	16	-
CMBS	12	-	-	-	-	(2)	-	-	10	-
ABS	130	1	2	-	-	(4)	-	-	129	-
Corporate – non-U.S.	511	-	-	1	-	(23)	-	-	489	-
Government – non-U.S.	1	-	-	-	-	-	-	(1)	-	-
U.S. government and federal agency	249	-	6	-	-	-	9	-	264	-
Retained interests	1	-	-	-	-	(1)	-	-	-	-
Equity
Available-for-sale	9	-	-	-	-	-	-	-	9	-
Derivatives(d)(e)	29	1	1	(2)	-	-	-	-	29	(1)
Other	217	5	-	-	-	-	-	-	222	-
Total	$4,395	$11	$7	$103	$(57)	$(124)	$41	$(64)	$4,312	$(1)

(a)	Earnings effects are primarily included in the “GECC revenues from services” and “Interest and other financial charges” captions in the Statement of Earnings (Loss).

(b)	Transfers in and out of Level 3 are considered to occur at the beginning of the period. Transfers out of Level 3 were primarily a result of increased use of quotes from independent pricing vendors based on recent trading activity.

(c)	Represents the amount of unrealized gains or losses for the period included in earnings.

(d)	Represents derivative assets net of derivative liabilities and included cash accruals of $12 million and $9 million not reflected in the fair value hierarchy table for the three months ended September 30, 2015 and 2014, respectively.

(e)	Gains (losses) included in net realized/unrealized gains (losses) included in earnings were offset by the earnings effects from the underlying items that were economically hedged. See Note 15.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CHANGES IN LEVEL 3 INSTRUMENTS FOR THE NINE MONTHS ENDED

										Net
										change in
		Net	Net							unrealized
		realized/	realized/							gains
		unrealized	unrealized							(losses)
		gains	gains							relating to
		(losses)	(losses)				Transfers	Transfers		instruments
	Balance at	included in	included				into	out of	Balance at	still held at
(In millions)	January 1	earnings(a)	in AOCI	Purchases	Sales	Settlements	Level 3(b)	Level 3(b)	September 30	September 30(c)
2015
Investment securities
Debt
U.S. corporate	$3,056	$2	$(93)	$255	$(84)	$(93)	$35	$(28)	$3,050	$-
State and municipal	115	-	(3)	-	-	(15)	-	(17)	81	-
RMBS	16	5	(4)	-	(15)	(1)	-	-	2	-
CMBS	9	-	-	-	(7)	-	-	-	1	-
ABS	123	(16)	(5)	-	(12)	(3)	-	(49)	38	-
Corporate – non-U.S.	337	-	(4)	1	(50)	(1)	-	-	283	-
Government – non-U.S.	2	-	-	-	-	-	-	(2)	-	-
U.S. government and federal agency	266	-	44	-	-	(1)	-	-	309	-
Equity
Available-for-sale	9	2	(3)	6	(5)	(4)	6	-	10	-
Derivatives(d)(e)	36	15	3	-	-	(9)	42	-	86	11
Other	277	(24)	-	-	(21)	-	-	-	233	(37)
Total	$4,246	$(16)	$(65)	$262	$(194)	$(127)	$83	$(96)	$4,094	$(26)
2014
Investment securities
Debt
U.S. corporate	$2,787	$22	$115	$441	$(213)	$(158)	$170	$(133)	$3,031	$-
State and municipal	96	-	9	12	-	(4)	-	-	113	-
RMBS	86	1	-	-	(16)	(8)	-	(47)	16	-
CMBS	10	-	-	-	-	(2)	2	-	10	-
ABS	145	3	6	-	-	(15)	-	(10)	129	-
Corporate – non-U.S.	515	13	43	1	(54)	(24)	1	(6)	489	-
Government – non-U.S.	31	-	-	-	-	-	-	(31)	-	-
U.S. government and federal agency	225	-	32	-	-	-	9	(2)	264	-
Retained interests	1	-	-	-	-	(1)	-	-	-	-
Equity
Available-for-sale	11	-	-	2	(2)	(2)	-	-	9	-
Derivatives(d)(e)	20	8	1	(1)	-	3	(1)	(1)	29	13
Other	201	16	-	20	(15)	-	-	-	222	4
Total	$4,128	$63	$206	$475	$(300)	$(211)	$181	$(230)	$4,312	$17

(a)	Earnings effects are primarily included in the “GECC revenues from services” and “Interest and other financial charges” captions in the Statement of Earnings (Loss).

(b)	Transfers in and out of Level 3 are considered to occur at the beginning of the period. Transfers out of Level 3 were primarily a result of increased use of quotes from independent pricing vendors based on recent trading activity.

(c)	Represents the amount of unrealized gains or losses for the period included in earnings.

(d)	Represents derivative assets net of derivative liabilities and included cash accruals of $12 million and $9 million not reflected in the fair value hierarchy table for the nine months ended September 30, 2015 and 2014, respectively.

(e)	Gains (losses) included in net realized/unrealized gains (losses) included in earnings were offset by the earnings effects from the underlying items that were economically hedged. See Note 15.

38 2015 3Q FORM 10-Q

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Non-Recurring Fair Value Measurements

The following table represents non-recurring fair value amounts (as measured at the time of the adjustment) for those assets remeasured to fair value on a non-recurring basis during the fiscal year and still held at September 30, 2015 and December 31, 2014.

	Remeasured during		Remeasured during
	the nine months ended		the year ended
	September 30, 2015		December 31, 2014
(In millions)	Level 2	Level 3	Level 2	Level 3

Financing receivables and financing receivables held for sale	$-	$18,152	$1	$584
Cost and equity method investments	1	2,347	-	346
Long-lived assets, including real estate	3	301	102	718
Total	$4	$20,800	$103	$1,648

The following table represents the fair value adjustments to assets measured at fair value on a non-recurring basis and still held at September 30, 2015 and 2014.

	Three months ended September 30		Nine months ended September 30
(In millions)	2015	2014	2015	2014

Financing receivables and financing receivables held for sale	$(46)	$(31)	$(2,199)	$(135)
Cost and equity method investments	(280)	(82)	(1,788)	(281)
Long-lived assets, including real estate	(91)	(275)	(165)	(335)
Total	$(417)	$(388)	$(4,151)	$(751)

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LEVEL 3 MEASUREMENTS - SIGNIFICANT UNOBSERVABLE INPUTS

				Range
(Dollars in millions)	Fair value	Valuation technique	Unobservable inputs	(weighted average)

September 30, 2015
Recurring fair value measurements
Investment securities – Debt
U.S. corporate	$863	Income approach	Discount rate(a)	2.2%-15.3% (7.4%)
Asset-backed	38	Income approach	Discount rate(a)	5.0%-10.0% (9.1%)
Corporate – non-U.S.	226	Income approach	Discount rate(a)	6.5%-14.0% (7.4%)
Other financial assets	228	Income approach,	EBITDA multiple	6.1X-15.1X (9.8X)
		Market comparables	Capitalization rate	7.8%-7.8% (7.8%)

Non-recurring fair value measurements
Financing receivables and financing receivables held for sale	$18,015	Income approach	Discount rate(a)	5.6%-8.0% (6.7%)

Cost and equity method investments	2,134	Income approach,	Discount rate(a)	9.0%-14.5% (11.8%)
		Market comparables	Price to book multiple	0.4X-0.7X (0.6X)

Long-lived assets, including real estate	198	Income approach	Discount rate(a)	1.7%-9.8% (6.2%)

December 31, 2014
Recurring fair value measurements
Investment securities – Debt
U.S. corporate	$917	Income approach	Discount rate(a)	1.5%-14.8% (6.6%)
State and municipal	17	Income approach	Discount rate(a)	4.9%-4.9% (4.9%)
Asset-backed	102	Income approach	Discount rate(a)	4.3%-9.0% (5.6%)
Corporate – non-U.S.	278	Income approach	Discount rate(a)	3.3%-14.0% (6.5%)
Other financial assets	117	Income approach,	EBITDA multiple	5.4X-9.1X (7.7X)
		Market comparables	Capitalization rate	6.5%-7.8% (7.7%)

Non-recurring fair value measurements
Cost and equity method investments	309	Income approach,	Discount rate(a)	8.0%-10.0% (9.4%)
		Market comparables	EBITDA multiple	1.8X-5.2X (4.8X)

Long-lived assets, including real estate	664	Income approach	Discount rate(a)	2.0%-10.8% (6.7%)

(a)	Discount rates are determined based on inputs that market participants would use when pricing investments, including credit and liquidity risk. An increase in the discount rate would result in a decrease in the fair value.

At September 30, 2015 and December 31, 2014, other Level 3 recurring fair value measurements of $2,690 million and $2,596 million, respectively, and non-recurring measurements of $267 million and $657 million, respectively, are valued using non-binding broker quotes or other third-party sources. At September 30, 2015 and December 31, 2014, other recurring fair value measurements of $36 million and $210 million, respectively, and non-recurring fair value measurements of $186 million and $18 million, respectively, were individually insignificant and utilize a number of different unobservable inputs not subject to meaningful aggregation.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. FINANCIAL INSTRUMENTS

The following table provides information about assets and liabilities not carried at fair value. The table excludes finance leases and non-financial assets and liabilities. Substantially all of the assets discussed below are considered to be Level 3. The vast majority of our liabilities’ fair value can be determined based on significant observable inputs and thus considered Level 2. Few of the instruments are actively traded and their fair values must often be determined using financial models. Realization of the fair value of these instruments depends upon market forces beyond our control, including marketplace liquidity.

	September 30, 2015			December 31, 2014
		Assets (liabilities)			Assets (liabilities)
		Carrying			Carrying
	Notional	amount	Estimated	Notional	amount	Estimated
(In millions)	amount	(net)	fair value	amount	(net)	fair value

GE
Assets
Investments and notes receivable	$ (a)	$700	$760	$ (a)	$502	$551
Liabilities
Borrowings(b)(c)	(a)	(20,656)	(21,372)	(a)	(16,340)	(17,503)

GECC
Assets
Loans	(a)	78,775	85,107	(a)	115,889	120,067
Other commercial mortgages	(a)	1,392	1,520	(a)	1,427	1,508
Loans held for sale	(a)	22,651	23,039	(a)	778	799
Other financial instruments(d)	(a)	161	195	(a)	122	136
Liabilities
Borrowings and bank deposits(b)(e)(f)	(a)	(271,944)	(283,092)	(a)	(317,674)	(333,956)
Investment contract benefits	(a)	(2,821)	(3,327)	(a)	(2,970)	(3,565)
Guaranteed investment contracts	(a)	(179)	(193)	(a)	(1,000)	(1,031)
Insurance – credit life(g)	-	-	-	1,843	(90)	(77)

(a)	These financial instruments do not have notional amounts.

(b)	See Note 8.

(c)	Included $174 million and $94 million of accrued interest in estimated fair value at September 30, 2015 and December 31, 2014, respectively.

(d)	Principally comprises cost method investments.

(e)	Fair values exclude interest rate and currency derivatives designated as hedges of borrowings. Had they been included, the fair value of borrowings at September 30, 2015 and December 31, 2014 would have been reduced by $4,710 million and $5,020 million, respectively.

(f)	Included $1,994 million and $2,888 million of accrued interest in estimated fair value at September 30, 2015 and December 31, 2014, respectively.

(g)	Net of reinsurance of none and $964 million at September 30, 2015 and December 31, 2014, respectively.

NOTIONAL AMOUNTS OF LOAN COMMITMENTS

(In millions)	September 30, 2015	December 31, 2014

Ordinary course of business lending commitments(a)	$804	$1,214
Unused revolving credit lines(b)
Commercial	2,054	2,908
Consumer – principally credit cards	321,710	306,188

(a)	Excluded investment commitments of $579 million and $818 million at September 30, 2015 and December 31, 2014, respectively.

(b)	Excluded amounts related to inventory financing arrangements, which may be withdrawn at our option, of $39 million and $47 million at September 30, 2015 and December 31, 2014, respectively.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Securities Repurchase and Reverse Repurchase Arrangements

Our issuances of securities repurchase agreements are insignificant and are limited to activities at certain of our foreign banks primarily for purposes of liquidity management. At September 30, 2015, we were party to repurchase agreements totaling $132 million, which were reported in short-term borrowings on the financial statements. No repurchase agreements were accounted for as off-book financing and we do not engage in securities lending transactions.

We also enter into reverse securities repurchase agreements, primarily for short-term investment with maturities of 90 days or less. At September 30, 2015, we were party to reverse repurchase agreements totaling $10.0 billion, which were reported in cash and equivalents on the financial statements. Under these reverse securities repurchase agreements, we typically lend available cash at a specified rate of interest and hold U.S. or highly-rated European government securities as collateral during the term of the agreement. Collateral value is in excess of amounts loaned under the agreements.

Derivatives and Hedging

As a matter of policy, we use derivatives for risk management purposes and we do not use derivatives for speculative purposes. A key risk management objective for our financial services businesses is to mitigate interest rate and currency risk by seeking to ensure that the characteristics of the debt match the assets they are funding. If the form (fixed versus floating) and currency denomination of the debt we issue do not match the related assets, we typically execute derivatives to adjust the nature and tenor of funding to meet this objective within pre-defined limits. The determination of whether we enter into a derivative transaction or issue debt directly to achieve this objective depends on a number of factors, including market related factors that affect the type of debt we can issue.

The notional amounts of derivative contracts represent the basis upon which interest and other payments are calculated and are reported gross, except for offsetting foreign currency forward contracts that are executed in order to manage our currency risk of net investment in foreign subsidiaries. Of the outstanding notional amount of $279,000 million, approximately 89% or $247,000 million, is associated with reducing or eliminating the interest rate, currency or market risk between financial assets and liabilities in our financial services businesses. The remaining derivative activities primarily relate to hedging against adverse changes in currency exchange rates and commodity prices related to anticipated sales and purchases and contracts containing certain clauses that meet the accounting definition of a derivative. The instruments used in these activities are designated as hedges when practicable. When we are not able to apply hedge accounting, or when the derivative and the hedged item are both recorded in earnings concurrently, the derivatives are deemed economic hedges and hedge accounting is not applied. This most frequently occurs when we hedge a recognized foreign currency transaction (e.g., a receivable or payable) with a derivative. Since the effects of changes in exchange rates are reflected concurrently in earnings for both the derivative and the transaction, the economic hedge does not require hedge accounting.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FAIR VALUE OF DERIVATIVES

	September 30, 2015		December 31, 2014
(In millions)	Assets	Liabilities	Assets	Liabilities

Derivatives accounted for as hedges
Interest rate contracts	$5,579	$53	$5,859	$461
Currency exchange contracts	1,501	1,310	2,579	884
Other contracts	-	2	-	2
	7,080	1,365	8,438	1,347

Derivatives not accounted for as hedges
Interest rate contracts	144	56	111	64
Currency exchange contracts	1,179	3,676	1,209	3,450
Other contracts	221	64	239	42
	1,544	3,796	1,559	3,556

Gross derivatives recognized in statement of financial position
Gross derivatives	8,624	5,161	9,997	4,903
Gross accrued interest	978	9	1,392	(24)
	9,602	5,170	11,389	4,879

Amounts offset in statement of financial position
Netting adjustments(a)	(3,762)	(3,763)	(3,886)	(3,902)
Cash collateral(b)	(2,858)	(895)	(3,698)	(461)
	(6,620)	(4,658)	(7,584)	(4,363)

Net derivatives recognized in statement of financial position
Net derivatives	2,982	512	3,805	516

Amounts not offset in statement of financial position
Securities held as collateral(c)	(1,694)	-	(3,188)	-

Net amount	$1,288	$512	$617	$516

Derivatives are classified in the captions “All other assets” and “All other liabilities” and the related accrued interest is classified in “Other GECC receivables” and “All other liabilities” in our financial statements.

(a)	The netting of derivative receivables and payables is permitted when a legally enforceable master netting agreement exists. Amounts include fair value adjustments related to our own and counterparty non-performance risk. At September 30, 2015 and December 31, 2014, the cumulative adjustment for non-performance risk was a gain (loss) of $1 million and $16 million, respectively.

(b)	Excluded excess cash collateral received and posted of $74 million and $66 million at September 30, 2015, respectively, and $63 million and $211 million at December 31, 2014, respectively.

(c)	Excluded excess securities collateral received of $36 million and $397 million at September 30, 2015 and December 31, 2014, respectively.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair value hedges

We use interest rate and currency exchange derivatives to hedge the fair value effects of interest rate and currency exchange rate changes on local and non-functional currency denominated fixed-rate debt. For relationships designated as fair value hedges, changes in fair value of the derivatives are recorded in earnings within interest and other financial charges, along with offsetting adjustments to the carrying amount of the hedged debt.

EARNINGS EFFECTS OF FAIR VALUE HEDGING RELATIONSHIPS

	Three months ended September 30
	2015		2014
	Gain (loss)	Gain (loss)	Gain (loss)	Gain (loss)
	on hedging	on hedged	on hedging	on hedged
(In millions)	derivatives	items	derivatives	items

Interest rate contracts	$1,391	$(1,387)	$341	$(350)
Currency exchange contracts	(6)	5	(8)	8

Fair value hedges resulted in $3 million and $(9) million of ineffectiveness in the three months ended September 30, 2015 and 2014, respectively. In both the three months ended September 30, 2015 and 2014, there were insignificant amounts excluded from the assessment of effectiveness.

EARNINGS EFFECTS OF FAIR VALUE HEDGING RELATIONSHIPS

	Nine months ended September 30
	2015		2014
	Gain (loss)	Gain (loss)	Gain (loss)	Gain (loss)
	on hedging	on hedged	on hedging	on hedged
(In millions)	derivatives	items	derivatives	items

Interest rate contracts	$514	$(594)	$2,056	$(2,129)
Currency exchange contracts	(6)	4	(11)	10

Fair value hedges resulted in $(82) million and $(74) million of ineffectiveness in the nine months ended September 30, 2015 and 2014, respectively. In both the nine months ended September 30, 2015 and 2014, there were insignificant amounts excluded from the assessment of effectiveness.

Cash flow hedges

We use interest rate, currency exchange and commodity derivatives to reduce the variability of expected future cash flows associated with variable rate borrowings and commercial purchase and sale transactions, including commodities. For derivatives that are designated in a cash flow hedging relationship, the effective portion of the change in fair value of the derivative is reported as a component of AOCI and reclassified into earnings contemporaneously and in the same caption with the earnings effects of the hedged transaction.

			Gain (loss) reclassified
	Gain (loss) recognized in AOCI		from AOCI into earnings
	for the three months ended September 30		for the three months ended September 30
(In millions)	2015	2014	2015	2014

Interest rate contracts	$10	$9	$(39)	$(53)
Currency exchange contracts	(132)	(318)	(69)	(361)
Commodity contracts	(2)	(1)	(1)	-
Total(a)	$(124)	$(310)	$(109)	$(414)

(a)	Gain (loss) is recorded in GECC revenues from services, interest and other financial charges, and other costs and expenses when reclassified to earnings.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

			Gain (loss) reclassified
	Gain (loss) recognized in AOCI		from AOCI into earnings
	for the nine months ended September 30		for the nine months ended September 30
(In millions)	2015	2014	2015	2014

Interest rate contracts	$-	$-	$(100)	$(182)
Currency exchange contracts	(757)	(343)	(589)	(412)
Commodity contracts	(4)	(2)	(2)	(2)
Total(a)	$(761)	$(345)	$(691)	$(596)

(a)	Gain (loss) is recorded in GECC revenues from services, interest and other financial charges, and other costs and expenses when reclassified to earnings.

The total pre-tax amount in AOCI related to cash flow hedges of forecasted transactions was a $173 million loss at September 30, 2015. We expect to transfer $167 million to earnings as an expense in the next 12 months contemporaneously with the earnings effects of the related forecasted transactions. In both the nine months ended September 30, 2015 and 2014, we recognized insignificant gains and losses related to hedged forecasted transactions and firm commitments that did not occur by the end of the originally specified period. At September 30, 2015 and 2014, the maximum term of derivative instruments that hedge forecasted transactions was 17 years and 18 years, respectively. See Note 11 for additional information about reclassifications out of AOCI.

For cash flow hedges, the amount of ineffectiveness in the hedging relationship and amount of the changes in fair value of the derivatives that are not included in the measurement of ineffectiveness were insignificant for each reporting period.

Net investment hedges in foreign operations

We use currency exchange derivatives and foreign-currency-denominated debt as hedging instruments to protect our net investments in global operations conducted in non-U.S. dollar currencies. For hedging instruments that are designated as hedges of net investment in a foreign operation, we assess effectiveness based on changes in spot currency exchange rates. Changes in spot rates on the hedging instruments are recorded as a component of AOCI until such time as the foreign entity is substantially liquidated or sold, or upon the loss of a controlling interest in a foreign entity. Additionally, lower of cost or fair value, less cost to sell, assessments of foreign entities classified as held for sale take into account the related AOCI. The change in fair value of any forward points, which reflects the interest rate differential between the two countries on the derivative, is excluded from the effectiveness assessment.

GAINS (LOSSES) RECOGNIZED THROUGH CTA

	Gain (loss) recognized in CTA		Gain (loss) reclassified from CTA
	for the three months ended September 30		for the three months ended September 30
(In millions)	2015	2014	2015	2014

Derivative and non-derivative instruments	$1,297	$2,792	$1,935	$(24)

Reclassifications from CTA of $0 million and $(11) million were recorded in GECC revenues from services and $1,935 million and $(13) million in discontinued operations in the three months ended September 30, 2015 and 2014, respectively.

The amounts related to the change in the fair value of the forward points that are excluded from the measure of effectiveness were $(37) million and $(147) million in the three months ended September 30, 2015 and 2014, respectively, and were recorded in interest and other financial charges.

GAINS (LOSSES) RECOGNIZED THROUGH CTA

	Gain (loss) recognized in CTA		Gain (loss) reclassified from CTA
	for the nine months ended September 30		for the nine months ended September 30
(In millions)	2015	2014	2015	2014

Derivative and non-derivative instruments	$4,720	$2,194	$2,524	$(14)

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Reclassifications from CTA of $(34) million and $(11)million were recorded in GECC revenues from services and $2,558 million and $(3) million in discontinued operations in the nine months ended September 30, 2015 and 2014, respectively.

The amounts related to the change in the fair value of the forward points that are excluded from the measure of effectiveness were $(93) million and $(458) million in the nine months ended September 30, 2015 and 2014, respectively, and were recorded in interest and other financial charges.

Free-standing derivatives

Changes in the fair value of derivatives that are not designated as hedges are recorded in earnings each period. As discussed above, these derivatives are typically entered into as economic hedges of changes in interest rates, currency exchange rates, commodity prices and other risks. Gains or losses related to the derivative are typically recorded in GECC revenues from services or other income, based on our accounting policy. In general, the earnings effects of the item that represent the economic risk exposure are recorded in the same caption as the derivative. Gains (losses) for the nine months ended September 30, 2015 on derivatives not designated as hedges were $(2,647) million composed of amounts related to interest rate contracts of $(101) million, currency exchange contracts of $(2,492) million, and other derivatives of $(54) million. Substantially all of these losses were offset by the earnings effects from the underlying items that were economically hedged. Gains (losses) for the nine months ended September 30, 2014 on derivatives not designated as hedges were $(578) million composed of amounts related to interest rate contracts of $(53) million, currency exchange contracts of $(565) million and other derivatives of $40 million. These losses were offset by the earnings effects from the underlying items that were economically hedged.

Counterparty credit risk

Fair values of our derivatives can change significantly from period to period based on, among other factors, market movements and changes in our positions. We manage counterparty credit risk (the risk that counterparties will default and not make payments to us according to the terms of our agreements) on an individual counterparty basis. Where we have agreed to netting of derivative exposures with a counterparty, we net our exposures with that counterparty and apply the value of collateral posted to us to determine the exposure. We actively monitor these net exposures against defined limits and take appropriate actions in response, including requiring additional collateral.

As discussed above, we have provisions in certain of our master agreements that require counterparties to post collateral (typically, cash or U.S. Treasury securities) when our receivable due from the counterparty, measured at current market value, exceeds a specified limit. The fair value of such collateral was $4,552 million at September 30, 2015, of which $2,858 million was cash and $1,694 million was in the form of securities held by a custodian for our benefit. Under certain of these same agreements, we post collateral to our counterparties for our derivative obligations, the fair value of which was $895 million at September 30, 2015. At September 30, 2015, our exposure to counterparties (including accrued interest), net of collateral we hold, was $1,148 million. This excludes exposure related to embedded derivatives.

Additionally, our master agreements typically contain mutual downgrade provisions that provide the ability of each party to require termination if the long-term credit rating of the counterparty were to fall below A-/A3. In certain of these master agreements, each party also has the ability to require termination if the short-term rating of the counterparty were to fall below A-1/P-1. Our master agreements also typically contain provisions that provide termination rights upon the occurrence of certain other events, such as a bankruptcy or events of default by one of the parties. If an agreement was terminated under any of these circumstances, the termination amount payable would be determined on a net basis and could also take into account any collateral posted. The net amount of our derivative liability, after consideration of collateral posted by us and outstanding interest payments was $540 million at September 30, 2015. This excludes embedded derivatives.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. VARIABLE INTEREST ENTITIES

We use variable interest entities primarily to securitize financial assets and arrange other forms of asset-backed financing in the ordinary course of business. Investors in these entities only have recourse to the assets owned by the entity and not to our general credit. We do not have implicit support arrangements with any VIE. We did not provide non-contractual support for previously transferred financing receivables to any VIE in 2015 or 2014.

Consolidated Variable Interest Entities

We consolidate VIEs because we have the power to direct the activities that significantly affect the VIE’s economic performance, typically because of our role as either servicer or manager for the VIE. Our consolidated VIEs fall into two main groups, which are further described below:

•	Consolidated Securitization Entities (CSEs) were created to facilitate securitization of financial assets and other forms of asset-backed financing that serve as an alternative funding source by providing access to variable funding notes and term markets. The securitization transactions executed with these entities are similar to those used by many financial institutions and all are non-recourse. We provide servicing for substantially all of the assets in these entities.

The financing receivables in these entities have similar risks and characteristics to our other financing receivables and were underwritten to the same standard. Accordingly, the performance of these assets has been similar to our other financing receivables; however, the blended performance of the pools of receivables in these entities reflects the eligibility criteria that we apply to determine which receivables are selected for transfer. Contractually the cash flows from these financing receivables must first be used to pay third-party debt holders as well as other expenses of the entity. Excess cash flows are available to GE and GECC. The creditors of these entities have no claim on other assets of GE or GECC.

•	Other remaining assets and liabilities of consolidated VIEs relate primarily to three categories of entities: (1) joint ventures that lease equipment with $466 million of assets and $466 million of liabilities; (2) other entities that are involved in power generating and leasing activities with $331 million of assets and $187 million of liabilities; and (3) insurance entities that, among other lines of business, provide property and casualty and workers’ compensation coverage for GE with $1,126 million of assets and $564 million of liabilities.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ASSETS AND LIABILITIES OF CONSOLIDATED VIEs

		Consolidated Securitization Entities(b)
			Trade
(In millions)	Trinity(a)	Credit cards	receivables	Other	Total
September 30, 2015
Assets(c)
Financing receivables, net	$-	$24,036	$-	$531	$24,567
Current receivables	-	-	3,134(d)	489	3,623
Investment securities	401	-	-	1,011	1,412
Other assets	45	144	2	2,002	2,193
Total	$446	$24,180	$3,136	$4,033	$31,795

Liabilities(c)
Borrowings	$-	$-	$-	$990	$990
Non-recourse borrowings	-	13,640	2,516	69	16,225
Other liabilities	193	20	28	1,282	1,523
Total	$193	$13,660	$2,544	$2,341	$18,738

December 31, 2014
Assets(c)
Financing receivables, net	$-	$25,645	$-	$1,030	$26,675
Current receivables	-	-	3,028(d)	509	3,537
Investment securities	2,369	-	-	1,005	3,374
Other assets	17	1,059	2	2,345	3,423
Total	$2,386	$26,704	$3,030	$4,889	$37,009

Liabilities(c)
Borrowings	$-	$-	$-	$517	$517
Non-recourse borrowings	-	14,967	2,692	436	18,095
Other liabilities	1,022	332	26	1,490	2,870
Total	$1,022	$15,299	$2,718	$2,443	$21,482

(a)	Excluded intercompany advances from GECC to Trinity, which were eliminated in consolidation of $15 million and $1,565 million at September 30, 2015 and December 31, 2014, respectively.

(b)	We provide servicing to the CSEs and are contractually permitted to commingle cash collected from customers on financing receivables sold to CSE investors with our own cash prior to payment to a CSE, provided our short-term credit rating does not fall below A-1/P-1. These CSEs also owe us amounts for purchased financial assets and scheduled interest and principal payments. At September 30, 2015 and December 31, 2014, the amounts of commingled cash owed to the CSEs were $939 million and $1,091 million, respectively, and the amounts owed to us by CSEs were $170 million and $391 million, respectively.

(c)	Asset amounts exclude intercompany receivables for cash collected on behalf of the entities by GECC as servicer, which are eliminated in consolidation. Such receivables provide the cash to repay the entities’ liabilities. If these intercompany receivables were included in the table above, assets would be higher. In addition, other assets, borrowings and other liabilities exclude intercompany balances that are eliminated in consolidation.

(d)	Included $724 million and $686 million of receivables at September 30, 2015 and December 31, 2014, respectively, originated by Appliances. We require third party debt holder consent to sell these assets. The receivables will be included in assets of businesses held for sale when the consent is received.

Total revenues from our consolidated VIEs were $1,635 million and $1,792 million in the three months ended September 30, 2015 and 2014, respectively, and $5,049 million and $4,966 million in the nine months ended September 30, 2015 and 2014, respectively. Related expenses consisted primarily of provisions for losses of $189 million and $244 million in the three months ended September 30, 2015 and 2014, respectively, and $714 million and $791 million in the nine months ended September 30, 2015 and 2014, respectively, and interest and other financial charges of $78 million and $70 million in the three months ended September 30, 2015 and 2014, respectively and $218 million and $197 million in the nine months ended September 30, 2015 and 2014, respectively. These amounts do not include intercompany revenues and costs, principally fees and interest between GE and the VIEs, which are eliminated in consolidation.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Investments in Unconsolidated Variable Interest Entities

Our involvement with unconsolidated VIEs consists of the following activities: assisting in the formation and financing of the entity; providing recourse and/or liquidity support; servicing the assets; and receiving variable fees for services provided. We are not required to consolidate these entities because the nature of our involvement with the activities of the VIEs does not give us power over decisions that significantly affect their economic performance.

The classification of our variable interests in these entities in our financial statements is based on the nature of the entity and the characteristics of the investment we hold.

INVESTMENTS IN UNCONSOLIDATED VIEs

(In millions)	September 30, 2015	December 31, 2014

Other assets and investment securities	$810	$806
Financing receivables – net	10	120
Total investments	820	926
Contractual obligations to fund investments, guarantees or revolving lines of credit	99	37
Total	$919	$963

In addition to the entities included in the table above, we also hold passive investments in RMBS, CMBS and asset-backed securities issued by VIEs. Such investments were, by design, investment-grade at issuance and held by a diverse group of investors. Further information about such investments is provided in Note 3.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17. INTERCOMPANY TRANSACTIONS

Transactions between related companies are made on an arms-length basis, are eliminated and consist primarily of GECC dividends to GE; GE customer receivables sold to GECC; GECC services for trade receivables management and material procurement; buildings and equipment (including automobiles) leased between GE and GECC; information technology (IT) and other services sold to GECC by GE; aircraft engines manufactured by GE that are installed on aircraft purchased by GECC from third-party producers for lease to others; and various investments, loans and allocations of GE corporate overhead costs.

These intercompany transactions are reported in the GE and GECC columns of our financial statements, but are eliminated in deriving our consolidated financial statements. Effects of these eliminations on our consolidated cash flows from operating, investing and financing activities are $(413) million, $(56) million and $469 million in the nine months ended September 30, 2015, and $(2,782) million, $(797) million and $3,579 million in the nine months ended September 30, 2014, respectively. Details of these eliminations are shown below.

	Nine months ended September 30
(In millions)	2015	2014

Cash from (used for) operating activities-continuing operations
Combined	$10,478	$13,950
GE customer receivables sold to GECC	162	43
GECC dividends to GE	(450)	(2,221)
Other reclassifications and eliminations	(125)	(604)
	$10,065	$11,168
Cash from (used for) investing activities-continuing operations
Combined	$52,597	$2,465
GE customer receivables sold to GECC	(243)	(948)
Other reclassifications and eliminations	187	151
	$52,541	$1,668
Cash from (used for) financing activities-continuing operations
Combined	$(45,781)	$(16,198)
GE customer receivables sold to GECC	81	905
GECC dividends to GE	450	2,221
Other reclassifications and eliminations	(62)	453
	$(45,312)	$(12,619)

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. SUPPLEMENTAL INFORMATION ABOUT THE CREDIT QUALITY OF FINANCING RECEIVABLES AND ALLOWANCE FOR LOSSES

As described in Note 5, our Consumer portfolio has been significantly reduced as all of our non-U.S. consumer financing receivables have been reclassified to either financing receivables held for sale or assets of businesses held for sale. In addition our Real Estate business and most of our CLL business have been classified as discontinued operations.

Credit Quality Indicators

Detailed information about the credit quality of our Commercial and Consumer financing receivables portfolios is provided below. For each portfolio, we describe the characteristics of the financing receivables and provide information about collateral, payment performance, credit quality indicators and impairment. We manage these portfolios using delinquency and nonaccrual data as key performance indicators. The categories used within this section such as impaired loans, troubled debt restructuring (TDR) and nonaccrual financing receivables are defined by the authoritative guidance and we base our categorization on the related scope and definitions contained in the related standards. The categories of nonaccrual and delinquent are used in our process for managing our financing receivables.

PAST DUE AND NONACCRUAL FINANCING RECEIVABLES

	September 30, 2015					December 31, 2014
	Over 30 days	Over 90 days				Over 30 days	Over 90 days
(In millions)	past due	past due		Nonaccrual		past due	past due		Nonaccrual

Commercial
CLL	$655	$174		$27		$610	$131		$25
Energy Financial Services	63	63		82		-	-		68
GECAS	2	-		195		-	-		419
Total Commercial	720	237		304	(a)	610	131		512	(a)
Consumer	2,553	1,102	(b)	2	(c)	5,137	2,495	(b)	1,484	(c)
Total	$3,273	$1,339		$306		$5,747	$2,626		$1,996
Total as a percent of financing receivables	3.8%	1.5%		0.4%		4.5%	2.1%		1.6%

(a)	Included $228 million and $484 million at September 30, 2015 and December 31, 2014, respectively, which are currently paying in accordance with their contractual terms.

(b)	Included $1,100 million and $1,231 million of Consumer loans at September 30, 2015 and December 31, 2014, respectively, which are over 90 days past due and continue to accrue interest until the accounts are written off in the period that the account becomes 180 days past due.

(c)	Included none and $179 million at September 30, 2015 and December 31, 2014, respectively, which are currently paying in accordance with their contractual terms.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

IMPAIRED LOANS AND RELATED RESERVES

	With no specific allowance			With a specific allowance
	Recorded	Unpaid	Average	Recorded	Unpaid		Average
	investment	principal	investment	investment	principal	Associated	investment
(In millions)	in loans	balance	in loans	in loans	balance	allowance(a)	in loans

September 30, 2015

Commercial
CLL	$11	$11	$11	$5	$5	$3	$5
Energy Financial Services	82	100	54	-	-	-	6
GECAS	116	122	213	-	-	-	-
Other	-	-	-	-	-	-	-
Total Commercial(b)	209	233	278	5	5	3	11
Consumer(c)	-	-	35	736	640 (d)	242	1,055
Total	$209	$233	$313	$741	$645	$245	$1,066

December 31, 2014

Commercial
CLL	$10	$10	$7	$5	$5	$4	$4
Energy Financial Services	53	54	26	15	15	12	24
GECAS	329	337	88	-	-	-	15
Other	-	-	-	-	-	-	1
Total Commercial(b)	392	401	121	20	20	16	44
Consumer(c)	138	179	120	2,042	2,092	408	2,547
Total	$530	$580	$241	$2,062	$2,112	$424	$2,591

(a)	Write-offs to net realizable value are recognized against the allowance for losses primarily in the reporting period in which management has deemed all or a portion of the financing receivable to be uncollectible.

(b)	We recognized insignificant amounts of interest income, including none on a cash basis, in the nine months ended September 30, 2015, the year ended December 31, 2014 and the nine months ended September 30, 2014, respectively, in CLL. The total average investment in impaired loans for the nine months ended September 30, 2015 and the year ended December 31, 2014 was $289 million and $165 million, respectively.

(c)	We recognized $48 million, $126 million and $135 million of interest income, including $1 million, $5 million and $3 million on a cash basis, in the nine months ended September 30, 2015, the year ended December 31, 2014 and the nine months ended September 30, 2014, respectively. The total average investment in impaired loans for the nine months ended September 30, 2015 and the year ended December 31, 2014 was $1,090 million and $2,667 million, respectively.

(d)	Unpaid principal balance excludes accrued interest and fees.

(In millions)	Non-impaired financing receivables	General reserves	Impaired loans	Specific reserves

September 30, 2015

Commercial	$23,470	$82	$214	$3
Consumer	62,784	3,130	736	242
Total	$86,254	$3,212	$950	$245

December 31, 2014

Commercial	$25,329	$77	$412	$16
Consumer	98,640	3,603	2,180	408
Total	$123,969	$3,680	$2,592	$424

52 2015 3Q FORM 10-Q

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

IMPAIRED LOAN BALANCE CLASSIFIED BY THE METHOD USED TO MEASURE IMPAIRMENT

(In millions)	September 30, 2015	December 31, 2014

Discounted cash flow	$819	$2,149
Collateral value	131	443
Total	$950	$2,592

Our loss mitigation strategy is intended to minimize economic loss and, at times, can result in rate reductions, principal forgiveness, extensions, forbearance or other actions, which may cause the related loan to be classified as a troubled debt restructuring (TDR), and also as impaired. The determination of whether these changes to the terms and conditions of our commercial loans meet the TDR criteria includes our consideration of all relevant facts and circumstances. At September 30, 2015, TDRs included in impaired loans were $860 million, primarily relating to Consumer ($736 million), GECAS ($112 million), Energy Financial Services ($7 million) and CLL ($5 million).

Impaired loans in our Consumer business represent restructured smaller balance homogeneous loans meeting the definition of a TDR, and are therefore subject to the disclosure requirement for impaired loans. Impaired loans classified as TDRs in our Consumer business were $736 million and $2,132 million at September 30, 2015 and December 31, 2014, respectively. We utilize certain loan modification programs for borrowers experiencing financial difficulties in our Consumer loan portfolio. These loan modification programs primarily include interest rate reductions and payment deferrals in excess of three months, which were not part of the terms of the original contract. For the nine months ended September 30, 2015, we modified $363 million of U.S. consumer loans, primarily credit cards for borrowers experiencing financial difficulties, which are classified as TDRs. We expect borrowers whose loans have been modified under these programs to continue to be able to meet their contractual obligations upon the conclusion of the modification. Of our $621 million and $1,074 million of consumer loans modifications classified as TDRs in the twelve months ended September 30, 2015 and 2014, respectively, $49 million and $95 million have subsequently experienced a payment default in the nine months ended September 30, 2015 and 2014, respectively.

Supplemental Credit Quality Information

Commercial

Substantially all of our Commercial financing receivables portfolio is secured lending and we assess the overall quality of the portfolio based on the potential risk of loss measure. The metric incorporates both the borrower’s credit quality along with any related collateral protection.

Our internal risk ratings process is an important source of information in determining our allowance for losses and represents a comprehensive approach to evaluate risk in our financing receivables portfolios. In deriving our internal risk ratings, we stratify our Commercial portfolios into 21 categories of default risk and/or six categories of loss given default to group into three categories: A, B and C. Our process starts by developing an internal risk rating for our borrowers, which is based upon our proprietary models using data derived from borrower financial statements, agency ratings, payment history information, equity prices and other commercial borrower characteristics. We then evaluate the potential risk of loss for the specific lending transaction in the event of borrower default, which takes into account such factors as applicable collateral value, historical loss and recovery rates for similar transactions, and our collection capabilities. Our internal risk ratings process and the models we use are subject to regular monitoring and internal controls. The frequency of rating updates is set by our credit risk policy, which requires annual Risk Committee approval.

As described above, financing receivables are assigned one of 21 risk ratings based on our process and then these are grouped by similar characteristics into three categories in the table below. Category A is characterized by either high-credit-quality borrowers or transactions with significant collateral coverage that substantially reduces or eliminates the risk of loss in the event of borrower default. Category B is characterized by borrowers with weaker credit quality than those in Category A, or transactions with moderately strong collateral coverage that minimizes but may not fully mitigate the risk of loss in the event of default. Category C is characterized by borrowers with higher levels of default risk relative to our overall portfolio or transactions where collateral coverage may not fully mitigate a loss in the event of default.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

COMMERCIAL FINANCING RECEIVABLES BY RISK CATEGORY

	Secured
(In millions)	A	B	C	Total

September 30, 2015

CLL	$13,260	$44	$37	$13,341
Energy Financial Services	2,301	41	-	2,342
GECAS	7,076	225	93	7,394
Other	153	-	-	153
Total	$22,790	$310	$130	$23,230

December 31, 2014

CLL	$14,271	$49	$98	$14,418
Energy Financial Services	2,479	60	16	2,555
GECAS	7,908	237	118	8,263
Other	130	-	-	130
Total	$24,788	$346	$232	$25,366

For our secured financing receivables portfolio, our collateral position and ability to work out problem accounts mitigate our losses. Our asset managers have deep industry expertise that enables us to identify the optimum approach to default situations. We price risk premiums for weaker credits at origination, closely monitor changes in creditworthiness through our risk ratings and watch list process, and are engaged early with deteriorating credits to minimize economic loss. Loans within Category C are reviewed and monitored regularly, and classified as impaired when it is probable that they will not pay in accordance with contractual terms. Our internal risk rating process identifies credits warranting closer monitoring; and as such, these loans are not necessarily classified as nonaccrual or impaired.

At September 30, 2015 and December 31, 2014, our unsecured commercial financing receivables included $165 million and $88 million rated A, and $289 million and $287 million rated B, respectively. We did not have any unsecured commercial financing receivables rated C at September 30, 2015 and December 31, 2014, respectively.

Consumer

At September 30, 2015, our U.S. consumer financing receivables included private-label credit card and sales financing for approximately 63 million customers across the U.S. with no metropolitan area accounting for more than 6% of the portfolio. Of the total U.S. consumer financing receivables, approximately 66% relate to credit card loans that are often subject to profit and loss sharing arrangements with the retailer (which are recorded in revenues), and the remaining 34% are sales finance receivables that provide financing to customers in areas such as electronics, recreation, medical and home improvement.

Our Consumer financing receivables portfolio comprises both secured and unsecured lending. Secured financing receivables are largely comprised of consumer installment loans secured by equipment. Unsecured financing receivables include private-label credit card financing. A substantial majority of these cards are not for general use and are limited to the products and services sold by the retailer. The private-label portfolio is diverse with no metropolitan area accounting for more than 5% of the related portfolio.

We assess overall credit quality of our U.S. installment and revolving credit portfolio using information from credit bureaus such as Fair Isaac Corporation (FICO) scores. FICO scores are generally obtained at origination of the account and are refreshed at a minimum quarterly, but could be as often as weekly, to assist in predicting customer behavior. We categorize these credit scores into the following three categories; (a) 661 or higher, which are considered the strongest credits; (b) 601 to 660, which are considered moderate credit risk; and (c) 600 or less, which are considered weaker credits.

	Refreshed FICO score
	September 30, 2015			December 31, 2014
	661 or	601 to	600 or	661 or	601 to	600 or
(in millions)	higher	660	less	higher	660	less

U.S. installment and revolving credit	$45,383	$12,304	$4,403	$43,466	$11,865	$4,532

54 2015 3Q FORM 10-Q

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. installment and revolving credit accounts with FICO scores of 600 or less have an average outstanding balance less than one thousand U.S. dollars and are primarily concentrated in our retail card and sales financing portfolios, which minimizes the potential for loss in the event of default. For lower credit scores, we adequately price for the incremental risk at origination and monitor credit migration through our risk ratings process. We continuously adjust our credit line underwriting management and collection strategies based on customer behavior and risk profile changes.

For our Consumer - Other portfolio, we develop our internal risk ratings for this portfolio in a manner consistent with the process used to develop our Commercial credit quality indicators, described above. We use the borrower’s credit quality and underlying collateral strength to determine the potential risk of loss from these activities.

At September 30, 2015, Consumer - Other financing receivables of $1,138 million, $117 million and $175 million were rated A, B and C, respectively. At December 31, 2014, Consumer – Other financing receivables of $5,006 million, $276 million and $382 million were rated A, B and C, respectively.

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REPORTS

GE Audited Financial Statements and Notes

S-D-70

REPORTS

Financial Statements

STATEMENT OF EARNINGS
	General Electric Company
For the years ended December 31	and consolidated affiliates
(In millions; per-share amounts in dollars)	2014	2013	2012

Revenues and other income
Sales of goods	$76,569	$71,873	$72,990
Sales of services	30,190	28,669	27,158
Other income (Note 17)	778	3,108	2,563
GECC earnings from continuing operations	-	-	-
GECC revenues from services (Note 18)	24,671	25,336	25,180
Total revenues and other income	132,208	128,986	127,891

Costs and expenses (Note 19)
Cost of goods sold	61,257	57,867	56,785
Cost of services sold	20,054	19,274	17,525
Interest and other financial charges	5,334	5,539	6,442
Investment contracts, insurance losses and insurance annuity benefits	2,548	2,676	2,857
Provision for losses on financing receivables (Note 6)	3,623	4,053	3,224
Other costs and expenses	25,238	26,154	26,497
Total costs and expenses	118,054	115,563	113,330

Earnings from continuing operations before income taxes	14,154	13,423	14,561
Benefit (provision) for income taxes (Note 14)	(1,508)	(1,212)	(2,526)
Earnings from continuing operations	12,646	12,211	12,035
Earnings (loss) from discontinued operations, net of taxes (Note 2)	2,699	1,144	1,829
Net earnings	15,345	13,355	13,864
Less net earnings (loss) attributable to noncontrolling interests	112	298	223
Net earnings attributable to the Company	15,233	13,057	13,641
Preferred stock dividends declared	-	-	-
Net earnings attributable to GE common shareowners	$15,233	$13,057	$13,641

Amounts attributable to GE common shareowners
Earnings from continuing operations	$12,646	$12,211	$12,035
Less net earnings (loss) attributable to noncontrolling interests	112	298	223
Earnings from continuing operations attributable to the Company	12,534	11,913	11,812
GECC preferred stock dividends declared	-	-	-
Earnings from continuing operations attributable to GE common shareowners	12,534	11,913	11,812
Earnings (loss) from discontinued operations, net of taxes	2,699	1,144	1,829
Net earnings attributable to GE common shareowners	$15,233	$13,057	$13,641

Per-share amounts (Note 20)
Earnings from continuing operations
Diluted earnings per share	$1.24	$1.16	$1.12
Basic earnings per share	$1.25	$1.16	$1.12

Net earnings
Diluted earnings per share	$1.50	$1.27	$1.29
Basic earnings per share	$1.51	$1.28	$1.29

Dividends declared per common share	$0.89	$0.79	$0.70

See Note 3 for other-than-temporary impairment amounts.

See accompanying notes.

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REPORTS

STATEMENT OF EARNINGS (CONTINUED)

For the years ended December 31	GE(a)			Financial Services (GECC)
(In millions; per-share amounts in dollars)	2014	2013	2012	2014	2013	2012

Revenues and other income
Sales of goods	$76,714	$71,951	$73,304	$121	$126	$118
Sales of services	30,594	29,063	27,571	-	-	-
Other income (Note 17)	707	2,886	2,657	-	-	-
GECC earnings from continuing operations	4,530	4,994	4,533	-	-	-
GECC revenues from services (Note 18)	-	-	-	26,223	26,882	26,453
Total revenues and other income	112,545	108,894	108,065	26,344	27,008	26,571

Costs and expenses (Note 19)
Cost of goods sold	61,420	57,962	57,118	104	108	99
Cost of services sold	20,457	19,668	17,938	-	-	-
Interest and other financial charges	1,579	1,333	1,353	4,249	4,690	5,632
Investment contracts, insurance losses and insurance annuity benefits	-	-	-	2,678	2,779	2,984
Provision for losses on financing receivables (Note 6)	-	-	-	3,623	4,053	3,224
Other costs and expenses	14,971	16,105	17,671	11,124	10,787	9,523
Total costs and expenses	98,427	95,068	94,080	21,778	22,417	21,462

Earnings from continuing operations before income taxes	14,118	13,826	13,985	4,566	4,591	5,109
Benefit (provision) for income taxes (Note 14)	(1,634)	(1,668)	(2,013)	126	456	(513)
Earnings from continuing operations	12,484	12,158	11,972	4,692	5,047	4,596
Earnings (loss) from discontinued operations, net of taxes (Note 2)	2,699	1,144	1,829	2,704	1,210	1,682
Net earnings	15,183	13,302	13,801	7,396	6,257	6,278
Less net earnings (loss) attributable to noncontrolling interests	(50)	245	160	162	53	63
Net earnings attributable to the Company	15,233	13,057	13,641	7,234	6,204	6,215
Preferred stock dividends declared	-	-	-	(322)	(298)	(123)
Net earnings attributable to GE common shareowners	$15,233	$13,057	$13,641	$6,912	$5,906	$6,092

Amounts attributable to GE common shareowners:
Earnings from continuing operations	$12,484	$12,158	$11,972	$4,692	$5,047	$4,596
Less net earnings (loss) attributable to noncontrolling interests	(50)	245	160	162	53	63
Earnings from continuing operations attributable to the Company	12,534	11,913	11,812	4,530	4,994	4,533
GECC preferred stock dividends declared	-	-	-	(322)	(298)	(123)
Earnings from continuing operations attributable to GE common shareowners	12,534	11,913	11,812	4,208	4,696	4,410
Earnings (loss) from discontinued operations, net of taxes	2,699	1,144	1,829	2,704	1,210	1,682
Net earnings attributable to GE common shareowners	$15,233	$13,057	$13,641	$6,912	$5,906	$6,092

(a)	Represents the adding together of all affiliated companies except General Electric Capital Corporation (GECC or Financial Services), which is presented on a one-line basis. See Note 1.

In the consolidating data on this page, “GE” means the basis of consolidation as described in Note 1 to the consolidated financial statements; “GECC” means General Electric Capital Corporation and all of its affiliates and associated companies. Separate information is shown for “GE” and “GECC.” Transactions between GE and GECC have been eliminated from the “General Electric Company and consolidated affiliates” columns on the prior page.

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REPORTS

GENERAL ELECTRIC COMPANY AND CONSOLIDATED AFFILIATES
CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

For the years ended December 31 (In millions)	2014	2013	2012

Net earnings	$15,345	$13,355	$13,864
Less net earnings (loss) attributable to noncontrolling interests	112	298	223
Net earnings attributable to the Company	$15,233	$13,057	$13,641

Other comprehensive income (loss)
Investment securities	$708	$(374)	$705
Currency translation adjustments	(2,729)	(308)	300
Cash flow hedges	234	467	453
Benefit plans	(7,279)	11,300	2,299
Other comprehensive income (loss)	(9,066)	11,085	3,757
Less other comprehensive income (loss) attributable to noncontrolling interests	(14)	(25)	13
Other comprehensive income (loss) attributable to the Company	$(9,052)	$11,110	$3,744

Comprehensive income	$6,279	$24,440	$17,621
Less comprehensive income (loss) attributable to noncontrolling interests	98	273	236
Comprehensive income attributable to the Company	$6,181	$24,167	$17,385

Amounts presented net of taxes. See Note 15 for further information about other comprehensive income and noncontrolling interests.

See accompanying notes.

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REPORTS

GENERAL ELECTRIC COMPANY AND CONSOLIDATED AFFILIATES
CONSOLIDATED STATEMENT OF CHANGES IN SHAREOWNERS’ EQUITY

(In millions)	2014	2013	2012

GE shareowners’ equity balance at January 1	$130,566	$123,026	$116,438
Increases from net earnings attributable to the Company	15,233	13,057	13,641
Dividends and other transactions with shareowners	(8,951)	(8,061)	(7,372)
Other comprehensive income (loss) attributable to the Company	(9,052)	11,110	3,744
Net sales (purchases) of shares for treasury	(32)	(7,990)	(2,802)
Changes in other capital	395	(576)	(623)
Ending balance at December 31	128,159	130,566	123,026
Noncontrolling interests	8,674	6,217	5,444
Total equity balance at December 31	$136,833	$136,783	$128,470

See Note 15 for further information about changes in shareowners’ equity.

See accompanying notes.

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REPORTS

STATEMENT OF FINANCIAL POSITION
	General Electric Company
	and consolidated affiliates
At December 31 (In millions, except share amounts)	2014	2013

Assets
Cash and equivalents	$84,927	$86,747
Investment securities (Note 3)	38,400	35,793
Current receivables (Note 4)	23,237	21,388
Inventories (Note 5)	17,689	17,325
Financing receivables – net (Note 6 and 27)	110,255	120,351
Other GECC receivables	6,920	6,899
Property, plant and equipment – net (Note 7)	48,336	50,507
Investment in GECC	-	-
Goodwill (Note 8)	62,983	63,413
Other intangible assets – net (Note 8)	13,855	13,867
All other assets (Note 9)	48,326	46,398
Deferred income taxes (Note 14)	5,352	2,004
Assets of businesses held for sale (Note 2)	6,300	50
Assets of discontinued operations (Note 2)	186,934	196,758
Total assets(a)	$653,514	$661,500

Liabilities and equity
Short-term borrowings (Note 10)	$70,714	$76,877
Accounts payable, principally trade accounts	12,572	12,321
Progress collections and price adjustments accrued	12,537	13,125
Dividends payable	2,317	2,220
Other GE current liabilities	12,682	13,381
Non-recourse borrowings of consolidated securitization entities (Note 10)	19,369	19,721
Bank deposits (Note 10)	43,841	38,171
Long-term borrowings (Note 10)	199,182	218,918
Investment contracts, insurance liabilities and insurance annuity benefits (Note 11)	27,578	26,544
All other liabilities (Note 13)	63,720	52,397
Liabilities of businesses held for sale (Note 2)	3,375	6
Liabilities of discontinued operations (Note 2)	48,794	51,036
Total liabilities(a)	516,681	524,717

GECC preferred stock (50,000 shares outstanding at both year-end 2014 and 2013)	-	-
Common stock (10,057,380,000 and 10,060,881,000 shares outstanding at year-end 2014 and 2013, respectively)	702	702
Accumulated other comprehensive income (loss) – net attributable to GE(b)
Investment securities	1,013	307
Currency translation adjustments	(2,427)	126
Cash flow hedges	(180)	(257)
Benefit plans	(16,578)	(9,296)
Other capital	32,889	32,494
Retained earnings	155,333	149,051
Less common stock held in treasury	(42,593)	(42,561)
Total GE shareowners’ equity	128,159	130,566
Noncontrolling interests(c)	8,674	6,217
Total equity (Note 15 and 16)	136,833	136,783
Total liabilities and equity	$653,514	$661,500

(a)	Our consolidated assets at December 31, 2014 included total assets of $50,453 million of certain variable interest entities (VIEs) that can only be used to settle the liabilities of those VIEs. These assets included current receivables and net financing receivables of $29,703 million and investment securities of $3,374 million within continuing operations and assets of discontinued operations of $15,034 million. Our consolidated liabilities at December 31, 2014 included liabilities of certain VIEs for which the VIE creditors do not have recourse to GE. These liabilities included non-recourse borrowings of consolidated securitization entities (CSEs) of $18,095 million within continuing operations and non-recourse borrowings of CSEs within discontinued operations of $10,569 million. See Note 23.

(b)	The sum of accumulated other comprehensive income (loss) (AOCI) attributable to the Company was $(18,172) million and $(9,120) million at December 31, 2014 and 2013, respectively.

(c)	Included AOCI attributable to noncontrolling interests of $(194) million and $(180) million at December 31, 2014 and 2013, respectively.

See accompanying notes.

S-D-75

REPORTS

STATEMENT OF FINANCIAL POSITION (CONTINUED)
	GE(a)		Financial Services (GECC)
At December 31 (In millions, except share amounts)	2014	2013	2014	2013

Assets
Cash and equivalents	$15,916	$13,682	$69,011	$73,065
Investment securities (Note 3)	84	323	38,320	35,475
Current receivables (Note 4)	11,513	10,970	-	-
Inventories (Note 5)	17,639	17,257	50	68
Financing receivables – net (Note 6 and 27)	-	-	122,457	131,440
Other GECC receivables	-	-	14,508	14,298
Property, plant and equipment – net (Note 7)	17,207	17,574	31,519	33,287
Investment in GECC	82,549	77,745	-	-
Goodwill (Note 8)	51,527	51,453	11,456	11,960
Other intangible assets – net (Note 8)	12,984	13,180	875	693
All other assets (Note 9)	24,680	23,708	23,976	22,955
Deferred income taxes	8,772	5,061	(3,420)	(3,057)
Assets of businesses held for sale (Note 2)	2,805	-	3,474	50
Assets of discontinued operations (Note 2)	10	9	186,924	196,749
Total assets	$245,686	$230,962	$499,150	$516,983

Liabilities and equity
Short-term borrowings (Note 10)	$3,872	1,841	$67,705	76,286
Accounts payable, principally trade accounts	16,511	16,353	2,411	2,399
Progress collections and price adjustments accrued	12,550	13,152	-	-
Dividends payable	2,317	2,220	-	-
Other GE current liabilities	12,681	13,381	-	-
Non-recourse borrowings of consolidated securitization entities (Note 10)	-	-	19,369	19,721
Bank deposits (Note 10)	-	-	43,841	38,171
Long-term borrowings (Note 10)	12,468	11,515	186,759	207,531
Investment contracts, insurance liabilities and insurance annuity benefits (Note 11)	-	-	28,027	26,979
All other liabilities (Note 13)	54,662	40,955	9,549	11,871
Liabilities of businesses held for sale (Note 2)	1,504	-	2,434	6
Liabilities of discontinued operations (Note 2)	137	143	48,657	50,893
Total liabilities	116,702	99,560	408,752	433,857

GECC preferred stock (50,000 shares outstanding at year-end both 2014 and 2013)	-	-	-	-
Common stock (10,057,380,000 and 10,060,881,000 shares outstanding at year-end both 2014 and 2013, respectively)	702	702	-	-
Accumulated other comprehensive income (loss) - net attributable to GE
Investment securities	1,013	307	1,010	309
Currency translation adjustments	(2,427)	126	(838)	(687)
Cash flow hedges	(180)	(257)	(172)	(293)
Benefit plans	(16,578)	(9,296)	(577)	(363)
Other capital	32,889	32,494	32,999	32,563
Retained earnings	155,333	149,051	55,077	51,165
Less common stock held in treasury	(42,593)	(42,561)	-	-
Total GE shareowners’ equity	128,159	130,566	87,499	82,694
Noncontrolling interests	825	836	2,899	432
Total equity (Note 15 and 16)	128,984	131,402	90,398	83,126
Total liabilities and equity	$245,686	$230,962	$499,150	$516,983

(a)	Represents the adding together of all affiliated companies except General Electric Capital Corporation (GECC or Financial Services), which is presented on a one-line basis. See Note 1.

In the consolidating data on this page, “GE” means the basis of consolidation as described in Note 1 to the consolidated financial statements; “GECC” means General Electric Capital Corporation and all of its affiliates and associated companies. Separate information is shown for “GE” and “GECC.” Transactions between GE and GECC have been eliminated from the “General Electric Company and consolidated affiliates” columns on the prior page.

S-D-76

REPORTS

STATEMENT OF CASH FLOWS
	General Electric Company
	and consolidated affiliates
For the years ended December 31 (In millions)	2014	2013	2012

Cash flows – operating activities
Net earnings	$15,345	$13,355	$13,864
Less net earnings (loss) attributable to noncontrolling interests	112	298	223
Net earnings attributable to the Company	15,233	13,057	13,641
(Earnings) loss from discontinued operations	(2,699)	(1,144)	(1,829)
Adjustments to reconcile net earnings attributable to the Company to cash provided from operating activities
Depreciation and amortization of property, plant and equipment	5,026	5,283	4,576
Earnings from continuing operations retained by GECC	-	-	-
Deferred income taxes	(1,329)	(3,481)	(1,378)
Decrease (increase) in GE current receivables	(1,913)	(485)	(879)
Decrease (increase) in inventories	(872)	(1,368)	(1,274)
Increase (decrease) in accounts payable	714	422	113
Increase (decrease) in GE progress collections	(515)	1,893	(920)
Provision for losses on GECC financing receivables	3,623	4,053	3,224
All other operating activities	5,903	4,237	6,824
Cash from (used for) operating activities – continuing operations	23,171	22,467	22,098
Cash from (used for) operating activities – discontinued operations	4,539	6,112	9,173
Cash from (used for) operating activities	27,710	28,579	31,271

Cash flows – investing activities
Additions to property, plant and equipment	(7,250)	(6,816)	(8,326)
Dispositions of property, plant and equipment	2,327	1,973	1,509
Net decrease (increase) in GECC financing receivables	(4,947)	(281)	(3,041)
Proceeds from sale of discontinued operations	232	528	227
Proceeds from principal business dispositions	2,950	3,324	1,213
Proceeds from sale of equity interest in NBCU LLC	-	16,699	-
Net cash from (payments for) principal businesses purchased	(2,639)	(1,634)	(1,456)
All other investing activities	8,204	24,440	31,410
Cash from (used for) investing activities – continuing operations	(1,123)	38,233	21,536
Cash from (used for) investing activities – discontinued operations	(3,907)	(9,116)	(10,234)
Cash from (used for) investing activities	(5,030)	29,117	11,302

Cash flows – financing activities
Net increase (decrease) in borrowings (maturities of 90 days or less)	(6,125)	(14,134)	(2,711)
Net increase (decrease) in bank deposits	9,374	(177)	683
Newly issued debt (maturities longer than 90 days)	32,239	38,821	52,581
Repayments and other reductions (maturities longer than 90 days)	(46,756)	(55,605)	(92,610)
Proceeds from issuance of GECC preferred stock	-	990	3,960
Net dispositions (purchases) of GE shares for treasury	(1,218)	(9,278)	(4,164)
Dividends paid to shareowners	(8,851)	(7,821)	(7,189)
Proceeds from initial public offering of Synchrony Financial	2,842	-	-
All other financing activities	(1,205)	(1,382)	(2,910)
Cash from (used for) financing activities – continuing operations	(19,700)	(48,586)	(52,360)
Cash from (used for) financing activities – discontinued operations	2,742	3,013	1,286
Cash from (used for) financing activities	(16,958)	(45,573)	(51,074)
Effect of currency exchange rate changes on cash and equivalents	(3,492)	(795)	1,278
Increase (decrease) in cash and equivalents	2,230	11,328	(7,223)
Cash and equivalents at beginning of year	88,787	77,459	84,682
Cash and equivalents at end of year	91,017	88,787	77,459
Less cash and equivalents of discontinued operations at end of year	5,414	2,040	2,031
Cash and equivalents of continuing operations at end of year	$85,603	$86,747	$75,428
Supplemental disclosure of cash flows information
Cash paid during the year for interest	$(9,560)	$(8,988)	$(12,717)
Cash recovered (paid) during the year for income taxes	(2,955)	(2,487)	(3,237)

See accompanying notes.

S-D-77

REPORTS

STATEMENT OF CASH FLOWS (CONTINUED)

	GE(a)			Financial Services (GECC)
For the years ended December 31 (In millions)	2014	2013	2012	2014	2013	2012

Cash flows – operating activities
Net earnings	$15,183	$13,302	$13,801	$7,396	$6,257	$6,278
Less net earnings (loss) attributable to noncontrolling interests	(50)	245	160	162	53	63
Net earnings attributable to the Company	15,233	13,057	13,641	7,234	6,204	6,215
(Earnings) loss from discontinued operations	(2,699)	(1,144)	(1,829)	(2,704)	(1,210)	(1,682)
Adjustments to reconcile net earnings attributable to the Company to cash provided from operating activities
Depreciation and amortization of property, plant and equipment	2,508	2,449	2,291	2,602	2,834	2,285
Earnings from continuing operations retained by GECC(b)	(1,530)	991	1,893	-	-	-
Deferred income taxes	(476)	(2,571)	(294)	(853)	(910)	(1,084)
Decrease (increase) in GE current receivables	(473)	(1,432)	1,105	-	-	-
Decrease (increase) in inventories	(877)	(1,351)	(1,204)	27	33	(27)
Increase (decrease) in accounts payable	884	809	158	407	135	(330)
Increase (decrease) in GE progress collections	(528)	1,919	(920)	-	-	-
Provision for losses on GECC financing receivables	-	-	-	3,623	4,053	3,224
All other operating activities	3,129	1,528	2,985	3,068	2,161	4,213
Cash from (used for) operating activities – continuing operations	15,171	14,255	17,826	13,404	13,300	12,814
Cash from (used for) operating activities – discontinued operations	(2)	(2)	-	4,541	6,114	9,173
Cash from (used for) operating activities	15,169	14,253	17,826	17,945	19,414	21,987

Cash flows – investing activities
Additions to property, plant and equipment	(3,970)	(3,680)	(3,937)	(3,933)	(3,336)	(5,086)
Dispositions of property, plant and equipment	-	-	-	2,349	1,973	1,509
Net decrease (increase) in GECC financing receivables	-	-	-	(6,369)	593	(4,530)
Proceeds from sale of discontinued operations	-	-	-	232	528	227
Proceeds from principal business dispositions	602	1,316	540	2,320	1,983	458
Proceeds from sale of equity interest in NBCU LLC	-	16,699	-	-	-	-
Net cash from (payments for) principal businesses purchased	(2,091)	(8,026)	(1,456)	(548)	6,392	-
All other investing activities	(447)	(1,488)	(564)	8,754	24,787	32,047
Cash from (used for) investing activities – continuing operations	(5,906)	4,821	(5,417)	2,805	32,920	24,625
Cash from (used for) investing activities – discontinued operations	2	2	-	(3,909)	(9,118)	(10,234)
Cash from (used for) investing activities	(5,904)	4,823	(5,417)	(1,104)	23,802	14,391

Cash flows – financing activities
Net increase (decrease) in borrowings (maturities of 90 days or less)	243	949	(890)	(6,794)	(13,796)	(1,881)
Net increase (decrease) in bank deposits	-	-	-	9,374	(177)	683
Newly issued debt (maturities longer than 90 days)	3,084	512	6,961	29,155	38,317	45,403
Repayments and other reductions (maturities longer than 90 days)	(323)	(5,032)	(34)	(46,433)	(50,573)	(92,576)
Proceeds from issuance of GECC preferred stock	-	-	-	-	990	3,960
Net dispositions (purchases) of GE shares for treasury	(1,218)	(9,278)	(4,164)	-	-	-
Dividends paid to shareowners	(8,851)	(7,821)	(7,189)	(3,322)	(6,283)	(6,549)
Proceeds from initial public offering of Synchrony Financial	-	-	-	2,842	-	-
All other financing activities	346	(211)	32	(1,229)	(873)	(2,819)
Cash from (used for) financing activities – continuing operations	(6,719)	(20,881)	(5,284)	(16,407)	(32,395)	(53,779)
Cash from (used for) financing activities – discontinued operations	-	-	-	2,742	3,013	1,286
Cash from (used for) financing activities	(6,719)	(20,881)	(5,284)	(13,665)	(29,382)	(52,493)
Effect of currency exchange rate changes on cash and equivalents	(312)	(22)	2	(3,180)	(773)	1,276
Increase (decrease) in cash and equivalents	2,234	(1,827)	7,127	(4)	13,061	(14,839)
Cash and equivalents at beginning of year	13,682	15,509	8,382	75,105	62,044	76,883
Cash and equivalents at end of year	15,916	13,682	15,509	75,101	75,105	62,044
Less cash and equivalents of discontinued operations at end of year	-	-	-	5,414	2,040	2,031
Cash and equivalents of continuing operations at end of year	$15,916	$13,682	$15,509	$69,687	$73,065	$60,013
Supplemental disclosure of cash flows information
Cash paid during the year for interest	$(1,215)	$(1,132)	$(1,182)	$(8,910)	$(8,146)	$(12,172)
Cash recovered (paid) during the year for income taxes	(1,337)	(4,753)	(2,987)	(1,618)	2,266	(250)

(a)	Represents the adding together of all affiliated companies except General Electric Capital Corporation (GECC or Financial Services), which is presented on a one-line basis.

(b)	Represents GECC earnings from continuing operations attributable to the Company, net of GECC dividends paid to GE.

In the consolidating data on this page, “GE” means the basis of consolidation as described in Note 1 to the consolidated financial statements; “GECC” means General Electric Capital Corporation and all of its affiliates and associated companies. Separate information is shown for “GE” and “GECC.” Transactions between GE and GECC have been eliminated from the “General Electric Company and consolidated affiliates” columns on the prior page and are discussed in Note 26.

See Note 25 for supplemental information regarding the Statement of Cash Flows.

S-D-78

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Notes to Consolidated Financial Statements

Note 1. Basis of Presentation and Summary of Significant Accounting Policies

Accounting Principles

Our financial statements are prepared in conformity with U.S. generally accepted accounting principles (GAAP).

Consolidation

Our financial statements consolidate all of our affiliates – entities in which we have a controlling financial interest, most often because we hold a majority voting interest. To determine if we hold a controlling financial interest in an entity, we first evaluate if we are required to apply the variable interest entity (VIE) model to the entity, otherwise the entity is evaluated under the voting interest model.

Where we hold current or potential rights that give us the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance combined with a variable interest that gives us the right to receive potentially significant benefits or the obligation to absorb potentially significant losses, we have a controlling financial interest in that VIE. Rights held by others to remove the party with power over the VIE are not considered unless one party can exercise those rights unilaterally. When changes occur to the design of an entity, we reconsider whether it is subject to the VIE model. We continuously evaluate whether we have a controlling financial interest in a VIE.

We hold a controlling financial interest in other entities where we currently hold, directly or indirectly, more than 50% of the voting rights or where we exercise control through substantive participating rights or as a general partner. Where we are a general partner, we consider substantive removal rights held by other partners in determining if we hold a controlling financial interest. We reevaluate whether we have a controlling financial interest in these entities when our voting or substantive participating rights change.

Associated companies are unconsolidated VIEs and other entities in which we do not have a controlling financial interest, but over which we have significant influence, most often because we hold a voting interest of 20% to 50%. Associated companies are accounted for as equity method investments. Results of associated companies are presented on a one-line basis. Investments in, and advances to, associated companies are presented on a one-line basis in the caption “All other assets” in our Statement of Financial Position, net of allowance for losses, which represents our best estimate of probable losses inherent in such assets.

Synchrony Financial Initial Public Offering

On August 5, 2014, we completed the initial public offering (IPO) of our North American Retail Finance business, Synchrony Financial, as a first step in a planned, staged exit from that business. Synchrony Financial closed the IPO of 125 million shares of common stock at a price to the public of $23.00 per share and on September 3, 2014, Synchrony Financial issued an additional 3.5 million shares of common stock pursuant to an option granted to the underwriters in the IPO (Underwriters’ Option). We received net proceeds from the IPO and the Underwriters’ Option of $2,842 million, which remain at Synchrony Financial. Following the closing of the IPO and the Underwriters’ Option, we currently own approximately 85% of Synchrony Financial and as a result, GECC continues to consolidate the business. The 15% is presented as noncontrolling interests. In addition, in August 2014, Synchrony Financial completed issuances of $3,593 million of senior unsecured debt with maturities up to 10 years and $8,000 million of unsecured term loans maturing in 2019, and in October 2014 completed issuances of $750 million of unsecured term loans maturing in 2019 under the New Bank Term Loan Facility with third party lenders. Subsequent to December 31, 2014 through February 13, 2015, Synchrony Financial issued an additional $1,000 million of senior unsecured debt maturing in 2020.

S-D-79

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Financial Statement Presentation

We have reclassified certain prior-year amounts to conform to the current-year’s presentation.

Financial data and related measurements are presented in the following categories:

GE. This represents the adding together of all affiliates other than General Electric Capital Corporation (GECC), whose continuing operations are presented on a one-line basis, giving effect to the elimination of transactions among such affiliates.

GECC. This represents the adding together of all affiliates of GECC, giving effect to the elimination of transactions among such affiliates.

Consolidated. This represents the adding together of GE and GECC, giving effect to the elimination of transactions between GE and GECC.

Operating Segments. These comprise our eight businesses, focused on the broad markets they serve: Power & Water, Oil & Gas, Energy Management, Aviation, Healthcare, Transportation, Appliances & Lighting and GE Capital.

Unless otherwise indicated, information in these notes to consolidated financial statements relates to continuing operations. Certain of our operations have been presented as discontinued. See Note 2.

The effects of translating to U.S. dollars the financial statements of non-U.S. affiliates whose functional currency is the local currency are included in shareowners’ equity. Asset and liability accounts are translated at year-end exchange rates, while revenues and expenses are translated at average rates for the respective periods.

Preparing financial statements in conformity with GAAP requires us to make estimates based on assumptions about current, and for some estimates future, economic and market conditions (for example, unemployment, market liquidity, the real estate market, etc.), which affect reported amounts and related disclosures in our financial statements. Although our current estimates contemplate current conditions and how we expect them to change in the future, as appropriate, it is reasonably possible that in 2015 actual conditions could be worse than anticipated in those estimates, which could materially affect our results of operations and financial position. Among other effects, such changes could result in future impairments of investment securities, goodwill, intangibles and long-lived assets, incremental losses on financing receivables, establishment of valuation allowances on deferred tax assets and increased tax liabilities.

GE Capital Exit Plan. On April 10, 2015, the Company announced its plan (the GE Capital Exit Plan) to reduce the size of its financial services businesses through the sale of most of the assets of GECC over the following 24 months, and to focus on continued investment and growth in the Company’s industrial businesses. As a result of the GE Capital Exit Plan, GE’s consolidated financial statements reflect GECC’s Real Estate business and most of GECC’s CLL business as discontinued operations, including reclassification of all comparative prior period information. See Note 30 for additional information.

Sales of Goods and Services

We record all sales of goods and services only when a firm sales agreement is in place, delivery has occurred or services have been rendered and collectability of the fixed or determinable sales price is reasonably assured.

Arrangements for the sale of goods and services sometimes include multiple components. Most of our multiple component arrangements involve the sale of goods and services in the Healthcare segment. Our arrangements with multiple components usually involve an upfront deliverable of large machinery or equipment and future service deliverables such as installation, commissioning, training or the future delivery of ancillary products. In most cases, the relative values of the undelivered components are not significant to the overall arrangement and are typically delivered within three to six months after the core product has been delivered. In such agreements, selling price is determined for each component and any difference between the total of the separate selling prices and total contract consideration (i.e., discount) is allocated pro rata across each of the components in the arrangement. The value assigned to each component is objectively determined and obtained primarily from sources such as the separate selling price for that or a similar item or from competitor prices for similar items. If such evidence is not available, we use our best estimate of selling price, which is established consistent with the pricing strategy of the business and considers product configuration, geography, customer type, and other market specific factors.

S-D-80

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Except for goods sold under long-term agreements, we recognize sales of goods under the provisions of U.S. Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) 104, Revenue Recognition. We often sell consumer products and computer hardware and software products with a right of return. We use our accumulated experience to estimate and provide for such returns when we record the sale. In situations where arrangements include customer acceptance provisions based on seller or customer-specified objective criteria, we recognize revenue when we have reliably demonstrated that all specified acceptance criteria have been met or when formal acceptance occurs, respectively. In arrangements where we provide goods for trial and evaluation purposes, we only recognize revenue after customer acceptance occurs. Unless otherwise noted, we do not provide for anticipated losses before we record sales.

We recognize revenue on agreements for sales of goods and services under power generation unit and uprate contracts, nuclear fuel assemblies, larger oil drilling equipment projects, aeroderivative unit contracts, military development contracts, locomotive production contracts, and long-term construction projects, using long-term construction and production contract accounting. We estimate total long-term contract revenue net of price concessions as well as total contract costs. For goods sold under power generation unit and uprate contracts, nuclear fuel assemblies, aeroderivative unit contracts, military development contracts and locomotive production contracts, we recognize sales as we complete major contract-specified deliverables, most often when customers receive title to the goods or accept the services as performed. For larger oil drilling equipment projects and long-term construction projects, we recognize sales based on our progress toward contract completion measured by actual costs incurred in relation to our estimate of total expected costs. We measure long-term contract revenues by applying our contract-specific estimated margin rates to incurred costs. We routinely update our estimates of future costs for agreements in process and report any cumulative effects of such adjustments in current operations. We provide for any loss that we expect to incur on these agreements when that loss is probable.

We recognize revenue upon delivery for sales of aircraft engines, military propulsion equipment and related spare parts not sold under long-term product services agreements. Delivery of commercial engines, non-U.S. military equipment and all related spare parts occurs on shipment; delivery of military propulsion equipment sold to the U.S. government or agencies thereof occurs upon receipt of a Material Inspection and Receiving Report, DD Form 250 or Memorandum of Shipment. Commercial aircraft engines are complex equipment manufactured to customer order under a variety of sometimes complex, long-term agreements. We measure sales of commercial aircraft engines by applying our contract-specific estimated margin rates to incurred costs. We routinely update our estimates of future revenues and costs for commercial aircraft engine agreements in process and report any cumulative effects of such adjustments in current operations. Significant components of our revenue and cost estimates include price concessions and performance-related guarantees as well as material, labor and overhead costs. We measure revenue for military propulsion equipment and spare parts not subject to long-term product services agreements based on the specific contract on a specifically measured output basis. We provide for any loss that we expect to incur on these agreements when that loss is probable; consistent with industry practice, for commercial aircraft engines, we make such provision only if such losses are not recoverable from future highly probable sales of spare parts and services for those engines.

We sell product services under long-term product maintenance or extended warranty agreements in our Aviation, Power & Water, Oil & Gas and Transportation segments, where costs of performing services are incurred on other than a straight-line basis. We also sell product services in our Healthcare segment, where such costs generally are expected to be on a straight-line basis. For the Aviation, Power & Water, Oil & Gas and Transportation agreements, we recognize related sales based on the extent of our progress toward completion measured by actual costs incurred in relation to total expected costs. We routinely update our estimates of future costs for agreements in process and report any cumulative effects of such adjustments in current operations. For the Healthcare agreements, we recognize revenues on a straight-line basis and expense related costs as incurred. We provide for any loss that we expect to incur on any of these agreements when that loss is probable.

S-D-81

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

GECC Revenues from Services (Earned Income)

We use the interest method to recognize income on loans. Interest on loans includes origination, commitment and other non-refundable fees related to funding (recorded in earned income on the interest method). We stop accruing interest at the earlier of the time at which collection of an account becomes doubtful or the account becomes 90 days past due, with the exception of consumer credit card accounts. Beginning in the fourth quarter of 2013, we continue to accrue interest on consumer credit cards until the accounts are written off in the period the account becomes 180 days past due. Previously, we stopped accruing interest on consumer credit cards when the account became 90 days past due. Previously recognized interest income that was accrued but not collected from the borrower is reversed, unless the terms of the loan agreement permit capitalization of accrued interest to the principal balance. Although we stop accruing interest in advance of payments, we recognize interest income as cash is collected when appropriate, provided the amount does not exceed that which would have been earned at the historical effective interest rate; otherwise, payments received are applied to reduce the principal balance of the loan.

We resume accruing interest on nonaccrual, non-restructured commercial loans only when (a) payments are brought current according to the loan’s original terms and (b) future payments are reasonably assured. When we agree to restructured terms with the borrower, we resume accruing interest only when it is reasonably assured that we will recover full contractual payments, and such loans pass underwriting reviews equivalent to those applied to new loans. We resume accruing interest on nonaccrual consumer loans when the customer’s account is less than 90 days past due and collection of such amounts is probable. Interest accruals on modified consumer loans that are not considered to be troubled debt restructurings (TDRs) may return to current status (re-aged) only after receipt of at least three consecutive minimum monthly payments or the equivalent cumulative amount, subject to a re-aging limitation of once a year, or twice in a five-year period.

We recognize financing lease income on the interest method to produce a level yield on funds not yet recovered. Estimated unguaranteed residual values are based upon management’s best estimates of the value of the leased asset at the end of the lease term. We use various sources of data in determining this estimate, including information obtained from third parties, which is adjusted for the attributes of the specific asset under lease. Guarantees of residual values by unrelated third parties are considered part of minimum lease payments. Significant assumptions we use in estimating residual values include estimated net cash flows over the remaining lease term, anticipated results of future remarketing, and estimated future component part and scrap metal prices, discounted at an appropriate rate.

We recognize operating lease income on a straight-line basis over the terms of underlying leases.

Fees include commitment fees related to loans that we do not expect to fund and line-of-credit fees. We record these fees in earned income on a straight-line basis over the period to which they relate. We record syndication fees in earned income at the time related services are performed, unless significant contingencies exist.

Depreciation and Amortization

The cost of GE manufacturing plant and equipment is depreciated over its estimated economic life. U.S. assets are depreciated using an accelerated method based on a sum-of-the-years digits formula; non-U.S. assets are generally depreciated on a straight-line basis.

The cost of GECC equipment leased to others on operating leases is depreciated on a straight-line basis to estimated residual value over the lease term or over the estimated economic life of the equipment.

The cost of GECC acquired real estate investments is depreciated on a straight-line basis to the estimated salvage value over the expected useful life or the estimated proceeds upon sale of the investment at the end of the expected holding period if that approach produces a higher measure of depreciation expense.

The cost of individually significant customer relationships is amortized in proportion to estimated total related sales; cost of other intangible assets is generally amortized on a straight-line basis over the asset’s estimated economic life. We review long-lived assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. See Notes 7 and 8.

S-D-82

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Losses on Financing Receivables

Losses on financing receivables are recognized when they are incurred, which requires us to make our best estimate of probable losses inherent in the portfolio. The method for calculating the best estimate of losses depends on the size, type and risk characteristics of the related financing receivable. Such an estimate requires consideration of historical loss experience, adjusted for current conditions, and judgments about the probable effects of relevant observable data, including present economic conditions such as delinquency rates, financial health of specific customers and market sectors, collateral values (including housing price indices as applicable), and the present and expected future levels of interest rates. The underlying assumptions, estimates and assessments we use to provide for losses are updated periodically to reflect our view of current conditions and are subject to the regulatory examination process, which can result in changes to our assumptions. Changes in such estimates can significantly affect the allowance and provision for losses. It is possible that we will experience credit losses that are different from our current estimates. Write-offs are deducted from the allowance for losses when we judge the principal to be uncollectible and subsequent recoveries are added to the allowance at the time cash is received on a written-off account.

“Impaired” loans are defined as larger-balance or restructured loans for which it is probable that the lender will be unable to collect all amounts due according to the original contractual terms of the loan agreement.

The vast majority of our Consumer and a portion of our Commercial Lending and Leasing (CLL) nonaccrual receivables are excluded from this definition, as they represent smaller-balance homogeneous loans that we evaluate collectively by portfolio for impairment.

Impaired loans include nonaccrual receivables on larger-balance or restructured loans, loans that are currently paying interest under the cash basis and loans paying currently that had been previously restructured.

Specific reserves are recorded for individually impaired loans to the extent we have determined that it is probable that we will be unable to collect all amounts due according to original contractual terms of the loan agreement. Certain loans classified as impaired may not require a reserve because we believe that we will ultimately collect the unpaid balance (through collection or collateral repossession).

“Troubled debt restructurings” (TDRs) are those loans for which we have granted a concession to a borrower experiencing financial difficulties where we do not receive adequate compensation. Such loans are classified as impaired, and are individually reviewed for specific reserves.

“Nonaccrual financing receivables” are those on which we have stopped accruing interest. We stop accruing interest at the earlier of the time at which collection of an account becomes doubtful or the account becomes 90 days past due, with the exception of consumer credit card accounts, for which we continue to accrue interest until the accounts are written off in the period that the account becomes 180 days past due. Although we stop accruing interest in advance of payments, we recognize interest income as cash is collected when appropriate provided the amount does not exceed that which would have been earned at the historical effective interest rate. Recently restructured financing receivables are not considered delinquent when payments are brought current according to the restructured terms, but may remain classified as nonaccrual until there has been a period of satisfactory payment performance by the borrower and future payments are reasonably assured of collection.

“Delinquent” receivables are those that are 30 days or more past due based on their contractual terms.

The same financing receivable may meet more than one of the definitions above. Accordingly, these categories are not mutually exclusive and it is possible for a particular loan to meet the definitions of a TDR, impaired loan and nonaccrual loan and be included in each of these categories. The categorization of a particular loan also may not be indicative of the potential for loss.

Our consumer loan portfolio consists of smaller-balance, homogeneous loans, including credit card receivables, installment loans, auto loans and leases and residential mortgages. We collectively evaluate each portfolio for impairment quarterly. The allowance for losses on these receivables is established through a process that estimates the probable losses inherent in the portfolio based upon statistical analyses of portfolio data. These analyses include migration analysis, in which historical delinquency and credit loss experience is applied to the current aging of the portfolio, together with other analyses that reflect current trends and conditions. We also consider our historical loss experience to date based on actual defaulted loans and overall portfolio indicators including nonaccrual loans, trends in loan volume and lending terms, credit policies and other observable environmental factors such as unemployment rates and home price indices.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Our commercial loan and lease portfolio consists of a variety of loans and leases, including both larger-balance, non-homogeneous loans and leases and smaller-balance homogeneous loans and leases. Losses on such loans and leases are recorded when probable and estimable. We routinely evaluate our entire portfolio for potential specific credit or collection issues that might indicate an impairment.

For larger-balance, non-homogeneous loans and leases, we consider the financial status, payment history, collateral value, industry conditions and guarantor support related to specific customers. Any delinquencies or bankruptcies are indications of potential impairment requiring further assessment of collectability. We routinely receive financial as well as rating agency reports on our customers, and we elevate for further attention those customers whose operations we judge to be marginal or deteriorating. We also elevate customers for further attention when we observe a decline in collateral values for asset-based loans. While collateral values are not always available, when we observe such a decline, we evaluate relevant markets to assess recovery alternatives.

Measurement of the loss on our impaired commercial loans is based on the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of collateral, net of expected selling costs, if the loan is determined to be collateral dependent. We determine whether a loan is collateral dependent if the repayment of the loan is expected to be provided solely by the underlying collateral. Our review process can often result in reserves being established in advance of a modification of terms or designation as a TDR. After providing for specific incurred losses, we then determine an allowance for losses that have been incurred in the balance of the portfolio but cannot yet be identified to a specific loan or lease. This estimate is based upon various statistical analyses considering historical and projected default rates and loss severity and aging, as well as our view on current market and economic conditions. It is prepared by each respective line of business.

Experience is not available for new products; therefore, while we are developing that experience, we set loss allowances based on our experience with the most closely analogous products in our portfolio.

Our loss mitigation strategy intends to minimize economic loss and, at times, can result in rate reductions, principal forgiveness, extensions, forbearance or other actions, which may cause the related loan to be classified as a TDR.

We utilize certain loan modification programs for borrowers experiencing temporary financial difficulties in our Consumer loan portfolio. These loan modification programs are primarily concentrated in our non-U.S. residential mortgage and non-U.S. installment and revolving portfolios and include short-term (three months or less) interest rate reductions and payment deferrals, which were not part of the terms of the original contract. We sold our U.S. residential mortgage business in 2007 and, as such, do not participate in the U.S. government-sponsored mortgage modification programs.

Our allowance for losses on financing receivables on these modified consumer loans is determined based upon a formulaic approach that estimates the probable losses inherent in the portfolio based upon statistical analyses of the portfolio. Data related to redefault experience is also considered in our overall reserve adequacy review. Once the loan has been modified, it returns to current status (re-aged) only after receipt of at least three consecutive minimum monthly payments or the equivalent cumulative amount, subject to a re-aging limitation of once a year, or twice in a five-year period in accordance with the Federal Financial Institutions Examination Council guidelines on Uniform Retail Credit Classification and Account Management policy issued in June 2000. We believe that the allowance for losses would not be materially different had we not re-aged these accounts.

For commercial loans, we evaluate changes in terms and conditions to determine whether those changes meet the criteria for classification as a TDR on a loan-by-loan basis. These changes primarily include: changes to covenants, short-term payment deferrals and maturity extensions. For these changes, we receive economic consideration, including additional fees and/or increased interest rates, and evaluate them under our normal underwriting standards and criteria. The determination of whether these changes to the terms and conditions of our commercial loans meet the TDR criteria includes our consideration of all of the relevant facts and circumstances. When the borrower is experiencing financial difficulty, we carefully evaluate these changes to determine whether they meet the form of a concession. In these circumstances, if the change is deemed to be a concession, we classify the loan as a TDR.

When we repossess collateral in satisfaction of a loan, we write down the receivable against the allowance for losses. Repossessed collateral is included in the caption “All other assets” in the Statement of Financial Position and carried at the lower of cost or estimated fair value less costs to sell.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For Consumer loans, we write off unsecured closed-end installment loans when they are 120 days contractually past due and unsecured open-ended revolving loans at 180 days contractually past due. We write down consumer loans secured by collateral other than residential real estate when such loans are 120 days past due. Consumer loans secured by residential real estate (both revolving and closed-end loans) are written down to the fair value of collateral, less costs to sell, no later than when they become 180 days past due. Unsecured consumer loans in bankruptcy are written off within 60 days of notification of filing by the bankruptcy court or within contractual write-off periods, whichever occurs earlier.

Write-offs on larger-balance impaired commercial loans are based on amounts deemed uncollectible and are reviewed quarterly. Write-offs are determined based on the consideration of many factors, such as expectations of the workout plan or restructuring of the loan, valuation of the collateral and the prioritization of our claim in bankruptcy. Write-offs are recognized against the allowance for losses at the earlier of transaction confirmation (for example, discounted pay-off, restructuring, foreclosure, etc.) or not later than 360 days after initial recognition of a specific reserve for a collateral dependent loan. If foreclosure is probable, the write-off is determined based on the fair value of the collateral less costs to sell. Smaller-balance, homogeneous commercial loans are written off at the earlier of when deemed uncollectible or at 180 days past due.

Partial Sales of Business Interests

Gains or losses on sales of affiliate shares where we retain a controlling financial interest are recorded in equity. Gains or losses on sales that result in our loss of a controlling financial interest are recorded in earnings along with remeasurement gains or losses on any investments in the entity that we retained.

Cash and Equivalents

Debt securities and money market instruments with original maturities of three months or less are included in cash equivalents unless designated as available-for-sale and classified as investment securities.

Investment Securities

We report investments in debt and marketable equity securities, and certain other equity securities, at fair value. See Note 21 for further information on fair value. Unrealized gains and losses on available-for-sale investment securities are included in shareowners’ equity, net of applicable taxes and other adjustments. We regularly review investment securities for impairment using both quantitative and qualitative criteria.

For debt securities, if we do not intend to sell the security or it is not more likely than not that we will be required to sell the security before recovery of our amortized cost, we evaluate other qualitative criteria to determine whether we do not expect to recover the amortized cost basis of the security, such as the financial health of and specific prospects for the issuer, including whether the issuer is in compliance with the terms and covenants of the security. We also evaluate quantitative criteria including determining whether there has been an adverse change in expected future cash flows. If we do not expect to recover the entire amortized cost basis of the security, we consider the security to be other-than-temporarily impaired, and we record the difference between the security’s amortized cost basis and its recoverable amount in earnings and the difference between the security’s recoverable amount and fair value in other comprehensive income. If we intend to sell the security or it is more likely than not we will be required to sell the security before recovery of its amortized cost basis, the security is also considered other-than-temporarily impaired and we recognize the entire difference between the security’s amortized cost basis and its fair value in earnings. For equity securities, we consider the length of time and magnitude of the amount that each security is in an unrealized loss position. If we do not expect to recover the entire amortized cost basis of the security, we consider the security to be other-than-temporarily impaired, and we record the difference between the security’s amortized cost basis and its fair value in earnings.

Realized gains and losses are accounted for on the specific identification method. Unrealized gains and losses on investment securities classified as trading and certain retained interests are included in earnings.

Inventories

All inventories are stated at the lower of cost or realizable values. Cost for a significant portion of GE U.S. inventories is determined on a last-in, first-out (LIFO) basis. Cost of other GE inventories is determined on a first-in, first-out (FIFO) basis. LIFO was used for 40% and 39% of GE inventories at 2014 and 2013, respectively.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Goodwill and Other Intangible Assets

We do not amortize goodwill, but test it at least annually for impairment at the reporting unit level. A reporting unit is the operating segment, or one level below that operating segment (the component level) if discrete financial information is prepared and regularly reviewed by segment management. However, components are aggregated as a single reporting unit if they have similar economic characteristics. We recognize an impairment charge if the carrying amount of a reporting unit exceeds its fair value and the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of that goodwill. We use a market approach, when available and appropriate, or the income approach, or a combination of both to establish fair values. When a portion of a reporting unit is disposed, goodwill is allocated to the gain or loss on disposition based on the relative fair values of the business or businesses disposed and the portion of the reporting unit that will be retained.

We amortize the cost of other intangibles over their estimated useful lives unless such lives are deemed indefinite. The cost of intangible assets is generally amortized on a straight-line basis over the asset’s estimated economic life, except that individually significant customer-related intangible assets are amortized in relation to total related sales. Amortizable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. In these circumstances, they are tested for impairment based on undiscounted cash flows and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Intangible assets with indefinite lives are tested annually for impairment and written down to fair value as required.

BUSINESSES AND ASSETS HELD FOR SALE

Businesses held for sale represent components that meet accounting requirements to be classified as held for sale and are presented as single asset and liability amounts in our financial statements with a valuation allowance, if necessary, to recognize the net carrying amount at the lower of cost or fair value, less cost to sell. Financing receivables that no longer qualify to be presented as held for investment must be classified as held for sale and recognized in our financial statements at the lower of cost or fair value, less cost to sell, with that amount representing a new cost basis at the date of transfer.

The determination of fair value for businesses and portfolios of financing receivables involves significant judgments and assumptions. Development of estimates of fair values in this circumstance is complex and is dependent upon, among other factors, the nature of the potential sales transaction (for example, asset sale versus sale of legal entity), composition of assets and/or businesses in the disposal group, the comparability of the disposal group to market transactions, negotiations with third party purchasers etc. Such factors bear directly on the range of potential fair values and the selection of the best estimates. Key assumptions were developed based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction.

We will review all businesses and assets held for sale each reporting period to determine whether the existing carrying amounts are fully recoverable in comparison to estimated fair values.

GECC Investment Contracts, Insurance Liabilities and Insurance Annuity Benefits

Certain entities that we consolidate provide guaranteed investment contracts, primarily to states, municipalities and municipal authorities.

Our insurance activities include providing insurance and reinsurance for life and health risks and providing certain annuity products. Two primary product groups are provided: traditional insurance contracts and investment contracts. Insurance contracts are contracts with significant mortality and/or morbidity risks, while investment contracts are contracts without such risks.

For short-duration insurance contracts, including accident and health insurance, we report premiums as earned income over the terms of the related agreements, generally on a pro-rata basis. For traditional long-duration insurance contracts including long-term care, term, whole life and annuities payable for the life of the annuitant, we report premiums as earned income when due.

Premiums received on investment contracts (including annuities without significant mortality risk) are not reported as revenues but rather as deposit liabilities. We recognize revenues for charges and assessments on these contracts, mostly for mortality, contract initiation, administration and surrender. Amounts credited to policyholder accounts are charged to expense.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Liabilities for traditional long-duration insurance contracts represent the present value of such benefits less the present value of future net premiums based on mortality, morbidity, interest and other assumptions at the time the policies were issued or acquired. Liabilities for investment contracts equal the account value, that is, the amount that accrues to the benefit of the contract or policyholder including credited interest and assessments through the financial statement date. For guaranteed investment contracts, the liability is also adjusted as a result of fair value hedging activity.

Liabilities for unpaid claims and estimated claim settlement expenses represent our best estimate of the ultimate obligations for reported and incurred-but-not-reported claims and the related estimated claim settlement expenses. Liabilities for unpaid claims and estimated claim settlement expenses are continually reviewed and adjusted through current operations.

Fair Value Measurements

For financial assets and liabilities measured at fair value on a recurring basis, fair value is the price we would receive to sell an asset or pay to transfer a liability in an orderly transaction with a market participant at the measurement date. In the absence of active markets for the identical assets or liabilities, such measurements involve developing assumptions based on market observable data and, in the absence of such data, internal information that is consistent with what market participants would use in a hypothetical transaction that occurs at the measurement date.

Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect our market assumptions. Preference is given to observable inputs. These two types of inputs create the following fair value hierarchy:

Level 1 –	Quoted prices for identical instruments in active markets.

Level 2 –	Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 –	Significant inputs to the valuation model are unobservable.

We maintain policies and procedures to value instruments using the best and most relevant data available. In addition, we have risk management teams that review valuation, including independent price validation for certain instruments. With regard to Level 3 valuations (including instruments valued by third parties), we perform a variety of procedures to assess the reasonableness of the valuations. Such reviews, which may be performed quarterly, monthly or weekly, include an evaluation of instruments whose fair value change exceeds predefined thresholds (and/or does not change) and consider the current interest rate, currency and credit environment, as well as other published data, such as rating agency market reports and current appraisals. These reviews are performed within each business by the asset and risk managers, pricing committees and valuation committees. A detailed review of methodologies and assumptions is performed by individuals independent of the business for individual measurements with a fair value exceeding predefined thresholds. This detailed review may include the use of a third-party valuation firm.

Recurring Fair Value Measurements

The following sections describe the valuation methodologies we use to measure different financial instruments at fair value on a recurring basis.

Investments in Debt and Equity Securities. When available, we use quoted market prices to determine the fair value of investment securities, and they are included in Level 1. Level 1 securities primarily include publicly traded equity securities.

For large numbers of investment securities for which market prices are observable for identical or similar investment securities but not readily accessible for each of those investments individually (that is, it is difficult to obtain pricing information for each individual investment security at the measurement date), we obtain pricing information from an independent pricing vendor. The pricing vendor uses various pricing models for each asset class that are consistent with what other market participants would use. The inputs and assumptions to the model of the pricing vendor are derived from market observable sources including: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, benchmark securities, bids, offers, and other market-related data. Since many fixed income securities do not trade on a daily basis, the methodology of the pricing vendor uses available information as applicable such as benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing. The pricing vendor considers available market observable inputs in determining the evaluation for a security. Thus, certain securities may not be priced using quoted prices, but rather determined from market observable information. These investments are included in Level 2 and primarily comprise our portfolio of corporate fixed income, and government, mortgage and asset-backed securities. In infrequent circumstances, our pricing vendors may

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

provide us with valuations that are based on significant unobservable inputs, and in those circumstances we classify the investment securities in Level 3.

Annually, we conduct reviews of our primary pricing vendor to validate that the inputs used in that vendor’s pricing process are deemed to be market observable as defined in the standard. While we are not provided access to proprietary models of the vendor, our reviews have included on-site walk-throughs of the pricing process, methodologies and control procedures for each asset class and level for which prices are provided. Our reviews also include an examination of the underlying inputs and assumptions for a sample of individual securities across asset classes, credit rating levels and various durations, a process we perform each reporting period. In addition, the pricing vendor has an established challenge process in place for all security valuations, which facilitates identification and resolution of potentially erroneous prices. We believe that the prices received from our pricing vendor are representative of prices that would be received to sell the assets at the measurement date (exit prices) and are classified appropriately in the hierarchy.

We use non-binding broker quotes and other third-party pricing services as our primary basis for valuation when there is limited, or no, relevant market activity for a specific instrument or for other instruments that share similar characteristics. We have not adjusted the prices we have obtained. Investment securities priced using non-binding broker quotes and other third-party pricing services are included in Level 3. As is the case with our primary pricing vendor, third-party brokers and other third-party pricing services do not provide access to their proprietary valuation models, inputs and assumptions. Accordingly, our risk management personnel conduct reviews of vendors, as applicable, similar to the reviews performed of our primary pricing vendor. In addition, we conduct internal reviews of pricing for all such investment securities quarterly to ensure reasonableness of valuations used in our financial statements. These reviews are designed to identify prices that appear stale, those that have changed significantly from prior valuations, and other anomalies that may indicate that a price may not be accurate. Based on the information available, we believe that the fair values provided by the brokers and other third-party pricing services are representative of prices that would be received to sell the assets at the measurement date (exit prices).

Derivatives. We use closing prices for derivatives included in Level 1, which are traded either on exchanges or liquid over-the-counter markets.

The majority of our derivatives are valued using internal models. The models maximize the use of market observable inputs including interest rate curves and both forward and spot prices for currencies and commodities. Derivative assets and liabilities included in Level 2 primarily represent interest rate swaps, cross-currency swaps and foreign currency and commodity forward and option contracts.

Derivative assets and liabilities included in Level 3 primarily represent equity derivatives and interest rate products that contain embedded optionality or prepayment features.

Non-recurring Fair Value Measurements

Certain assets are measured at fair value on a non-recurring basis. These assets are not measured at fair value on an ongoing basis, but are subject to fair value adjustments only in certain circumstances. These assets can include loans and long-lived assets that have been reduced to fair value when they are held for sale, impaired loans that have been reduced based on the fair value of the underlying collateral, cost and equity method investments and long-lived assets that are written down to fair value when they are impaired and the remeasurement of retained investments in formerly consolidated subsidiaries upon a change in control that results in deconsolidation of a subsidiary, if we sell a controlling interest and retain a noncontrolling stake in the entity. Assets that are written down to fair value when impaired and retained investments are not subsequently adjusted to fair value unless further impairment occurs.

The following sections describe the valuation methodologies we use to measure financial and non-financial instruments accounted for at fair value on a non-recurring basis and for certain assets within our pension plans and retiree benefit plans at each reporting period, as applicable.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Financing Receivables and Loans Held for Sale. When available, we use observable market data, including pricing on recent closed market transactions, to value loans that are included in Level 2. When this data is unobservable, we use valuation methodologies using current market interest rate data adjusted for inherent credit risk, and such loans are included in Level 3. When appropriate, loans may be valued using collateral values (see Long-Lived Assets below).

Cost and Equity Method Investments. Cost and equity method investments are valued using market observable data such as quoted prices when available. When market observable data is unavailable, investments are valued using a discounted cash flow model, comparative market multiples or a combination of both approaches as appropriate and other third-party pricing sources. These investments are generally included in Level 3.

Investments in private equity, real estate and collective funds are valued using net asset values. The net asset values are determined based on the fair values of the underlying investments in the funds. Investments in private equity and real estate funds are generally included in Level 3 because they are not redeemable at the measurement date. Investments in collective funds are included in Level 2.

Long-lived Assets, including real estate. Fair values of long-lived assets, including aircraft and real estate, are primarily derived internally and are based on observed sales transactions for similar assets. In other instances, for example, collateral types for which we do not have comparable observed sales transaction data, collateral values are developed internally and corroborated by external appraisal information. Adjustments to third-party valuations may be performed in circumstances where market comparables are not specific to the attributes of the specific collateral or appraisal information may not be reflective of current market conditions due to the passage of time and the occurrence of market events since receipt of the information. For real estate, fair values are based on discounted cash flow estimates that reflect current and projected lease profiles and available industry information about capitalization rates and expected trends in rents and occupancy and are corroborated by external appraisals. These investments are generally included in Level 2 or Level 3.

Retained Investments in Formerly Consolidated Subsidiaries. Upon a change in control that results in deconsolidation of a subsidiary, the fair value measurement of our retained noncontrolling stake is valued using market observable data such as quoted prices when available, or if not available, an income approach, a market approach, or a combination of both approaches as appropriate. In applying these methodologies, we rely on a number of factors, including actual operating results, future business plans, economic projections, market observable pricing multiples of similar businesses and comparable transactions, and possible control premium. These investments are generally included in Level 1 or Level 3, as appropriate, determined at the time of the transaction.

Accounting Changes

In the second quarter of 2014, the Company elected to early adopt Accounting Standards Update (ASU) 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. This ASU changes the criteria for reporting discontinued operations. To be classified as a discontinued operation, the disposal of a component or group of components must represent a strategic shift that has, or will have, a major effect on an entity’s operations and financial results. The ASU also expands the disclosure requirements for those transactions that meet the new criteria to be classified as discontinued operations. The revised accounting guidance applies prospectively to all disposals (or classifications as held for sale) of components of an entity and for businesses that, upon acquisition, are classified as held for sale on or after adoption. Early adoption is permitted for disposals (or classifications as held for sale) that have not been previously reported in financial statements. The effects of applying the revised guidance will vary based upon the nature and size of future disposal transactions. It is expected that fewer disposal transactions will meet the new criteria to be reported as discontinued operations.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On January 1, 2014, we adopted ASU 2013-05, Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity. Under the revised guidance, the entire amount of the cumulative translation adjustment associated with the foreign entity will be released into earnings in the following circumstances: (a) the sale of a subsidiary or group of net assets within a foreign entity that represents a complete or substantially complete liquidation of that entity, (b) the loss of a controlling financial interest in an investment in a foreign entity, or (c) when the accounting for an investment in a foreign entity changes from the equity method to full consolidation. The revised guidance applies prospectively to transactions or events occurring on or after January 1, 2014.

On January 1, 2014, we adopted ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. Under the new guidance, an unrecognized tax benefit is required to be presented as a reduction to a deferred tax asset if the disallowance of the tax position would reduce the available tax loss or tax credit carryforward instead of resulting in a cash tax liability. The ASU applies prospectively to all unrecognized tax benefits that exist as of the adoption date and reduced both deferred tax assets and income tax liabilities (including amounts reported in assets and liabilities of discontinued operations) by $1,224 million as of January 1, 2014.

On January 1, 2012, we adopted ASU 2011-05, an amendment to Accounting Standards Codification (ASC) 220, Comprehensive Income. ASU 2011-05 introduced a new statement, the Consolidated Statement of Comprehensive Income. The amendments affect only the display of those components of equity categorized as other comprehensive income and do not change existing recognition and measurement requirements that determine net earnings.

On January 1, 2012, we adopted ASU 2011-04, an amendment to ASC 820, Fair Value Measurements. ASU 2011-04 clarifies or changes the application of existing fair value measurements, including: that the highest and best use valuation premise in a fair value measurement is relevant only when measuring the fair value of nonfinancial assets; that a reporting entity should measure the fair value of its own equity instrument from the perspective of a market participant that holds that instrument as an asset; to permit an entity to measure the fair value of certain financial instruments on a net basis rather than based on its gross exposure when the reporting entity manages its financial instruments on the basis of such net exposure; that in the absence of a Level 1 input, a reporting entity should apply premiums and discounts when market participants would do so when pricing the asset or liability consistent with the unit of account; and that premiums and discounts related to size as a characteristic of the reporting entity’s holding are not permitted in a fair value measurement. Adopting these amendments had no effect on the financial statements.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. ASSETS AND LIABILITIES OF BUSINESSES HELD FOR SALE AND DISCONTINUED OPERATIONS

Assets and Liabilities of Businesses Held for Sale

In the fourth quarter of 2014, we signed an agreement to sell our Signaling business at Transportation, with assets of $267 million and liabilities of $148 million to Alstom for approximately $800 million, and our consumer finance business Budapest Bank, with assets of $3,474 million and liabilities of $2,434 million to Hungary’s government. The transactions remain subject to customary closing conditions and regulatory approvals, and are targeted to close in 2015.

In the third quarter of 2014, we signed an agreement to sell our Appliances business with assets of $2,538 million and liabilities of $1,356 million to Electrolux for approximately $3,300 million. The transaction remains subject to customary closing conditions and regulatory approvals, and is targeted to close in 2015.

In the second quarter of 2014, we committed to sell GE Money Bank AB, our consumer finance business in Sweden, Denmark and Norway (GEMB-Nordic). We completed the sale on November 6, 2014 for proceeds of $2,320 million.

In the first quarter of 2013, we committed to sell certain of our machining & fabrication businesses at Aviation and our Consumer auto and personal loan business in Portugal. We completed the sale of our machining & fabrication business on December 2, 2013 for proceeds of $108 million. We completed the sale of our Consumer auto and personal loan business in Portugal on July 15, 2013 for proceeds of $83 million.

FINANCIAL INFORMATION FOR ASSETS AND LIABILITIES OF BUSINESSES HELD FOR SALE

December 31 (In millions)	2014	2013

Assets
Cash and equivalents	$676	$5
Investment securities	448	7
Current receivables(a)	180	-
Inventories	588	-
Financing receivables – net	2,144	-
Property, plant, and equipment – net	1,015	-
Goodwill	539	24
Intangible assets – net	170	2
Other	540	12
Assets of businesses held for sale	$6,300	$50

Liabilities
Accounts payable(a)	$510	$1
Other current liabilities	348	-
Bank deposits	1,931	-
Other	586	5
Liabilities of businesses held for sale	$3,375	$6

(a)	Certain transactions at our Appliances and Signaling businesses are made on an arms-length basis with GECC, consisting primarily of GE customer receivables sold to GECC and GECC services for material procurement. These intercompany balances included within our held for sale businesses are reported in the GE and GECC columns of our financial statements, but are eliminated in deriving our consolidated financial statements.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NBCU

On March 19, 2013, we closed a transaction to sell our remaining 49% common equity interest in NBC Universal LLC (NBCU LLC) to Comcast Corporation (Comcast) for total consideration of $16,722 million, consisting of $11,997 million in cash, $4,000 million in Comcast guaranteed debt and $725 million in preferred stock. The $4,000 million of debt and the $725 million of preferred shares were both issued by a wholly-owned subsidiary of Comcast. During the three months ended March 31, 2013, both of these instruments were sold at approximately par value. In addition, Comcast is obligated to share with us potential tax savings associated with Comcast’s purchase of our NBCU LLC interest, if realized. We did not recognize these potential future payments as consideration for the sale, but are recording such payments in income as they are received. GECC also sold real estate comprising certain floors located at 30 Rockefeller Center, New York and the CNBC property located in Englewood Cliffs, New Jersey to affiliates of NBCU LLC for $1,430 million in cash.

In the first quarter of 2013, as a result of the transactions, we recognized a pre-tax gain of $1,096 million ($825 million after tax) on the sale of our 49% common equity interest in NBCU LLC. In addition, we recognized a pre-tax gain of $921 million ($564 million after tax) on the sale of GECC’s real estate properties which is included in discontinued operations.

Discontinued Operations

Discontinued operations primarily included our Real Estate business, most of our CLL business, GE Money Japan (our Japanese personal loan business, Lake, and our Japanese mortgage and card businesses, excluding our investment in GE Nissen Credit Co., Ltd.), our U.S. mortgage business (WMC), our CLL trailer services business in Europe (CLL Trailer Services), our Consumer banking business in Russia (Consumer Russia) and our Consumer mortgage lending business in Ireland (Consumer Ireland). Results of operations, financial position and cash flows for these businesses are separately reported as discontinued operations for all periods presented. All of these operations were previously reported in the GE Capital segment.

FINANCIAL INFORMATION FOR DISCONTINUED OPERATIONS

(In millions)	2014	2013	2012

Operations
Total revenues and other income (loss)	$16,113	$17,245	$18,984

Earnings (loss) from discontinued operations before income taxes	$2,724	$2,233	$2,233
Benefit (provision) for income taxes	(40)	692	191
Earnings (loss) from discontinued operations, net of taxes	$2,684	$2,925	$2,424

Disposal
Gain (loss) on disposal before income taxes	$14	$(2,027)	$(792)
Benefit (provision) for income taxes	1	246	197
Gain (loss) on disposal, net of taxes	$15	$(1,781)	$(595)

Earnings (loss) from discontinued operations, net of taxes(a)	$2,699	$1,144	$1,829

(a)	The sum of GE industrial earnings (loss) from discontinued operations, net of taxes, and GECC earnings (loss) from discontinued operations, net of taxes, is reported as GE industrial earnings (loss) from discontinued operations, net of taxes, on the Consolidated Statement of Earnings.

S-D-92

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31 (In millions)	2014	2013

Assets
Cash and equivalents	$5,414	$2,040
Investment securities	10,006	8,561
Financing receivables – net	114,561	122,300
Other receivables	2,192	2,238
Property, plant and equipment – net	18,051	18,326
Goodwill(a)	13,569	14,292
Other intangible assets – net	301	448
Deferred income taxes	2,920	4,109
Other	19,920	24,444
Assets of discontinued operations	$186,934	$196,758

Liabilities
Short-term borrowings	$1,125	$2,452
Accounts payable	3,770	4,157
Other GE current liabilities	28	30
Non-recourse borrowings	10,569	10,403
Bank deposits	18,998	15,190
Long term borrowings	1,182	1,624
All other liabilities	7,720	11,991
Deferred income taxes	5,402	5,189
Liabilities of discontinued operations	$48,794	$51,036

(a)	We tested CLL and Real Estate goodwill for impairment using data as of July 1 in both 2014 and 2013. Fair value was determined using an income approach and based upon results of testing, goodwill was not impaired in either period.

REAL ESTATE

In connection with the GE Capital Exit Plan, we announced the planned disposition of our Real Estate business and classified the business as discontinued operations and recorded an estimated loss on disposal of $1,808 million ($2,354 million after tax) in the first quarter of 2015. We expect to complete the disposal by the end of 2015.

FINANCIAL INFORMATION FOR REAL ESTATE

(In millions)	2014	2013	2012

Operations
Total revenues and other income (loss)	$2,969	$3,915	$3,654

Interest	$(1,079)	$(1,278)	$(1,883)
Operating and administrative	(870)	(960)	(911)
Depreciation and amortization	(326)	(396)	(542)
Provision for losses on financing receivables	86	(28)	(72)
Earnings (loss) from discontinued operations before income taxes	780	1,253	246
Benefit (provision) for income taxes	223	472	562
Earnings (loss) from discontinued operations, net of taxes	$1,003	$1,725	$808

Disposal
Gain (loss) on disposal before income taxes	$-	$-	$-
Benefit (provision) for income taxes	-	-	-
Gain (loss) on disposal, net of taxes	$-	$-	$-

Earnings (loss) from discontinued operations, net of taxes(a)	$1,003	$1,725	$808

(a)	Earnings (loss) from discontinued operations attributable to the company, before income taxes, was $778 million, $1,246 million and $241 million for the years ended December 31, 2014, 2013 and 2012, respectively.

S-D-93

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Commercial Lending and Leasing

In connection with the GE Capital Exit Plan, we announced the planned disposition of most of our CLL business and classified this portion of the business as discontinued operations and recorded an estimated loss on disposal of $3,380 million ($4,329 million after tax) in the second quarter of 2015. We expect to complete the transactions in 2015 and 2016.

FINANCIAL INFORMATION FOR COMMERCIAL LENDING AND LEASING

(In millions)	2014	2013	2012

Operations
Total revenues and other income (loss)	$13,412	$13,144	$15,139

Interest	$(3,069)	$(3,300)	$(4,080)
Operating and administrative	(3,662)	(3,551)	(3,875)
Depreciation and amortization	(3,930)	(4,083)	(4,074)
Provision for losses on financing receivables	(456)	(736)	(536)
Earnings (loss) from discontinued operations before income taxes	2,295	1,474	2,574
Benefit (provision) for income taxes	(487)	65	(570)
Earnings (loss) from discontinued operations, net of taxes	$1,808	$1,539	$2,004

Disposal
Gain (loss) on disposal before income taxes	$-	$-	$-
Benefit (provision) for income taxes	-	-	-
Gain (loss) on disposal, net of taxes	$-	$-	$-

Earnings (loss) from discontinued operations, net of taxes(a)	$1,808	$1,539	$2,004

(a)	Earnings (loss) from discontinued operations attributable to the company, before income taxes, was $2,278 million, $1,457 million and $2,537 million for the years ended December 31, 2014, 2013 and 2012, respectively.

GE Money Japan

During the third quarter of 2008, we completed the sale of GE Money Japan, which included our Japanese personal loan business. Under the terms of the sale, we reduced the proceeds from the sale for estimated refund claims in excess of the statutory interest rate. Proceeds from the sale were to be increased or decreased based on the actual claims experienced in accordance with loss-sharing terms specified in the sale agreement, with all claims in excess of 258 billion Japanese yen (approximately $3,000 million) remaining our responsibility. On February 26, 2014, we reached an agreement with the buyer to pay 175 billion Japanese yen (approximately $1,700 million) to extinguish this obligation. We have no remaining amount payable under the February 26, 2014 agreement as our reserve for refund claims of $1,836 million at December 31, 2013 was fully paid in the six months ended June 30, 2014.

FINANCIAL INFORMATION FOR GE MONEY JAPAN

(In millions)	2014	2013	2012

Earnings (loss) from discontinued operations, net of taxes	$59	$(1,636)	$(649)

WMC

During the fourth quarter of 2007, we completed the sale of WMC, our U.S. mortgage business. WMC substantially discontinued all new loan originations by the second quarter of 2007, and is not a loan servicer. In connection with the sale, WMC retained certain representation and warranty obligations related to loans sold to third parties prior to the disposal of the business and contractual obligations to repurchase previously sold loans that had an early payment default. All claims received by WMC for early payment default have either been resolved or are no longer being pursued.

S-D-94

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The remaining active claims have been brought by securitization trustees or administrators seeking recovery from WMC for alleged breaches of representations and warranties on mortgage loans that serve as collateral for residential mortgage-backed securities (RMBS). At December 31, 2014, such claims consisted of $3,694 million of individual claims generally submitted before the filing of a lawsuit (compared to $5,643 million at December 31, 2013) and $9,225 million of additional claims asserted against WMC in litigation without making a prior claim (Litigation Claims) (compared to $6,780 million at December 31, 2013). The total amount of these claims, $12,919 million, reflects the purchase price or unpaid principal balances of the loans at the time of purchase and does not give effect to pay downs or potential recoveries based upon the underlying collateral, which in many cases are substantial, nor to accrued interest or fees. As of December 31, 2014, these amounts do not include approximately $1,070 million of repurchase claims relating to alleged breaches of representations that are not in litigation and that are beyond the applicable statute of limitations. WMC believes that repurchase claims brought based upon representations and warranties made more than six years before WMC was notified of the claim would be disallowed in legal proceedings under applicable statutes of limitations.

Reserves related to repurchase claims made against WMC were $809 million at December 31, 2014, reflecting a net increase to reserves in the twelve months ended December 31, 2014 of $9 million due to incremental provisions offset by settlement activity. The reserve estimate takes into account recent settlement activity and is based upon WMC’s evaluation of the remaining exposures as a percentage of estimated lifetime mortgage loan losses within the pool of loans supporting each securitization. Settlements in prior periods reduced WMC’s exposure on claims asserted in certain securitizations and the claim amounts reported above give effect to these settlements.

ROLLFORWARD OF THE RESERVE

December 31 (In millions)	2014	2013

Balance, beginning of period	$800	$633
Provision	365	354
Claim resolutions / rescissions	(356)	(187)
Balance, end of period	$809	$800

Given the significant litigation activity and WMC’s continuing efforts to resolve the lawsuits involving claims made against WMC, it is difficult to assess whether future losses will be consistent with WMC’s past experience. Adverse changes to WMC’s assumptions supporting the reserve may result in an increase to these reserves. Taking into account both recent settlement activity and the potential variability of settlements, WMC estimates a range of reasonably possible loss from $0 to approximately $500 million over its recorded reserve at December 31, 2014. This estimate excludes any possible loss associated with an adverse court decision on the applicable statute of limitations, as WMC is unable at this time to develop such a meaningful estimate.

At December 31, 2014, there were 15 lawsuits involving claims made against WMC arising from alleged breaches of representations and warranties on mortgage loans included in 14 securitizations. The adverse parties in these cases are securitization trustees or parties claiming to act on their behalf. Although the alleged claims for relief vary from case to case, the complaints and counterclaims in these actions generally assert claims for breach of contract, indemnification, and/or declaratory judgment, and seek specific performance (repurchase of defective mortgage loan) and/or money damages. Adverse court decisions, including in cases not involving WMC (such as the New York Court of Appeals’ decision on statute of limitations, expected in 2015), could result in new claims and lawsuits on additional loans. However, WMC continues to believe that it has defenses to the claims asserted in litigation, including, for example, based on causation and materiality requirements and applicable statutes of limitations. It is not possible to predict the outcome or impact of these defenses and other factors, any of which could materially affect the amount of any loss ultimately incurred by WMC on these claims.

WMC has also received indemnification demands, nearly all of which are unspecified, from depositors/underwriters/sponsors of RMBS in connection with lawsuits brought by RMBS investors concerning alleged misrepresentations in the securitization offering documents to which WMC is not a party or, in two cases, involving mortgage loan repurchase claims made against RMBS sponsors. WMC believes that it has defenses to these demands.

To the extent WMC is required to repurchase loans, WMC’s loss also would be affected by several factors, including pay downs, accrued interest and fees, and the value of the underlying collateral. The reserve and estimate of possible loss reflect judgment, based on currently available information, and a number of assumptions, including economic conditions, claim and settlement activity, pending and threatened litigation, court decisions regarding WMC’s legal defenses, indemnification demands, government activity, and other variables in the mortgage industry. Actual losses arising from claims against WMC could exceed these amounts and additional claims and lawsuits could result if actual claim rates, governmental actions, litigation and indemnification activity, adverse court decisions, actual settlement rates or losses WMC incurs on repurchased loans differ from its assumptions.

S-D-95

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FINANCIAL INFORMATION FOR WMC

(In millions)	2014	2013	2012

Total revenues and other income (loss)	$(291)	$(346)	$(500)

Earnings (loss) from discontinued operations, net of taxes	$(199)	$(232)	$(337)

Other Financial Services

During the fourth quarter of 2013, we announced the planned disposition of Consumer Russia and classified the business as discontinued operations. We completed the sale in the first quarter of 2014 for proceeds of $232 million.

FINANCIAL INFORMATION FOR CONSUMER RUSSIA

(In millions)	2014	2013	2012

Total revenues and other income (loss)	$24	$260	$276

Gain (loss) on disposal, net of taxes	$4	$(170)	$-

Earnings (loss) from discontinued operations, net of taxes	$(2)	$(193)	$33

During the first quarter of 2013, we announced the planned disposition of CLL Trailer Services and classified the business as discontinued operations. We completed the sale in the fourth quarter of 2013 for proceeds of $528 million.

FINANCIAL INFORMATION FOR CLL TRAILER SERVICES

(In millions)	2014	2013	2012

Total revenues and other income (loss)	$1	$271	$399

Gain (loss) on disposal, net of taxes	$12	$18	$-

Earnings (loss) from discontinued operations, net of taxes	$37	$(2)	$22

During the first quarter of 2012, we announced the planned disposition of Consumer Ireland and classified the business as discontinued operations. We completed the sale in the third quarter of 2012 for proceeds of $227 million.

FINANCIAL INFORMATION FOR CONSUMER IRELAND

(In millions)	2014	2013	2012

Total revenues and other income (loss)	$-	$-	$7

Gain (loss) on disposal, net of taxes	$1	$6	$(121)

Earnings (loss) from discontinued operations, net of taxes	$1	$6	$(195)

GE Industrial

During the fourth quarter of 2013, we recorded an increase to our tax reserve related to Spanish taxes for the years prior to our 2007 disposition of our Plastics business. During the third quarter of 2012, we resolved with the Internal Revenue Service the tax treatment of the 2007 disposition of our Plastics business, resulting in a tax benefit of $148 million. The sum of GE industrial earnings (loss) from discontinued operations, net of taxes, and GECC earnings (loss) from discontinued operations, net of taxes, is reported as GE industrial earnings (loss) from discontinued operations, net of taxes, on the Statement of Earnings.

FINANCIAL INFORMATION FOR GE INDUSTRIAL

(In millions)	2014	2013	2012

Earnings (loss) from discontinued operations, net of taxes	$(5)	$(66)	$147

S-D-96

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

note 3. INVESTMENT SECURITIES

Substantially all of our investment securities are classified as available-for-sale. These comprise mainly investment-grade debt securities supporting obligations to annuitants, policyholders in our run-off insurance operations and supporting obligations to holders of guaranteed investment contracts (GICs) in Trinity. We do not have any securities classified as held-to-maturity.

	2014				2013
		Gross	Gross			Gross	Gross
	Amortized	unrealized	unrealized	Estimated	Amortized	unrealized	unrealized	Estimated
December 31 (In millions)	cost	gains	losses	fair value	cost	gains	losses	fair value

GE
Debt
U.S. corporate	$12	$-	$-	$12	$21	$14	$-	$35
Corporate – non-U.S.	1	-	-	1	13	-	(1)	12
Equity
Available-for-sale	69	4	(2)	71	302	9	(41)	270
Trading	-	-	-	-	6	-	-	6
	82	4	(2)	84	342	23	(42)	323

GECC
Debt
U.S. corporate	19,810	3,962	(69)	23,703	19,450	2,307	(217)	21,540
State and municipal	4,173	555	(53)	4,675	4,214	235	(190)	4,259
Residential mortgage-backed(a)	1,544	153	(5)	1,692	1,803	139	(46)	1,896
Commercial mortgage-backed	2,903	170	(10)	3,063	2,929	188	(82)	3,035
Asset-backed	304	8	(17)	295	448	7	(43)	412
Corporate – non-U.S.	908	109	(1)	1,016	1,131	85	(6)	1,210
Government – non-U.S.	1,560	152	(2)	1,710	2,062	81	(6)	2,137
U.S. government and federal agency	1,957	56	-	2,013	752	45	(27)	770
Retained interests	-	-	-	-	1	-	-	1
Equity
Available-for-sale	109	24	(1)	132	167	28	(2)	193
Trading	21	-	-	21	22	-	-	22
	33,289	5,189	(158)	38,320	32,979	3,115	(619)	35,475

Eliminations	(4)	-	-	(4)	(5)	-	-	(5)
Total	$33,367	$5,193	$(160)	$38,400	$33,316	$3,138	$(661)	$35,793

(a)	Substantially collateralized by U.S. mortgages. At December 31, 2014, $1,158 million related to securities issued by government-sponsored entities and $534 million related to securities of private-label issuers. Securities issued by private-label issuers are collateralized primarily by pools of individual direct mortgage loans of financial institutions.

The fair value of investment securities increased to $38,400 million at December 31, 2014, from $35,793 million at December 31, 2013, primarily due to purchases of U.S. government and federal agency securities at Synchrony Financial, and higher net unrealized gains in U.S. corporate and State and municipal securities driven by lower interest rates in the U.S.

S-D-97

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ESTIMATED FAIR VALUE AND GROSS UNREALIZED LOSSES OF AVAILABLE-FOR-SALE INVESTMENT SECURITIES

	In loss position for
	Less than 12 months		12 months or more
		Gross		Gross
	Estimated	unrealized	Estimated	unrealized
December 31 (In millions)	fair value(a)	losses(a)(b)	fair value	losses(b)

2014
Debt
U.S. corporate	$554	$(16)	$836	$(53)
State and municipal	67	(1)	308	(52)
Residential mortgage-backed	30	-	146	(5)
Commercial mortgage-backed	165	(1)	204	(9)
Asset-backed	9	-	42	(17)
Corporate – non-U.S.	42	(1)	3	-
Government – non-U.S.	677	(2)	14	-
U.S. government and federal agency	705	-	1	-
Equity	10	(3)	-	-
Total	$2,259	$(24)	$1,554	$(136)	(c)

2013
Debt
U.S. corporate	$2,170	$(122)	$598	$(95)
State and municipal	1,051	(80)	367	(109)
Residential mortgage-backed	219	(10)	430	(37)
Commercial mortgage-backed	396	(24)	780	(58)
Asset-backed	23	(2)	299	(42)
Corporate – non-U.S.	94	(2)	160	(4)
Government – non-U.S.	1,268	(6)	1	-
U.S. government and federal agency	229	(27)	254	-
Retained interests	-	-	-	-
Equity	246	(43)	-	-
Total	$5,696	$(316)	$2,889	$(345)

(a)	Includes the estimated fair value of and gross unrealized losses on Corporate-non-U.S. and Equity securities held by GE. At December 31, 2014, there were no Corporate-non-U.S. securities held by GE in a loss position. At December 31, 2014, the estimated fair value of and gross unrealized losses on Equity securities were $4 million and $(2) million, respectively. At December 31, 2013, the estimated fair value of and gross unrealized losses on Corporate-non-U.S. securities were $12 million and $(1) million, respectively. At December 31, 2013 the estimated fair value of and gross unrealized losses on Equity securities were $222 million and $(41) million, respectively.

(b)	Included gross unrealized losses related to securities that had other-than-temporary impairments previously recognized of an insignificant amount at December 31, 2014.

(c)	The majority relate to debt securities held to support obligations to holders of GICs and substantially all are debt securities that were considered to be investment-grade by the major rating agencies at December 31, 2014.

We regularly review investment securities for other-than-temporary impairment (OTTI) using both qualitative and quantitative criteria. For debt securities, our qualitative review considers our ability and intent to hold the security and the financial condition of and near-term prospects for the issuer, including whether the issuer is in compliance with the terms and covenants of the security. Our quantitative review considers whether there has been an adverse change in expected future cash flows. Unrealized losses are not indicative of the amount of credit loss that would be recognized and at December 31, 2014 are primarily due to increases in market yields subsequent to our purchase of the securities. We presently do not intend to sell the vast majority of our debt securities that are in an unrealized loss position and believe that it is not more likely than not that we will be required to sell the vast majority of these securities before anticipated recovery of our amortized cost. The methodologies and significant inputs used to measure the amount of credit loss for our investment securities during 2014 have not changed. For equity securities, we consider the duration and the severity of the unrealized loss. We believe that the unrealized loss associated with our equity securities will be recovered within the foreseeable future.

Our corporate debt portfolio comprises securities issued by public and private corporations in various industries, primarily in the U.S. Substantially all of our corporate debt securities are rated investment grade by the major rating agencies.

S-D-98

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Our RMBS portfolio is collateralized primarily by pools of individual, direct mortgage loans, of which substantially all are in a senior position in the capital structure of the deals, not other structured products such as collateralized debt obligations. Of the total RMBS held at December 31, 2014, $1,158 million and $534 million related to agency and non-agency securities, respectively. Additionally, $287 million was related to residential subprime credit securities, primarily supporting our guaranteed investment contracts. Substantially all of the subprime exposure is related to securities backed by mortgage loans originated in 2006 and prior. A majority of subprime RMBS have been downgraded to below investment grade and are insured by Monoline insurers (Monolines). We continue to place partial reliance on Monolines with adequate capital and claims paying resources depending on the extent of the Monoline’s anticipated ability to cover expected credit losses.

Our commercial mortgage-backed securities (CMBS) portfolio is collateralized by both diversified pools of mortgages that were originated for securitization (conduit CMBS) and pools of large loans backed by high-quality properties (large loan CMBS), a majority of which were originated in 2007 and prior. The vast majority of the securities in our CMBS portfolio have investment-grade credit ratings.

PRE-TAX, OTHER-THAN-TEMPORARY IMPAIRMENTS ON INVESTMENT SECURITIES

(In millions)	2014	2013	2012

Total pre-tax, OTTI recognized	$317	$202	$122
Pre-tax, OTTI recognized in AOCI	(4)	(31)	(51)
Pre-tax, OTTI recognized in earnings(a)	$313	$171	$71

(a)	Included pre-tax, other-than-temporary impairments recorded in earnings related to equity securities of $220 million, $1 million and $10 million in 2014, 2013 and 2012, respectively.

CHANGES IN CUMULATIVE CREDIT LOSS IMPAIRMENTS RECOGNIZED ON DEBT SECURITIES STILL HELD

(In millions)	2014	2013	2012

Cumulative credit loss impairments recognized, beginning of period	$474	$392	$512
Credit loss impairments recognized on securities not previously impaired	-	121	14
Incremental credit loss impairments recognized on securities previously impaired	4	25	24
Less credit loss impairments previously recognized on securities sold during the period or that we intend to sell	302	64	158
Cumulative credit loss impairments recognized, end of period	$176	$474	$392

S-D-99

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONTRACTUAL MATURITIES OF INVESTMENT IN AVAILABLE-FOR-SALE DEBT SECURITIES
(EXCLUDING MORTGAGE-BACKED AND ASSET-BACKED SECURITIES)

	Amortized	Estimated
(In millions)	cost	fair value

Due
Within one year	$2,385	$2,395
After one year through five years	3,110	3,346
After five years through ten years	4,683	5,060
After ten years	18,243	22,329

We expect actual maturities to differ from contractual maturities because borrowers have the right to call or prepay certain obligations.

GROSS REALIZED GAINS AND LOSSES ON AVAILABLE-FOR-SALE INVESTMENT SECURITIES

(In millions)	2014	2013	2012

GE
Gains	$3	$1	$-
Losses, including impairments	(218)	(20)	(1)
Net	(215)	(19)	(1)

GECC
Gains	95	148	134
Losses, including impairments	(108)	(158)	(134)
Net	(13)	(10)	-
Total	$(228)	$(29)	$(1)

Although we generally do not have the intent to sell any specific securities at the end of the period, in the ordinary course of managing our investment securities portfolio, we may sell securities prior to their maturities for a variety of reasons, including diversification, credit quality, yield and liquidity requirements and the funding of claims and obligations to policyholders. In some of our bank subsidiaries, we maintain a certain level of purchases and sales volume principally of non-U.S. government debt securities. In these situations, fair value approximates carrying value for these securities.

Proceeds from investment securities sales and early redemptions by issuers totaled $3,968 million, $12,175 million and $11,797 million in 2014, 2013 and 2012, respectively, principally from sales of short-term government securities in our bank subsidiaries. The 2013 amount also included proceeds from the sale of Comcast guaranteed debt and short-term securities in our Treasury operations.

We recognized pre-tax gains (losses) on trading securities of $13 million and $9 million in 2014 and 2013, respectively. There were no pre-tax gains (losses) on trading securities in 2012.

S-D-100

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. CURRENT RECEIVABLES

	Consolidated(a)		GE(b)
December 31 (In millions)	2014	2013	2014	2013

Power & Water	$4,984	$3,895	$2,783	$2,335
Oil & Gas	5,775	5,444	3,215	3,134
Energy Management	1,655	1,540	731	686
Aviation	4,656	4,307	1,997	2,260
Healthcare	4,350	4,398	2,241	2,029
Transportation	454	526	351	318
Appliances & Lighting	1,468	1,337	216	273
Corporate items and eliminations	390	388	464	377
	23,732	21,835	11,998	11,412
Less Allowance for Losses	(495)	(447)	(485)	(442)
Total	$23,237	$21,388	$11,513	$10,970

(a)	Includes GE industrial customer receivables factored through a GECC affiliate and reported as financing receivables by GECC. See Note 26.
(b)	GE current receivables of $254 million and $127 million at December 31, 2014 and 2013, respectively, arose from sales, principally of Aviation goods and services, on open account to various agencies of the U.S. government. As a percentage of GE revenues, approximately 3% of GE sales of goods and services were to the U.S. government in 2014, compared with 4% in 2013 and 2012.

GE current receivables balances at December 31, 2014 and 2013, before allowance for losses, included $7,808 million and $7,441 million, respectively, from sales of goods and services to customers, and $22 million and $37 million at December 31, 2014 and 2013, respectively, from transactions with associated companies. The remainder of the balances primarily relate to revenue sharing programs and other non-income taxes.

NOTE 5. INVENTORIES

December 31 (In millions)	2014	2013

GE
Raw materials and work in process	$9,820	$9,760
Finished goods	7,126	7,161
Unbilled shipments	755	609
	17,701	17,530
Less revaluation to LIFO	(62)	(273)
Total GE	17,639	17,257

GECC
Finished goods	50	68
Total consolidated	$17,689	$17,325

S-D-101

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. GECC FINANCING RECEIVABLES AND ALLOWANCE FOR LOSSES ON FINANCING RECEIVABLES

FINANCING RECEIVABLES, NET

December 31 (In millions)	2014	2013

Loans, net of deferred income	$120,007	$128,371
Investment in financing leases, net of deferred income	6,554	7,094
	126,561	135,465
Allowance for losses	(4,104)	(4,025)
Financing receivables – net(a)	$122,457	$131,440

(a)	Financing receivables at December 31, 2014 and 2013 included $2 million and $16 million, respectively, relating to loans that had been acquired in a transfer but have been subject to credit deterioration since origination.

GECC financing receivables include both loans and financing leases. Loans represent transactions in a variety of forms, including revolving charge and credit, mortgages, installment loans, intermediate-term loans and revolving loans secured by business assets. The portfolio includes loans carried at the principal amount on which finance charges are billed periodically, and loans carried at gross book value, which includes finance charges.

Investment in financing leases consists of direct financing and leveraged leases of aircraft, medical equipment, autos and power generation equipment and facilities.

For federal income tax purposes, the leveraged leases and the majority of the direct financing leases are leases in which GECC depreciates the leased assets and is taxed upon the accrual of rental income. Certain direct financing leases are loans for federal income tax purposes. For these transactions, GECC is taxed only on the portion of each payment that constitutes interest, unless the interest is tax-exempt (e.g., certain obligations of state governments).

Investment in direct financing and leveraged leases represents net unpaid rentals and estimated unguaranteed residual values of leased equipment, less related deferred income. GECC has no general obligation for principal and interest on notes and other instruments representing third-party participation related to leveraged leases; such notes and other instruments have not been included in liabilities but have been offset against the related rentals receivable. The GECC share of rentals receivable on leveraged leases is subordinate to the share of other participants who also have security interests in the leased equipment. For federal income tax purposes, GECC is entitled to deduct the interest expense accruing on non-recourse financing related to leveraged leases.

NET INVESTMENT IN FINANCING LEASES

	Total financing leases		Direct financing leases(a)		Leveraged leases(b)
December 31 (In millions)	2014	2013	2014	2013	2014	2013

Total minimum lease payments receivable	$7,907	$9,096	$4,821	$5,542	$3,086	$3,554
Less principal and interest on third-party non-recourse debt	(1,868)	(2,249)	-	-	(1,868)	(2,249)
Net rentals receivables	6,039	6,847	4,821	5,542	1,218	1,305
Estimated unguaranteed residual value of leased assets	2,371	2,675	1,138	1,296	1,233	1,379
Less deferred income	(1,856)	(2,428)	(1,170)	(1,636)	(686)	(792)
Investment in financing leases, net of deferred income	6,554	7,094	4,789	5,202	1,765	1,892
Less amounts to arrive at net investment Allowance for losses	(39)	(31)	(24)	(21)	(15)	(10)
Deferred taxes	(1,899)	(1,790)	(697)	(189)	(1,202)	(1,601)
Net investment in financing leases	$4,616	$5,273	$4,068	$4,992	$548	$281

(a)	Included $46 million and $47 million of initial direct costs on direct financing leases at December 31, 2014 and 2013, respectively.
(b)	Included pre-tax income of $53 million and $11 million and income tax of $20 million and $4 million during 2014 and 2013, respectively. Net investment credits recognized on leveraged leases during 2014 and 2013 were insignificant.

S-D-102

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONTRACTUAL MATURITIES

	Total	Net rentals
(In millions)	loans	receivable

Due in
2015	$18,109	$1,382
2016	3,998	1,014
2017	3,913	796
2018	3,073	731
2019	3,154	533
2020 and later	22,896	1,583
	55,143	6,039
Consumer revolving loans	64,864	-
Total	$120,007	$6,039

We expect actual maturities to differ from contractual maturities.

Financing Receivables by Portfolio and Allowance for Losses

During the fourth quarter of 2014, we combined our Consumer Non-U.S. auto portfolio into our Consumer Non-U.S. installment and revolving credit portfolio. Prior-period amounts were reclassified to conform to the current-period presentation.

FINANCING RECEIVABLES

(In millions)	2014	2013

Commercial
CLL	$14,418	$13,274
Energy Financial Services	2,580	3,107
GE Capital Aviation Services (GECAS)	8,263	9,377
Other	480	668
Total Commercial	25,741	26,426

Consumer
Non-U.S. residential mortgages	24,893	30,501
Non-U.S. installment and revolving credit	10,400	15,731
U.S. installment and revolving credit	59,863	55,854
Other	5,664	6,953
Total Consumer	100,820	109,039
Total financing receivables	126,561	135,465
Allowance for losses	(4,104)	(4,025)
Total financing receivables – net	$122,457	$131,440

S-D-103

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ALLOWANCE FOR LOSSES ON FINANCING RECEIVABLES

(In millions)	Balance at January 1	Provision charged to operations	Other(a)	Gross write-offs(b)	Recoveries(b)	Balance at December 31

2014
Commercial
CLL	$17	$10	$-	$(15)	$9	$21
Energy Financial Services	8	30	(1)	(17)	6	26
GECAS	17	39	-	(10)	-	46
Other	2	-	(2)	-	-	-
Total Commercial	44	79	(3)	(42)	15	93

Consumer
Non-U.S. residential mortgages	358	256	(151)	(207)	69	325
Non-U.S. installment and revolving credit	650	338	(260)	(787)	458	399
U.S. installment and revolving credit	2,823	2,875	19	(3,138)	607	3,186
Other	150	75	(33)	(151)	60	101
Total Consumer	3,981	3,544	(425)	(4,283)	1,194	4,011
Total	$4,025	$3,623	$(428)	$(4,325)	$1,209	$4,104

2013
Commercial
CLL	$23	$(3)	$1	$(15)	$11	$17
Energy Financial Services	9	(1)	-	-	-	8
GECAS	8	9	-	-	-	17
Other	3	(1)	-	(2)	2	2
Total Commercial	43	4	1	(17)	13	44

Consumer
Non-U.S. residential mortgages	480	269	10	(458)	57	358
Non-U.S. installment and revolving credit	649	647	(106)	(1,093)	553	650
U.S. installment and revolving credit	2,282	3,006	(51)	(2,954)	540	2,823
Other	172	127	11	(236)	76	150
Total Consumer	3,583	4,049	(136)	(4,741)	1,226	3,981
Total	$3,626	$4,053	$(135)	$(4,758)	$1,239	$4,025

(a)	Other primarily included the 2014 reclassifications of Budapest Bank and GEMB-Nordic to held for sale, dispositions and the effects of currency exchange. GEMB-Nordic was subsequently sold in the fourth quarter of 2014.

(b)	Net write-offs (gross write-offs less recoveries) in certain portfolios may exceed the beginning allowance for losses as a result of losses that are incurred subsequent to the beginning of the fiscal year due to information becoming available during the current year, which may identify further deterioration on existing financing receivables.

S-D-104

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ALLOWANCE FOR LOSSES ON FINANCING RECEIVABLES

(In millions)	Balance at January 1	Provision charged to operations	Other(a)	Gross write-offs(b)	Recoveries(b)	Balance at December 31

2012
Commercial
CLL	$38	$(3)	$-	$(21)	$9	$23
Energy Financial Services	26	4	-	(24)	3	9
GECAS	17	4	-	(13)	-	8
Other	37	1	(20)	(17)	2	3
Total Commercial	118	6	(20)	(75)	14	43

Consumer
Non-U.S. residential mortgages	545	112	8	(261)	76	480
Non-U.S. installment and revolving credit	791	308	20	(1,120)	650	649
U.S. installment and revolving credit	2,008	2,666	(24)	(2,906)	538	2,282
Other	199	132	18	(257)	80	172
Total Consumer	3,543	3,218	22	(4,544)	1,344	3,583
Total	$3,661	$3,224	$2	$(4,619)	$1,358	$3,626

(a)	Other primarily included transfers to held for sale and the effects of currency exchange.

(b)	Net write-offs (gross write-offs less recoveries) in certain portfolios may exceed the beginning allowance for losses as a result of losses that are incurred subsequent to the beginning of the fiscal year due to information becoming available during the current year, which may identify further deterioration on existing financing receivables.

S-D-105

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. PROPERTY, PLANT AND EQUIPMENT

	Depreciable
	lives-new		Original Cost		Net Carrying Value
December 31 (Dollars in millions)	(in years)		2014	2013	2014	2013

GE
Land and improvements	8	(a)	$700	$707	$689	$671
Buildings, structures and related equipment	8-40		7,683	8,910	3,048	4,205
Machinery and equipment	4-20		23,437	25,323	9,085	9,701
Leasehold costs and manufacturing plant under construction	1-10		4,731	3,309	4,385	2,997
			36,551	38,249	17,207	17,574

GECC(b)
Land and improvements, buildings, structures and related equipment	1-35	(a)	1,197	1,353	407	414
Equipment leased to others Aircraft(c)	20		46,017	46,768	30,573	32,315
All other	6-25		767	783	539	558
			47,981	48,904	31,519	33,287
Eliminations			(462)	(419)	(390)	(354)
Total			$84,070	$86,734	$48,336	$50,507

(a)	Depreciable lives exclude land.

(b)	Included $731 million and $371 million of original cost of assets leased to GE with accumulated amortization of $60 million and $52 million at December 31, 2014 and 2013, respectively.

(c)	The GECAS business of GE Capital recognized impairment losses of $445 million and $732 million in 2014 and 2013, respectively. These losses are recorded in the caption “Other costs and expenses” in the Statement of Earnings to reflect adjustments to fair value based on an evaluation of average current market values (obtained from third parties) of similar type and age aircraft, which are adjusted for the attributes of the specific aircraft under lease.

Consolidated depreciation and amortization related to property, plant and equipment was $5,026 million, $5,283 million and $4,576 million in 2014, 2013 and 2012, respectively. Amortization of GECC equipment leased to others was $2,386 million, $2,693 million and $2,127 million in 2014, 2013 and 2012, respectively.

Noncancellable future rentals due from customers for equipment on operating leases at December 31, 2014, are as follows:

(In millions)

Due in
2015	$3,761
2016	3,452
2017	3,130
2018	2,747
2019	2,374
2020 and later	6,537
Total	$22,001

S-D-106

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. ACQUISITIONS, GOODWILL AND OTHER INTANGIBLE ASSETS

Acquisitions

Upon closing an acquisition, we estimate the fair values of assets and liabilities acquired and consolidate the acquisition as quickly as possible. Given the time it takes to obtain pertinent information to finalize the acquired company’s balance sheet, then to adjust the acquired company’s accounting policies, procedures, and books and records to our standards, it is often several quarters before we are able to finalize those initial fair value estimates. Accordingly, it is not uncommon for our initial estimates to be subsequently revised.

On June 20, 2014, GE’s offer to acquire the Thermal, Renewables and Grid businesses of Alstom for approximately €12,350 million (to be adjusted for the assumed net cash or liability at closing) was positively recommended by Alstom’s board of directors. In addition, GE, Alstom and the French Government signed a memorandum of understanding for the formation of three joint ventures in grid technology, renewable energy, and global nuclear and French steam power and Alstom will invest approximately €2,600 million in these joint ventures. In the fourth quarter of 2014, Alstom completed its review of the proposed transaction with the works council and obtained approval from its shareholders. Also in the fourth quarter of 2014, GE and Alstom entered into an amendment to the original agreement where GE has agreed to pay Alstom a net amount of approximately €260 million of additional consideration at closing. In exchange for this funding, Alstom has agreed to extend the trademark licensing of the Alstom name from 5 years to 25 years as well as other contractual amendments. The proposed transaction continues to be subject to regulatory approvals. The transaction is targeted to close in 2015.

On June 2, 2014, we acquired Cameron’s Reciprocating Compression division for $550 million. The division provides reciprocating compression equipment and aftermarket services for oil and gas production, gas processing, gas distribution and independent power industries. The division is included in our Oil & Gas segment. The preliminary purchase price allocation resulted in goodwill of approximately $250 million and amortizable intangible assets of approximately $100 million. The allocation of the purchase price will be finalized upon completion of post-closing procedures.

In the first quarter of 2014, we acquired several businesses in our Healthcare segment. On February 12, 2014, we acquired API Healthcare (API) for $340 million in cash. API is a healthcare workforce management software and analytics solutions provider. The preliminary purchase price allocation resulted in goodwill of approximately $280 million and amortizable intangible assets of approximately $125 million. On March 21, 2014, we acquired certain Thermo Fisher Scientific Inc. life-science businesses for $1,065 million in cash. The primary business acquired, Hyclone, is a leading manufacturer of products used to support biopharmaceutical research and production. The preliminary purchase price allocation resulted in goodwill of approximately $700 million and amortizable intangible assets of approximately $320 million. The allocation of purchase prices will be finalized upon completion of post-closing procedures.

In August 2013, we acquired the aviation business of Avio S.p.A. (Avio) for $4,449 million in cash. We recorded a pre-tax acquisition-related charge of $96 million related to the effective settlement of Avio’s pre-existing contractual relationships with GE. Avio is a manufacturer of aviation propulsion components and systems and is included in our Aviation segment. The purchase price allocation resulted in goodwill of $3,230 million and amortizable intangible assets of $1,817 million.

In July 2013, we acquired Lufkin Industries, Inc. (Lufkin) for $3,309 million in cash. Lufkin is a leading provider of artificial lift technologies for the oil and gas industry and a manufacturer of industrial gears and is included in our Oil & Gas segment. The purchase price allocation resulted in goodwill of $2,120 million and amortizable intangible assets of $997 million.

S-D-107

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

goodwill

CHANGES IN GOODWILL BALANCES

	2014				2013
			Dispositions,				Dispositions,
			currency				currency
	Balance at		exchange	Balance at	Balance at		exchange	Balance at
(In millions)	January 1	Acquisitions	and other	December 31	January 1	Acquisitions	and other	December 31

Power & Water	$8,822	$21	$(89)	$8,754	$8,821	$-	$1	$8,822
Oil & Gas	10,516	276	(220)	10,572	8,365	2,217	(66)	10,516
Energy Management	4,748	-	(178)	4,570	4,610	7	131	4,748
Aviation	9,103	-	(151)	8,952	5,975	3,043	85	9,103
Healthcare	16,643	1,004	(115)	17,532	16,762	45	(164)	16,643
Transportation	1,012	2	(127)	887	999	-	13	1,012
Appliances & Lighting	606	-	(380)	226	611	-	(5)	606
GE Capital	11,960	-	(504)	11,456	12,619	13	(672)	11,960
Corporate	3	31	-	34	-	4	(1)	3
Total	$63,413	$1,334	$(1,764)	$62,983	$58,762	$5,329	$(678)	$63,413

Goodwill balances decreased by $430 million in 2014, primarily as a result of currency exchange effects of a stronger U.S. dollar, the reclassification of goodwill associated with Appliances and Budapest Bank to assets of businesses held for sale, and the sale of GEMB-Nordic and other dispositions, partially offset by acquisitions at Healthcare and Oil & Gas.

Goodwill balances increased $4,651 million in 2013, primarily as a result of the acquisitions of Avio and Lufkin, partially offset by dispositions.

We test goodwill for impairment annually in the third quarter of each year using data as of July 1 of that year. The impairment test consists of two steps: in step one, the carrying value of the reporting unit is compared with its fair value; in step two, which is applied when the carrying value is more than its fair value, the amount of goodwill impairment, if any, is derived by deducting the fair value of the reporting unit’s assets and liabilities from the fair value of its equity, and comparing that amount with the carrying amount of goodwill. We determined fair values for each of the reporting units using the market approach, when available and appropriate, or the income approach, or a combination of both. We assess the valuation methodology based upon the relevance and availability of the data at the time we perform the valuation. If multiple valuation methodologies are used, the results are weighted appropriately.

Valuations using the market approach are derived from metrics of publicly traded companies or historically completed transactions of comparable businesses. The selection of comparable businesses is based on the markets in which the reporting units operate giving consideration to risk profiles, size, geography, and diversity of products and services. A market approach is limited to reporting units for which there are publicly traded companies that have the characteristics similar to our businesses.

Under the income approach, fair value is determined based on the present value of estimated future cash flows, discounted at an appropriate risk-adjusted rate. We use our internal forecasts to estimate future cash flows and include an estimate of long-term future growth rates based on our most recent views of the long-term outlook for each business. Actual results may differ from those assumed in our forecasts. We derive our discount rates using a capital asset pricing model and analyzing published rates for industries relevant to our reporting units to estimate the cost of equity financing. We use discount rates that are commensurate with the risks and uncertainty inherent in the respective businesses and in our internally developed forecasts. Discount rates used in our reporting unit valuations ranged from 9.0% to 16.0%.

During the third quarter of 2014, we performed our annual impairment test of goodwill for all of our reporting units. Based on the results of our step one testing, the fair values of each of the GE reporting units exceeded their carrying values; therefore, the second step of the impairment test was not required to be performed for any of our reporting units and no goodwill impairment was recognized.

S-D-108

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

While all of our reporting units passed step one of our annual impairment testing, we identified one reporting unit for which the fair value was not substantially in excess of its carrying value. Within our Energy Management operating segment, the Power Conversion reporting unit was determined to have a fair value in excess of its carrying value by approximately 10%. The goodwill associated with the Power Conversion reporting unit was $1.5 billion at December 31, 2014, representing approximately 2% of our total goodwill. While the goodwill of the reporting unit is not currently impaired, there could be an impairment in the future as a result of changes in certain estimates and assumptions. For example, the reporting unit’s fair value could be adversely affected and result in an impairment of goodwill if actual cash flows are below estimated cash flows, the estimated cash flows are discounted at a higher risk-adjusted rate or market multiples decrease.

As of December 31, 2014, we believe that the goodwill is recoverable for all of the reporting units; however, there can be no assurances that the goodwill will not be impaired in future periods.

Estimating the fair value of reporting units requires the use of estimates and significant judgments that are based on a number of factors including actual operating results. It is reasonably possible that the judgments and estimates described above could change in future periods.

OTHER INTANGIBLE ASSETS

OTHER INTANGIBLE ASSETS - NET

(In millions)	2014	2013

Intangible assets subject to amortization	$13,725	$13,707
Indefinite-lived intangible assets(a)	130	160
Total	$13,855	$13,867

(a)	Indefinite-lived intangible assets principally comprise trademarks and in-process research and development.

INTANGIBLE ASSETS SUBJECT TO AMORTIZATION

	2014			2013
	Gross			Gross
	carrying	Accumulated		carrying	Accumulated
December 31 (In millions)	amount	amortization	Net	amount	amortization	Net

Customer-related	$8,064	$(2,261)	$5,803	$7,481	$(1,905)	$5,576
Patents and technology	6,694	(2,900)	3,794	6,489	(2,511)	3,978
Capitalized software	7,349	(4,178)	3,171	7,355	(4,480)	2,875
Trademarks	1,151	(263)	888	1,356	(295)	1,061
Present value of future profits(a)	614	(614)	-	574	(574)	-
All other	203	(134)	69	331	(114)	217
Total	$24,075	$(10,350)	$13,725	$23,586	$(9,879)	$13,707

(a)	Balances at December 31, 2014 and 2013 reflect adjustments of $293 million and $322 million, respectively, to the present value of future profits in our run-off insurance operation to reflect the effects that would have been recognized had the related unrealized investment securities holding gains and losses actually been realized.

During 2014, we recorded additions to intangible assets subject to amortization of $2,078 million. The components of finite-lived intangible assets acquired during 2014 and their respective weighted average amortizable period follow.

COMPONENTS OF FINITE-LIVED INTANGIBLE ASSETS ACQUIRED DURING 2014

		Weighted-average
	Gross	amortizable period
(In millions)	carrying value	(in years)

Customer-related	$730	14.1
Patents and technology	178	10.8
Capitalized software	1,112	5.6
Trademarks	52	17.2
All other	6	2.5

S-D-109

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated amortization expense related to intangible assets subject to amortization was $1,648 million, $1,540 million and $1,366 million in 2014, 2013 and 2012, respectively. Estimated annual pre-tax amortization for intangible assets over the next five calendar years follows.

ESTIMATED 5 YEAR CONSOLIDATED AMORTIZATION

(In millions)	2015	2016	2017	2018	2019

Estimated annual pre-tax amortization	$1,634	$1,496	$1,364	$1,216	$1,061

NOTE 9. ALL OTHER ASSETS

December 31 (In millions)	2014	2013

GE
Investments
Associated companies	$3,384	$3,937
Other	613	626
	3,997	4,563
Contract costs and estimated earnings(a)	13,990	12,522
Long-term receivables, including notes	766	993
Derivative instruments	783	623
Other	5,144	5,007
	24,680	23,708
GECC
Investments
Associated companies	13,091	14,085
Assets held for sale(b)	1,784	484
Other	1,278	379
	16,153	14,948
Derivative instruments	1,630	868
Advances to suppliers	1,374	2,246
Deferred borrowing costs	849	867
Deferred acquisition costs(c)	17	29
Other	3,953	3,997
	23,976	22,955
Eliminations	(330)	(265)
Total	$48,326	$46,398

(a)	Contract costs and estimated earnings reflect revenues earned in excess of billings on our long-term contracts to construct technically complex equipment (such as power generation, aircraft engines and aeroderivative units) and long-term product maintenance or extended warranty arrangements. These amounts are presented net of related billings in excess of revenues relating to long-term product maintenance or extended warranty arrangements of $2,329 million and $1,842 million at December 31, 2014 and 2013, respectively.

(b)	Assets were classified as held for sale on the date a decision was made to dispose of them through sale or other means. At December 31, 2014 and 2013, such assets consisted primarily of loans, aircraft, and other equipment, and were accounted for at the lower of carrying amount or estimated fair value less costs to sell. These amounts are net of valuation allowances of $6 million and $10 million at December 31, 2014 and 2013, respectively.

(c)	Balances at December 31, 2014 and 2013 reflect adjustments of $624 million and $700 million, respectively, to deferred acquisition costs in our run-off insurance operations to reflect the effects that would have been recognized had the related unrealized investment securities holding gains and losses actually been realized.

S-D-110

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. BORROWINGS AND BANK DEPOSITS

December 31 (Dollars in millions)	2014			2013

Short-term borrowings		Amount	Average Rate(a)	Amount	Average Rate(a)
GE
Commercial paper		$500	0.10%	$-	-%
Payable to banks		343	1.32	346	3.38
Current portion of long-term borrowings		2,068	1.05	70	5.65
Other		961		1,425
Total GE short-term borrowings		3,872		1,841

GECC
Commercial paper
U.S.		22,019	0.19	24,877	0.18
Non-U.S.		2,993	0.25	4,168	0.33
Current portion of long-term borrowings(b)(c)(f)		36,995	2.54	38,266	2.71
GE Interest Plus notes(d)		5,467	1.01	8,699	1.11
Other(c)		231		276
Total GECC short-term borrowings		67,705		76,286

Eliminations		(863)		(1,250)
Total short-term borrowings		$70,714		$76,877

Long-term borrowings	Maturities	Amount	Average Rate(a)	Amount	Average Rate(a)
GE
Senior notes	2017-2044	$11,945	4.25%	$10,968	3.63%
Payable to banks	2016-2019	5	0.89	10	1.10
Other		518		537
Total GE long-term borrowings		12,468		11,515

GECC
Senior unsecured notes(b)(e)	2016-2055	162,194	2.72	185,605	2.96
Subordinated notes(f)	2021-2037	4,804	3.36	4,821	3.93
Subordinated debentures(g)	2066-2067	7,085	5.88	7,462	5.64
Other(c)(h)		12,676		9,643
Total GECC long-term borrowings		186,759		207,531

Eliminations		(45)		(128)
Total long-term borrowings		$199,182		$218,918
Non-recourse borrowings of consolidated securitization entities(i)	2015-2019	$19,369	1.16%	$19,721	1.17%
Bank deposits(j)		$43,841		$38,171
Total borrowings and bank deposits		$333,106		$353,687

(a)	Based on year-end balances and year-end local currency effective interest rates, including the effects from hedging.
(b)	Included $439 million and $481 million of obligations to holders of GICs at December 31, 2014 and 2013, respectively. These obligations included conditions under which certain GIC holders could require immediate repayment of their investment should the long-term credit ratings of GECC fall below AA-/Aa3. The remaining outstanding GICs will continue to be subject to their scheduled maturities and individual terms, which may include provisions permitting redemption upon a downgrade of one or more of GECC’s ratings, among other things.
(c)	Included $4,835 million and $7,673 million of funding secured by real estate, aircraft and other collateral at December 31, 2014 and 2013, respectively, of which $1,183 million and $1,899 million is non-recourse to GECC at December 31, 2014 and 2013, respectively.
(d)	Entirely variable denomination floating-rate demand notes.
(e)	Included $700 million of debt at both December 31, 2014 and 2013 raised by a funding entity related to Penske Truck Leasing Co., L.P. (PTL). GECC, as co-issuer and co-guarantor of the debt, reports this amount as borrowings in its financial statements. GECC has been indemnified by the other limited partners of PTL for their proportionate share of the debt obligation. Also included $3,593 million related to Synchrony Financial. See Note 1.
(f)	Included $300 million of subordinated notes guaranteed by GE at both December 31, 2014 and 2013.
(g)	Subordinated debentures receive rating agency equity credit.
(h)	Included $8,245 million related to Synchrony Financial. See Note 1.
(i)	Included $3,377 million and $6,208 million of current portion of long-term borrowings at December 31, 2014 and 2013, respectively. See Note 23.
(j)	Included $8,905 million and $12,472 million of deposits in non-U.S. banks at December 31, 2014 and 2013, respectively, and $14,500 million and $11,481 million of certificates of deposits with maturities greater than one year at December 31, 2014 and 2013, respectively.

S-D-111

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In the first quarter of 2014, GE issued $3,000 million senior unsecured debt, composed of $750 million aggregate principal amount of 3.375% Notes due 2024 and $2,250 million aggregate principal amount of 4.500% Notes due 2044.

Additional information about borrowings and associated swaps can be found in Note 22.

Liquidity is affected by debt maturities and our ability to repay or refinance such debt. Long-term debt maturities over the next five years follow.

(In millions)	2015		2016	2017	2018	2019

GE	$2,068		$194	$4,052	$28	$29
GECC	36,995	(a)	31,116	26,858	18,890	21,899

(a)	Fixed and floating rate notes of $474 million contain put options with exercise dates in 2015, and which have final maturity beyond 2019.

Committed credit lines totaling $44.9 billion had been extended to us by 50 banks at year-end 2014. GECC can borrow up to $44.4 billion under these credit lines. GE can borrow up to $14.2 billion under certain of these credit lines. The GECC lines include $25.1 billion of revolving credit agreements under which we can borrow funds for periods exceeding one year. Additionally, $19.3 billion are 364-day lines that contain a term-out feature that allows us to extend the borrowings for two years from the date on which such borrowings would otherwise be due.

NOTE 11. INVESTMENT CONTRACTS, INSURANCE LIABILITIES AND INSURANCE ANNUITY BENEFITS

Investment contracts, insurance liabilities and insurance annuity benefits comprise mainly obligations to annuitants and policyholders in our run-off insurance operations and holders of guaranteed investment contracts.

December 31 (In millions)	2014	2013

Investment contracts	$2,970	$3,144
Guaranteed investment contracts	1,000	1,471
Total investment contracts	3,970	4,615
Life insurance benefits(a)	20,688	18,959
Other(b)	3,369	3,405
	28,027	26,979
Eliminations	(449)	(435)
Total	$27,578	$26,544

(a)	Life insurance benefits are accounted for mainly by a net-level-premium method using estimated yields generally ranging from 3.0% to 8.5% in both 2014 and 2013.

(b)	Substantially all unpaid claims and claims adjustment expenses and unearned premiums.

When insurance affiliates cede insurance risk to third parties, such as reinsurers, they are not relieved of their primary obligation to policyholders. When losses on ceded risks give rise to claims for recovery, we establish allowances for probable losses on such receivables from reinsurers as required. Reinsurance recoverables are included in the caption “Other GECC receivables” on our Statement of Financial Position, and amounted to $1,759 million and $1,685 million at December 31, 2014 and 2013, respectively.

We recognize reinsurance recoveries as a reduction of the Statement of Earnings caption “Investment contracts, insurance losses and insurance annuity benefits.” Reinsurance recoveries were $240 million, $250 million and $234 million in December 31, 2014, 2013 and 2012, respectively.

S-D-112

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. POSTRETIREMENT BENEFIT PLANS

Pension Benefits

We sponsor a number of pension plans. Principal pension plans, together with affiliate and certain other pension plans (other pension plans) detailed in this note, represent about 99% of our total pension assets. We use a December 31 measurement date for our plans.

Principal Pension Plans are the GE Pension Plan and the GE Supplementary Pension Plan.

The GE Pension Plan provides benefits to certain U.S. employees based on the greater of a formula recognizing career earnings or a formula recognizing length of service and final average earnings. Certain benefit provisions are subject to collective bargaining. Salaried employees who commence service on or after January 1, 2011 and any employee who commences service on or after January 1, 2012 will not be eligible to participate in the GE Pension Plan, but will participate in a defined contribution retirement program.

The GE Supplementary Pension Plan is an unfunded plan providing supplementary retirement benefits primarily to higher-level, longer-service U.S. employees.

Other Pension Plans in 2014 included 40 U.S. and non-U.S. pension plans with pension assets or obligations greater than $50 million. These defined benefit plans generally provide benefits to employees based on formulas recognizing length of service and earnings.

PENSION PLAN PARTICIPANTS

		Principal	Other
		pension	pension
December 31, 2014	Total	plans	plans

Active employees	117,000	86,000	31,000
Vested former employees	225,000	179,000	46,000
Retirees and beneficiaries	267,000	232,000	35,000
Total	609,000	497,000	112,000

COST OF PENSION PLANS

	Total			Principal pension plans				Other pension plans
(In millions)	2014	2013	2012	2014		2013	2012	2014	2013	2012

Service cost for benefits earned	$1,608	$1,970	$1,779	$1,205		$1,535	$1,387	$403	$435	$392
Prior service cost amortization	220	253	287	214		246	279	6	7	8
Expected return on plan assets	(3,979)	(4,163)	(4,394)	(3,190)		(3,500)	(3,768)	(789)	(663)	(626)
Interest cost on benefit obligations	3,332	2,983	2,993	2,745		2,460	2,479	587	523	514
Net actuarial loss amortization	2,770	4,007	3,701	2,565		3,664	3,421	205	343	280
Curtailment loss	65	-	-	65	(a)	-	-	-	-	-
Pension plans cost	$4,016	$5,050	$4,366	$3,604		$4,405	$3,798	$412	$645	$568

(a)	Loss resulting from our agreement with Electrolux to sell the GE Appliances business.

S-D-113

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Actuarial assumptions

The actuarial assumptions at December 31 are used to measure the year-end benefit obligations and the pension costs for the subsequent year.

	Principal pension plans				Other pension plans (weighted average)
December 31	2014	2013	2012	2011	2014	2013	2012	2011

Discount rate	4.02%	4.85%	3.96%	4.21%	3.53%	4.39%	3.92%	4.42%
Compensation increases	4.10	4.00	3.90	3.75	3.60	3.76	3.30	4.31
Expected return on assets	7.50	7.50	8.00	8.00	6.95	6.92	6.82	7.09

To determine the expected long-term rate of return on pension plan assets, we consider current and target asset allocations, as well as historical and expected returns on various categories of plan assets. In developing future return expectations for our principal pension plans’ assets, we formulate views on the future economic environment, both in the U.S. and abroad. We evaluate general market trends and historical relationships among a number of key variables that impact asset class returns such as expected earnings growth, inflation, valuations, yields and spreads, using both internal and external sources. We also take into account expected volatility by asset class and diversification across classes to determine expected overall portfolio results given current and target allocations. Based on our analysis of future expectations of asset performance, past return results, and our current and target asset allocations, we have assumed a 7.5% long-term expected return on those assets for cost recognition in 2015. For the principal pension plans, we apply our expected rate of return to a market-related value of assets, which stabilizes variability in the amounts to which we apply that expected return.

The Society of Actuaries recently issued new mortality tables projecting longer life expectancies that will result in higher postretirement benefit obligations for U.S. companies. We updated our mortality assumptions at December 31, 2014. The new mortality assumptions increased our principal pension plans’ benefit obligations by $3,953 million at December 31, 2014.

We amortize experience gains and losses, as well as the effects of changes in actuarial assumptions and plan provisions, over a period no longer than the average future service of employees.

Funding policy

The funding policy for the GE Pension Plan is to contribute amounts sufficient to meet minimum funding requirements as set forth in employee benefit and tax laws plus such additional amounts as we may determine to be appropriate. We did not make contributions to the GE Pension Plan in 2014 and 2013. The ERISA minimum funding requirements do not require a contribution in 2015. We expect to pay approximately $265 million for benefit payments under our GE Supplementary Pension Plan and administrative expenses of our principal pension plans and expect to contribute approximately $540 million to other pension plans in 2015. In 2014, comparative amounts were $236 million and $726 million, respectively.

Benefit obligations

Benefit obligations are described in the following tables. Accumulated and projected benefit obligations (ABO and PBO) represent the obligations of a pension plan for past service as of the measurement date. ABO is the present value of benefits earned to date with benefits computed based on current compensation levels. PBO is ABO increased to reflect expected future compensation.

S-D-114

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PROJECTED BENEFIT OBLIGATION

	Principal pension plans				Other pension plans
(In millions)	2014		2013		2014	2013

Balance at January 1	$58,113		$63,502		$13,535	$13,584
Service cost for benefits earned	1,205		1,535		403	435
Interest cost on benefit obligations	2,745		2,460		587	523
Participant contributions	153		156		9	14
Plan amendments	-		-		(29)	11
Actuarial loss (gain)	11,718	(a)	(6,406	)(b)	2,170 (b)	(575	)(b)
Benefits paid	(3,199)		(3,134)		(493)	(477)
Acquisitions (dispositions) / other - net	-		-		48	46
Exchange rate adjustments	-		-		(641)	(26)
Balance at December 31(c)	$70,735		$58,113		$15,589	$13,535

(a)	Principally associated with discount rate and mortality assumption changes.

(b)	Principally associated with discount rate changes.

(c)	The PBO for the GE Supplementary Pension Plan, which is an unfunded plan, was $6,632 million and $5,162 million at year-end 2014 and 2013, respectively.

ACCUMULATED BENEFIT OBLIGATION

December 31 (In millions)	2014	2013

GE Pension Plan	$61,631	$50,967
GE Supplementary Pension Plan	5,070	3,946
Other pension plans	14,790	12,629

PLANS WITH ASSETS LESS THAN ABO

December 31 (In millions)	2014	2013

Funded plans with assets less than ABO
Plan assets	$53,126	$57,430
Accumulated benefit obligations	67,676	60,715
Projected benefit obligations	70,354	63,532
Unfunded plans(a)
Accumulated benefit obligations	6,719	5,243
Projected benefit obligations	8,342	6,512

(a)	Primarily related to the GE Supplementary Pension Plan.

S-D-115

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Plan Assets

The fair value of the classes of the pension plans’ investments is presented below. The inputs and valuation techniques used to measure the fair value of the assets are consistently applied and described in Note 1.

FAIR VALUE OF PLAN ASSETS

	Principal pension plans		Other pension plans
(In millions)	2014	2013	2014	2013

Balance at January 1	$48,297	$44,738	$11,059	$9,702
Actual gain on plan assets	2,793	6,312	1,537	1,212
Employer contributions	236	225	726	673
Participant contributions	153	156	9	14
Benefits paid	(3,199)	(3,134)	(493)	(477)
Acquisitions (dispositions) / other - net	-	-	-	(31)
Exchange rate adjustments	-	-	(452)	(34)
Balance at December 31	$48,280	$48,297	$12,386	$11,059

ASSET ALLOCATION

	Principal pension plans				Other pension plans (weighted average)
	2014		2014		2014	2014
	Target		Actual		Target	Actual
	allocation		allocation		allocation	allocation

Equity securities(a)	17 - 57	%(b)	45	%(c)	39%	48%
Debt securities (including cash equivalents)	13 - 53		31		35	38
Private equities	8 - 18		11		7	2
Real estate	2 - 12		7		9	6
Other investments(d)	3 - 13		6		10	6

(a)	Includes investment funds that primarily hold this type of asset.
(b)	Target equally divided between U.S. equity securities and non-U.S. equity securities.
(c)	Actual allocations were 25% for U.S. equity securities and 20% for non-U.S. equity securities.
(d)	Substantially all represented hedge fund investments.

Plan fiduciaries of the GE Pension Plan set investment policies and strategies for the GE Pension Trust and oversee its investment allocation, which includes selecting investment managers, commissioning periodic asset-liability studies and setting long-term strategic targets. Long-term strategic investment objectives take into consideration a number of factors, including the funded status of the plan, a balance between risk and return and the plan’s liquidity needs. Target allocation percentages are established at an asset class level by plan fiduciaries. Target allocation ranges are guidelines, not limitations, and occasionally plan fiduciaries will approve allocations above or below a target range.

Plan fiduciaries monitor the GE Pension Plan’s liquidity position in order to meet the near-term benefit payment and other cash needs. The GE Pension Plan holds short-term debt securities to meet its liquidity needs.

GE Pension Trust assets are invested subject to the following additional guidelines:

•	Short-term securities purchased must generally be rated A-1/P-1 or better, except for 15% of such securities that may be rated A-2/P-2 and other short-term securities as may be approved by the plan fiduciaries.

•	Real estate investments may not exceed 25% of total assets.

•	Investments in restricted securities (excluding real estate investments) that are not freely tradable may not exceed 30% of total assets (actual was 17% of trust assets at December 31, 2014).

According to statute, the aggregate holdings of all qualifying employer securities (e.g., GE common stock) and qualifying employer real property may not exceed 10% of the fair value of trust assets at the time of purchase. GE securities represented 3.8% and 4.5% of trust assets at year-end 2014 and 2013, respectively.

S-D-116

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The GE Pension Plan has a broadly diversified portfolio of investments in equities, fixed income, private equities, real estate and hedge funds; these investments are both U.S. and non-U.S. in nature. As of December 31, 2014, U.S. government direct and indirect obligations represented 16% of total GE Pension Plan assets. No other sector concentration of assets exceeded 15% of total GE Pension Plan assets.

The following tables present GE Pension Plan investments measured at fair value.

(In millions)	Level 1	Level 2	Level 3	Total

December 31, 2014

Equity securities
U.S. equity securities(a)	$11,493	$1,463	$-	$12,956
Non-U.S. equity securities(a)	7,021	2,132	-	9,153
Debt securities
Fixed income and cash investment funds	245	4,255	-	4,500
U.S. corporate(b)	-	5,153	2	5,155
Residential mortgage-backed	-	1,118	1	1,119
Non-U.S. Corporate	-	1,097	3	1,100
U.S. government and federal agency	-	2,468	-	2,468
Other debt securities(c)	-	1,042	-	1,042
Private equities(a)	-	32	5,217	5,249
Real estate(a)	-	-	3,129	3,129
Other investments(d)	-	70	2,248	2,318
Total investments	$18,759	$18,830	$10,600	$48,189
Other(e)				91
Total assets				$48,280

December 31, 2013

Equity securities
U.S. equity securities(a)	$11,067	$1,568	$-	$12,635
Non-U.S. equity securities(a)	7,832	1,292	-	9,124
Debt securities
Fixed income and cash investment funds	-	2,078	-	2,078
U.S. corporate(b)	-	4,555	-	4,555
Residential mortgage-backed	-	1,093	-	1,093
Non-U.S. Corporate	-	1,269	-	1,269
U.S. government and federal agency	-	5,253	-	5,253
Other debt securities(c)	-	1,048	-	1,048
Private equities(a)	-	-	6,269	6,269
Real estate(a)	-	-	3,354	3,354
Other investments(d)	-	169	1,622	1,791
Total investments	$18,899	$18,325	$11,245	$48,469
Other(e)				(172)
Total assets				$48,297

(a)	Included direct investments and investment funds.
(b)	Primarily represented investment-grade bonds of U.S. issuers from diverse industries.
(c)	Primarily represented investments in state and municipal debt, non-U.S. government bonds and commercial mortgage-backed securities.
(d)	Substantially all represented hedge fund investments.
(e)	Primarily represented net unsettled transactions related investment activity and cash balances.

S-D-117

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables present the changes in Level 3 investments for the GE Pension Plan.

CHANGES IN LEVEL 3 INVESTMENTS FOR THE YEAR ENDED DECEMBER 31, 2014

						Purchases,	Transfers
						issuances	in and/or
	January 1,	Net realized		Net unrealized		and	out of	December 31,
(In millions)	2014	gains (losses)	(a)	gains (losses)	(a)	settlements	Level 3(b)	2014

Debt securities	$-	$(9)		$11		$4	$-	$6
Private equities	6,269	592		(54)		(1,565)	(25)	5,217
Real estate	3,354	36		334		(595)	-	3,129
Other investments	1,622	47		86		194	299	2,248
	$11,245	$666		$377		$(1,962)	$274	$10,600

(a)	The realized/unrealized gains (losses) include $899 million related to assets still held and $144 million for assets no longer held.

(b)	Transfers in and out of Level 3 are considered to occur at the beginning of the period.

CHANGES IN LEVEL 3 INVESTMENTS FOR THE YEAR ENDED DECEMBER 31, 2013

					Purchases,	Transfers
					issuances	in and/or
	January 1,	Net realized	Net unrealized		and	out of	December 31,
(In millions)	2013	gains (losses) (a)	gains (losses)	(a)	settlements	Level 3(b)	2013

Debt securities	$75	$(7)	$-		$(65)	$(3)	$-
Private equities	6,878	525	588		(1,675)	(47)	6,269
Real estate	3,356	23	330		(355)	-	3,354
Other investments	1,694	(1)	200		(77)	(194)	1,622
	$12,003	$540	$1,118		$(2,172)	$(244)	$11,245

(a)	The realized/unrealized gains (losses) include $1,616 million related to assets still held and $42 million for assets no longer held.
(b)	Transfers in and out of Level 3 are considered to occur at the beginning of the period.

Other pension plans’ assets were $12,386 million and $11,059 million at December 31, 2014 and 2013, respectively. Public equity and debt securities amounting to $10,578 million and $9,781 million represented approximately 86% and 89% of total investments at December 31, 2014 and 2013, respectively. The plans’ investments were classified as 9% Level 1, 77% Level 2 and 14% Level 3 at December 31, 2014. The plans’ investments were classified as 11% Level 1, 78% Level 2 and 11% Level 3 at December 31, 2013. The changes in Level 3 investments between the years ended December 31, 2014 and 2013 were primarily due to investments in hedge funds and real estate. Other changes in Level 3 investments were insignificant for the years ended December 31, 2014 and 2013.

S-D-118

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

PENSION ASSET (LIABILITY)

	Principal pension plans		Other pension plans
December 31 (In millions)	2014	2013	2014	2013

Funded status(a)(b)	$(22,455)	$(9,816)	$(3,203)	$(2,476)
Pension asset (liability) recorded in the
Statement of Financial Position
Pension asset	$-	$-	$295	$325
Pension liabilities
Due within one year(c)	(190)	(170)	(72)	(67)
Due after one year	(22,265)	(9,646)	(3,426)	(2,734)
Net amount recognized	$(22,455)	$(9,816)	$(3,203)	$(2,476)
Amounts recorded in shareowners’ equity (unamortized)
Prior service cost (credit)	$881	$1,160	$(23)	$9
Net actuarial loss	21,105	11,555	3,533	2,459
Total	$21,986	$12,715	$3,510	$2,468

(a)	Fair value of assets less PBO, as shown in the preceding tables.

(b)	The GE Pension Plan was underfunded by $15.8 billion and $4.7 billion at December 31, 2014 and 2013, respectively.

(c)	For principal pension plans, represents the GE Supplementary Pension Plan liability.

In 2015, we estimate that we will amortize $210 million of prior service cost and $3,300 million of net actuarial loss for the principal pension plans from shareowners’ equity into pension cost. For other pension plans, the estimated prior service cost and net actuarial loss to be amortized in 2015 will be $5 million and $305 million, respectively. Comparable amortized amounts in 2014, respectively, were $214 million and $2,565 million for the principal pension plans and $6 million and $205 million for other pension plans.

ESTIMATED FUTURE BENEFIT PAYMENTS

						2020 -
(In millions)	2015	2016	2017	2018	2019	2024

Principal pension plans	$3,225	$3,300	$3,380	$3,465	$3,560	$19,430
Other pension plans	$505	$510	$520	$530	$540	$2,925

Retiree Health and Life Benefits

We sponsor a number of retiree health and life insurance benefit plans (retiree benefit plans). Principal retiree benefit plans are discussed below; other such plans are not significant individually or in the aggregate. We use a December 31 measurement date for our plans.

Principal Retiree Benefit Plans provide health and life insurance benefits to eligible participants and these participants share in the cost of healthcare benefits. These plans cover approximately 193,000 retirees and dependents. In 2012, we amended our principal retiree benefit plans such that, effective January 1, 2015, our post-65 retiree health plans will be closed to certain salaried and retired salaried employees who are not enrolled in the plans as of that date, and we will no longer offer company-provided life insurance in retirement for certain salaried employees who retire after that date. In 2014, we amended our post-65 retiree health plans for certain former salaried employees and eligible dependents. Effective January 1, 2015, the Company will provide eligible participants with a Retiree Reimbursement Account to help pay for coverage purchased through a private exchange instead of offering our current post-65 retiree health plans.

S-D-119

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

COST OF PRINCIPAL RETIREE BENEFIT PLANS

(In millions)	2014	2013	2012

Service cost for benefits earned	$164	$229	$219
Prior service cost amortization	353	393	518
Expected return on plan assets	(50)	(60)	(73)
Interest cost on benefit obligations	424	410	491
Net actuarial loss (gain) amortization	(150)	(45)	32
Net curtailment/settlement loss (gain)	48 (a)	-	(101)
Retiree benefit plans cost	$789	$927	$1,086

(a)	Loss resulting from our agreement with Electrolux to sell the GE Appliances business.

Actuarial assumptions

The actuarial assumptions at December 31 are used to measure the year-end benefit obligations and the retiree benefit plan costs for the subsequent year.

December 31	2014	2013		2012		2011

Discount rate	3.89%	4.61	%(a)	3.74	%(a)	4.09	%(a)
Compensation increases	4.10	4.00		3.90		3.75
Expected return on assets	7.00	7.00		7.00		7.00
Initial healthcare trend rate(b)	6.00	6.00		6.50		7.00

(a)	Weighted average discount rates of 4.47%, 3.77%, and 3.94% were used for determination of costs in 2014, 2013 and 2012, respectively.
(b)	For 2014, ultimately declining to 5% for 2030 and thereafter.

To determine the expected long-term rate of return on retiree life plan assets, we consider current and target asset allocations, historical and expected returns on various categories of plan assets, as well as expected benefit payments and resulting asset levels. In developing future return expectations for retiree benefit plan assets, we formulate views on the future economic environment, both in the U.S. and abroad. We evaluate general market trends and historical relationships among a number of key variables that impact asset class returns such as expected earnings growth, inflation, valuations, yields and spreads, using both internal and external sources. We also take into account expected volatility by asset class and diversification across classes to determine expected overall portfolio results given current and target allocations. Based on our analysis of future expectations of asset performance, past return results, our current and target asset allocations as well as a shorter time horizon for retiree life plan assets, we have assumed a 7.0% long-term expected return on those assets for cost recognition in 2015. We apply our expected rate of return to a market-related value of assets, which stabilizes variability in the amounts to which we apply that expected return.

The Society of Actuaries recently issued new mortality tables projecting longer life expectancies that will result in higher postretirement obligations for U.S. companies. We updated our mortality assumptions at December 31, 2014. The new mortality assumptions increased our principal retiree benefit plans’ benefit obligations by $612 million at December 31, 2014.

We amortize experience gains and losses, as well as the effects of changes in actuarial assumptions and plan provisions, over a period no longer than the average future service of employees.

Funding Policy

We fund retiree health benefits on a pay-as-you-go basis. We expect to contribute approximately $540 million in 2015 to fund such benefits. We fund the retiree life insurance trust at our discretion.

S-D-120

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Changes in the accumulated postretirement benefit obligation for retiree benefit plans follow.

ACCUMULATED POSTRETIREMENT BENEFIT OBLIGATION (APBO)

(In millions)	2014	2013

Balance at January 1	$9,913	$11,804
Service cost for benefits earned	164	229
Interest cost on benefit obligations	424	410
Participant contributions	52	52
Plan amendments	(586)	-
Actuarial loss (gain)	1,440 (a)	(1,836	)(b)
Benefits paid	(704)	(746)
Balance at December 31(c)	$10,703	$9,913

(a)	Primarily associated with discount rate and mortality assumption changes.
(b)	Primarily associated with discount rate change and lower costs from new healthcare supplier contracts.
(c)	The APBO for the retiree health plans was $8,445 million and $7,626 million at year-end 2014 and 2013, respectively.

A one percentage point change in the assumed healthcare cost trend rate would have the following effects.

	1%	1%
(In millions)	Increase	Decrease

APBO at December 31, 2014	$977	$(810)
Service and interest cost in 2014	56	(47)

Plan Assets

The fair value of the classes of retiree benefit plans’ investments is presented below. The inputs and valuation techniques used to measure the fair value of assets are consistently applied and described in Note 1.

FAIR VALUE OF PLAN ASSETS

(In millions)	2014	2013

Balance at January 1	$903	$946
Actual gain on plan assets	44	118
Employer contributions	518	533
Participant contributions	52	52
Benefits paid	(704)	(746)
Balance at December 31	$813	$903

ASSET ALLOCATION

	2014		2014
	Target		Actual
December 31	allocation		allocation

Equity securities(a)	35 - 75	%(b)	50	%(c)
Debt securities (including cash equivalents)	11 - 46		26
Private equities	0 - 25		13
Real estate	0 - 12		9
Other investments(d)	0 - 10		2

(a)	Includes investment funds that primarily hold this type of asset.
(b)	Target allocations were 18-38% for U.S. equity securities and 17-37% for non-U.S. equity securities.
(c)	Actual allocations were 29% for U.S. equity securities and 21% for non-U.S. equity securities.
(d)	Substantially all represented hedge fund investments.

Plan fiduciaries set investment policies and strategies for the trust and oversee its investment allocation, which includes selecting investment managers and setting long-term strategic targets. The primary strategic investment objectives are balancing investment risk and return and monitoring the plan’s liquidity position in order to meet the near-term benefit payment and other cash needs. Target allocation percentages are established at an asset class level by plan fiduciaries. Target allocation ranges are guidelines, not limitations, and occasionally plan fiduciaries will approve allocations above or below a target range.

S-D-121

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Short-term securities purchased must generally be rated A-1/P-1 or better, except for 15% of such securities that may be rated A-2/P-2 and other short-term securities as may be approved by the plan fiduciaries. According to statute, the aggregate holdings of all qualifying employer securities (e.g., GE common stock) and qualifying employer real property may not exceed 10% of the fair value of trust assets at the time of purchase. GE securities represented 3.9% and 4.0% of trust assets at year-end 2014 and 2013, respectively.

Retiree life plan assets were $813 million and $903 million at December 31, 2014 and 2013, respectively. Public equity and debt securities amounting to $615 million and $727 million represented approximately 78% and 77% of total investments at December 31, 2014 and 2013, respectively. The plans’ investments were classified as 37% Level 1, 41% Level 2 and 22% Level 3 at December 31, 2014. The plans’ investments were classified as 33% Level 1, 43% Level 2 and 24% Level 3 at December 31, 2013. The changes in Level 3 investments were insignificant for the years ended December 31, 2014 and 2013.

RETIREE BENEFIT ASSET(LIABILITY)

December 31 (In millions)	2014	2013

Funded status(a)	$(9,890)	$(9,010)
Liability recorded in the Statement of Financial Position
Retiree health plans
Due within one year	$(518)	$(531)
Due after one year	(7,927)	(7,095)
Retiree life plans	(1,445)	(1,384)
Net liability recognized	$(9,890)	$(9,010)
Amounts recorded in shareowners’ equity (unamortized)
Prior service cost (credit)	$(24)	$963
Net actuarial gain	(71)	(1,667)
Total	$(95)	$(704)

(a)	Fair value of assets less APBO, as shown in the preceding tables.

In 2015, we estimate that we will amortize $125 million of prior service cost and $5 million of net actuarial loss from shareowners’ equity into retiree benefit plans cost. Comparable amortized amounts in 2014 were $353 million of prior service cost and $150 million of net actuarial gain.

ESTIMATED FUTURE BENEFIT PAYMENTS
						2020 -
(In millions)	2015	2016	2017	2018	2019	2024

	$680	$665	$670	$675	$685	$3,285

S-D-122

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

POSTRETIREMENT BENEFIT PLANS

2014 COST OF POSTRETIREMENT BENEFIT PLANS AND CHANGES IN OTHER COMPREHENSIVE INCOME

	Total	Principal	Other	Retiree
	postretirement	pension	pension	benefit
(In millions)	benefit plans	plans	plans	plans

Cost of postretirement benefit plans	$4,805	$3,604	$412	$789
Changes in other comprehensive income
Prior service cost – current year	(615)	-	(29)	(586)
Net actuarial loss – current year(a)	14,843	12,115	1,282	1,446
Net curtailment/settlement	(113)	(65)	-	(48)
Prior service cost amortization	(573)	(214)	(6)	(353)
Net actuarial gain (loss) amortization	(2,620)	(2,565)	(205)	150
Total changes in other comprehensive income	10,922	9,271	1,042	609
Cost of postretirement benefit plans and changes in other comprehensive income	$15,727	$12,875	$1,454	$1,398

(a)	Principally associated with discount rate and mortality assumption changes.

NOTE 13. ALL OTHER LIABILITIES

This caption includes liabilities for various items including non-current compensation and benefits, deferred income, interest on tax liabilities, unrecognized tax benefits, environmental remediation, asset retirement obligations, derivative instruments, product warranties and a variety of sundry items.

Accruals for non-current compensation and benefits amounted to $42,015 million and $27,556 million at December 31, 2014 and 2013, respectively. These amounts include compensation and benefit liabilities, such as postretirement benefits and deferred incentive compensation. See Note 12.

We are involved in numerous remediation actions to clean up hazardous wastes as required by federal and state laws. Liabilities for remediation costs exclude possible insurance recoveries and, when dates and amounts of such costs are not known, are not discounted. When there appears to be a range of possible costs with equal likelihood, liabilities are based on the low end of such range. It is reasonably possible that our environmental remediation exposure will exceed amounts accrued. However, due to uncertainties about the status of laws, regulations, technology and information related to individual sites, such amounts are not reasonably estimable. Total reserves related to environmental remediation and asbestos claims, were $2,182 million at December 31, 2014.

S-D-123

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. INCOME TAXES

GE and GECC file a consolidated U.S. federal income tax return. This enables GE to use GECC tax deductions and credits to reduce the tax that otherwise would have been payable by GE. The GECC effective tax rate for each period reflects the benefit of these tax reductions in the consolidated return. GE makes cash payments to GECC for these tax reductions at the time GE’s tax payments are due.

(BENEFIT) PROVISION FOR INCOME TAXES

(In millions)	2014	2013	2012

GE
Current tax expense	$2,110	$4,239	$2,307
Deferred tax expense (benefit) from temporary differences	(476)	(2,571)	(294)
	1,634	1,668	2,013
GECC
Current tax expense (benefit)	727	454	1,597
Deferred tax expense (benefit) from temporary differences	(853)	(910)	(1,084)
	(126)	(456)	513
Consolidated
Current tax expense	2,837	4,693	3,904
Deferred tax expense (benefit) from temporary differences	(1,329)	(3,481)	(1,378)
Total	$1,508	$1,212	$2,526

CONSOLIDATED EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(In millions)	2014	2013	2012

U.S. earnings	$5,107	$6,207	$7,682
Non-U.S. earnings	9,047	7,216	6,879
Total	$14,154	$13,423	$14,561

CONSOLIDATED (BENEFIT) PROVISION FOR INCOME TAXES

(In millions)	2014	2013	2012

U.S. Federal
Current(a)	$442	$1,214	$2,017
Deferred	(71)	(2,375)	(1,417)
Non - U.S.
Current	2,525	3,336	1,672
Deferred	(1,067)	(1,132)	193
Other	(321)	169	61
Total	$1,508	$1,212	$2,526

(a)	Includes the benefit from GECC deductions and credits applied against GE’s current U.S. tax expense.

S-D-124

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Our businesses are subject to regulation under a wide variety of U.S. federal, state and foreign tax laws, regulations and policies. Changes to these laws or regulations may affect our tax liability, return on investments and business operations. For example, GE’s effective tax rate is reduced because active business income earned and indefinitely reinvested outside the United States is taxed at less than the U.S. rate. A significant portion of this reduction depends upon a provision of U.S. tax law that defers the imposition of U.S. tax on certain active financial services income until that income is repatriated to the United States as a dividend. This provision is consistent with international tax norms and permits U.S. financial services companies to compete more effectively with non-U.S. financial institutions in global markets. This provision, which had expired at the end of 2013, was reinstated in December 2014 retroactively for one year through the end of 2014. The provision also had been scheduled to expire and had been extended by Congress on seven previous occasions, but there can be no assurance that it will continue to be extended. In the event the provision is not extended after 2014, the current U.S. tax imposed on active financial services income earned outside the United States would increase, making it more difficult for U.S. financial services companies to compete in global markets. If this provision is not extended, we expect our effective tax rate to increase significantly after 2015.

RECONCILIATION OF U.S. FEDERAL STATUTORY INCOME TAX RATE TO ACTUAL INCOME TAX RATE

	Consolidated			GE			GECC
	2014	2013	2012	2014	2013	2012	2014	2013	2012

U.S. federal statutory income tax rate	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%	35.0%
Increase (reduction) in rate resulting from inclusion of after-tax earnings of GECC in before-tax earnings of GE	-	-	-	(11.2)	(12.6)	(11.3)	-	-	-
Tax on global activities including exports(a)	(17.6)	(19.3)	(8.8)	(9.4)	(5.1)	(5.1)	(25.3)	(41.0)	(11.1)
U.S. business credits(b)	(2.4)	(3.3)	(2.1)	(0.8)	(1.8)	(0.8)	(5.1)	(4.3)	(3.7)
Business Property disposition	-	-	(2.3)	-	-	-	-	-	(6.5)
All other – net	(4.3)	(3.4)	(4.5)	(2.0)	(3.4)	(3.4)	(7.4)	0.4	(3.7)
	(24.3)	(26.0)	(17.7)	(23.4)	(22.9)	(20.6)	(37.8)	(44.9)	(25.0)
Actual income tax rate	10.7%	9.0%	17.3%	11.6%	12.1%	14.4%	(2.8)%	(9.9)%	10.0%

(a)	Included (2.1)% and (6.4)% in consolidated and GECC, respectively, related to the sale of GEMB-Nordic in 2014 and (7.3)% and (21.2)% in consolidated and GECC, respectively, related to the sale of 68.5% of our Swiss consumer finance bank, Cembra Money Bank AG (Cembra), through an initial public offering in 2013. Also included 1.9% in both consolidated and GE related to repatriation of prior years’ non-U.S. earnings in 2013.
(b)	U.S. general business credits, primarily the credit for manufacture of energy efficient appliances, the credit for energy produced from renewable sources, the advanced energy project credit, the low-income housing credit and the credit for research performed in the U.S.

UNRECOGNIZED TAX POSITIONS

Annually, we file over 5,500 income tax returns in over 250 global taxing jurisdictions. We are under examination or engaged in tax litigation in many of these jurisdictions. During 2013, the Internal Revenue Service (IRS) completed the audit of our consolidated U.S. income tax returns for 2008-2009, except for certain issues that remain under examination. At December 31, 2014, the IRS was auditing our consolidated U.S. income tax returns for 2010-2011. In addition, certain other U.S. tax deficiency issues and refund claims for previous years were unresolved. The IRS has disallowed the tax loss on our 2003 disposition of ERC Life Reinsurance Corporation. We have contested the disallowance of this loss. It is reasonably possible that the unresolved items could be resolved during the next 12 months, which could result in a decrease in our balance of “unrecognized tax benefits” – that is, the aggregate tax effect of differences between tax return positions and the benefits recognized in our financial statements. We believe that there are no other jurisdictions in which the outcome of unresolved issues or claims is likely to be material to our results of operations, financial position or cash flows. We further believe that we have made adequate provision for all income tax uncertainties. Resolution of audit matters, including the IRS audit of our consolidated U.S. income tax returns for 2008-2009, reduced our 2013 consolidated income tax rate by 3.2 percentage points.

S-D-125

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The balance of unrecognized tax benefits, the amount of related interest and penalties we have provided and what we believe to be the range of reasonably possible changes in the next 12 months were:

UNRECOGNIZED TAX BENEFITS

December 31 (In millions)	2014	2013

Unrecognized tax benefits	$5,619	$5,816
Portion that, if recognized, would reduce tax expense and effective tax rate(a)	4,059	4,307
Accrued interest on unrecognized tax benefits	807	975
Accrued penalties on unrecognized tax benefits	103	164
Reasonably possible reduction to the balance of unrecognized tax benefits in succeeding 12 months	0-900	0-900
Portion that, if recognized, would reduce tax expense and effective tax rate(a)	0-300	0-350

(a)	Some portion of such reduction may be reported as discontinued operations.

UNRECOGNIZED TAX BENEFITS RECONCILIATION

(In millions)	2014	2013

Balance at January 1,	$5,816	$5,445
Additions for tax positions of the current year	234	771
Additions for tax positions of prior years	673	872
Reductions for tax positions of prior years	(761)	(1,140)
Settlements with tax authorities	(305)	(98)
Expiration of the statute of limitations	(38)	(34)
Balance at December 31	$5,619	$5,816

We classify interest on tax deficiencies as interest expense; we classify income tax penalties as provision for income taxes. For the years ended December 31, 2014, 2013 and 2012, $(68) million, $22 million and $(45) million of interest expense (income), respectively, and $(45) million, an insignificant amount and $33 million of tax expense (income) related to penalties, respectively, were recognized in the Statement of Earnings.

DEFERRED INCOME TAXES

Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases, as well as from net operating loss and tax credit carryforwards, and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. Deferred income tax assets represent amounts available to reduce income taxes payable on taxable income in future years. We evaluate the recoverability of these future tax deductions and credits by assessing the adequacy of future expected taxable income from all sources, including reversal of taxable temporary differences, forecasted operating earnings and available tax planning strategies. To the extent we do not consider it more likely than not that a deferred tax asset will be recovered, a valuation allowance is established.

We have not provided U.S. deferred taxes on cumulative earnings of non-U.S. affiliates and associated companies that have been reinvested indefinitely. These earnings relate to ongoing operations and, at December 31, 2014 and 2013, were approximately $119 billion and $110 billion, respectively. Most of these earnings have been reinvested in active non-U.S. business operations and we do not intend to repatriate these earnings to fund U.S. operations. Because of the availability of U.S. foreign tax credits, it is not practicable to determine the U.S. federal income tax liability that would be payable if such earnings were not reinvested indefinitely. Deferred taxes are provided for earnings of non-U.S. affiliates and associated companies when we plan to remit those earnings.

S-D-126

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Aggregated deferred income tax amounts are summarized below.

December 31 (In millions)	2014	2013

Assets
GE	$19,942	$15,284
GECC	9,113	8,714
	29,055	23,998
Liabilities
GE	(11,170)	(10,223)
GECC	(12,533)	(11,771)
	(23,703)	(21,994)
Net deferred income tax asset (liability)	$5,352	$2,004

COMPONENTS OF THE NET DEFERRED INCOME TAX ASSET (LIABILITY)

December 31 (In millions)	2014	2013

GE
Principal pension plans	$7,859	$3,436
Provision for expenses(a)	6,192	5,934
Retiree insurance plans	3,462	3,154
Non-U.S. loss carryforwards(b)	738	874
Contract costs and estimated earnings	(3,996)	(3,550)
Intangible assets	(2,364)	(2,268)
Depreciation	(1,226)	(1,079)
Investment in global subsidiaries	(979)	(1,077)
Other – net	(914)	(363)
	8,772	5,061
GECC
Operating leases	(3,748)	(3,776)
Financing leases	(1,898)	(1,791)
Intangible assets	(855)	(947)
Net unrealized gains (losses) on securities	(544)	(154)
Cash flow hedges	(80)	(108)
Non-U.S. loss carryforwards(b)	3,008	2,534
Allowance for losses	1,455	1,392
Investment in global subsidiaries	1,750	1,764
Other – net	(2,508)	(1,971)
	(3,420)	(3,057)
Net deferred income tax asset (liability)	$5,352	$2,004

(a)	Represented the tax effects of temporary differences related to expense accruals for a wide variety of items, such as employee compensation and benefits, other pension plan liabilities, interest on tax liabilities, product warranties and other sundry items that are not currently deductible.

(b)	Net of valuation allowances of $2,015 million and $2,089 million for GE and $430 million and $409 million for GECC, for 2014 and 2013, respectively. Of the net deferred tax asset as of December 31, 2014, of $3,746 million, $38 million relates to net operating loss carryforwards that expire in various years ending from December 31, 2015 through December 31, 2017; $75 million relates to net operating losses that expire in various years ending from December 31, 2018 through December 31, 2034 and $3,633 million relates to net operating loss carryforwards that may be carried forward indefinitely.

S-D-127

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. SHAREOWNERS’ EQUITY

(In millions)	2014	2013	2012

Preferred stock issued	$-	$-	$-
Common stock issued	$702	$702	$702
Accumulated other comprehensive income
Balance at January 1	$(9,120)	$(20,230)	$(23,974)
Other comprehensive income before reclassifications	(12,087)	8,844	841
Reclassifications from other comprehensive income	3,035	2,266	2,903
Other comprehensive income, net, attributable to GE	(9,052)	11,110	3,744
Balance at December 31	$(18,172)	$(9,120)	$(20,230)
Other capital
Balance at January 1	$32,494	$33,070	$33,693
Gains (losses) on treasury stock dispositions and other(a)	395	(576)	(623)
Balance at December 31	$32,889	$32,494	$33,070
Retained earnings
Balance at January 1	$149,051	$144,055	$137,786
Net earnings attributable to the Company	15,233	13,057	13,641
Dividends and other transactions with shareowners	(8,951)	(8,061)	(7,372)
Balance at December 31	$155,333	$149,051	$144,055
Common stock held in treasury
Balance at January 1	$(42,561)	$(34,571)	$(31,769)
Purchases	(1,950)	(10,466)	(5,295)
Dispositions	1,918	2,476	2,493
Balance at December 31	$(42,593)	$(42,561)	$(34,571)
Total equity
GE shareowners’ equity balance at December 31	$128,159	$130,566	$123,026
Noncontrolling interests balance at December 31	8,674	6,217	5,444
Total equity balance at December 31	$136,833	$136,783	$128,470

(a)	2014 included $440 million related to the excess of the net proceeds from the Synchrony Financial IPO over the carrying value of the interest sold.

Shares of GE Preferred Stock

On October 16, 2008, we issued 30,000 shares of 10% cumulative perpetual preferred stock (par value $1.00 per share) having an aggregate liquidation value of $3,000 million, and warrants to purchase 134,831,460 shares of common stock (par value $0.06 per share) to Berkshire Hathaway Inc. (Berkshire Hathaway) for net proceeds of $2,965 million in cash. The proceeds were allocated to the preferred shares ($2,494 million) and the warrants ($471 million) on a relative fair value basis and recorded in other capital. The warrants were exercisable through October 16, 2013, at an exercise price of $22.25 per share of common stock and were to be settled through physical share issuance. The terms of the warrants were amended in January 2013 to allow for net share settlement where the total number of issued shares is based on the amount by which the average market price of GE common stock over the 20 trading days preceding the date of exercise exceeds the exercise price of $22.25. On October 16, 2013, Berkshire Hathaway Inc. (Berkshire Hathaway) exercised in full their warrants to purchase shares of GE common stock and on October 17, 2013, GE delivered 10.7 million shares to Berkshire Hathaway. The transaction had equal and offsetting effects on other capital and common stock held in treasury.

The preferred stock was redeemable at our option three years after issuance at a price of 110% of liquidation value plus accrued and unpaid dividends. On September 13, 2011, we provided notice to Berkshire Hathaway that we would redeem the shares for the stated redemption price of $3,300 million, plus accrued and unpaid dividends. In connection with this notice, we recognized a preferred dividend of $806 million (calculated as the difference between the carrying value and redemption value of the preferred stock), which was recorded as a reduction to earnings attributable to common shareowners and common shareowners’ equity. The preferred shares were redeemed on October 17, 2011.

GE has 50 million authorized shares of preferred stock ($1.00 par value). No shares were issued and outstanding as of December 31, 2014 and 2013.

S-D-128

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Shares of GE Common Stock

On December 14, 2012, we increased the existing authorization by $10 billion to $25 billion for our share repurchase program and extended the program (which would have otherwise expired on December 31, 2013) through 2015. On February 12, 2013, we increased the existing authorization by an additional $10 billion resulting in authorization to repurchase up to a total of $35 billion of our common stock through 2015. Under this program, on a book basis, we repurchased shares of 73.6 million, 432.6 million and 248.6 million for a total of $1,901 million, $10,375 million and $5,185 million for the years ended 2014, 2013 and 2012 respectively.

GE’s authorized common stock consists of 13,200,000,000 shares having a par value of $0.06 each.

Common shares issued and outstanding are summarized in the following table.

December 31 (In thousands)	2014	2013	2012

Issued	11,693,841	11,693,841	11,693,841
In treasury	(1,636,461)	(1,632,960)	(1,288,216)
Outstanding	10,057,380	10,060,881	10,405,625

S-D-129

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

(In millions)	2014	2013	2012

Investment securities
Balance at January 1	$307	$677	$(30)
Other comprehensive income (loss) (OCI) before reclassifications – net of deferred taxes of $353, $(407) and $387(a)	562	(692)	683
Reclassifications from OCI – net of deferred taxes of $84, $222 and $13	146	318	22
Other comprehensive income (loss)(b)	708	(374)	705
Less OCI attributable to noncontrolling interests	2	(4)	(2)
Balance at December 31	$1,013	$307	$677

Currency translation adjustments (CTA)
Balance at January 1(c)	$283	$412	$133
OCI before reclassifications – net of deferred taxes of $(129), $(613) and $(266)	(2,600)	510	474
Reclassifications from OCI – net of deferred taxes of $213, $793 and $54	(129)	(818)	(174)
Other comprehensive income (loss)(b)	(2,729)	(308)	300
Less OCI attributable to noncontrolling interests	(19)	(22)	21
Balance at December 31	$(2,427)	$126	$412

Cash flow hedges
Balance at January 1(c)	$(414)	$(722)	$(1,176)
OCI before reclassifications – net of deferred taxes of $23, $250 and $392	(610)	738	385
Reclassifications from OCI – net of deferred taxes of $34, $(177) and $(245)	844	(271)	68
Other comprehensive income (loss)(b)	234	467	453
Less OCI attributable to noncontrolling interests	-	2	(1)
Balance at December 31	$(180)	$(257)	$(722)

Benefit plans
Balance at January 1	$(9,296)	$(20,597)	$(22,901)
Prior service credit (costs) - net of deferred taxes of $219, $(5) and $304	396	(6)	534
Net actuarial gain (loss) – net of deferred taxes of $(5,332), $4,506 and $(574)	(9,849)	8,269	(1,396)
Net curtailment/settlement - net of deferred taxes of $41, $0 and $123	72	-	174
Prior service cost amortization – net of deferred taxes of $241, $267 and $326	349	397	497
Net actuarial loss amortization – net of deferred taxes of $859, $1,343 and $1,278	1,753	2,640	2,490
Other comprehensive income (loss)(b)	(7,279)	11,300	2,299
Less OCI attributable to noncontrolling interests	3	(1)	(5)
Balance at December 31	$(16,578)	$(9,296)	$(20,597)

Accumulated other comprehensive income (loss) at December 31	$(18,172)	$(9,120)	$(20,230)

(a)	Includes adjustments of $960 million, $(1,171) million and $527 million in 2014, 2013 and 2012, respectively, to deferred acquisition costs, present value of future profits, and investment contracts, insurance liabilities and insurance annuity benefits in our run-off insurance operations to reflect the effects that would have been recognized had the related unrealized investment securities holding gains and losses actually been realized.

(b)	Total other comprehensive income (loss) was $(9,066) million, $11,085 million and $3,757 million in 2014, 2013 and 2012, respectively.

(c)	Includes a $157 million reclassification between 2014 opening balances in Currency Translation Adjustments and Cash Flow Hedges.

S-D-130

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

RECLASSIFICATION OUT OF AOCI

(In millions)	2014	2013	2012	Statement of Earnings Caption

Available-for-sale securities
Realized gains (losses) on sale/impairment of securities	$(230)	$(540)	$(35)	Other income
	84	222	13	Benefit (provision) for income taxes
	$(146)	$(318)	$(22)	Net of tax
Currency translation adjustments
Gains (losses) on dispositions	$(84)	$25	$120	Costs and expenses
	213	793	54	Benefit (provision) for income taxes
	$129	$818	$174	Net of tax
Cash flow hedges
Gains (losses) on interest rate derivatives	$(234)	$(364)	$(499)	Interest and other financial charges
Foreign exchange contracts	(666)	564	792	(a)
Other	22	248	(116)	(b)
	(878)	448	177	Total before tax
	34	(177)	(245)	Benefit (provision) for income taxes
	$(844)	$271	$(68)	Net of tax
Benefit plan items
Curtailment loss	$(113)	$-	$-	(c)
Amortization of prior service costs	(590)	(664)	(823)	(c)
Amortization of actuarial gains (losses)	(2,612)	(3,983)	(3,768)	(c)
	(3,315)	(4,647)	(4,591)	Total before tax
	1,141	1,610	1,604	Benefit (provision) for income taxes
	$(2,174)	$(3,037)	$(2,987)	Net of tax

Total reclassification adjustments	$(3,035)	$(2,266)	$(2,903)	Net of tax

(a)	Included $(607) million, $608 million and $894 million in GECC revenues from services and $(59) million, $(44) million and $(102) million in interest and other financial charges in 2014, 2013 and 2012, respectively.

(b)	Primarily recorded in costs and expenses.

(c)	Curtailment loss, amortization of prior service costs and actuarial gains and losses out of AOCI are included in the computation of net periodic pension costs. See Note 12 for further information.

Noncontrolling Interests

Noncontrolling interests in equity of consolidated affiliates includes common shares in consolidated affiliates and preferred stock issued by our affiliates.

GECC preferred stock is presented as noncontrolling interests in the GE consolidated Statement of Financial Position. GECC preferred stock dividends are presented as noncontrolling interests in the GE consolidated Statement of Earnings. The balance is summarized as follows.

December 31 (In millions)	2014	2013

GECC preferred stock	$4,950	$4,950
Synchrony Financial	2,531	-
Other noncontrolling interests in consolidated affiliates(a)	1,193	1,267
Total	$8,674	$6,217

(a)	Consisted of a number of individually insignificant noncontrolling interests in partnerships and consolidated affiliates.

S-D-131

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CHANGES TO NONCONTROLLING INTERESTS

(In millions)	2014	2013	2012

Beginning balance	$6,217	$5,444	$1,696
Net earnings	183	298	223
GECC issuance of preferred stock	-	990	3,960
GECC preferred stock dividend	(322)	(298)	(123)
Dividends	(74)	(80)	(42)
Dispositions	(81)	(175)	-
Synchrony Financial IPO	2,393	-	-
Other (including AOCI)(a)	358	38	(270)
Ending balance	$8,674	$6,217	$5,444

(a)	Includes research & development partner funding arrangements, acquisitions and eliminations.

Other

During the second quarter of 2013, GECC issued 10,000 shares of non-cumulative perpetual preferred stock with a $0.01 par value for proceeds of $990 million. The preferred shares bear an initial fixed interest rate of 5.25% through June 15, 2023, bear a floating rate equal to three-month LIBOR plus 2.967% thereafter and are callable on June 15, 2023. Dividends on the GECC preferred stock are payable semiannually, in June and December, with the first payment on this issuance made in December 2013.

During 2012, GECC issued 40,000 shares of non-cumulative perpetual preferred stock with a $0.01 par value for proceeds of $3,960 million. Of these shares, 22,500 bear an initial fixed interest rate of 7.125% through June 15, 2022, bear a floating rate equal to three-month LIBOR plus 5.296% thereafter and are callable on June 15, 2022, and 17,500 shares bear an initial fixed interest rate of 6.25% through December 15, 2022, bear a floating rate equal to three-month LIBOR plus 4.704% thereafter and are callable on December 15, 2022. Dividends on the GECC preferred stock are payable semi-annually, in June and December, with the first payment made in December 2012.

GECC paid quarterly dividends of $2,000 million, $1,930 million and $1,926 million and special dividends of $1,000 million, $4,055 million and $4,500 million to GE for the years ended 2014, 2013 and 2012, respectively.

S-D-132

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16. OTHER STOCK-RELATED INFORMATION

We grant stock options, restricted stock units (RSUs) and performance share units (PSUs) to employees under the 2007 Long-Term Incentive Plan. This plan replaced the 1990 Long-Term Incentive Plan. In addition, we grant options and RSUs in limited circumstances to consultants, advisors and independent contractors under a plan approved by our Board of Directors in 1997 (the Consultants’ Plan). Share requirements for all plans may be met from either unissued or treasury shares. Stock options expire 10 years from the date they are granted and vest over service periods that range from one to five years. RSUs give the recipients the right to receive shares of our stock upon the vesting of their related restrictions. Restrictions on RSUs vest in various increments and at various dates, beginning after one year from date of grant through grantee retirement. Although the plan permits us to issue RSUs settleable in cash, we have only issued RSUs settleable in shares of our stock. PSUs give recipients the right to receive shares of our stock upon the achievement of certain performance targets.

All grants of GE options under all plans must be approved by the Management Development and Compensation Committee, which consists entirely of independent directors.

STOCK COMPENSATION PLANS

	Securities
	to be	Weighted	Securities
	issued	average	available
	upon	exercise	for future
December 31, 2014 (Shares in thousands)	exercise	price	issuance

Approved by shareowners
Options	500,948	$20.92	(a	)
RSUs	14,896	(b )	(a	)
PSUs	1,000	(b )	(a	)
Not approved by shareowners (Consultants’ Plan)
Options	338	25.32	(c	)
RSUs	-	(b )	(c	)
Total	517,182	$20.92	327,525

(a)	In 2007, the Board of Directors approved the 2007 Long-Term Incentive Plan (the Plan), which replaced the 1990 Long-Term Incentive Plan. During 2012, an amendment was approved to increase the number of shares authorized for issuance under the Plan from 500 million shares to 925 million shares. No more than 230 million of the total number of authorized shares may be available for awards granted in any form provided under the Plan other than options or stock appreciation rights. Total shares available for future issuance under the Plan amounted to 299.3 million shares at December 31, 2014.

(b)	Not applicable.

(c)	Total shares available for future issuance under the Consultants’ Plan amount to 28.2 million shares.

Outstanding options expire on various dates through December 12, 2024.

S-D-133

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes information about stock options outstanding at December 31, 2014.

STOCK OPTIONS OUTSTANDING

	Outstanding			Exercisable
			Average		Average
	Shares	Average	exercise	Shares	exercise
Exercise price range	(In thousands)	life(a)	price	(In thousands)	price

Under $10.00	28,484	3.9	$9.57	28,484	$9.57
10.01-15.00	46,905	4.2	11.98	46,905	11.98
15.01-20.00	158,534	5.7	17.46	113,286	17.32
20.01-25.00	132,295	7.9	22.55	50,587	22.25
25.01-30.00	100,668	8.5	26.51	19,039	28.22
30.01-35.00	21,712	1.2	34.10	21,712	34.10
Over $35.00	12,688	2.4	38.67	12,688	38.57
Total	501,286	6.3	$20.92	292,701	$19.44

(a)	Weighted average contractual life remaining in years.

At year-end 2013, options with a weighted average exercise price of $20.15 were exercisable on 254 million shares.

STOCK OPTION ACTIVITY

			Weighted
		Weighted	average	Aggregate
		average	remaining	intrinsic
	Shares	exercise	contractual	value
	(In thousands)	price	term (In years)	(In millions)

Outstanding at January 1, 2014	473,611	$20.02
Granted	82,142	26.11
Exercised	(30,433)	14.42
Forfeited	(7,414)	21.89
Expired	(16,620)	32.40
Outstanding at December 31, 2014	501,286	$20.92	6.3	$2,668
Exercisable at December 31, 2014	292,701	$19.44	4.9	$2,124
Options expected to vest	189,186	$22.97	8.3	$496

We measure the fair value of each stock option grant at the date of grant using a Black-Scholes option pricing model. The weighted average grant-date fair value of options granted during 2014, 2013 and 2012 was $5.26, $4.52 and $3.80, respectively. The following assumptions were used in arriving at the fair value of options granted during 2014, 2013 and 2012, respectively: risk-free interest rates of 2.3%, 2.5% and 1.3%; dividend yields of 3.1%, 4.0% and 4.0%; expected volatility of 26%, 28% and 29%; and expected lives of 7.3 years, 7.5 years and 7.8 years. Risk-free interest rates reflect the yield on zero-coupon U.S. Treasury securities. Expected dividend yields presume a set dividend rate and we used a historical five-year average for the dividend yield. Expected volatilities are based on implied volatilities from traded options and historical volatility of our stock. The expected option lives are based on our historical experience of employee exercise behavior.

The total intrinsic value of options exercised during 2014, 2013 and 2012 amounted to $360 million, $392 million and $265 million, respectively. As of December 31, 2014, there was $739 million of total unrecognized compensation cost related to non-vested options. That cost is expected to be recognized over a weighted average period of 2 years, of which approximately $185 million after tax is expected to be recognized in 2015.

Stock option expense recognized in net earnings during 2014, 2013 and 2012 amounted to $215 million, $231 million and $220 million, respectively. Cash received from option exercises during 2014, 2013 and 2012 was $439 million, $490 million and $355 million, respectively. The tax benefit realized from stock options exercised during 2014, 2013 and 2012 was $118 million, $128 million and $88 million, respectively.

S-D-134

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

OTHER STOCK-BASED COMPENSATION

			Weighted
		Weighted	average	Aggregate
		average	remaining	intrinsic
	Shares	grant date	contractual	value
	(In thousands)	fair value	term (In years)	(In millions)

RSUs outstanding at January 1, 2014	13,572	$22.58
Granted	5,016	26.08
Vested	(3,305)	21.70
Forfeited	(387)	22.31
RSUs outstanding at December 31, 2014	14,896	$24.00	2.5	$376
RSUs expected to vest	13,667	$21.94	2.2	$345

The fair value of each restricted stock unit is the market price of our stock on the date of grant. The weighted average grant date fair value of RSUs granted during 2014, 2013 and 2012 was $26.08, $24.54 and $20.79, respectively. The total intrinsic value of RSUs vested during 2014, 2013 and 2012 amounted to $86 million, $109 million and $116 million, respectively. As of December 31, 2014, there was $233 million of total unrecognized compensation cost related to non-vested RSUs. That cost is expected to be recognized over a weighted average period of 2 years, of which approximately $54 million after tax is expected to be recognized in 2015. As of December 31, 2014, 1 million PSUs with a weighted average remaining contractual term of 1.5 years, an aggregate intrinsic value of $25 million and $9 million of unrecognized compensation cost were outstanding. Other share-based compensation expense for RSUs and PSUs recognized in net earnings amounted to $56 million, $62 million and $79 million in 2014, 2013 and 2012, respectively.

The income tax benefit recognized in earnings based on the compensation expense recognized for all share-based compensation arrangements amounted to $147 million, $145 million and $153 million in 2014, 2013 and 2012, respectively. The excess of actual tax deductions over amounts assumed, which are recognized in shareowners’ equity, were $86 million $86 million and $53 million in 2014, 2013 and 2012, respectively.

When stock options are exercised and restricted stock vests, the difference between the assumed tax benefit and the actual tax benefit must be recognized in our financial statements. In circumstances in which the actual tax benefit is lower than the estimated tax benefit, that difference is recorded in equity, to the extent there are sufficient accumulated excess tax benefits. At December 31, 2014, our accumulated excess tax benefits are sufficient to absorb any future differences between actual and estimated tax benefits for all of our outstanding option and restricted stock grants.

NOTE 17. OTHER INCOME

(In millions)	2014	2013	2012

GE
Licensing and royalty income	$288	$320	$290
Purchases and sales of business interests(a)	188	1,750	574
Associated companies(b)	176	40	1,545
Net interest and investment income(c)	(77)	116	196
Other items(d)	132	660	52
	707	2,886	2,657
Eliminations	71	222	(94)
Total	$778	$3,108	$2,563

(a)	Included a pre-tax gain of $1,096 million on the sale of our 49% common equity interest in NBCU LLC in 2013. See Note 2.

(b)	Included income of $1,416 million from our former equity method investment in NBCU LLC in 2012.

(c)	Included other-than-temporary impairments on investment securities of $217 million in 2014.

(d)	Included net gains on asset sales of $127 million in 2014 and $357 million in 2013.

S-D-135

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18. GECC REVENUES FROM SERVICES

(In millions)	2014	2013	2012

Interest on loans	$12,368	$12,461	$12,294
Equipment leased to others	4,516	4,558	4,570
Fees	3,310	3,367	3,151
Investment income(a)	1,938	2,001	2,292
Financing leases	422	561	666
Associated companies(b)	1,056	1,624	1,411
Premiums earned by insurance activities	1,509	1,572	1,713
Other items(a)(c)	1,104	738	356
	26,223	26,882	26,453
Eliminations	1,552	1,546	1,273
Total	$24,671	$25,336	$25,180

(a)	Included net other-than-temporary impairments on investment securities of $(173) million, $(747) million and $(140) million in 2014, 2013 and 2012, respectively, of which $96 million related to the impairment of an investment in a Brazilian company that was fully offset by the benefit of a guarantee provided by GE reflected as a component in other items for 2013. See Note 3.

(b)	During 2013, we sold our remaining equity interest in the Bank of Ayudhya (Bay Bank) and recorded a pre-tax gain of $641 million. During 2012, we sold our remaining equity interest in Garanti Bank, which was classified as an available-for-sale security.

(c)	During 2014, we sold GEMB-Nordic and recorded a pre-tax gain of $473 million. During 2013, we sold a portion of Cembra through an initial public offering and recorded a pre-tax gain of $351 million.

NOTE 19. SUPPLEMENTAL COST INFORMATION

RESEARCH & DEVELOPMENT

We conduct research and development (R&D) activities to continually enhance our existing products and services, develop new product and services to meet our customer’s changing needs and requirements, and address new market opportunities.

Research and development expenses are classified in cost of goods sold in the Statement of Earnings.  In addition, research and development funding from customers, principally the U.S. government, is recorded as an offset to cost of goods sold.  We also enter into research and development arrangements with unrelated investors, which are generally formed through partnerships.  Research and development funded by investors is classified within net earnings/loss attributable to noncontrolling interests.

(In millions)	2014	2013	2012

Total R&D	$5,273	$5,461	$5,200
Less customer funded R&D (principally the U.S. Government)	(721)	(711)	(680)
Less partner funded R&D	(319)	(107)	(6)
GE funded R&D	$4,233	$4,643	$4,514

S-D-136

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED OTHER COSTS AND EXPENSES

Consolidated other costs and expenses consists of selling, general and administrative costs (SG&A), depreciation and amortization and other operating costs.

CONSOLIDATED OTHER COSTS AND EXPENSES

(In millions)	2014	2013	2012

GE SG&A	$14,971	$16,105	$17,671
GECC operating and administrative costs	8,522	7,953	7,238
GECC depreciation and amortization	2,602	2,834	2,285
	26,095	26,892	27,194
Eliminations	(857)	(738)	(697)
Total	$25,238	$26,154	$26,497

COLLABORATIVE ARRANGEMENTS

Our businesses enter into collaborative arrangements primarily with manufacturers and suppliers of components used to build and maintain certain engines, under which GE and these participants share in risks and rewards of these product programs. GE’s payments to participants are recorded as cost of services sold ($873 million, $820 million and $594 million for the years 2014, 2013 and 2012, respectively) or as cost of goods sold ($2,660 million, $2,613 million and $2,507 million for the years 2014, 2013 and 2012, respectively).

RENTAL EXPENSE

Rental expense under operating leases is shown below.

(In millions)	2014	2013	2012

GE	$1,186	$1,220	$1,134
GECC	284	290	293
	1,470	1,510	1,427
Eliminations	(149)	(135)	(142)
Total	$1,321	$1,375	$1,285

At December 31, 2014, minimum rental commitments under noncancellable operating leases aggregated $2,870 million and $705 million for GE and GECC, respectively. Amounts payable over the next five years follow.

(In millions)	2015	2016	2017	2018	2019

GE	$634	$528	$432	$371	$337
GECC	137	116	97	71	56
	771	644	529	442	393
Eliminations	(73)	(44)	(28)	(20)	(18)
Total	$698	$600	$501	$422	$375

S-D-137

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20. EARNINGS PER SHARE INFORMATION

	2014		2013		2012
(In millions; per-share amounts in dollars)	Diluted	Basic	Diluted	Basic	Diluted	Basic

Amounts attributable to the Company:
Consolidated
Earnings from continuing operations attributable to common shareowners for per-share calculation(a)(b)	$12,517	$12,516	$11,885	$11,898	$11,796	$11,795
Earnings (loss) from discontinued operations for per-share calculation(a)(b)	2,697	2,697	1,131	1,143	1,828	1,828
Net earnings attributable to GE common shareowners for per-share calculation(a)(b)	$15,213	$15,212	$13,028	$13,040	$13,622	$13,622

Average equivalent shares
Shares of GE common stock outstanding	10,045	10,045	10,222	10,222	10,523	10,523
Employee compensation-related shares (including stock options) and warrants	78	-	67	-	41	-
Total average equivalent shares	10,123	10,045	10,289	10,222	10,564	10,523

Per-share amounts
Earnings from continuing operations	$1.24	$1.25	$1.16	$1.16	$1.12	$1.12
Earnings (loss) from discontinued operations	0.27	0.27	0.11	0.11	0.17	0.17
Net earnings	1.50	1.51	1.27	1.28	1.29	1.29

Our unvested restricted stock unit awards that contain non-forfeitable rights to dividends or dividend equivalents are considered participating securities and, therefore, are included in the computation of earnings per share pursuant to the two-class method. Application of this treatment has an insignificant effect.

(a)	Included an insignificant amount of dividend equivalents in each of the three years presented.

(b)	Included in 2013 is a dilutive adjustment for the change in income for forward purchase contracts that may be settled in stock.

For the years ended December 31, 2014, 2013 and 2012, there were approximately 98 million, 121 million and 292 million, respectively, of outstanding stock awards that were not included in the computation of diluted earnings per share because their effect was antidilutive.

Earnings-per-share amounts are computed independently for earnings from continuing operations, earnings (loss) from discontinued operations and net earnings. As a result, the sum of per-share amounts from continuing operations and discontinued operations may not equal the total per-share amounts for net earnings.

NOTE 21. FAIR VALUE MEASUREMENTS

Recurring Fair Value Measurements

Our assets and liabilities measured at fair value on a recurring basis include investment securities primarily supporting obligations to annuitants and policyholders in our run-off insurance operations and supporting obligations to holders of GICs in Trinity.

S-D-138

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ASSETS AND LIABILITIES MEASURED AT FAIR VALUE ON A RECURRING BASIS

						Netting
(In millions)	Level 1	(a)	Level 2	(a)	Level 3	adjustment (b)	Net balance
December 31, 2014
Assets
Investment securities
Debt
U.S. corporate	$-		$20,659		$3,056	$-	$23,715
State and municipal	-		4,560		115	-	4,675
Residential mortgage-backed	-		1,676		16	-	1,692
Commercial mortgage-backed	-		3,054		9	-	3,063
Asset-backed	-		172		123	-	295
Corporate – non-U.S.	-		680		337	-	1,017
Government – non-U.S.	-		1,708		2	-	1,710
U.S. government and federal agency	-		1,747		266	-	2,013
Equity
Available-for-sale	171		19		9	-	199
Trading	21		-		-	-	21
Derivatives(c)	-		9,957		40	(7,584)	2,413
Other	-		-		277	-	277
Total	$192		$44,232		$4,250	$(7,584)	$41,090

Liabilities
Derivatives	$-		$4,890		$13	$(4,363)	$540
Other(d)	-		1,178		-	-	1,178
Total	$-		$6,068		$13	$(4,363)	$1,718
December 31, 2013
Assets
Investment securities
Debt
U.S. corporate	$-		$18,788		$2,787	$-	$21,575
State and municipal	-		4,163		96	-	4,259
Residential mortgage-backed	-		1,810		86	-	1,896
Commercial mortgage-backed	-		3,025		10	-	3,035
Asset-backed	-		267		145	-	412
Corporate – non-U.S.	61		646		515	-	1,222
Government – non-U.S.	1,317		789		31	-	2,137
U.S. government and federal agency	-		545		225	-	770
Retained interests	-		-		1	-	1
Equity
Available-for-sale	417		30		11	-	458
Trading	28		-		-	-	28
Derivatives(c)	-		8,178		30	(6,717)	1,491
Other	-		-		201	-	201
Total	$1,823		$38,241		$4,138	$(6,717)	$37,485
Liabilities
Derivatives	$-		$5,319		$14	$(4,314)	$1,019
Other(d)	-		1,168		-	-	1,168
Total	$-		$6,487		$14	$(4,314)	$2,187

(a)	Included $487 million of Government – non-U.S. and $13 million of Corporate – non-U.S. available-for-sale debt securities transferred from Level 1 to Level 2 primarily attributable to changes in market observable data during 2014. There were no securities transferred between Level 1 and Level 2 during 2013.

(b)	The netting of derivative receivables and payables (including the effects of any collateral posted or received) is permitted when a legally enforceable master netting agreement exists.

(c)	The fair value of derivatives includes an adjustment for non-performance risk. The cumulative adjustment was a gain (loss) of $16 million and $(1) million at December 31, 2014 and 2013, respectively. See Note 22 for additional information on the composition of our derivative portfolio.

(d)	Primarily represented the liability associated with certain of our deferred incentive compensation plans.

S-D-139

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Level 3 Instruments

The majority of our Level 3 balances consist of investment securities classified as available-for-sale with changes in fair value recorded in shareowners’ equity.

CHANGES IN LEVEL 3 INSTRUMENTS FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013
										Net
										change in
		Net	Net							unrealized
		realized/	realized/							gains
		unrealized	unrealized							(losses)
		gains	gains							relating to
		(losses)	(losses)				Transfers	Transfers		instruments
	Balance at	included	included				into	out of	Balance at	still held at
(In millions)	January 1	in earnings(a)	in AOCI	Purchases	Sales	Settlements	Level 3(b)	Level 3(b)	December 31	December 31(c)
2014
Investment securities
Debt
U.S. corporate	$2,787	$18	$131	$544	$(228)	$(212)	$175	$(159)	$3,056	$-
State and municipal	96	-	12	12	-	(5)	-	-	115	-
RMBS	86	-	2	-	(16)	(9)	-	(47)	16	-
CMBS	10	-	-	-	-	(3)	2	-	9	-
ABS	145	3	4	-	-	(19)	-	(10)	123	-
Corporate – non-U.S.	515	64	3	170	(248)	(149)	1	(19)	337	-
Government – non-U.S.	31	-	-	-	-	-	2	(31)	2	-
U.S. government and federal agency	225	-	34	-	-	-	9	(2)	266	-
Retained interests	1	-	-	-	-	(1)	-	-	-	-
Equity
Available-for-sale	11	-	-	2	(2)	-	-	(2)	9	-
Derivatives(d)(e)	20	13	-	(1)	-	3	2	(1)	36	18
Other	201	85	-	32	(41)	-	-	-	277	73
Total	$4,128	$183	$186	$759	$(535)	$(395)	$191	$(271)	$4,246	$91
2013
Investment securities
Debt
U.S. corporate	$3,106	$13	$(75)	$377	$(402)	$(231)	$108	$(109)	$2,787	$-
State and municipal	77	-	(7)	22	-	(6)	10	-	96	-
RMBS	100	-	(5)	-	(2)	(7)	-	-	86	-
CMBS	6	-	-	-	-	(6)	10	-	10	-
ABS	145	5	6	-	(1)	(22)	12	-	145	-
Corporate – non-U.S.	721	(94)	(5)	23	(3)	(132)	21	(16)	515	-
Government – non-U.S.	42	1	(12)	-	-	-	-	-	31	-
U.S. government and federal agency	277	-	(52)	-	-	-	-	-	225	-
Retained interests	-	-	-	1	-	-	-	-	1	-
Equity
Available-for-sale	13	-	-	-	-	-	-	(2)	11	-
Derivatives(d)(e)	239	(36)	1	1	-	(224)	37	2	20	9
Other	367	26	-	45	(237)	-	-	-	201	(12)
Total	$5,093	$(85)	$(149)	$469	$(645)	$(628)	$198	$(125)	$4,128	$(3)

(a)	Earnings effects are primarily included in the “GECC revenues from services” and “Interest and other financial charges” captions in the Statement of Earnings.

(b)	Transfers in and out of Level 3 are considered to occur at the beginning of the period. Transfers out of Level 3 were primarily a result of increased use of quotes from independent pricing vendors based on recent trading activity.

(c)	Represents the amount of unrealized gains or losses for the period included in earnings.

(d)	Represents derivative assets net of derivative liabilities and included cash accruals of $9 million and $4 million not reflected in the fair value hierarchy table during 2014 and 2013, respectively.

(e)	Gains (losses) included in net realized/unrealized gains (losses) included in earnings were offset by the earnings effects from the underlying items that were economically hedged. See Note 22.

S-D-140

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Non-Recurring Fair Value Measurements

The following table represents non-recurring fair value amounts (as measured at the time of the adjustment) for those assets remeasured to fair value on a non-recurring basis during the fiscal year and still held at December 31, 2014 and 2013.

	Remeasured during the years ended December 31
	2014		2013
(In millions)	Level 2	Level 3	Level 2	Level 3

Financing receivables and loans held for sale	$1	$584	$-	$663
Cost and equity method investments	-	346	-	391
Long-lived assets, including real estate	102	718	1,449	219
Total	$103	$1,648	$1,449	$1,273

The following table represents the fair value adjustments to assets measured at fair value on a non-recurring basis and still held at December 31, 2014 and 2013.

	Years ended December 31
(In millions)	2014	2013

Financing receivables and loans held for sale	$(159)	$(168)
Cost and equity method investments	(286)	(248)
Long-lived assets, including real estate	(435)	(800)
Total	$(880)	$(1,216)

S-D-141

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LEVEL 3 MEASUREMENTS - SIGNIFICANT UNOBSERVABLE INPUTS

				Range
(Dollars in millions)	Fair value	Valuation technique	Unobservable inputs	(weighted average)

December 31, 2014
Recurring fair value measurements
Investment securities – Debt
U.S. corporate	$917	Income approach	Discount rate(a)	1.5%-14.8% (6.6%)
State and municipal	17	Income approach	Discount rate(a)	4.9%-4.9% (4.9%)
Asset-backed	102	Income approach	Discount rate(a)	4.3%-9.0% (5.6%)
Corporate – non-U.S.	278	Income approach	Discount rate(a)	3.3%-14.0% (6.5%)
Other financial assets	117	Income approach,	Capitalization rate	6.5%-7.8% (7.7%)
		Market comparables	EBITDA multiple	5.4X-9.1X (7.7X)

Non-recurring fair value measurements
Cost and equity method investments	309	Income approach,	Discount rate(a)	8.0%-10.0% (9.4%)
		Market comparables	EBITDA multiple	1.8X-5.2X (4.8X)

Long-lived assets, including real estate	664	Income approach	Discount rate(a)	2.0%-10.8% (6.7%)

December 31, 2013
Recurring fair value measurements
Investment securities – Debt
U.S. corporate	$759	Income approach	Discount rate(a)	1.5%-8.9% (5.9%)
Asset-backed	101	Income approach	Discount rate(a)	3.0%-9.0%(5.9%)
Corporate – non-U.S.	304	Income approach	Discount rate(a)	3.3%-46.0%(22.2%)
Other financial assets	93	Income approach,	EBITDA multiple	5.4X-8.9X(6.9X)
		Market comparables	Capitalization rate	6.3%-7.5%(7.2%)

(a)	Discount rates are determined based on inputs that market participants would use when pricing investments, including credit and liquidity risk. An increase in the discount rate would result in a decrease in the fair value.

At December 31, 2014 and 2013, other Level 3 recurring fair value measurements of $2,596 million and $2,653 million, respectively, and non-recurring measurements of $657 million and $894 million, respectively, are valued using non-binding broker quotes or other third-party sources. At December 31, 2014 and 2013, other recurring fair value measurements of $210 million and $214 million, respectively, and non-recurring fair value measurements of $18 million and $379 million, respectively, were individually insignificant and utilize a number of different unobservable inputs not subject to meaningful aggregation.

S-D-142

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22. FINANCIAL INSTRUMENTS

The following table provides information about assets and liabilities not carried at fair value. The table excludes finance leases and non-financial assets and liabilities. Substantially all of the assets discussed below are considered to be Level 3. The vast majority of our liabilities’ fair value can be determined based on significant observable inputs and thus considered Level 2. Few of the instruments are actively traded and their fair values must often be determined using financial models. Realization of the fair value of these instruments depends upon market forces beyond our control, including marketplace liquidity.

	2014			2013
		Assets (liabilities)			Assets (liabilities)
		Carrying			Carrying
	Notional	amount	Estimated	Notional	amount	Estimated
December 31 (In millions)	amount	(net)	fair value	amount	(net)	fair value

GE
Assets
Investments and notes receivable	$ (a)	$502	$551	$ (a)	$488	$512
Liabilities
Borrowings(b)	(a)	(16,340)	(17,503)	(a)	(13,356)	(13,707)

GECC
Assets
Loans	(a)	115,889	120,067	(a)	124,288	128,037
Other commercial mortgages	(a)	1,427	1,508	(a)	1,609	1,619
Loans held for sale	(a)	778	799	(a)	82	82
Other financial instruments(c)	(a)	122	136	(a)	231	267
Liabilities
Borrowings and bank deposits(b)(d)	(a)	(317,674)	(333,956)	(a)	(341,709)	(357,073)
Investment contract benefits	(a)	(2,970)	(3,565)	(a)	(3,144)	(3,644)
Guaranteed investment contracts	(a)	(1,000)	(1,031)	(a)	(1,471)	(1,459)
Insurance – credit life(e)	1,843	(90)	(77)	2,149	(108)	(94)

(a)	These financial instruments do not have notional amounts.

(b)	See Note 10.

(c)	Principally comprises cost method investments.

(d)	Fair values exclude interest rate and currency derivatives designated as hedges of borrowings. Had they been included, the fair value of borrowings at December 31, 2014 and 2013 would have been reduced by $5,020 million and $2,284 million, respectively.

(e)	Net of reinsurance of $964 million and $1,250 million at December 31, 2014 and 2013, respectively.

A description of how we estimate fair values follows:

Loans. Based on a discounted future cash flows methodology, using current market interest rate data adjusted for inherent credit risk or quoted market prices and recent transactions, if available.

Borrowings and bank deposits. Based on valuation methodologies using current market interest rate data that are comparable to market quotes adjusted for our non-performance risk.

Investment contract benefits. Based on expected future cash flows, discounted at currently offered rates for immediate annuity contracts or the income approach for single premium deferred annuities.

Guaranteed investment contracts. Based on valuation methodologies using current market interest rate data, adjusted for our non-performance risk.

Insurance – credit life. Certain insurance affiliates, primarily in Consumer, issue credit life insurance designed to pay the balance due on a loan if the borrower dies before the loan is repaid. As part of our overall risk management process, we cede to third parties a portion of this associated risk, but are not relieved of our primary obligation to the policy holders.

All other instruments. Based on observable market transaction and/or valuation methodologies using current market interest rate data adjusted for inherent credit risk.

S-D-143

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Assets and liabilities that are reflected in the accompanying financial statements at fair value are not included in the above disclosures; such items include cash and equivalents, investment securities and derivative financial instruments.

Additional information about Notional Amounts of Loan Commitments follows.

NOTIONAL AMOUNTS OF LOAN COMMITMENTS

December 31 (In millions)	2014	2013

Ordinary course of business lending commitments(a)	$1,214	$1,727
Unused revolving credit lines(b)
Commercial	2,908	2,908
Consumer – principally credit cards	306,188	290,662

(a)	Excluded investment commitments of $818 million and $955 million at December 31, 2014 and 2013, respectively.

(b)	Excluded amounts related to inventory financing arrangements, which may be withdrawn at our option, of $47 million and $110 million at December 31, 2014 and 2013, respectively.

Securities Repurchase and Reverse Repurchase Arrangements

Our issuances of securities repurchase agreements are insignificant and are limited to activities at certain of our foreign banks primarily for purposes of liquidity management. At December 31, 2014, we were party to repurchase agreements totaling $169 million, which were reported in short-term borrowings on the financial statements. No repurchase agreements were accounted for as off-book financing and we do not engage in securities lending transactions.

We also enter into reverse securities repurchase agreements, primarily for short-term investment with maturities of 90 days or less. At December 31, 2014, we were party to reverse repurchase agreements totaling $11.5 billion, which were reported in cash and equivalents on the financial statements. Under these reverse securities repurchase agreements, we typically lend available cash at a specified rate of interest and hold U.S. or highly-rated European government securities as collateral during the term of the agreement. Collateral value is in excess of amounts loaned under the agreements.

Derivatives and Hedging

As a matter of policy, we use derivatives for risk management purposes and we do not use derivatives for speculative purposes. A key risk management objective for our financial services businesses is to mitigate interest rate and currency risk by seeking to ensure that the characteristics of the debt match the assets they are funding. If the form (fixed versus floating) and currency denomination of the debt we issue do not match the related assets, we typically execute derivatives to adjust the nature and tenor of funding to meet this objective within pre-defined limits. The determination of whether we enter into a derivative transaction or issue debt directly to achieve this objective depends on a number of factors, including market related factors that affect the type of debt we can issue.

The notional amounts of derivative contracts represent the basis upon which interest and other payments are calculated and are reported gross, except for offsetting foreign currency forward contracts that are executed in order to manage our currency risk of net investment in foreign subsidiaries. Of the outstanding notional amount of $289,000 million, approximately 88% or $255,000 million, is associated with reducing or eliminating the interest rate, currency or market risk between financial assets and liabilities in our financial services businesses. The remaining derivative activities primarily relate to hedging against adverse changes in currency exchange rates and commodity prices related to anticipated sales and purchases and contracts containing certain clauses that meet the accounting definition of a derivative. The instruments used in these activities are designated as hedges when practicable. When we are not able to apply hedge accounting, or when the derivative and the hedged item are both recorded in earnings concurrently, the derivatives are deemed economic hedges and hedge accounting is not applied. This most frequently occurs when we hedge a recognized foreign currency transaction (e.g., a receivable or payable) with a derivative. Since the effects of changes in exchange rates are reflected concurrently in earnings for both the derivative and the transaction, the economic hedge does not require hedge accounting.

S-D-144

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FAIR VALUE OF DERIVATIVES

	2014		2013
December 31 (In millions)	Assets	Liabilities	Assets	Liabilities

Derivatives accounted for as hedges
Interest rate contracts	$5,859	$461	$3,837	$1,989
Currency exchange contracts	2,579	884	1,830	984
Other contracts	-	2	1	-
	8,438	1,347	5,668	2,973

Derivatives not accounted for as hedges
Interest rate contracts	111	64	59	95
Currency exchange contracts	1,209	3,450	2,250	2,238
Other contracts	239	42	231	27
	1,559	3,556	2,540	2,360

Gross derivatives recognized in statement of financial position
Gross derivatives	9,997	4,903	8,208	5,333
Gross accrued interest	1,392	(24)	1,210	(254)
	11,389	4,879	9,418	5,079

Amounts offset in statement of financial position
Netting adjustments(a)	(3,886)	(3,902)	(4,107)	(4,106)
Cash collateral(b)	(3,698)	(461)	(2,610)	(208)
	(7,584)	(4,363)	(6,717)	(4,314)

Net derivatives recognized in statement of financial position
Net derivatives	3,805	516	2,701	765

Amounts not offset in statement of financial position
Securities held as collateral(c)	(3,188)	-	(1,962)	-

Net amount	$617	$516	$739	$765

Derivatives are classified in the captions “All other assets” and “All other liabilities” and the related accrued interest is classified in “Other GECC receivables” and “All other liabilities” in our financial statements.

(a)	The netting of derivative receivables and payables is permitted when a legally enforceable master netting agreement exists. Amounts include fair value adjustments related to our own and counterparty non-performance risk. At December 31, 2014 and 2013, the cumulative adjustment for non-performance risk was a gain (loss) of $16 million and $(1) million, respectively.

(b)	Excluded excess cash collateral received and posted of $63 million and $211 million, and $160 million and $31 million at December 31, 2014 and 2013, respectively.

(c)	Excluded excess securities collateral received of $397 million and $363 million at December 31, 2014 and 2013, respectively.

S-D-145

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair value hedges

We use interest rate and currency exchange derivatives to hedge the fair value effects of interest rate and currency exchange rate changes on local and non-functional currency denominated fixed-rate debt. For relationships designated as fair value hedges, changes in fair value of the derivatives are recorded in earnings within interest and other financial charges, along with offsetting adjustments to the carrying amount of the hedged debt.

EARNINGS EFFECTS OF FAIR VALUE HEDGING RELATIONSHIPS

	2014		2013
	Gain (loss)	Gain (loss)	Gain (loss)	Gain (loss)
	on hedging	on hedged	on hedging	on hedged
(In millions)	derivatives	items	derivatives	items

Interest rate contracts	$3,898	$(3,973)	$(5,258)	$5,180
Currency exchange contracts	(19)	17	(7)	6

Fair value hedges resulted in $(77) million and $(79) million of ineffectiveness in 2014 and 2013, respectively. In both 2014 and 2013, there were insignificant amounts excluded from the assessment of effectiveness.

Cash flow hedges

We use interest rate, currency exchange and commodity derivatives to reduce the variability of expected future cash flows associated with variable rate borrowings and commercial purchase and sale transactions, including commodities. For derivatives that are designated in a cash flow hedging relationship, the effective portion of the change in fair value of the derivative is reported as a component of AOCI and reclassified into earnings contemporaneously and in the same caption with the earnings effects of the hedged transaction.

			Gain (loss) reclassified
	Gain (loss) recognized in AOCI		from AOCI into earnings
(In millions)	2014	2013	2014	2013

Interest rate contracts	$(1)	$(26)	$(234)	$(364)
Currency exchange contracts	(541)	941	(641)	817
Commodity contracts	(4)	(6)	(3)	(5)
Total(a)	$(546)	$909	$(878)	$448

(a)	Gain (loss) is recorded in GECC revenues from services, interest and other financial charges, and other costs and expenses when reclassified to earnings.

The total pre-tax amount in AOCI related to cash flow hedges of forecasted transactions was a $213 million loss at December 31, 2014. We expect to transfer $212 million to earnings as an expense in the next 12 months contemporaneously with the earnings effects of the related forecasted transactions. In both 2014 and 2013, we recognized insignificant gains and losses related to hedged forecasted transactions and firm commitments that did not occur by the end of the originally specified period. At December 31, 2014 and 2013, the maximum term of derivative instruments that hedge forecasted transactions was 18 years and 19 years, respectively. See Note15 for additional information about reclassifications out of AOCI.

For cash flow hedges, the amount of ineffectiveness in the hedging relationship and amount of the changes in fair value of the derivatives that are not included in the measurement of ineffectiveness were insignificant for each reporting period.

Net investment hedges in foreign operations

We use currency exchange derivatives to protect our net investments in global operations conducted in non-U.S. dollar currencies. For derivatives that are designated as hedges of net investment in a foreign operation, we assess effectiveness based on changes in spot currency exchange rates. Changes in spot rates on the derivative are recorded as a component of AOCI until such time as the foreign entity is substantially liquidated or sold, or upon the loss of a controlling interest in a foreign entity. The change in fair value of the forward points, which reflects the interest rate differential between the two countries on the derivative, is excluded from the effectiveness assessment.

S-D-146

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

GAINS (LOSSES) RECOGNIZED THROUGH CTA

	Gain (loss) recognized in CTA		Gain (loss) reclassified from CTA
(In millions)	2014	2013	2014	2013

Currency exchange contracts(a)	$5,741	$2,322	$88	$(1,525)

(a)	Gain (loss) is recorded in GECC revenues from services when reclassified out of AOCI.

The amounts related to the change in the fair value of the forward points that are excluded from the measure of effectiveness were $(549) million and $(678) million for the years ended December 31, 2014 and 2013, respectively, and were recorded in interest and other financial charges.

Free-standing derivatives

Changes in the fair value of derivatives that are not designated as hedges are recorded in earnings each period. As discussed above, these derivatives are typically entered into as economic hedges of changes in interest rates, currency exchange rates, commodity prices and other risks. Gains or losses related to the derivative are typically recorded in GECC revenues from services or other income, based on our accounting policy. In general, the earnings effects of the item that represent the economic risk exposure are recorded in the same caption as the derivative. Gains (losses) for the year ended December 31, 2014 on derivatives not designated as hedges were $(2,077) million composed of amounts related to interest rate contracts of $(90) million, currency exchange contracts of $(2,041) million, and other derivatives of $54 million. These losses were more than offset by the earnings effects from the underlying items that were economically hedged. Gains (losses) for the year ended December 31, 2013 on derivatives not designated as hedges were $(497) million composed of amounts related to interest rate contracts of $(169) million, currency exchange contracts of $(552) million, and other derivatives of $224 million. These losses were more than offset by the earnings effects from the underlying items that were economically hedged.

Counterparty credit risk

Fair values of our derivatives can change significantly from period to period based on, among other factors, market movements and changes in our positions. We manage counterparty credit risk (the risk that counterparties will default and not make payments to us according to the terms of our agreements) on an individual counterparty basis. Where we have agreed to netting of derivative exposures with a counterparty, we net our exposures with that counterparty and apply the value of collateral posted to us to determine the exposure. We actively monitor these net exposures against defined limits and take appropriate actions in response, including requiring additional collateral.

As discussed above, we have provisions in certain of our master agreements that require counterparties to post collateral (typically, cash or U.S. Treasury securities) when our receivable due from the counterparty, measured at current market value, exceeds a specified limit. The fair value of such collateral was $6,886 million at December 31, 2014, of which $3,698 million was cash and $3,188 million was in the form of securities held by a custodian for our benefit. Under certain of these same agreements, we post collateral to our counterparties for our derivative obligations, the fair value of which was $461 million at December 31, 2014. At December 31, 2014, our exposure to counterparties (including accrued interest), net of collateral we hold, was $504 million. This excludes exposure related to embedded derivatives.

Additionally, our master agreements typically contain mutual downgrade provisions that provide the ability of each party to require termination if the long-term credit rating of the counterparty were to fall below A-/A3. In certain of these master agreements, each party also has the ability to require termination if the short-term rating of the counterparty were to fall below A-1/P-1. Our master agreements also typically contain provisions that provide termination rights upon the occurrence of certain other events, such as a bankruptcy or events of default by one of the parties. If an agreement was terminated under any of these circumstances, the termination amount payable would be determined on a net basis and could also take into account any collateral posted. The net amount of our derivative liability, after consideration of collateral posted by us and outstanding interest payments was $471 million at December 31, 2014. This excludes embedded derivatives.

S-D-147

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 23. VARIABLE INTEREST ENTITIES

We use variable interest entities primarily to securitize financial assets and arrange other forms of asset-backed financing in the ordinary course of business. Except as noted below, investors in these entities only have recourse to the assets owned by the entity and not to our general credit. We do not have implicit support arrangements with any VIE. We did not provide non-contractual support for previously transferred financing receivables to any VIE in 2014 or 2013.

In evaluating whether we have the power to direct the activities of a VIE that most significantly impact its economic performance, we consider the purpose for which the VIE was created, the importance of each of the activities in which it is engaged and our decision-making role, if any, in those activities that significantly determine the entity’s economic performance as compared to other economic interest holders. This evaluation requires consideration of all facts and circumstances relevant to decision-making that affects the entity’s future performance and the exercise of professional judgment in deciding which decision-making rights are most important.

In determining whether we have the right to receive benefits or the obligation to absorb losses that could potentially be significant to the VIE, we evaluate all of our economic interests in the entity, regardless of form (debt, equity, management and servicing fees, and other contractual arrangements). This evaluation considers all relevant factors of the entity’s design, including: the entity’s capital structure, contractual rights to earnings (losses), subordination of our interests relative to those of other investors, contingent payments, as well as other contractual arrangements that have the potential to be economically significant. The evaluation of each of these factors in reaching a conclusion about the potential significance of our economic interests is a matter that requires the exercise of professional judgment.

Consolidated Variable Interest Entities

We consolidate VIEs because we have the power to direct the activities that significantly affect the VIE’s economic performance, typically because of our role as either servicer or manager for the VIE. Our consolidated VIEs fall into three main groups, which are further described below:

•	Trinity comprises two consolidated entities that hold investment securities, the majority of which are investment-grade, and were funded by the issuance of GICs. The GICs include conditions under which certain holders could require immediate repayment of their investment should the long-term credit ratings of GECC fall below AA-/Aa3 or the short-term credit ratings fall below A-1+/P-1. The outstanding GICs are subject to their scheduled maturities and individual terms, which may include provisions permitting redemption upon a downgrade of one or more of GECC’s ratings, among other things, and are reported in investment contracts, insurance liabilities and insurance annuity benefits.

•	Consolidated Securitization Entities (CSEs) were created to facilitate securitization of financial assets and other forms of asset-backed financing that serve as an alternative funding source by providing access to variable funding notes and term markets. The securitization transactions executed with these entities are similar to those used by many financial institutions and all are non-recourse. We provide servicing for substantially all of the assets in these entities.

The financing receivables in these entities have similar risks and characteristics to our other financing receivables and were underwritten to the same standard. Accordingly, the performance of these assets has been similar to our other financing receivables; however, the blended performance of the pools of receivables in these entities reflects the eligibility criteria that we apply to determine which receivables are selected for transfer. Contractually the cash flows from these financing receivables must first be used to pay third-party debt holders as well as other expenses of the entity. Excess cash flows are available to GE. The creditors of these entities have no claim on other assets of GE.

•	Other remaining assets and liabilities of consolidated VIEs relate primarily to three categories of entities: (1) joint ventures that lease equipment with $527 million of assets and $527 million of liabilities; (2) other entities that are involved in power generating and leasing activities with $667 million of assets and no liabilities; and (3) insurance entities that, among other lines of business, provide property and casualty and workers’ compensation coverage for GE with $1,162 million of assets and $541 million of liabilities.

S-D-148

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ASSETS AND LIABILITIES OF CONSOLIDATED VIEs

		Consolidated Securitization Entities
						Trade
(In millions)	Trinity(a)	Credit cards	(b)	Equipment	(b)	receivables		Other	Total

December 31, 2014
Assets(c)
Financing receivables, net	$-	$25,645		$526		$-		$504	$26,675
Current receivables	-	-		-		3,028	(d)	509	3,537
Investment securities	2,369	-		-		-		1,005	3,374
Other assets	17	1,059		16		2		2,329	3,423
Total	$2,386	$26,704		$542		$3,030		$4,347	$37,009

Liabilities(c)
Borrowings	$-	$-		$-		$-		$517	$517
Non-recourse borrowings	-	14,967		436		2,692		-	18,095
Other liabilities	1,022	332		123		26		1,367	2,870
Total	$1,022	$15,299		$559		$2,718		$1,884	$21,482

December 31, 2013
Assets(c)
Financing receivables, net	$-	$24,766		$752		$-		$581	$26,099
Current receivables	-	-		-		2,509		349	2,858
Investment securities	2,786	-		-		-		1,044	3,830
Other assets	213	20		31		-		1,944	2,208
Total	$2,999	$24,786		$783		$2,509		$3,918	$34,995

Liabilities(c)
Borrowings	$-	$-		$-		$-		$592	$592
Non-recourse borrowings	-	15,363		628		2,180		-	18,171
Other liabilities	1,482	228		82		25		1,130	2,947
Total	$1,482	$15,591		$710		$2,205		$1,722	$21,710

(a)	Excluded intercompany advances from GECC to Trinity, which were eliminated in consolidation of $1,565 million and $1,837 million at December 31, 2014 and 2013, respectively.

(b)	We provide servicing to the CSEs and are contractually permitted to commingle cash collected from customers on financing receivables sold to CSE investors with our own cash prior to payment to a CSE, provided our short-term credit rating does not fall below A-1/P-1. These CSEs also owe us amounts for purchased financial assets and scheduled interest and principal payments. At December 31, 2014 and 2013, the amounts of commingled cash owed to the CSEs were $235 million and $4,071 million, respectively, and the amounts owed to us by CSEs were $389 million and $3,341 million, respectively.

(c)	Asset amounts exclude intercompany receivables for cash collected on behalf of the entities by GECC as servicer, which are eliminated in consolidation. Such receivables provide the cash to repay the entities’ liabilities. If these intercompany receivables were included in the table above, assets would be higher. In addition, other assets, borrowings and other liabilities exclude intercompany balances that are eliminated in consolidation.

(d)	Included $686 million of receivables originated by Appliances. We require third party debt holder consent to sell these assets. The receivables will be included in assets of businesses held for sale when the consent is received.

Total revenues from our consolidated VIEs were $6,923 million, $6,529 million and $6,018 million in 2014, 2013 and 2012, respectively. Related expenses consisted primarily of provisions for losses of $1,148 million, $1,223 million and $1,159 million in 2014, 2013 and 2012, respectively, and interest and other financial charges of $270 million, $267 million and $306 million in 2014, 2013 and 2012, respectively. These amounts do not include intercompany revenues and costs, principally fees and interest between GE and the VIEs, which are eliminated in consolidation.

S-D-149

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Investments in Unconsolidated Variable Interest Entities

Our involvement with unconsolidated VIEs consists of the following activities: assisting in the formation and financing of the entity; providing recourse and/or liquidity support; servicing the assets; and receiving variable fees for services provided. We are not required to consolidate these entities because the nature of our involvement with the activities of the VIEs does not give us power over decisions that significantly affect their economic performance.

The classification of our variable interests in these entities in our financial statements is based on the nature of the entity and the type of investment we hold. Variable interests in partnerships and corporate entities are classified as either equity method or cost method investments. In the ordinary course of business, we also make investments in entities in which we are not the primary beneficiary but may hold a variable interest such as limited partner interests or mezzanine debt investments. These investments are classified in two captions in our financial statements: “All other assets” for investments accounted for under the equity method, and “Financing receivables – net” for debt financing provided to these entities.

INVESTMENTS IN UNCONSOLIDATED VIEs

December 31 (In millions)	2014	2013

Other assets and investment securities	$806	$809
Financing receivables – net	120	156
Total investments	926	965
Contractual obligations to fund investments or guarantees	17	124
Revolving lines of credit	20	7
Total	$963	$1,096

In addition to the entities included in the table above, we also hold passive investments in RMBS, CMBS and ABS issued by VIEs. Such investments were, by design, investment-grade at issuance and held by a diverse group of investors. Further information about such investments is provided in Note 3.

NOTE 24. COMMITMENTS, Product warranties AND GUARANTEES

Commitments

In our Aviation segment, we had committed to provide financing assistance on $2,887 million of future customer acquisitions of aircraft equipped with our engines, including commitments made to airlines in 2014 for future sales under our GE90 and GEnx engine campaigns. The GECAS business of GE Capital had placed multiple-year orders for various Boeing, Airbus and other aircraft with list prices approximating $25,232 million and secondary orders with airlines for used aircraft of approximately $2,144 million at December 31, 2014.

Product Warranties

We provide for estimated product warranty expenses when we sell the related products. Because warranty estimates are forecasts that are based on the best available information – mostly historical claims experience – claims costs may differ from amounts provided. An analysis of changes in the liability for product warranties follows.

(In millions)	2014	2013	2012

Balance at January 1	$1,370	$1,429	$1,553
Current-year provisions	593	798	645
Expenditures	(714)	(867)	(757)
Other changes	(50)	10	(12)
Balance at December 31	$1,199	$1,370	$1,429

S-D-150

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Guarantees

Our guarantees are provided in the ordinary course of business. We underwrite these guarantees considering economic, liquidity and credit risk of the counterparty. We believe that the likelihood is remote that any such arrangements could have a significant adverse effect on our financial position, results of operations or liquidity. We record liabilities for guarantees at estimated fair value, generally the amount of the premium received, or if we do not receive a premium, the amount based on appraisal, observed market values or discounted cash flows. Any associated expected recoveries from third parties are recorded as other receivables, not netted against the liabilities.

At December 31, 2014, we were committed under the following guarantee arrangements beyond those provided on behalf of VIEs. See Note 23.

Credit Support. We have provided $1,220 million of credit support on behalf of certain customers or associated companies, predominantly joint ventures and partnerships, using arrangements such as standby letters of credit and performance guarantees. These arrangements enable these customers and associated companies to execute transactions or obtain desired financing arrangements with third parties. Should the customer or associated company fail to perform under the terms of the transaction or financing arrangement, we would be required to perform on their behalf. Under most such arrangements, our guarantee is secured, usually by the asset being purchased or financed, or possibly by certain other assets of the customer or associated company. The length of these credit support arrangements parallels the length of the related financing arrangements or transactions. The liability for such credit support was $28 million at December 31, 2014.

Indemnification Agreements. We have agreements that require us to fund up to $26 million at December 31, 2014 under residual value guarantees on a variety of leased equipment. Under most of our residual value guarantees, our commitment is secured by the leased asset. The liability for these indemnification agreements was $10 million at December 31, 2014.

At December 31, 2014, we also had $712 million of other indemnification commitments, substantially all of which relate to representations and warranties in sales of businesses or assets.

Contingent Consideration. These are agreements to provide additional consideration to a buyer or seller in a business combination if contractually specified conditions related to the acquisition or disposition are achieved.

S-D-151

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 25. SUPPLEMENTAL CASH FLOWS INFORMATION

Changes in operating assets and liabilities are net of acquisitions and dispositions of principal businesses.

Amounts reported in the “Proceeds from sales of discontinued operations” and “Proceeds from principal business dispositions” lines in the Statement of Cash Flows are net of cash disposed and included certain deal-related costs. Amounts reported in the “Net cash from (payments for) principal businesses purchased” line is net of cash acquired and included certain deal-related costs and debt assumed and immediately repaid in acquisitions. Amounts reported in the “Proceeds from sale of equity interest in NBCU LLC” line included certain deal-related costs.

Amounts reported in the “All other operating activities” line in the Statement of Cash Flows consist primarily of adjustments to current and noncurrent accruals, deferrals of costs and expenses and adjustments to assets. GECC had non-cash transactions related to foreclosed properties and repossessed assets totaling $218 million, $482 million and $839 million in 2014, 2013 and 2012, respectively. Certain supplemental information related to our cash flows is shown below.

For the years ended December 31 (In millions)	2014	2013	2012

GE
Net dispositions (purchases) of GE shares for treasury
Open market purchases under share repurchase program	$(2,211)	$(10,225)	$(5,005)
Other purchases	(49)	(91)	(110)
Dispositions	1,042	1,038	951
	$(1,218)	$(9,278)	$(4,164)
GECC
All other operating activities
Cash collateral on derivative contracts	$749	$(2,281)	$2,937
Increase (decrease) in other liabilities	(1,548)	2,284	773
Other	3,867	2,158	503
	$3,068	$2,161	$4,213
Net decrease (increase) in GECC financing receivables
Increase in loans to customers	$(82,283)	$(74,317)	$(81,451)
Principal collections from customers - loans	74,807	78,687	82,199
Investment in equipment for financing leases	(1,114)	(1,839)	(1,867)
Principal collections from customers - financing leases	2,212	3,102	3,073
Net change in credit card receivables	(5,571)	(8,058)	(8,030)
Sales of financing receivables	5,580	3,018	1,546
	$(6,369)	$593	$(4,530)
All other investing activities
Purchases of investment securities	$(6,890)	$(7,149)	$(13,766)
Dispositions and maturities of investment securities	6,284	10,542	15,747
Decrease (increase) in other assets - investments	(765)	2,292	6,185
Other	10,125	19,102	23,881
	$8,754	$24,787	$32,047
Newly issued debt (maturities longer than 90 days)
Short-term (91 to 365 days)	$29	$55	$59
Long-term (longer than one year)	29,126	38,262	45,344
	$29,155	$38,317	$45,403
Repayments and other reductions (maturities longer than 90 days)
Short-term (91 to 365 days)	$(42,239)	$(47,700)	$(86,098)
Long-term (longer than one year)	(3,890)	(2,439)	(6,195)
Principal payments - non-recourse, leveraged leases	(304)	(434)	(283)
	$(46,433)	$(50,573)	$(92,576)
All other financing activities
Proceeds from sales of investment contracts	$322	$491	$2,697
Redemption of investment contracts	(1,113)	(980)	(5,515)
Other	(438)	(384)	(1)
	$(1,229)	$(873)	$(2,819)

S-D-152

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 26. INTERCOMPANY TRANSACTIONS

Transactions between related companies are made on an arms-length basis, are eliminated and consist primarily of GECC dividends to GE; GE customer receivables sold to GECC; GECC services for trade receivables management and material procurement; buildings and equipment (including automobiles) leased between GE and GECC; information technology (IT) and other services sold to GECC by GE; aircraft engines manufactured by GE that are installed on aircraft purchased by GECC from third-party producers for lease to others; and various investments, loans and allocations of GE corporate overhead costs.

These intercompany transactions are reported in the GE and GECC columns of our financial statements, but are eliminated in deriving our consolidated financial statements. Effects of these eliminations on our consolidated cash flows from operating, investing and financing activities are $(5,404) million, $1,978 million and $3,426 million for 2014, $(5,088) million, $492 million and $4,690 million for 2013 and $(8,542) million, $2,328 million and $6,703 million for 2012, respectively. Details of these eliminations are shown below.

(In millions)	2014	2013	2012

Cash from (used for) operating activities-continuing operations
Combined	$28,575	$27,555	$30,640
GE customer receivables sold to GECC	(1,918)	360	(1,809)
GECC dividends to GE	(3,000)	(5,985)	(6,426)
Other reclassifications and eliminations	(486)	537	(307)
	$23,171	$22,467	$22,098
Cash from (used for) investing activities-continuing operations
Combined	$(3,101)	$37,741	$19,208
GE customer receivables sold to GECC	1,766	262	2,005
Other reclassifications and eliminations	212	230	323
	$(1,123)	$38,233	$21,536
Cash from (used for) financing activities-continuing operations
Combined	$(23,126)	$(53,276)	$(59,063)
GE customer receivables sold to GECC	152	(622)	(196)
GECC dividends to GE	3,000	5,985	6,426
Other reclassifications and eliminations	274	(673)	473
	$(19,700)	$(48,586)	$(52,360)

S-D-153

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 27. SUPPLEMENTAL INFORMATION ABOUT THE CREDIT QUALITY OF FINANCING RECEIVABLES AND ALLOWANCE FOR LOSSES ON FINANCING RECEIVABLES

Credit Quality Indicators

Detailed information about the credit quality of our Commercial and Consumer financing receivables portfolios is provided below. For each portfolio, we describe the characteristics of the financing receivables and provide information about collateral, payment performance, credit quality indicators and impairment. We manage these portfolios using delinquency and nonaccrual data as key performance indicators. The categories used within this section such as impaired loans, troubled debt restructuring (TDR) and nonaccrual financing receivables are defined by the authoritative guidance and we base our categorization on the related scope and definitions contained in the related standards. The categories of nonaccrual and delinquent are used in our process for managing our financing receivables.

PAST DUE AND NONACCRUAL FINANCING RECEIVABLES

	2014				2013
	Over 30 days	Over 90 days			Over 30 days	Over 90 days
December 31 (In millions)	past due	past due	Nonaccrual		past due	past due	Nonaccrual

Commercial
CLL	$610	$131	$25		$465	$83	$12
Energy Financial Services	-	-	68		-	-	4
GECAS	-	-	419		-	-	-
Other	-	-	-		-	-	6
Total Commercial	610	131	512	(a)	465	83	22	(a)

Consumer
Non-U.S. residential mortgages	2,171	1,195	1,262		3,406	2,104	2,161
Non-U.S. installment and revolving credit	333	89	53		601	159	106
U.S. installment and revolving credit	2,492	1,147	2		2,442	1,105	2
Other	141	64	167		172	99	351
Total Consumer	5,137	2,495 (b)	1,484	(c)	6,621	3,467 (b)	2,620	(c)
Total	$5,747	$2,626	$1,996		$7,086	$3,550	$2,642
Total as a percent of financing receivables	4.5%	2.1%	1.6%		5.2%	2.6%	2.0%

(a)	Included $484 million and $16 million at December 31, 2014 and 2013, respectively, that are currently paying in accordance with their contractual terms.

(b)	Included $1,231 million and $1,197 million of Consumer loans at December 31, 2014 and 2013, respectively, that are over 90 days past due and continue to accrue interest until the accounts are written off in the period that the account becomes 180 days past due.

(c)	Included $179 million and $324 million at December 31, 2014 and 2013, respectively, that are currently paying in accordance with their contractual terms.

S-D-154

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

IMPAIRED LOANS AND RELATED RESERVES

	With no specific allowance			With a specific allowance
	Recorded	Unpaid	Average	Recorded	Unpaid		Average
	investment	principal	investment	investment	principal	Associated	investment
December 31 (In millions)	in loans	balance	in loans	in loans	balance	allowance	in loans

2014

Commercial
CLL	$10	$10	$7	$5	$5	$4	$4
Energy Financial Services	53	54	26	15	15	12	24
GECAS	329	337	88	-	-	-	15
Other	-	-	-	-	-	-	1
Total Commercial(b)	392	401	121	20	20	16	44

Consumer(c)	138	179	120	2,042	2,092	408	2,547
Total	$530	$580	$241	$2,062	$2,112	$424	$2,591

2013

Commercial
CLL	$6	$6	$7	$2	$2	$2	$2
Energy Financial Services	-	-	-	4	4	1	2
GECAS	-	-	-	-	-	-	1
Other	2	3	9	4	4	-	5
Total Commercial(b)	8	9	16	10	10	3	10

Consumer(c)	109	153	98	2,879	2,948	567	3,058
Total	$117	$162	$114	$2,889	$2,958	$570	$3,068

(a)	Write-offs to net realizable value are recognized against the allowance for losses primarily in the reporting period in which management has deemed all or a portion of the financing receivable to be uncollectible, but not later than 360 days after initial recognition of a specific reserve for a collateral dependent loan.

(b)	We recognized insignificant amounts of interest income, including none on a cash basis, at December 31, 2014 and 2013, respectively, in CLL. The total average investment in impaired loans at December 31, 2014 and 2013 was $165 million and $26 million, respectively.

(c)	We recognized $126 million and $221 million of interest income, including $5 million, and $3 million on a cash basis, at December 31, 2014 and 2013, respectively, principally in our Consumer-U.S. installment and revolving credit portfolios. The total average investment in impaired loans at December 31, 2014 and 2013 was $2,667 million and $3,156 million, respectively.

December 31 (In millions)	Non-impaired financing receivables	General reserves	Impaired loans	Specific reserves

2014

Commercial	$25,329	$77	$412	$16
Consumer	98,640	3,603	2,180	408
Total	$123,969	$3,680	$2,592	$424

2013

Commercial	$26,408	$41	$18	$3
Consumer	106,051	3,414	2,988	567
Total	$132,459	$3,455	$3,006	$570

IMPAIRED LOAN BALANCE CLASSIFIED BY THE METHOD USED TO MEASURE IMPAIRMENT

December 31 (In millions)	2014	2013

Discounted cash flow	$2,149	$2,751
Collateral value	443	255
Total	$2,592	$3,006

S-D-155

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Our loss mitigation strategy is intended to minimize economic loss and, at times, can result in rate reductions, principal forgiveness, extensions, forbearance or other actions, which may cause the related loan to be classified as a troubled debt restructuring (TDR), and also as impaired. The determination of whether these changes to the terms and conditions of our commercial loans meet the TDR criteria includes our consideration of all relevant facts and circumstances. At December 31, 2014, TDRs included in impaired loans were $2,182 million, primarily relating to Consumer ($2,132 million) and GECAS ($48 million).

Impaired loans in our Consumer business represent restructured smaller balance homogeneous loans meeting the definition of a TDR, and are therefore subject to the disclosure requirement for impaired loans, and commercial loans in our Consumer–Other portfolio. The recorded investment of these impaired loans totaled $2,180 million (with an unpaid principal balance of $2,271 million) and comprised $138 million with no specific allowance, primarily all in our Consumer–Other portfolio, and $2,042 million with a specific allowance of $408 million at December 31, 2014. The impaired loans with a specific allowance included $70 million with a specific allowance of $7 million in our Consumer–Other portfolio and $1,972 million with a specific allowance of $401 million across the remaining Consumer business and had an unpaid principal balance and average investment of $2,092 million and $2,547 million, respectively, at December 31, 2014.

Impaired loans classified as TDRs in our Consumer business were $2,132 million and $2,874 million at December 31, 2014 and 2013, respectively. We utilize certain loan modification programs for borrowers experiencing financial difficulties in our Consumer loan portfolio. These loan modification programs primarily include interest rate reductions and payment deferrals in excess of three months, which were not part of the terms of the original contract, and are primarily concentrated in our non-U.S. residential mortgage and U.S. credit card portfolios. For the year ended December 31, 2014, we modified $981 million of consumer loans for borrowers experiencing financial difficulties, which are classified as TDRs, and included $506 million of non-U.S. consumer loans, primarily residential mortgages, credit cards and personal loans and $475 million of U.S. consumer loans, primarily credit cards. We expect borrowers whose loans have been modified under these programs to continue to be able to meet their contractual obligations upon the conclusion of the modification. Of our $981 million and $1,441 million of modifications classified as TDRs during 2014 and 2013, respectively, $102 million and $266 million have subsequently experienced a payment default in 2014 and 2013, respectively.

We also utilize certain short-term (three months or less) loan modification programs for borrowers experiencing temporary financial difficulties in our Consumer loan portfolio, which are not classified as TDRs. These loan modification programs are primarily concentrated in our non-U.S. residential mortgage and non-U.S. installment and revolving portfolios. We sold our U.S. residential mortgage business in 2007 and, as such, do not participate in the U.S. government-sponsored mortgage modification programs. For the year ended December 31, 2014, we provided short-term modifications of $45 million of consumer loans for borrowers experiencing financial difficulties, substantially all in our non-U.S. residential mortgage, credit card and personal loan portfolios. For these modified loans, we provided insignificant interest rate reductions and payment deferrals, which were not part of the terms of the original contract. We expect borrowers whose loans have been modified under these short-term programs to continue to be able to meet their contractual obligations upon the conclusion of the short-term modification.

S-D-156

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Supplemental Credit Quality Information

Commercial

Substantially all of our Commercial financing receivables portfolio is secured lending and we assess the overall quality of the portfolio based on the potential risk of loss measure. The metric incorporates both the borrower’s credit quality along with any related collateral protection.

Our internal risk ratings process is an important source of information in determining our allowance for losses and represents a comprehensive approach to evaluate risk in our financing receivables portfolios. In deriving our internal risk ratings, we stratify our Commercial portfolios into 21 categories of default risk and/or six categories of loss given default to group into three categories: A, B and C. Our process starts by developing an internal risk rating for our borrowers, which is based upon our proprietary models using data derived from borrower financial statements, agency ratings, payment history information, equity prices and other commercial borrower characteristics. We then evaluate the potential risk of loss for the specific lending transaction in the event of borrower default, which takes into account such factors as applicable collateral value, historical loss and recovery rates for similar transactions, and our collection capabilities. Our internal risk ratings process and the models we use are subject to regular monitoring and internal controls. The frequency of rating updates is set by our credit risk policy, which requires annual Risk Committee approval.

As described above, financing receivables are assigned one of 21 risk ratings based on our process and then these are grouped by similar characteristics into three categories in the table below. Category A is characterized by either high-credit-quality borrowers or transactions with significant collateral coverage that substantially reduces or eliminates the risk of loss in the event of borrower default. Category B is characterized by borrowers with weaker credit quality than those in Category A, or transactions with moderately strong collateral coverage that minimizes but may not fully mitigate the risk of loss in the event of default. Category C is characterized by borrowers with higher levels of default risk relative to our overall portfolio or transactions where collateral coverage may not fully mitigate a loss in the event of default.

S-D-157

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

COMMERCIAL FINANCING RECEIVABLES BY RISK CATEGORY

	Secured
December 31 (In millions)	A	B	C	Total

2014

CLL	14,271	49	98	14,418
Energy Financial Services	2,479	60	16	2,555
GECAS	7,908	237	118	8,263
Other	130	-	-	130
Total	$24,788	$346	$232	$25,366

2013

CLL	13,053	37	184	13,274
Energy Financial Services	2,969	9	-	2,978
GECAS	9,175	50	152	9,377
Other	318	-	-	318
Total	$25,515	$96	$336	$25,947

For our secured financing receivables portfolio, our collateral position and ability to work out problem accounts mitigate our losses. Our asset managers have deep industry expertise that enables us to identify the optimum approach to default situations. We price risk premiums for weaker credits at origination, closely monitor changes in creditworthiness through our risk ratings and watch list process, and are engaged early with deteriorating credits to minimize economic loss.

Loans within Category C are reviewed and monitored regularly, and classified as impaired when it is probable that they will not pay in accordance with contractual terms. Our internal risk rating process identifies credits warranting closer monitoring; and as such, these loans are not necessarily classified as nonaccrual or impaired.

At December 31, 2014 and 2013, these financing receivables included $88 million and $93 million rated A, $287 million and $382 million rated B, and none and $4 million rated C, respectively.

S-D-158

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Consumer

At December 31, 2014, our U.S. consumer financing receivables included private-label credit card and sales financing for approximately 64 million customers across the U.S. with no metropolitan area accounting for more than 6% of the portfolio. Of the total U.S. consumer financing receivables, approximately 67% relate to credit card loans that are often subject to profit and loss sharing arrangements with the retailer (which are recorded in revenues), and the remaining 33% are sales finance receivables that provide financing to customers in areas such as electronics, recreation, medical and home improvement.

Our Consumer financing receivables portfolio comprises both secured and unsecured lending. Secured financing receivables comprise residential loans and lending to small and medium-sized enterprises predominantly secured by auto and equipment, inventory finance, and cash flow loans. Unsecured financing receivables include private-label credit card financing. A substantial majority of these cards are not for general use and are limited to the products and services sold by the retailer. The private-label portfolio is diverse with no metropolitan area accounting for more than 5% of the related portfolio.

Non-U.S. residential mortgages

For our secured non-U.S. residential mortgage book, we assess the overall credit quality of the portfolio through loan-to-value ratios (the ratio of the outstanding debt on a property to the value of that property at origination). In the event of default and repossession of the underlying collateral, we have the ability to remarket and sell the properties to eliminate or mitigate the potential risk of loss.

	Loan-to-value ratio
	2014			2013
	80% or	Greater than	Greater than	80% or	Greater than	Greater than
December 31 (In millions)	less	80% to 90%	90%	less	80% to 90%	90%

Non-U.S. residential mortgages	$13,964	$4,187	$6,742	$17,224	$5,130	$8,147

The majority of these financing receivables are in our U.K. and France portfolios and have re-indexed loan-to-value ratios of 70% and 55%, respectively. Re-indexed loan-to-value ratios may not reflect actual realizable values of future repossessions. We have third-party mortgage insurance for about 21% of the balance of Consumer non-U.S. residential mortgage loans with loan-to-value ratios greater than 90% at December 31, 2014. Such loans were primarily originated in France and the U.K.

S-D-159

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Installment and Revolving Credit

We assess overall credit quality using internal and external credit scores. For our U.S. installment and revolving credit portfolio we use Fair Isaac Corporation (“FICO”) scores. FICO scores are generally obtained at origination of the account and are refreshed at a minimum quarterly, but could be as often as weekly, to assist in predicting customer behavior. We categorize these credit scores into the following three categories; (a) 661 or higher, which are considered the strongest credits; (b) 601 to 660, which are considered moderate credit risk; and (c) 600 or less, which are considered weaker credits.

	Refreshed FICO score
	2014			2013
	661 or	601 to	600 or	661 or	601 to	600 or
December 31 (In millions)	higher	660	less	higher	660	less

U.S. installment and revolving credit	$43,466	$11,865	$4,532	$40,079	$11,142	$4,633

For our non-U.S. installment and revolving credit, our internal credit scores imply a probability of default that we consistently translate into three approximate credit bureau equivalent credit score categories, including (a) 671 or higher, which are considered the strongest credits; (b) 626 to 670, which are considered moderate credit risk; and (c) 625 or less, which are considered weaker credits.

	Internal ratings translated to approximate credit bureau equivalent score
	2014			2013
	671 or	626 to	625 or	671 or	626 to	625 or
December 31 (In millions)	higher	670	less	higher	670	less

Non-U.S. installment and revolving credit	$6,599	$2,045	$1,756	$9,705	$3,228	$2,798

U.S. installment and revolving credit accounts with FICO scores of 600 or less and non U.S. installment and revolving credit accounts with credit bureau equivalent scores of 625 or less have an average outstanding balance less than one thousand U.S. dollars and are primarily concentrated in our retail card and sales finance receivables in the U.S. and closed-end loans outside the U.S., which minimizes the potential for loss in the event of default. For lower credit scores, we adequately price for the incremental risk at origination and monitor credit migration through our risk ratings process. We continuously adjust our credit line underwriting management and collection strategies based on customer behavior and risk profile changes.

Consumer – Other

We develop our internal risk ratings for this portfolio in a manner consistent with the process used to develop our Commercial credit quality indicators, described above. We use the borrower’s credit quality and underlying collateral strength to determine the potential risk of loss from these activities.

At December 31, 2014, Consumer – Other financing receivables of $5,006 million, $276 million and $382 million were rated A, B and C, respectively. At December 31, 2013, Consumer – Other financing receivables of $6,137 million, $315 million and $501 million were rated A, B and C, respectively.

S-D-160

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 28. OPERATING SEGMENTS

Basis for presentation

Our operating businesses are organized based on the nature of markets and customers. Segment accounting policies are the same as described in Note 1. Segment results for our financial services businesses reflect the discrete tax effect of transactions.

Results of our formerly consolidated subsidiary, NBCU, and our equity method investment in NBCU LLC, which we sold in the first quarter of 2013 are reported in the Corporate items and eliminations line on the Summary of Operating Segments.

A description of our operating segments as of December 31, 2014, can be found below, and details of segment profit by operating segment can be found in the Summary of Operating Segments table in “Management’s Discussion and Analysis of Financial Condition and Results of Operations’ section.

Power & Water

Power plant products and services, including design, installation, operation and maintenance services are sold into global markets. Gas, steam and aeroderivative turbines, nuclear reactors, generators, combined cycle systems, controls and related services, including total asset optimization solutions, equipment upgrades and long-term maintenance service agreements are sold to power generation and other industrial customers. Renewable energy solutions include wind turbines. Water treatment services and equipment include specialty chemical treatment programs, water purification equipment, mobile treatment systems and desalination processes.

Oil & Gas

Oil & Gas supplies mission critical equipment for the global oil and gas industry, used in applications spanning the entire value chain from drilling and completion through production, liquefied natural gas (LNG) and pipeline compression, pipeline inspection, and including downstream processing in refineries and petrochemical plants. The business designs and manufactures surface and subsea drilling and production systems, equipment for floating production platforms, compressors, turbines, turboexpanders, high pressure reactors, industrial power generation and a broad portfolio of auxiliary equipment.

Energy Management

Energy Management is GE’s electrification business. Global teams design leading technology solutions for the delivery, management, conversion and optimization of electrical power for customers across multiple energy-intensive industries. GE has invested in our Energy Management capabilities, with strategic acquisitions and joint ventures that enable GE to increase its offerings to the utility, industrial, renewables, oil and gas, marine, metals and mining industries. Plant automation hardware, software and embedded computing systems including controllers, embedded systems, advanced software, motion control, operator interfaces and industrial computers are also provided by Energy Management.

Aviation

Aviation products and services include jet engines, aerospace systems and equipment, replacement parts and repair and maintenance services for all categories of commercial aircraft; for a wide variety of military aircraft, including fighters, bombers, tankers and helicopters; for marine applications; and for executive and regional aircraft. Products and services are sold worldwide to airframe manufacturers, airlines and government agencies.

S-D-161

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Healthcare

Healthcare products include diagnostic imaging systems such as magnetic resonance (MR), computed tomography (CT) and positron emission tomography (PET) scanners, X-ray, nuclear imaging, digital mammography and molecular imaging technologies. Healthcare-manufactured technologies include patient and resident monitoring, diagnostic cardiology, ultrasound, bone densitometry, anesthesiology and oxygen therapy, and neonatal and critical care devices. Related services include equipment monitoring and repair, information technologies and customer productivity services. Products also include diagnostic imaging agents used in medical scanning procedures, drug discovery, biopharmaceutical manufacturing and purification, and tools for protein and cellular analysis for pharmaceutical and academic research, including a pipeline of precision molecular diagnostics in development for neurology, cardiology and oncology applications. Products and services are sold worldwide to hospitals, medical facilities, pharmaceutical and biotechnology companies, and to the life science research market.

Transportation

Transportation is a global technology leader and supplier to the railroad, mining, marine and drilling industries. GE provides freight and passenger locomotives, diesel engines for rail, marine and stationary power applications, railway signaling and communications systems, underground mining equipment, motorized drive systems for mining trucks, information technology solutions, high-quality replacement parts and value added services.

Appliances & Lighting

Products include major appliances and related services for products such as refrigerators, freezers, electric and gas ranges, cooktops, dishwashers, clothes washers and dryers, microwave ovens, room air conditioners, residential water systems for filtration, softening and heating, and hybrid water heaters. These products are distributed both to retail outlets and direct to consumers, mainly for the replacement market, and to building contractors and distributors for new installations. Lighting products include a wide variety of lamps and lighting fixtures, including light-emitting diodes. Products and services are sold in North America and in global markets under various GE and private-label brands.

GE Capital

GE Capital businesses offer a broad range of financial services and products worldwide for businesses of all sizes. Services include commercial loans and leases, financial programs, credit cards, personal loans and other financial services. GE Capital also develops strategic partnerships and joint ventures that utilize GE’s industry-specific expertise in aviation, energy, infrastructure and healthcare to capitalize on market-specific opportunities. Products and services are offered in North America and in global markets through the following businesses: CLL, Consumer, Energy Financial Services and GECAS.

S-D-162

FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

REVENUES

	Total revenues(a)			Intersegment revenues(b)			External revenues
(In millions)	2014	2013	2012	2014	2013	2012	2014	2013	2012

Power & Water	$27,564	$24,724	$28,299	$969	$947	$1,119	$26,595	$23,777	$27,180
Oil & Gas	18,676	16,975	15,241	401	360	314	18,275	16,615	14,927
Energy Management	7,319	7,569	7,412	890	848	487	6,429	6,721	6,925
Aviation	23,990	21,911	19,994	692	500	672	23,298	21,411	19,322
Healthcare	18,299	18,200	18,290	6	14	37	18,293	18,186	18,253
Transportation	5,650	5,885	5,608	(2)	12	11	5,652	5,873	5,597
Appliances & Lighting	8,404	8,338	7,967	22	25	23	8,382	8,313	7,944
Total industrial	109,902	103,602	102,811	2,978	2,706	2,663	106,924	100,896	100,148
GE Capital	26,344	27,008	26,571	1,037	855	728	25,307	26,153	25,843
Corporate items and eliminations(c)	(4,038)	(1,624)	(1,491)	(4,015)	(3,561)	(3,391)	(23)	1,937	1,900
Total	$132,208	$128,986	$127,891	$-	$-	$-	$132,208	$128,986	$127,891

(a)	Revenues of GE businesses include income from sales of goods and services to customers and other income.

(b)	Sales from one component to another generally are priced at equivalent commercial selling prices.

(c)	Includes the results of NBCU (our formerly consolidated subsidiary) and our former equity method investment in NBCUniversal LLC.

Revenues from customers located in the United States were $ 61,296 million, $ 58,653 million and $ 59,748 million in 2014, 2013 and 2012, respectively. Revenues from customers located outside the United States were $ 70,912 million, $ 70,333 million and $ 68,143 million in 2014, 2013 and 2012, respectively.

				Property, plant and
	Assets(a)(b)			equipment additions(c)			Depreciation and amortization
	At December 31			For the years ended December 31			For the years ended December 31
(In millions)	2014	2013	2012	2014	2013	2012	2014	2013	2012

Power & Water	$30,338	$29,494	$27,143	$622	$714	$661	$678	$668	$647
Oil & Gas	27,260	26,193	20,111	653	1,185	467	583	479	426
Energy Management	10,976	10,305	9,594	176	137	155	313	323	287
Aviation	33,716	32,273	25,145	1,197	1,178	781	824	677	644
Healthcare	29,227	27,858	28,369	405	316	322	843	861	879
Transportation	4,449	4,418	4,335	128	282	724	168	167	90
Appliances & Lighting	4,560	4,306	4,201	359	405	485	235	300	265
GE Capital	502,570	520,040	543,093	3,933	3,336	5,086	2,864	3,088	2,486
Corporate items and eliminations(d)	10,418	6,613	27,870	(110)	194	(99)	166	260	218
Total	$653,514	$661,500	$689,861	$7,363	$7,747	$8,582	$6,674	$6,823	$5,942

(a)	Assets of discontinued operations, NBCU (our formerly consolidated subsidiary) and our former equity method investment in NBCUniversal LLC are included in Corporate items and eliminations for all periods presented.

(b)	Total assets of Power & Water, Oil & Gas, Energy Management, Aviation, Healthcare, Transportation, Appliances & Lighting and GE Capital operating segments at December 31, 2014, include investment in and advances to associated companies of $357 million, $146 million, $824 million, $1,378 million, $511 million, $6 million, $57 million and $11,729 million, respectively. Investments in and advances to associated companies contributed approximately $(7) million, $20 million, $29 million, $94 million, $(33) million, an insignificant amount, $70 million and $887 million to segment pre-tax income of Power & Water, Oil & Gas, Energy Management, Aviation, Healthcare, Transportation, Appliances & Lighting and GE Capital operating segments, respectively, for the year ended December 31, 2014. Aggregate summarized financial information for significant associated companies assuming a 100% ownership interest at December 31, 2014 included: total assets of $81,781 million, primarily financing receivables of $36,857 million; total liabilities of $56,308 million, primarily debt of $39,872 million; revenues totaled $45,690 million; and net loss totaled $(1,511) million.

(c)	Additions to property, plant and equipment include amounts relating to principal businesses purchased.

(d)	Includes deferred income taxes that are presented as assets for purposes of our consolidating balance sheet presentation.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Interest and other financial charges			Provision (benefit) for income taxes
(In millions)	2014	2013	2012	2014	2013	2012

GE Capital	$4,249	$4,690	$5,632	$(126)	$(456)	$513
Corporate items and eliminations(a)	1,085	849	810	1,634	1,668	2,013
Total	$5,334	$5,539	$6,442	$1,508	$1,212	$2,526

(a)	Included amounts for Power & Water, Oil & Gas, Energy Management, Aviation, Healthcare, Transportation and Appliances & Lighting, for which our measure of segment profit excludes interest and other financial charges and income taxes.

Property, plant and equipment – net associated with operations based in the United States were $10,134 million, $10,341 million and $9,036 million at year-end 2014, 2013 and 2012, respectively. Property, plant and equipment – net associated with operations based outside the United States were $38,202 million, $40,166 million and $41,350 million at year-end 2014, 2013 and 2012, respectively.

NOTE 29. QUARTERLY INFORMATION (UNAUDITED)

	First quarter		Second quarter		Third quarter		Fourth quarter
(In millions; per-share amounts in dollars)	2014	2013	2014	2013	2014	2013	2014	2013

Consolidated operations
Earnings from continuing operations	$2,254	$2,701	$2,884	$2,538	$2,803	$2,263	$4,705	$4,709
Earnings (loss) from discontinued operations	698	810	661	761	706	918	634	(1,345)
Net earnings	2,952	3,511	3,545	3,299	3,509	3,181	5,339	3,364
Less net earnings (loss) attributable to noncontrolling interests	(47)	(16)	-	166	(28)	(10)	187	158
Net earnings attributable to the Company	$2,999	$3,527	$3,545	$3,133	$3,537	$3,191	$5,152	$3,206
Per-share amounts – earnings from continuing operations
Diluted earnings per share	$0.23	$0.26	$0.28	$0.23	$0.28	$0.22	$0.45	$0.45
Basic earnings per share	0.23	0.26	0.29	0.23	0.28	0.22	0.45	0.45
Per-share amounts – earnings (loss) from discontinued operations
Diluted earnings per share	0.07	0.08	0.07	0.07	0.07	0.09	0.06	(0.13)
Basic earnings per share	0.07	0.08	0.07	0.07	0.07	0.09	0.06	(0.13)
Per-share amounts – net earnings
Diluted earnings per share	0.30	0.34	0.35	0.30	0.35	0.31	0.51	0.32
Basic earnings per share	0.30	0.34	0.35	0.30	0.35	0.31	0.51	0.32

Selected data
GE
Sales of goods and services	$24,011	$22,303	$26,226	$24,623	$26,025	$25,262	$31,046	$28,826
Gross profit from sales	5,326	4,867	6,090	6,006	6,148	5,691	7,867	6,820
GECC
Total revenues	6,564	6,560	6,275	6,432	6,384	6,535	7,121	7,481
Earnings from continuing operations attributable to the Company	1,246	1,008	1,163	1,040	843	893	1,278	2,053

For GE, gross profit from sales is sales of goods and services less costs of goods and services sold.

Earnings-per-share amounts are computed independently each quarter for earnings from continuing operations, earnings (loss) from discontinued operations and net earnings. As a result, the sum of each quarter’s per-share amount may not equal the total per-share amount for the respective year; and the sum of per-share amounts from continuing operations and discontinued operations may not equal the total per-share amounts for net earnings for the respective quarters.

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FINANCIAL STATEMENTS	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 30. GE CAPITAL EXIT PLAN

On April 10, 2015, the Company announced its plan (the GE Capital Exit Plan) to reduce the size of its financial services businesses through the sale of most of the assets of GECC over the following 24 months, and to focus on continued investment and growth in the Company’s industrial businesses. Under the GE Capital Exit Plan, which was approved on April 2, 2015 and aspects of which were approved on March 31, 2015, the Company will retain certain GECC businesses, principally its vertical financing businesses – GE Capital Aviation Services, Energy Financial Services and Healthcare Equipment Finance – that directly relate to the Company’s core industrial domain and other operations including Working Capital Solutions and our run-off insurance activities. The assets planned for disposition include Real Estate, most of CLL and all Consumer platforms (including all U.S. banking assets).

As a result of the GE Capital Exit Plan, GE’s consolidated financial statements reflect GECC’s Real Estate business and most of CLL business as discontinued operations, including reclassification of all comparative prior period information. Information in these financial statements has not been updated to reflect aspects of the GE Capital Exit Plan, other than the required reclassification of the Real Estate business and most of CLL business to discontinued operations.

As part of the GE Capital Exit Plan, the Company and GECC entered into an amendment to their existing financial support agreement. Under this amendment (the Amendment), the Company has provided a full and unconditional guarantee (the Guarantee) of the payment of principal and interest on all tradable senior and subordinated outstanding long-term debt securities and all commercial paper issued or guaranteed by GECC identified in the Amendment. In the aggregate, the Guarantee applied to $210,107 million of GECC debt as of April 10, 2015. See Note 10. The Guarantee replaced the requirement that the Company make certain income maintenance payments to GECC in certain circumstances. GECC’s U.S. public indentures were concurrently amended to provide the full and unconditional guarantee by the Company set forth in the Guarantee.

In the first and second quarters of 2015, GE recorded $16,118 million and $4,581 million, respectively, of after-tax charges related to the GE Capital Exit Plan. As a result of certain businesses meeting discontinued operations criteria, $6,691 million of first quarter after-tax charges and $4,405 million of second quarter after-tax charges (including $4,329 million related to CLL) were reported in discontinued operations.

S-D-165

PROSPECTUS

General Electric Company

Debt Securities

Preferred Stock

Common Stock

Warrants to Purchase Securities

Delayed Delivery Contracts

Guarantees

We may offer from time to time:

•	senior or subordinated debt securities,

•	shares of our preferred stock, par value $1.00 per share,

•	shares of our common stock, par value $0.06 per share,

•	warrants to purchase any of the other securities that may be sold under this prospectus,

•	delayed delivery contracts for the purchase or sale of certain specified securities, and

•	senior or subordinated guarantees.

We will provide specific terms of any offering in supplements to this prospectus. The securities may be offered separately or together in any combination and as separate series. You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “GE.”

The mailing address of our principal executive offices is 3135 Easton Turnpike, Fairfield, Connecticut 06828. Our telephone number is 203-373-2211.

Investing in our securities involves risk. See “Risk Factors” on page 3 of this prospectus.

These securities have not been approved by the Securities and Exchange Commission or any State securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

Prospectus dated February 26, 2013.

TABLE OF CONTENTS

Prospectus

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission (the “SEC”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. For further information about our business and the securities, you should refer to the registration statement and its exhibits. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will file with the SEC a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or a prospectus supplement is accurate as of any date other than their respective dates.

Except as otherwise indicated, references in this prospectus to “GE,” “we,” “us” and “our” refer to General Electric Company and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our common stock is listed and traded on the New York Stock Exchange (the “NYSE”). You may also inspect the information we file with the SEC at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Information about us, including our SEC filings, is also available at our Internet site at http://www.ge.com. However, the information on our Internet site is not a part of this prospectus or any prospectus supplement.

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:

•	The Annual Report on Form 10-K for the fiscal year ended December 31, 2012 that we filed with the SEC on February 26, 2013;

•	The Current Reports on Form 8-K that we filed with the SEC on February 12, 2013 and February 15, 2013; and

•	The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act including any amendment or report updating such description.
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 You may request a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

General Electric Company

 3135 Easton Turnpike

Fairfield, Connecticut 06828

Attn: Investor Communications

(203) 373-2211

FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: current economic and financial conditions, including volatility in interest and exchange rates, commodity and equity prices and the value of financial assets; potential market disruptions or other impacts arising in the United States or Europe from developments in sovereign debt situations; the impact of conditions in the financial and credit markets on the availability and cost of General Electric Capital Corporation’s (“GECC”) funding and on our ability to reduce GECC’s asset levels as planned; the impact of conditions in the housing market and unemployment rates on the level of commercial and consumer credit defaults; changes in Japanese consumer behavior that may affect our estimates of liability for excess interest refund claims (GE Money Japan); pending and future mortgage securitization claims and litigation in connection with WMC, which may affect our estimates of liability, including possible loss estimates; our ability to maintain our current credit rating and the impact on our funding costs and competitive position if we do not do so; the adequacy of our cash flow and earnings and other conditions which may affect our ability to pay our quarterly dividend at the planned level or to repurchase shares at planned levels; GECC’s ability to pay dividends to GE at the planned level; our ability to convert pre-order commitments into orders; the level of demand and financial performance of the major industries we serve, including, without limitation, air and rail transportation, energy generation, real estate and healthcare; the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks, including the impact of financial services regulation; our capital allocation plans, as such plans may change and affect planned share repurchases and strategic actions, including acquisitions, joint ventures and dispositions; our success in completing announced transactions and integrating acquired businesses; the impact of potential information technology or data security breaches; and numerous other matters of national, regional and global scale, including those of a political, economic, business and competitive nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements.

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THE COMPANY

We are one of the largest and most diversified technology and financial services corporations in the world. With products and services ranging from aircraft engines, power generation, oil and gas production equipment, and household appliances to medical imaging, business and consumer financing and industrial products, we serve customers in more than 100 countries and employ approximately 305,000 people worldwide. Since our incorporation in 1892, we have developed or acquired new technologies and services that have broadened and changed considerably the scope of our activities.

In virtually all of our global business activities, we encounter aggressive and able competition. In many instances, the competitive climate is characterized by changing technology that requires continuing research and development. With respect to manufacturing operations, we believe that, in general, we are one of the leading firms in most of the major industries in which we participate. The businesses in which General Electric Capital Corporation engages are subject to competition from various types of financial institutions, including commercial banks, thrifts, investment banks, broker-dealers, credit unions, leasing companies, consumer loan companies, independent finance companies and finance companies associated with manufacturers.

Prior to January 28, 2011, we also operated a media company, NBC Universal, Inc. (NBCU). Effective January 28, 2011, we held a 49% interest in a media entity that includes the NBC Universal businesses. On February 12, 2013, we entered into an agreement to sell our remaining 49% common equity interest to Comcast Corporation, as well as the NBCU floors in 30 Rockefeller Center, for $18.1 billion. The sale is expected to be completed by the end of the first quarter of 2013.

GE’s address is 1 River Road, Schenectady, NY 12345-6999; we also maintain executive offices at 3135 Easton Turnpike, Fairfield, CT 06828-0001.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2012 and in the other documents incorporated by reference into this prospectus (which risk factors are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information,” above.

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RATIO OF EARNINGS TO FIXED CHARGES

Set forth below is our ratio of earnings to fixed charges for each year in the five-year period ended December 31, 2012.

GE and consolidated affiliates Year ended December 31,
2012	2011	2010	2009	2008
2.19x	2.26x	1.85x	1.53x	1.79x

In the above calculations, earnings for all periods consist of earnings before income taxes, noncontrolling interests, discontinued operations and undistributed earnings of equity investees. Earnings are also adjusted to add amounts charged to consolidated expenses of GE and its consolidated affiliates during the period for interest and other financial charges (including interest on tax deficiencies) and an amount representative of the interest factor in rentals (for this purpose, the interest factor is assumed to be one-third of rental expense). Fixed charges consist of all interest and other financial charges, including capitalized interest, and one-third of rental expense for companies included in the consolidated group.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Set forth below is our ratio of earnings to combined fixed charges and preferred stock dividends for each year in the five-year period ended December 31, 2012.

GE and consolidated affiliates Year ended December 31,
2012	2011	2010	2009	2008
2.19x	2.06x	1.81x	1.51x	1.79x

In the above calculations, earnings for all periods consist of earnings before income taxes, noncontrolling interests, discontinued operations and undistributed earnings of equity investees. Earnings are also adjusted to add amounts charged to consolidated expenses of GE and its consolidated affiliates during the period for interest and other financial charges (including interest on tax deficiencies), preferred stock dividend requirements and an amount representative of the interest factor in rentals (for this purpose, the interest factor is assumed to be one-third of rental expense). Fixed charges consist of all interest and other financial charges, including capitalized interest, and one-third of rental expense for companies included in the consolidated group.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. Net proceeds may be temporarily invested prior to use.

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GENERAL DESCRIPTION OF SECURITIES THAT WE MAY SELL

We may offer and sell, at any time and from time to time:

•	our debt securities, in one or more series, which may be senior debt securities or subordinated debt securities;

•	shares of our preferred stock, par value $1.00 per share;

•	shares of our common stock, par value $0.06 per share;

•	warrants to purchase any of the other securities that may be sold under this prospectus;

•	delayed delivery contracts for the purchase or sale of certain specified securities;

•	senior or subordinated guarantees; or

•	any combination of these securities.

The terms of any securities we offer will be determined at the time of sale. We may issue debt securities that are exchangeable for or convertible into common stock or any of the other securities that may be sold under this prospectus. When particular securities are offered, a supplement to this prospectus will be filed with the SEC, which will describe the terms of the offering and sale of the offered securities.

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DESCRIPTION OF DEBT SECURITIES

General

The debt securities offered by this prospectus will be issued under one of two separate indentures between us and The Bank of New York Mellon, as Trustee. We have incorporated by reference the senior note indenture and the form of subordinated note indenture as exhibits to the registration statement of which this prospectus is a part. The senior note indenture and the subordinated note indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures.” The debt securities will be obligations of GE and will be either senior or subordinated debt. We have summarized selected provisions of the indentures and the debt securities below. This summary is not complete and is qualified in its entirety by reference to the indentures. References to section numbers in this prospectus, unless otherwise indicated, are references to section numbers of the applicable indenture. For purposes of this summary, the terms “we,” “our,” “ours” and “us” refer only to General Electric Company and not to any of its subsidiaries.

We may issue debt securities at any time and from time to time in one or more series under the indentures. The indentures give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of the same series, subject to compliance with the applicable requirements set forth in the indentures. Neither indenture limits the amount of debt securities or other secured or unsecured debt which we or our subsidiaries may issue. We will describe the particular terms of each series of debt securities we offer in a supplement to this prospectus. If any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus. The terms of our debt securities will include those set forth in the indentures and those made a part of the indentures by the Trust Indenture Act of 1939. You should carefully read the summary below, the applicable prospectus supplement and the provisions of the indentures that may be important to you before investing in our debt securities.

Ranking

The senior debt securities offered by this prospectus will:

•	be general obligations,

•	rank equally with all other unsubordinated indebtedness of GE (except to the extent such other indebtedness is secured by collateral that does not also secure the senior debt securities offered by this prospectus), and

•	with respect to the assets and earnings of our subsidiaries, effectively rank below all of the liabilities of our subsidiaries.

The subordinated debt securities offered by this prospectus will:

•	be general obligations,

•	rank subordinated and junior in right of payment, to the extent set forth in the subordinated note indenture, to all Senior Debt (as defined herein), and

•	with respect to the assets and earnings of our subsidiaries, effectively rank below all of the liabilities of our subsidiaries.

A substantial portion of our assets are owned through our subsidiaries, many of which have significant debt or other liabilities of their own which will be structurally senior to the debt securities. None of our subsidiaries will have any obligations with respect to the debt securities. Therefore, GE’s rights and the rights of GE’s creditors, including holders of debt securities, to participate in the assets of any subsidiary upon any such subsidiary’s liquidation may be subject to the prior claims of the subsidiary’s other creditors.

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Subject to the exceptions, and subject to compliance with the applicable requirements set forth in the indentures, we may discharge our obligations under the indentures with respect to our debt securities as described below under “—Defeasance.”

Terms

We will describe the specific terms of the series of debt securities being offered in a supplement to this prospectus. These terms will include some or all of the following:

•	the title of the debt securities,

•	whether the debt securities will be senior or subordinated debt,

•	any limit on the total principal amount of the debt securities,

•	the date or dates on which the principal of the debt securities will be payable or the method used to determine or extend those dates,

•	any interest rate on the debt securities, any date from which interest will accrue, any interest payment dates and regular record dates for interest payments, or the method used to determine any of the foregoing, and the basis for calculating interest if other than a 360-day year of twelve 30-day months,

•	the place or places where payments on the debt securities will be payable, the debt securities may be presented for registration of transfer or exchange, and notices and demands to or upon us relating to the debt securities may be made, if other than the corporate trust office of the Trustee,

•	any provisions for redemption of the debt securities,

•	any provisions that would allow or obligate us to redeem or purchase the debt securities prior to their maturity pursuant to any sinking fund or analogous provision or at the option of the holder,

•	the denominations in which we will issue the debt securities, if other than denominations of an integral multiple of $1,000,

•	any provisions that would determine payments on the debt securities by reference to an index or a formula,

•	any foreign currency, currencies or currency units in which payments on the debt securities will be payable and the manner for determining the equivalent amount in $U.S.,

•	any provisions for payments on the debt securities in one or more currencies or currency units other than those in which the debt securities are stated to be payable,

•	the portion of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated, if other than the entire principal amount,

•	if the principal amount to be paid at the stated maturity of the debt securities is not determinable as of one or more dates prior to the stated maturity, the amount that will be deemed to be the principal amount as of any such date for any purpose,

•	any variation of the defeasance and covenant defeasance sections of the indentures and the manner in which our election to defease the debt securities will be evidenced, if other than by a board resolution,

•	whether we will issue the debt securities in the form of temporary or permanent global securities, the depositaries for the global securities, and provisions for exchanging or transferring the global securities,

•	whether the interest rate of the debt securities may be reset,

•	whether the stated maturity of the debt securities may be extended,

•	any deletion or addition to or change in the events of default for the debt securities and any change in the rights of the Trustee or the holders of the debt securities arising from an event of default including, among others, the right to declare the principal amount of the debt securities due and payable,

•	any addition to or change in the covenants in the indentures,

•	any additions or changes to the indentures necessary to issue the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons,
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•	the appointment of any paying agents for the debt securities, if other than the Trustee,

•	the terms of any right to convert or exchange the debt securities into any other securities or property,

•	the terms and conditions, if any, pursuant to which the debt securities of a series are secured,

•	any restriction or condition on the transferability of the debt securities,

•	in the case of subordinated debt securities, any subordination provisions and related definitions which may be applicable in addition to, or in lieu of, those contained in the subordinated note indenture,

•	the exchanges, if any, on which the debt securities may be listed, and

•	any other terms of the debt securities consistent with the indentures. (Section 301)

Any limit on the maximum total principal amount for any series of the debt securities may be increased by resolution of our board of directors. (Section 301). We may sell the debt securities, including original issue discount securities, at a substantial discount below their stated principal amount. If there are any special United States federal income tax considerations applicable to debt securities we sell at an original issue discount, we will describe them in the prospectus supplement. In addition, we will describe in the prospectus supplement any special United States federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than $U.S.

Form, Exchange and Transfer

We will issue the debt securities in registered form, without coupons. Unless we inform you otherwise in the prospectus supplement, we will only issue debt securities in denominations of integral multiples of $1,000. (Section 302)

Holders generally will be able to exchange debt securities for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations. (Section 305)

Holders may present debt securities for exchange or for registration of transfer at the office of the security registrar or at the office of any transfer agent we designate for that purpose. The security registrar or designated transfer agent will exchange or transfer the debt securities if it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any exchange or registration of transfer of debt securities. However, we and the security registrar may require payment of a sum sufficient to cover any tax or other governmental charge payable for the registration of transfer or exchange. Unless we inform you otherwise in the prospectus supplement, we will appoint the Trustee as security registrar. We will identify any transfer agent in addition to the security registrar in the prospectus supplement. (Section 305).

At any time we may:

•	designate additional transfer agents,

•	rescind the designation of any transfer agent, or

•	approve a change in the office of any transfer agent.

However, we are required to maintain a transfer agent in each place of payment for the debt securities at all times. (Sections 305 and 1002)

If we elect to redeem a series of debt securities, neither we nor the Trustee will be required:

•	to issue, register the transfer of or exchange any debt securities of that series during the period beginning at the opening of business 15 days before the day we mail the notice of redemption for the series and ending at the close of business on the day the notice is mailed, or

•	to register the transfer or exchange of any debt security of that series so selected for redemption, except for any portion not to be redeemed. (Section 305)

Payment and Paying Agents

Under the indentures, we will pay interest on the debt securities to the persons in whose names the debt securities are registered at the close of business on the regular record date for each interest payment. However, unless we inform you

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otherwise in the prospectus supplement, we will pay the interest payable on the debt securities at their stated maturity to the persons to whom we pay the principal amount of the debt securities. The initial payment of interest on any series of debt securities issued between a regular record date and the related interest payment date will be payable in the manner provided by the terms of the series, which we will describe in the prospectus supplement. (Section 307)

Unless we inform you otherwise in the prospectus supplement, we will pay principal, premium, if any, and interest on the debt securities at the offices of the paying agents we designate. However, except in the case of a global security, we may pay interest:

•	by check mailed to the address of the person entitled to the payment as it appears in the security register, or

•	by wire transfer in immediately available funds to the place and account designated in writing at least fifteen days prior to the interest payment date by the person entitled to the payment as specified in the security register.

We will designate the Trustee as the sole paying agent for the debt securities unless we inform you otherwise in the prospectus supplement. If we initially designate any other paying agents for a series of debt securities, we will identify them in the prospectus supplement. At any time, we may designate additional paying agents or rescind the designation of any paying agents. However, we are required to maintain a paying agent in each place of payment for the debt securities at all times. (Sections 307 and 1002)

Any money deposited with the Trustee or any paying agent in trust for the payment of principal, premium, if any, or interest on the debt securities that remains unclaimed for one year after the date the payments became due, may be repaid to us upon our request. After we have been repaid, holders entitled to those payments may only look to us for payment as our unsecured general creditors. The Trustee and any paying agents will not be liable for those payments after we have been repaid. (Section 1003)

Restrictive Covenants

We will describe any restrictive covenants for any series of debt securities in the prospectus supplement.

Consolidation, Merger and Sale of Assets

Under the indentures, we may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person (as defined below), referred to as a “successor person” unless:

•	the successor person expressly assumes our obligations with respect to the debt securities and the indentures,

•	immediately after giving effect to the transaction, no event of default shall have occurred and be continuing (and, in the case of subordinated debt securities, no default in the performance of or breach, in any material respect, of any covenant or condition under the subordinated debt indenture shall have occurred and be continuing, for which notice of such failure or breach has been given to us and the Trustee by the holders of at least 25% in principal amount of the outstanding subordinated debt securities (a “covenant event”)), and no event which, after notice or lapse of time or both, would become an event of default (or, in the case of subordinated debt securities, a covenant event), shall have occurred and be continuing, and

•	we have delivered to the Trustee the certificates and opinions required under the respective indenture. (Section 801)

As used in the indentures, the term “person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization, government or agency or political subdivision thereof.

Events of Default

Senior Debt Securities

Unless we inform you otherwise in the prospectus supplement, each of the following will be an event of default under the senior debt indenture with respect to any series of debt securities:

•	our failure to pay principal or premium, if any, on that series of debt securities when such principal or premium, if any, becomes due,

•	our failure to pay any interest on that series of debt securities for 30 days after such interest becomes due,

•	our failure to deposit any sinking fund payment for 30 days after such payment is due by the terms of that series of
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debt securities,

•	our failure to perform, or our breach, in any material respect, of any other covenant or warranty in the senior debt indenture with respect to that series of debt securities, other than a covenant or warranty included in the senior debt indenture solely for the benefit of another series of debt securities, for 90 days after either the Trustee has given us or holders of at least 25% in principal amount of the outstanding debt securities of that series have given us and the Trustee written notice of such failure to perform or breach in the manner required by the senior debt indenture,

•	specified events involving our bankruptcy, insolvency or reorganization, or

•	any other event of default we may provide for that series of debt securities,

provided, however, that no event described in the fourth bullet point above will be an event of default until an officer of the Trustee responsible for the administration of the senior debt indenture has actual knowledge of the event or until the Trustee receives written notice of the event at its corporate trust office. (Section 501)

An event of default under one series of debt securities does not necessarily constitute an event of default under any other series of debt securities. If an event of default for a series of debt securities occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series due and immediately payable by a notice in writing to us (and to the Trustee if given by the holders). Upon such declaration, we will be obligated to pay the principal amount of that series of debt securities.

The right described in the preceding paragraph does not apply if an event of default occurs as described in the sixth bullet point above which applies to all outstanding series of debt securities. If such an event of default occurs and is continuing, either the Trustee or holders of at least 25% in principal amount of all of the debt securities then outstanding, treated as one class, may declare the principal amount of all of the debt securities then outstanding to be due and payable immediately by a notice in writing to us (and to the Trustee if given by the holders). Upon such declaration, we will be obligated to pay the principal amount of the debt securities.

Subordinated Debt Securities

Unless we inform you otherwise in the prospectus supplement, each of the following will be an event of default under the subordinated debt indenture with respect to any series of debt securities:

•	our failure to pay principal or premium, if any, on that series of debt securities when such principal or premium, if any, becomes due,

•	our failure to pay any interest on that series of debt securities for 30 days after such interest becomes due,

•	our failure to deposit any sinking fund payment for 30 days after such payment is due by the terms of that series of debt securities,

•	specified events involving our bankruptcy, insolvency or reorganization, or

•	any other event of default we may provide for that series of debt securities. (Section 501)

An event of default under one series of debt securities does not necessarily constitute an event of default under any other series of debt securities. If an event of default described in the fourth bullet point above for a series of debt securities occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all the debt securities of that series due and immediately payable by a notice in writing to us (and to the Trustee if given by the holders). Upon such declaration, we will be obligated to pay the principal amount of that series of debt securities.

Terms Applicable to all Debt Securities

After any declaration of acceleration of a series of debt securities, but before a judgment or decree for payment has been obtained, the event of default giving rise to the declaration of acceleration will, without further act, be deemed to have been waived, and such declaration and its consequences will, without further act, be deemed to have been rescinded and annulled if:

•	we have paid or deposited with the Trustee a sum sufficient to pay:
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•	all overdue interest,

•	the principal and premium, if any, due otherwise than by the declaration of acceleration and any interest on such amounts,

•	any interest on overdue interest, to the extent legally permitted, and

•	all amounts due to the Trustee under the indentures, and

•	all events of default (or, in the case of the subordinated debt securities, all covenant events) with respect to that series of debt securities, other than the nonpayment of the principal which became due solely by virtue of the declaration of acceleration, have been cured or waived. (Section 502)

If an event of default (or, in the case of the subordinated debt securities, a covenant event) occurs and is continuing, the Trustee will generally have no obligation to exercise any of its rights or powers under the indentures at the request or direction of any of the holders, unless the holders offer reasonable indemnity to the Trustee. (Section 603). The holders of a majority in principal amount of the outstanding debt securities of any series will generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee for the debt securities of that series, provided that:

•	the direction is not in conflict with any law or the indentures,

•	the Trustee may take any other action it deems proper which is not inconsistent with the direction, and

•	the Trustee will generally have the right to decline to follow the direction if an officer of the Trustee determines, in good faith, that the proceeding would involve the Trustee in personal liability or would otherwise be contrary to applicable law. (Section 512)

A holder of a debt security of any series may only pursue a remedy under the indentures if:

•	the holder gives the Trustee written notice of a continuing event of default (or, in the case of the subordinated debt securities, a covenant event) for that series,

•	holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the Trustee to institute proceedings with respect to such event of default (or, in the case of the subordinated debt securities, such covenant event),

•	the holders offer reasonable indemnity to the Trustee,

•	the Trustee fails to pursue that remedy within 60 days after receipt of the notice, request and offer of indemnity, and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the Trustee a direction inconsistent with the request. (Section 507)

However, these limitations do not apply to a suit by a holder of a debt security demanding payment of the principal, premium, if any, or interest on a debt security on or after the date the payment is due. (Section 508)

We will be required to furnish to the Trustee annually a statement by some of our officers regarding our performance or observance of any of the terms of the indentures and specifying all of our known defaults, if any. (Section 1004)

Modification and Waiver

When authorized by a board resolution, we may enter into one or more supplemental indentures with the Trustee without the consent of the holders of the debt securities in order to:

•	evidence the succession of another person to us, or successive successions, and the assumption of our covenants, agreements and obligations by the successor,

•	add to our covenants for the benefit of the holders of any series of debt securities or to surrender any of our rights or powers,

•	add any additional events of default for any series of debt securities for the benefit of the holders of any series of debt securities,

•	add to or change any provision of the indentures to the extent necessary to issue debt securities in bearer form or
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uncertificated form,

•	add to, change or eliminate any provision of the indentures applying to one or more series of debt securities, provided that if such action adversely affects the interests of any holder of any series of debt securities in any material respect, such addition, change or elimination will become effective with respect to that series only when no such security of that series remains outstanding,

•	convey, transfer, assign, mortgage or pledge any property to or with the Trustee or to surrender any right or power conferred upon us by the indentures,

•	establish the forms or terms of any series of debt securities,

•	provide for uncertificated securities in addition to certificated securities,

•	evidence and provide for successor Trustees and to add to or change any provisions of the indentures to the extent necessary to appoint a separate Trustee or Trustees for a specific series of debt securities,

•	correct any ambiguity, defect or inconsistency under the indentures,

•	make other provisions with respect to matters or questions arising under the indentures, provided that such action does not adversely affect the interests of the holders of any series of debt securities in any material respect,

•	supplement any provisions of the indentures necessary to defease and discharge any series of debt securities, provided that such action does not adversely affect the interests of the holders of any series of debt securities in any material respect,

•	comply with the rules or regulations of any securities exchange or automated quotation system on which any debt securities are listed or traded,

•	add to, change or eliminate any provisions of the indentures in accordance with any amendments to the Trust Indenture Act of 1939, provided that such action does not adversely affect the rights or interests of any holder of debt securities in any material respect, or

•	provide for the payment by us of additional amounts in respect of taxes imposed on certain holders and for the treatment of such additional amounts as interest and for all matters incidental thereto. (Section 901)

When authorized by a board resolution, we may enter into one or more supplemental indentures with the Trustee in order to add to, change or eliminate provisions of the indentures or to modify the rights of the holders of one or more series of debt securities under such indentures if we obtain the consent of the holders of a majority in principal amount of the outstanding debt securities of all series affected by such supplemental indenture, treated as one class. However, without the consent of the holders of each outstanding debt security affected by the supplemental indenture, we may not enter into a supplemental indenture that:

•	except with respect to the reset of the interest rate or extension of maturity pursuant to the terms of a particular series, changes the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or reduces the principal amount of, or any premium or rate of interest on, any debt security,

•	reduces the amount of principal of an original issue discount security or any other debt security payable upon acceleration of the maturity thereof,

•	changes the place or currency of payment of principal, premium, if any, or interest,

•	impairs the right to institute suit for the enforcement of any payment on or after such payment becomes due for any security,

•	reduces the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification of the indentures, for waiver of compliance with certain provisions of the indentures or for waiver of certain defaults of the indentures,

•	makes certain modifications to the provisions for modification of the indentures and for certain waivers, except to increase the principal amount of debt securities necessary to consent to any such change or to provide that certain other provisions of the indentures cannot be modified or waived without the consent of the holders of each outstanding debt security affected by such change,

•	makes any change that adversely affects in any material respect the right to convert or exchange any convertible or exchangeable debt security or decreases the conversion or exchange rate or increases the conversion price of such
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debt security, unless such decrease or increase is permitted by the terms of such debt securities, or

•	changes the terms and conditions pursuant to which any series of debt securities are secured in a manner adverse to the holders of such debt securities in any material respect. (Section 902)

In addition, the subordinated note indenture may not be amended without the consent of each holder of subordinated debt securities affected thereby to modify the subordination of the subordinated debt securities issued under that indenture in a manner adverse to the holders of the subordinated debt securities in any material respect.

Holders of a majority in principal amount of the outstanding debt securities of any series may waive past defaults or noncompliance with restrictive provisions of the indentures. However, the consent of holders of each outstanding debt security of a series is required to:

•	waive any default in the payment of principal, premium, if any, or interest, or

•	waive any covenants and provisions of an indenture that may not be amended without the consent of the holder of each outstanding debt security of the series affected. (Sections 513 and 1006)

In order to determine whether the holders of the requisite principal amount of the outstanding debt securities have taken an action under an indenture as of a specified date:

•	the principal amount of an “original issue discount security” that will be deemed to be outstanding will be the amount of the principal that would be due and payable as of that date upon acceleration of the maturity to that date,

•	if, as of that date, the principal amount payable at the stated maturity of a debt security is not determinable, for example, because it is based on an index, the principal amount of the debt security deemed to be outstanding as of that date will be an amount determined in the manner prescribed for the debt security,

•	the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be outstanding will be the $U.S. equivalent, determined as of that date in the manner prescribed for the debt security, of the principal amount of the debt security or, in the case of a debt security described in the two preceding bullet points, of the amount described above, and

•	debt securities owned by us or any other obligor upon the debt securities or any of our or their affiliates will be disregarded and deemed not to be outstanding.

An “original issue discount security” means a debt security issued under the indentures which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of maturity. Some debt securities, including those for the payment or redemption of which money has been deposited or set aside in trust for the holders, and those which have been legally defeased under the indentures, will not be deemed to be outstanding.

We will generally be entitled to set any day as a record date for determining the holders of outstanding debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under an indenture. In limited circumstances, the Trustee will be entitled to set a record date for action by holders of outstanding debt securities. If a record date is set for any action to be taken by holders of a particular series, the action may be taken only by persons who are holders of outstanding debt securities of that series on the record date. To be effective, the action must be taken by holders of the requisite principal amount of debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as we may specify, or the Trustee may specify, if it sets the record date. This period may be shortened or lengthened by not more than 180 days. (Section 104)

Conversion and Exchange Rights

The debt securities of any series may be convertible into or exchangeable for other securities of GE or another issuer or property or cash on the terms and subject to the conditions set forth in the applicable prospectus supplement.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under either indenture. Unless we inform you otherwise in the prospectus supplement, if we deposit with the Trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable and comply with all other conditions to defeasance set forth in the indentures, then, at our option, either of the following will occur:

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•	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”), or

•	we will no longer have any obligation to comply with the restrictive covenants under the indentures, and the related events of default (or, in the case of the subordinated debt securities, covenant events) will no longer apply to us, but some of our other obligations under the indentures and the debt securities of that series, including our obligation to make payments on those debt securities, will survive (“covenant defeasance”).

If we legally defease a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the indentures, except for:

•	the rights of holders of that series of debt securities to receive, solely from a trust fund, payments in respect of such debt securities when payments are due,

•	our obligation to register the transfer or exchange of debt securities,

•	our obligation to replace mutilated, destroyed, lost or stolen debt securities, and

•	our obligation to maintain paying agencies and hold moneys for payment in trust.

We may legally defease a series of debt securities notwithstanding any prior exercise of our option of covenant defeasance in respect of such series.

In addition, the subordinated note indenture provides that if we choose to have the legal defeasance provision applied to the subordinated debt securities, the subordination provisions of the subordinated note indenture will become ineffective. The subordinated note indenture also provides that if we choose to have covenant defeasance apply to any series of debt securities issued pursuant to the subordinated note indenture we need not comply with the provisions relating to subordination.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the Trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize gain or loss for federal income tax purposes and that the holders would be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the deposit and related defeasance had not occurred. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the United States Internal Revenue Service or a change in law to that effect. (Sections 1401-1404)

Satisfaction and Discharge

We may discharge our obligations under the indentures while securities remain outstanding if (1) all outstanding debt securities issued under the indentures have become due and payable, (2) all outstanding debt securities issued under the indentures will become due and payable at their stated maturity within one year of the date of deposit or (3) all outstanding debt securities issued under the indentures are scheduled for redemption in one year, and in each case, we have deposited with the Trustee an amount sufficient to pay and discharge all outstanding debt securities issued under the indentures on the date of their scheduled maturity or the scheduled date of the redemption and paid all other amounts payable under the indentures. (Section 401). The subordinated note indenture provides that if we choose to discharge our obligations with respect to the subordinated debt securities, the subordination provisions of the subordinated note indenture will become ineffective. (Section 1610)

Global Notes, Delivery and Form

Unless otherwise specified in a prospectus supplement, the debt securities will be issued in the form of one or more fully registered Global Notes (as defined below) that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depository”) and registered in the name of the Depository’s nominee. Global Notes are not exchangeable for definitive note certificates except in the specific circumstances described below. For purposes of this prospectus, “Global Note” refers to the Global Note or Global Notes representing an entire issue of debt securities.

Except as set forth below, a Global Note may be transferred by the Depository, in whole and not in part, only to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository.

The Depository has advised us as follows:

•	The Depository is:

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•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York banking law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•	The Depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book entry changes in accounts of its participants, eliminating the need for physical movements of securities certificates.

•	The Depository participants include securities brokers and dealers, banks, trust companies, clearing corporations and others, some of whom own the Depository.

•	Access to the Depository book-entry system is also available to others that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

•	Where we issue a Global Note in connection with the sale thereof to an underwriter or underwriters, the Depository will immediately credit the accounts of participants designated by such underwriter or underwriters with the principal amount of the debt securities purchased by such underwriter or underwriters.

•	Ownership of beneficial interests in a Global Note and the transfers of ownership will be effected only through records maintained by the Depository (with respect to participants), by the participants (with respect to indirect participants and certain beneficial owners) and by the indirect participants (with respect to all other beneficial owners). The laws of some states require that certain purchasers of securities take physical delivery in definitive form of securities they purchase. These laws may limit your ability to transfer beneficial interests in a Global Note.

So long as a nominee of the Depository is the registered owner of a Global Note, such nominee for all purposes will be considered the sole owner or holder of such debt securities under the indentures. Except as provided below, you will not be entitled to have debt securities registered in your name, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owner or holder thereof under the indentures.

Each person owning a beneficial interest in a Global Note must rely on the procedures of the Depository and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indentures. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in any Global Note desires to give or take any action which a holder is entitled to give or take under the indentures, the Depository would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through these participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

Redemption notices shall be sent to the Depository. If less than all of the debt securities within an issue are being redeemed, the Depository’s practice is to determine by lot the amount of the interest of each participant in such issue to be redeemed.

We will make payment of principal of, and interest on, debt securities represented by a Global Note to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note representing those debt securities. The Depository has advised us that upon receipt of any payment of principal of, or interest on, a Global Note, the Depository will immediately credit accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that Global Note, as shown in the records of the Depository. Standing instructions and customary practices will govern payments by participants to owners of beneficial interests in a Global Note held through those participants, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Those payments will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, the Trustee nor any of our respective agents will be responsible for any aspect of the records of the Depository, any nominee or any participant relating to, or payments made on account of, beneficial interests in a Global Note or for maintaining, supervising or reviewing any of the records of the Depository, any nominee or any participant relating to those beneficial interests.

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As described above, we will issue debt securities in definitive form in exchange for a Global Note only in the following situations:

•	if the Depository is at any time unwilling or unable to continue as depositary, defaults in the performance of its duties as depositary, ceases to be a clearing agency registered under the Exchange Act, and, in each case, a successor depositary is not appointed by us within 90 days after notice thereof, or

•	if, subject to the rules of the Depository, we choose to issue definitive debt securities.

In either instance, an owner of a beneficial interest in a Global Note will be entitled to have debt securities equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of debt securities in definitive form. Debt securities in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. We will maintain in the Borough of Manhattan, The City of New York, one or more offices or agencies where debt securities may be presented for payment and may be transferred or exchanged. You will not be charged a fee for any transfer or exchange of such debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Highly Leveraged Transaction

The general provisions of the indentures do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving GE that may adversely affect holders of the debt securities.

Subordination

Any subordinated debt securities issued under the subordinated note indenture will be subordinate and junior in right of payment to all Senior Debt of GE whether existing at the date of the subordinated note indenture or subsequently incurred. Upon any payment or distribution of assets of GE to creditors upon any:

•	liquidation;

•	dissolution;

•	winding-up;

•	receivership;

•	reorganization;

•	assignment for the benefit of creditors;

•	marshalling of assets;

•	bankruptcy, insolvency or similar proceedings of GE,

the holders of Senior Debt will first be entitled to receive payment in full of the principal of and premium, if any, and interest on such Senior Debt before the holders of the subordinated debt securities will be entitled to receive or retain any payment in respect of the principal of and any premium or interest on the subordinated debt securities.

Upon the acceleration of the maturity of any subordinated debt securities, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon, including any amounts due upon acceleration, before the holders of subordinated debt securities will be entitled to receive or retain any payment in respect of the principal (including redemption payments), or premium, if any, or interest on the subordinated debt securities.

No payments on account of principal (including redemption payments), or premium, if any, or interest, in respect of the subordinated debt securities may be made if:

•	there has occurred and is continuing a default in any payment with respect to Senior Debt; or

•	there has occurred and is continuing a default with respect to any Senior Debt resulting in the acceleration of the maturity thereof.

“Debt” means, with respect to any person:

•	all indebtedness of such person for borrowed money;

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•	all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	all obligations of such person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such person;

•	all obligations of such person to pay the deferred purchase price of property or services, but excluding accounts payable or any other indebtedness or monetary obligations to trade creditors arising in the ordinary course of business in connection with the acquisition of goods or services;

•	all capital lease obligations of such person;

•	all Debt of others secured by a lien on any asset by such person;

•	all Debt and dividends of others guaranteed by such person to the extent such Debt and dividends are guaranteed by such person; and

•	all obligations for claims in respect of derivative products.

“Senior Debt” means the principal of, and premium, if any, and interest on Debt of GE, whether created, incurred or assumed on, before or after the date of the subordinated note indenture, unless the instrument creating or evidencing the Debt provides that such Debt is subordinated to or pari passu with the subordinated debt securities.

The indentures place no limitation on the amount of additional Senior Debt that may be incurred by GE.

Notices

Holders will receive notices by mail at their addresses as they appear in the security register. (Section 106)

Title

We may treat the person in whose name a debt security is registered on the applicable record date as the owner of the debt security for all purposes, whether or not it is overdue. (Section 309)

Governing Law

New York law governs the indentures and the debt securities. (Section 112)

Regarding the Trustee

GE, our subsidiary General Electric Capital Corporation (“GECC”) and other affiliates of GE maintain various commercial and investment banking relationships with The Bank of New York Mellon and its affiliates in their ordinary course of business.

The Bank of New York Mellon acts as Trustee under (i) an Indenture with GE dated December 1, 2005, (ii) an Amended and Restated Indenture with GECC dated as of February 27, 1997, as supplemented and (iii) an Indenture for Subordinated Debt with GECC dated September 1, 2006. The Bank of New York Mellon also acts as Trustee under certain other indentures with GECC.

If an event of default occurs under the indentures and is continuing, the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs. The Trustee will become obligated to exercise any of its powers under the indentures at the request of any of the holders of any debt securities issued under the indentures only after those holders have offered the Trustee indemnity satisfactory to it.

If the Trustee becomes one of our creditors, its rights to obtain payment of claims in specified circumstances, or to realize for its own account on certain property received in respect of any such claim as security or otherwise will be limited under the terms of the indentures. (Section 613). The Trustee may engage in certain other transactions; however, if the Trustee acquires any conflicting interest (within the meaning specified under the Trust Indenture Act), it will be required to eliminate the conflict or resign. (Section 608)

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DESCRIPTION OF PREFERRED STOCK

Our Certificate of Incorporation, as amended, authorizes our Board of Directors, or the “Board,” to create and provide for the issuance of one or more series of preferred stock, par value $1.00 per share, without the approval of our shareholders. The Board can also determine the terms, including the designations, powers, preferences and rights (including conversion, voting and other rights) and the qualifications, limitations or restrictions, of any preferred stock. Currently, 50,000,000 shares of our capital stock are classified as preferred stock under our Certificate of Incorporation. As of February 25, 2013, we do not have any shares of preferred stock outstanding.

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DESCRIPTION OF COMMON STOCK

Set forth below is a description of the GE common stock. The following description of the GE common stock is a summary and is subject to the provisions of our Certificate of Incorporation, our by-laws and the relevant provisions of the law of the State of New York.

We are currently authorized to issue up to 13,200,000,000 shares of common stock, par value $0.06 per share. As of December 31, 2012, we had outstanding approximately 10,405,625,000 shares of our common stock.

Each share of GE common stock entitles the holder of record to one vote at all meetings of shareowners, and the votes are noncumulative. The GE common stock is not redeemable, has no subscription or conversion rights and does not entitle the holder to any preemptive rights.

Holders of the GE common stock are entitled to share ratably in any dividends and in any assets available for distribution on liquidation, dissolution or winding-up, subject to the preferential rights of the holders of any preferred stock that may be issued.

Dividends may be paid on the GE common stock out of funds legally available for dividends, when and if declared by GE’s board of directors.

Computershare is the transfer agent and registrar for the GE common stock.

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DESCRIPTION OF WARRANTS

We may issue warrants, in one or more series, for the purchase of debt securities or shares of our common stock, par value $0.06 per share. Warrants may be issued independently or together with our debt securities or common stock and may be attached to or separate from any offered securities. In addition to this summary, you should refer to the detailed provisions of the specific warrant agreement for complete terms of the warrants and the warrant agreement. Unless otherwise specified in a prospectus supplement accompanying this prospectus, each warrant agreement will be between GE and a banking institution organized under the laws of the United States or a state thereof as warrant agent. A form of warrant agreement will be filed with the SEC as an exhibit to the registration statement by post-effective amendment or a Current Report on Form 8-K.

The warrants will be evidenced by warrant certificates. Unless otherwise specified in the prospectus supplement, the warrant certificates may be traded separately from the debt securities or common stock, if any, with which the warrant certificates were issued. Warrant certificates may be exchanged for new warrant certificates of different denominations at the office of an agent that we will appoint. Until a warrant is exercised, the holder of a warrant does not have any of the rights of a holder of our debt securities or common stock and is not entitled to any payments on any debt securities or common stock issuable upon exercise of the warrants.

A prospectus supplement accompanying this prospectus relating to a particular series of warrants to issue debt securities or common stock will describe the terms of those warrants, including:

•	the title and the aggregate number of warrants;

•	the debt securities or common stock for which each warrant is exercisable;

•	the date or dates on which the right to exercise such warrants commence and expire;

•	the price or prices at which such warrants are exercisable;

•	the currency or currencies in which such warrants are exercisable;

•	the periods during which and places at which such warrants are exercisable;

•	the terms of any mandatory or optional call provisions;

•	the price or prices, if any, at which the warrants may be redeemed at the option of the holder or will be redeemed upon expiration;

•	the identity of the warrant agent; and

•	the exchanges, if any, on which such warrants may be listed.

You may exercise warrants by payment to our warrant agent of the exercise price, in each case in such currency or currencies as are specified in the warrant, and giving your identity and the number of warrants to be exercised. Once you pay our warrant agent and deliver the properly completed and executed warrant certificate to our warrant agent at the specified office, our warrant agent will, as soon as practicable, forward securities to you in authorized denominations or share amounts. If you exercise less than all of the warrants evidenced by your warrant certificate, you will be issued a new warrant certificate for the remaining amount of warrants.

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DESCRIPTION OF DELAYED DELIVERY CONTRACTS

We may issue delayed delivery contracts for the purchase or sale of our debt securities or equity securities or securities of third parties including any of our affiliates, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement.

We may issue delayed delivery contracts obligating holders to purchase from us, and obligating us to sell to holders, at a future date, a specified or varying number of securities at a purchase price, which may be based on a formula. Alternatively, we may issue delayed delivery contracts obligating us to purchase from holders, and obligating holders to sell to us, at a future date, a specified or varying number of securities at a purchase price, which may be based on a formula. We may satisfy our obligations, if any, with respect to any delayed delivery contract by delivering the subject securities or by delivering the cash value of such delayed delivery contract or the cash value of the property otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a delayed delivery contract.

The delayed delivery contracts may require us to make periodic payments to the holders thereof or vice versa, and these payments may be unsecured or prefunded and may be paid on a current or deferred basis. The delayed delivery contracts may require holders thereof to secure their obligations under the contracts in a specified manner to be described in the applicable prospectus supplement. Alternatively, delayed delivery contracts may require holders to satisfy their obligations thereunder when the delayed delivery contracts are issued as described in the applicable prospectus supplement.

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DESCRIPTION OF GUARANTEES

Any guarantees that we issue from time to time for the benefit of holders of specified underlying securities will include the following terms and conditions, plus any additional terms specified in the accompanying prospectus supplement.

A guarantee will provide that we unconditionally guarantee the due and punctual payment of the principal, interest (if any), premium (if any) and all other amounts due under the applicable underlying securities when the same shall become due and payable, whether at maturity, pursuant to mandatory or optional prepayments, by acceleration or otherwise, in each case after any applicable grace periods or notice requirements, according to the terms of the applicable underlying securities. Any guarantee shall be unconditional irrespective of the validity or enforceability of the applicable underlying security, any change or amendment thereto or any other circumstances that may otherwise constitute a legal or equitable discharge or defense of a guarantor. However, we will not waive presentment or demand of payment or notice with respect to the applicable underlying security unless otherwise provided in the accompanying prospectus supplement.

We shall be subrogated to all rights of the holders of the applicable underlying securities in respect of any amounts paid by us pursuant to the provisions of a guarantee, except to the extent otherwise stated in a prospectus supplement. The guarantee shall continue to be effective or reinstated, as the case may be, if at any time any payment made by the issuer of the applicable underlying security is rescinded or must otherwise be returned upon the insolvency, bankruptcy or reorganization of GE, the issuer of the applicable underlying security or otherwise.

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ERISA MATTERS

GE and its subsidiaries may provide services to many employee benefit plans, subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include assets of such plans (collectively, “Plans”). GE and any direct or indirect subsidiary of GE may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” under corresponding provisions of the Internal Revenue Code of 1986 (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). “Prohibited transactions” within the meaning of ERISA and the Code may result if any offered securities are acquired by a Plan as to which GE or any direct or indirect subsidiary of GE is a party in interest or disqualified person, unless such offered securities are acquired pursuant to an applicable exemption. There are a number of statutory exemptions to the prohibited transaction rules, including the service provider exemption provided by Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, which applies to certain transactions if the party in interest or disqualified person has such status solely due to its (or an affiliate’s) provision of services to the Plan and specified conditions are satisfied. In addition, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the offered securities. Five of those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). Accordingly, each purchaser and each transferee using the assets of a Plan subject to ERISA or Section 4975 of the Code to acquire the offered securities will be deemed to have represented that the acquisition and continued holding of the offered securities will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, either as a result of being covered by a statutory prohibited transaction exemption or a Department of Labor PTCE or otherwise.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or requirements (“Similar Laws”). Accordingly, each purchaser or holder of the offered securities shall be deemed to have represented that such purchase and holding is not prohibited under applicable Similar Laws or rules. Any employee benefit plan or other entity to which such provisions of ERISA, the Code or any Similar Laws apply proposing to acquire the offered securities should consult with its legal counsel. The sale of the offered securities to any Plan or entity is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans or entities generally or any particular Plan or entity, or that such an investment is appropriate for Plans and entities generally or any particular Plan or entity.

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus in any one or more of the following ways:

•	directly to investors, including through a specific bidding, auction or other process;

•	to investors through agents;

•	directly to agents;

•	to or through brokers or dealers;

•	to the public through underwriting syndicates led by one or more managing underwriters;

•	to one or more underwriters acting alone for resale to investors or to the public; and

•	through a combination of any such methods of sale.

Our common stock may be issued upon conversion of debt securities or preferred stock. Securities may also be issued upon exercise of warrants. We reserve the right to sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will, where applicable:

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•	describe the terms of the offering;

•	identify any underwriters, dealers or agents;

•	identify any managing underwriter or underwriters and the respective amounts of securities underwritten or purchased by them;

•	provide purchase price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. Transactions through brokers or dealers may include block trades in which brokers or dealers will attempt to sell securities as agent but may position and resell as principal to facilitate the transaction or in crosses, in which the same broker or dealer acts as agent on both sides of the trade. Any such dealer may be deemed an underwriter, as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”), of the securities offered and sold. The prospectus supplement will include the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

Offers to purchase securities may be solicited directly by us. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the applicable prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commissions payable for solicitation of those contracts.

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“At the Market” Offering

We may from time to time engage a firm to act as our agent for one or more offerings of our securities. We sometimes refer to this agent as our “offering agent.” If we reach an agreement with an offering agent with respect to a specific offering, including the number of securities and any minimum price below which sales may not be made, then the offering agent will try to sell such securities on the agreed terms. The offering agent could make sales in privately negotiated transactions or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the New York Stock Exchange, or sales made to or through a market maker other than on an exchange. The offering agent will be deemed to be an “underwriter” within the meaning of the Securities Act with respect to any sales effected through an “at the market” offering.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Derivative Transactions and Hedging

We, the underwriters or other agents may engage in derivative transactions involving the securities. These derivatives may consist of short sale transactions and other hedging activities. The underwriters or agents may acquire a long or short position in the securities, hold or resell securities acquired and purchase options or futures on the securities and other derivative instruments with returns linked to or related to changes in the price of the securities. In order to facilitate these derivative transactions, we may enter into security lending or repurchase agreements with the underwriters or agents. The underwriters or agents may effect the derivative transactions through sales of the securities to the public, including short sales, or by lending the securities in order to facilitate short sale transactions by others. The underwriters or agents may also use the securities purchased or borrowed from us or others (or, in the case of derivatives, securities received from us in settlement of those derivatives) to directly or indirectly settle sales of the securities or close out any related open borrowings of the securities.

Electronic Auctions

We may also make sales through the Internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the Internet (sometimes referred to as the “world wide web”) or other forms of electronic bidding or ordering systems for the pricing and allocation of such securities, you will want to pay particular attention to the description of that system we will provide in a prospectus supplement.

Such electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which such securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. For example, in the case of a debt security, the clearing spread could be indicated as a number of “basis points” above an index treasury note. Of course, many pricing methods can and may also be used.

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Upon completion of such an electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet or other electronic bidding process or auction.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from us. Underwriters, broker-dealers or agents may also receive compensation from the purchasers of securities for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular underwriter, broker-dealer or agent might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions. In effecting sales, broker-dealers engaged by us may arrange for other broker-dealers to participate in the resales.

Agents, underwriters and dealers may engage in transactions with, or perform services for, us and our respective subsidiaries in the ordinary course of business.

The place and time of delivery for the securities will be set forth in the accompanying prospectus supplement for such securities.

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VALIDITY OF THE SECURITIES

Unless otherwise specified in the prospectus supplement accompanying this prospectus, Gibson, Dunn & Crutcher LLP, New York, New York, will provide opinions regarding the authorization and validity of the securities for us, and certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of GE as of December 31, 2012 and December 31, 2011 and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

As discussed in Note 1 to the consolidated financial statements of GE, in 2010, GE changed its method of accounting for consolidation of variable interest entities.

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General Electric Company

2,777,625 Shares of Fixed-to-Floating Rate
Non-Cumulative Perpetual Preferred Stock,
Series A

2,072,525 Shares of Fixed-to-Floating Rate
Non-Cumulative Perpetual Preferred Stock,
Series B

1,094,100 Shares of Fixed-to-Floating Rate
Non-Cumulative Perpetual Preferred Stock,
Series C

PROSPECTUS
SUPPLEMENT

December 1, 2015